As filed with the Securities and Exchange Commission on January 6, 2026.

Registration Statement No. 333-292131

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________________

AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________

Invea Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

__________________________________

Delaware	2834	87-3198325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2614 Boston Post Road, Suite 33B
Guilford, Connecticut 06437
(203) 643-8002
(Address, including zip code, and telephone number of registrant’s principal executive offices)

__________________________________

Krishnan Nandabalan, Ph.D.
Chief Executive Officer and Chairman
Invea Therapeutics, Inc.
2614 Boston Post Road, Suite 33B
Guilford, Connecticut 06437
(203) 643 8002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________

Copies to:

Merrill M. Kraines Todd Kornfeld McDermott Will & Schulte LLP One Vanderbilt Avenue New York, New York 10017-3852 Tel: +1.212.547.5616	Oded Har-Even Ron Ben-Bassat Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: +1.212.660.3000

__________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary prospectus	Subject to Completion	Dated JANUARY 6, 2026

3,200,000 Shares
Common Stock

Invea Therapeutics, Inc.

This is a firm commitment initial public offering of 3,200,000 shares of common stock, par value $0.0001 per share, of Invea Therapeutics, Inc. The anticipated initial public offering price will be between $10.00 and $12.00 per share of common stock. The number of shares of common stock offered hereby is based upon an assumed public offering price of $11.00 per share of common stock, the midpoint of such estimated price range. For a discussion of the factors to be considered in determining the initial public offering price of the common stock, see the section titled “Underwriting”.

Prior to this offering, there has been no public market for our shares of common stock. We have applied to list our shares of common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol “INAI.” It is a condition to the closing of this offering that our shares of common stock shall have been approved for listing on Nasdaq. No assurance can be given that our application will be approved or that trading will develop. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our shares of common stock on Nasdaq, we will not complete this offering.

We are both an “emerging growth company”, as defined in the Jumpstart Our Business Startup Act of 2012, or the JOBS Act, and a “smaller reporting company” under the U.S. federal securities laws and are subject to reduced public company reporting requirements. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company” for further information.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 23 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)      The underwriting discount does not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” for additional information regarding underwriters’ compensation. We have also agreed to issue to the representative of the underwriters warrants to purchase an aggregate of up to 160,000 shares of our common stock (or up to 184,000 shares if the underwriter exercises their over-allotment option in full) based on the assumed public offering price (representing 5.0% of the total number of shares of common stock sold in this offering, including any shares of common stock sold upon exercise of the representative of the underwriters’ over-allotment option, if any).

We have granted a 45-day option to the representative of the underwriters to purchase up to an additional 480,000 shares of common stock, solely for the purpose of covering over-allotments, if any.

The underwriters expect to deliver the shares of common stock on or about            , 2026.

ThinkEquity

The date of this prospectus is             , 2026

Invea therapeutics
INFLAMMATION THERAPIES
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DEDICATED TO DEVELOPING INNOVATIVE SMALL MOLECULE ORAL THERAPIES FOR IMMUNE-MEDIATED INFLAMMATORY DISEASES

Using Artificial Intelligence, Machine Learning, and Generative AI to Decode the Mechanisms that Drive Chronic Inflammation

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations that is different from what is contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses we may authorize to be delivered or made available to you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock, and are seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus or in any free writing prospectus is accurate only as of the date on the front of this prospectus or such free writing prospectus, as applicable, regardless of the time of delivery of this prospectus or such free writing prospectus, as applicable, or of any sale of our shares of common stock. Our business, financial condition, results of operations, and prospectus may have changed since the date on the front cover of this prospectus.

For investors outside of the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

The terms “dollar”, “U.S. dollar”, “USD” or “$” refer to United States dollars, the lawful currency of the United States of America. All references to “shares” or “shares of common stock” in this prospectus refer to our shares of our common stock, par value $0.0001 per share.

We have made rounding adjustments to some of the figures included in this prospectus.

Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

TRADEMARKS

All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that we or their respective owners will not assert, to the fullest extent under applicable law, our or their rights thereto.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Special Note Regarding Forward-Looking Statements,” and our financial statements and related notes included elsewhere in this prospectus. Unless the context requires otherwise, references in this prospectus to “Invea,” the “Company,” “we,” “us,” and “our” refer to Invea Therapeutics, Inc.

Company Overview

We are a biotechnology company seeking to develop oral, small-molecule therapies for immune-mediated inflammatory diseases, or IMIDs. IMIDs are a diverse group of conditions — including skin or cutaneous inflammatory diseases such as chronic urticaria (commonly known as hives), atopic dermatitis, and prurigo nodularis; joint or rheumatologic and connective tissue disorders, such as rheumatoid arthritis and systemic lupus erythematosus; gut or gastrointestinal diseases, such as inflammatory bowel disease, including Crohn’s disease and ulcerative colitis; lung or respiratory and allergic airway conditions, such as asthma and allergic rhinitis; and autoimmune neurological diseases such as multiple sclerosis — that could result from an imbalanced or dysregulated immune response leading to chronic, multi-system or organ inflammation. Current treatments are often injectable biologics or broad immunosuppressants with safety, convenience and/or cost limitations. Our goal is to develop safe, effective, and convenient oral small molecule therapies that not only reduce inflammation, but also enhance quality of life, and potentially help achieve long-term disease remission.

We currently have two product candidates, including INVA8001, which we plan to advance into Phase 2a clinical development in the European Union, or EU, for chronic inducible urticaria, a debilitating skin condition. We intend to submit a clinical trial application, or CTA, to the competent authorities of the relevant EU member states in the second half of 2026. Subject to clearance of a CTA by the competent authorities of the relevant European Union member states, we plan to initiate a Phase 2a trial for INVA8001 in the EU shortly thereafter. It is intended that we will conduct the trial at the Fraunhofer Society for the Advancement of Applied Research e.V. c/o Charité — University Medicine Berlin, Berlin, Germany, or Fraunhofer Society for the Advancement of Applied Research. We selected the EU to leverage standardized, objective provocation testing using TempTest®, a quantitative tool used to diagnose and induce chronic inducible urticaria under controlled clinical conditions, CE (Conformité Européenne)-marked, and therefore cleared for use in the EU (but not cleared or approved by the United States Food and Drug Administration, or the U.S. FDA), which we believe will enable objective, reproducible endpoints and a higher-confidence assessment of pharmacologic effect. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand development of INVA8001 into chronic spontaneous urticaria (the second major form of chronic urticaria), prurigo nodularis, and atopic dermatitis as potential future indications in the United States, or U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing. Our second candidate, INVA8003, is in pre-clinical early-stage development with potential applications across multiple IMIDs. If approved by the relevant regulatory authorities, we believe these two product candidates could potentially transform the treatment of several IMIDs with unmet needs. Our current product candidates were identified using the AlphaMeld® Platform, or the AlphaMeld Platform, a technology enabled drug discovery platform described below.

Our goal is to utilize the AlphaMeld Platform, which integrates artificial intelligence, or AI, machine learning, or ML, and generative AI, or GenAI, for drug discovery, together with our team’s expertise, to identify and develop safe, effective, and convenient oral small molecule therapies. We believe that a technology-driven approach will enable us to analyze extensive biological datasets, uncover new disease connections, and identify pathways that potentially contribute to inflammation across multiple IMIDs. This belief is based on our internal research, as well as on published third-party studies that have demonstrated how advanced computational tools can expedite earlier-stage hypothesis generation. However, our approach has not yet been clinically validated, no product candidates discovered using our approach have received regulatory approval to date, and our approach has not yet generated any product revenue. The AlphaMeld Platform has not been clinically validated, and no product candidates identified using this platform by any organization have been successfully developed, approved by the U.S. FDA or any foreign drug regulator, or have been commercialized. Our potential future reliance on this platform as a key component of our discovery strategy to identify and nominate additional candidates to our pipeline may not result in any successful product candidate identification or development.

We are still in the early stages of applying AlphaMeld’s AI, ML, and GenAI to drug discovery and have a limited operating history. We have not yet initiated or conducted clinical trials on any product candidates, have not yet generated any product revenue, and our use of AI and associated technologies including the AlphaMeld Platform has not been clinically validated. To date, none of our product candidates identified using these technologies have been successfully developed or received regulatory approval, and we may be unsuccessful in developing or commercializing any product candidates.

We license the AlphaMeld Platform from our parent company, InveniAI LLC, or InveniAI or our Parent. See “Prospectus Summary — Our Approach — Our AI-, ML-, and GenAI-Driven Portfolio” and “Business — Our Approach — Our AI-, ML-, and GenAI-Driven Portfolio” for additional information.

Our lead product candidate, INVA8001, which was identified using the AlphaMeld Platform, is an oral, small-molecule chymase inhibitor designed to selectively target mast cell-driven inflammation, a key driver of multiple IMIDs. Mast cells play a pivotal role in allergic and inflammatory responses, and their development, survival, and proliferation are critically dependent on a particular pathway known as the SCF-c-KIT signaling pathway. Stem cell factor, or SCF, exists in two isoforms — SCF220 (a short form essential for maintaining normal blood cell production, or hematopoiesis, and tissue balance, contributing to homeostasis) and SCF248 (a long form that drives mast cell proliferation). Much like a lock (the c-KIT receptor) and key (the SCF ligand), SCF248 is located on the membrane of mast cells and is activated and released by chymase, an enzyme produced by mast cells that triggers inflammation. Once released, the soluble form of SCF248 binds to the c-KIT receptor on mast cells, initiating intracellular signaling that regulates mast cell survival and proliferation. However, in certain pathological or inflammatory settings, heightened SCF-c-KIT activity may drive excessive mast cell proliferation, accumulation and overactivation, exacerbating inflammation and tissue damage seen in IMIDs. Since the c-KIT receptor is expressed on multiple cell types, including melanocytes (pigment-producing skin cells), hematopoietic stem cells (which give rise to blood cells), germ cells (spermatogonia and ovarian follicle cells involved in reproduction), activated CD8+ T cells, certain epithelial cells, dendritic cells, eosinophils, group 2 innate lymphoid cells, interstitial cells of Cajal, and taste cells, broad c-KIT inhibition has been associated with significant safety concerns including neutropenia, hair color changes, loss of taste and skin hypopigmentation. We believe that therapeutic strategies aimed at modulating the SCF248 ligand to dampen the SCF248-c-KIT pathway could provide greater selectivity for mast cells and potentially mitigate a number of mast cell-driven diseases, offering a potentially novel, safer approach for the treatment of allergic and inflammatory conditions. Unlike c-KIT inhibitors that indiscriminately block SCF-c-KIT signaling, we believe that INVA8001 selectively targets the chymase-SCF248-c-KIT axis on mast cells, sparing SCF220-c-KIT-mediated functions necessary for normal cell homeostasis.

Chymase, the target of INVA8001, is a protease predominantly secreted by mast cells that amplifies the SCF248-c-KIT signaling pathway, in a positive feedback loop, leading to more chymase production and further enhancing mast cell survival and proliferation via activation of SCF248. By disrupting the cycle, we expect INVA8001 to dampen mast cell proliferation while maintaining critical c-KIT functions in other cell types that express the c-KIT receptor, which we believe reduces the risk of systemic side effects and provides a novel approach for the treatment of IMIDs and their related allergic and inflammatory conditions. We in-licensed INVA8001 (formerly ASB17061) from Daiichi Sankyo Company, Limited, or Daiichi Sankyo. The mechanism of action of INVA8001 has not been validated in clinical trials, but the SCF-c-KIT pathway has been shown by third parties to be relevant. We intend to submit a CTA to the competent authorities of the relevant EU member states in the second half of 2026. Subject to clearance of a CTA by the competent authorities of the relevant EU member states, we plan to initiate a Phase 2a clinical trial for INVA8001 in chronic inducible urticaria shortly thereafter. It is uncertain that submission of a CTA will result in EU regulatory authorities allowing this proposed clinical trial to begin on a timely basis, or at all. While a CTA for INVA8001 in chronic inducible urticaria has not yet been submitted, we are preparing for submission and recognize that timelines and feedback from EU regulatory authorities may evolve, including potential requests for additional nonclinical or clinical studies to support trial initiation. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand the development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing.

INVA8003, our second product candidate, which was also identified using the AlphaMeld Platform, was designed and optimized for its molecular structure and therapeutic potential using AI, as a novel, oral, small-molecule inhibitor that targets a key adaptor protein known as apoptosis-associated speck-like protein containing a caspase activation and recruitment domain, or ASC, which is essential for assembling and activating inflammasomes. Inflammasomes are multiprotein complexes in immune cells that respond to tissue damage or infection by triggering inflammatory pathways and are believed to drive inflammation in several IMIDs. By inhibiting ASC, we believe that INVA8003 may disrupt these inflammasomes and potentially provide a targeted therapeutic approach for treating a range of diseases across several therapeutic areas, including metabolic disorders such as obesity, gut diseases (such as inflammatory bowel disease and pancreatitis), skin conditions (such as psoriasis and vitiligo), and lung diseases (such as asthma). In 2026, we plan to initiate investigational new drug, or IND, enabling studies, as required by the U.S. FDA, starting with an animal proof-of-concept study in an obesity model. In addition, we plan to prioritize a second indication for which an injectable biologic therapy, known as an interleukin-1β, or IL-1β, inhibitor, is already approved, which we believe may allow us to leverage established clinical insights and regulatory pathways for this common therapeutic target in inflammation, and to conduct an appropriate animal proof-of-concept study in that indication. Given the limitations of biologic therapies, a small-molecule treatment like INVA8003 could, if successfully developed and approved by regulatory authorities, offer advantages such as oral administration, potential safety benefits, ease of use, and broader patient accessibility. However, based on our internal research, while there are several therapies under investigation, no product candidate targeting inflammasomes has been successfully developed to date, and the mechanism of action of INVA8003 has not been validated in clinical trials. Our future development efforts, including planned IND-enabling and GLP toxicology studies, remain subject to significant risks and uncertainties and will require additional future financing to complete, and there can be no assurance that INVA8003 will ultimately receive regulatory approval or achieve commercial success.

The prevalence of IMIDs is significant, impacting multiple organ systems and diverse patient populations. IMIDs can be broadly categorized into cutaneous inflammatory diseases (such as chronic urticaria, atopic dermatitis, and prurigo nodularis), rheumatologic and connective tissue disorders (including rheumatoid arthritis and systemic lupus erythematosus), gastrointestinal inflammatory diseases (such as inflammatory bowel disease, including Crohn’s disease and ulcerative colitis), respiratory and allergic airway conditions (including asthma and allergic rhinitis), and autoimmune neurological diseases (such as multiple sclerosis). Based on publicly available research, we estimate that approximately 200 – 500 million individuals worldwide and approximately 64 million individuals in the U.S. are living with a commonly known IMID. We estimate that approximately 81 million individuals worldwide, approximately 1.5 million individuals in the U.S. and approximately 3.0 million individuals in the EU are living with chronic urticaria. A defining feature of many IMIDs is the dysregulation of an inflammatory response, which can progress from chronic inflammation and over time can change the way tissues are built, causing them to thicken or develop scar tissue — a process known as tissue remodeling and fibrosis. Effectively targeting and correcting this underlying immune dysregulation may present a significant opportunity to develop novel and potentially transformative treatments for IMIDs. We seek to identify key pathways and targets associated with IMIDs through the use of our parent company InveniAI’s AlphaMeld Platform that integrates AI, ML-based algorithms, GenAI, with manually curated frameworks that define and categorize relationships between biological concepts (ontologies). By using the AlphaMeld Platform to analyze the role of entities such as genes (targets), drugs, diseases, symptoms and bioprocesses, we have generated IMID-focused target-drug-disease networks to identify key entities, relationships between entities and the directionality of cause and effect to derive meaningful associations. The AlphaMeld Platform has not been clinically validated, and as yet no product candidates identified using this platform have been successfully developed, approved by the U.S. FDA or commercialized.

While many IMIDs share certain common harmful or immunopathological mechanisms, they differ in the type of immune cells involved. According to our research, treatment options for IMIDs have historically relied heavily on glucocorticoids to manage inflammation. More recently, the landscape has been dominated by injectable biologic agents — such as cytokine-blockade therapies and tumor necrosis factor (TNF) inhibitors — as well as select oral small-molecule therapies, including kinase inhibitors and immunomodulators. We believe that in general, these treatments may carry significant limitations, including safety issues (often accompanied by “black box” warnings), risk of infection, inadequate or waning response, immunogenicity, resistance with chronic use, withdrawal/rebound, compliance challenges due to inconvenient or invasive dosing regimens, and high cost — especially for biologics. Additionally, we believe that both biologics and many small molecules may also result in broad immune suppression, leaving many patients with few or ineffective options. We believe that the current landscape remains constrained by an incomplete understanding of the complex pathways driving immune dysfunction, and that there is a continued unmet need for oral, safe, and effective small-molecule therapies for IMIDs.

Our Pipeline

We believe our product candidates have the potential to be compelling treatment options for several IMIDs. The image below demonstrates our development pipeline of IMIDs therapies and anticipated milestones.

____________

*        All previous clinical trials of INVA8001 were conducted by Daiichi Sankyo. We have not completed any clinical trials of INVA8001 to date and have not yet obtained regulatory clearance to initiate clinical development. We intend to rely on the data collected from Daiichi Sankyo’s trials to obtain regulatory clearance to initiate clinical development in chronic urticaria. We have had no interactions with the European Medicinal Agency, or EMA, and therefore cannot be certain whether additional nonclinical or clinical studies will be required until we file and receive clearance of a CTA from the relevant EU authorities to initiate clinical development in chronic inducible urticaria. For additional information, see “— Historical Development of INVA8001 —”.

INVA8001

Our lead product candidate, INVA8001, is an oral, small-molecule, highly selective, and potent chymase inhibitor designed to target mast cell-driven inflammation in immune mediated inflammatory diseases. Mast cells, a type of immune cell, play a crucial role in epithelial function, tissue integrity, and immune responses, particularly in allergic reactions and pathogen defense. They are found in connective tissues throughout the body, including the skin, gastrointestinal tract and liver. Mast cells contain cytoplasmic granules rich in histamine, heparin, chymase, and various cytokines, which are released in response to stimuli through a process called degranulation, driving inflammation and immune-response signaling. Mast cell survival and proliferation is dependent on a signaling pathway known as the SCF-c-KIT signaling axis. SCF exists in two isoforms — SCF220 (a short form essential for maintaining normal blood cell production, or hematopoiesis, and tissue balance, contributing to homeostasis) and SCF248 (a long form that drives mast cell proliferation). Chymase, a serine protease released upon mast cell degranulation, plays a central role in this signaling pathway and in mast cell survival and proliferation. It selectively cleaves and activates membrane-bound long-form SCF248, converting it into a soluble form that subsequently binds to c-KIT, a tyrosine kinase receptor expressed on the surface of mast cells. This interaction activates SCF-c-KIT signaling, which promotes mast cell survival and proliferation, creating a positive feedback loop that perpetuates chronic inflammation in several IMIDs. We expect that INVA8001 would disrupt this pathway by inhibiting chymase, thereby preventing the activation and release of the soluble form of SCF248 and its subsequent binding to c-KIT. By selectively dampening mast cell proliferation while preserving normal c-KIT functions in other cell types, INVA8001 aims to reduce mast cell-driven inflammation while minimizing systemic side effects. Since the c-KIT receptor is expressed on multiple cell types, including melanocytes (pigment-producing skin cells), hematopoietic stem cells (which give rise to blood cells), and germ cells (spermatogonia and ovarian follicle cells involved in reproduction), among others, broad c-KIT inhibition has been associated with significant safety concerns including neutropenia, hair color changes, loss of taste and skin hypopigmentation. We believe that therapeutic strategies aimed at modulating the SCF248 ligand, rather than directly inhibiting c-KIT, could provide greater selectivity for mast cells and potentially mitigate a number of mast cell-driven diseases, offering a novel and potentially safer approach for the treatment of allergic and inflammatory conditions. Unlike broad-acting c-KIT inhibitors, which indiscriminately block both SCF isoforms, we believe INVA8001 selectively targets the chymase-SCF248-c-KIT axis on mast cells, sparing SCF220-c-KIT-mediated functions necessary for normal cell homeostasis while lowering inflammation and minimizing off-target effects on essential cell types. We believe this selectivity differentiates INVA8001 from traditional c-KIT inhibitors and broad-acting immune suppressants, potentially positioning it as a well-tolerated, oral small-molecule alternative for IMID treatment.

We in-licensed INVA8001 from Daiichi Sankyo in September 2021. INVA8001 has undergone preclinical and clinical testing for use in the treatment of atopic dermatitis, and has demonstrated a well characterized pharmacokinetic, or PK, profile and was well-tolerated in a single ascending dose, or SAD, trial, a multiple ascending dose, or MAD, trial, and a Phase 2 clinical trial conducted by Daiichi Sankyo. All previous clinical trials of INVA8001 were conducted by Daiichi Sankyo in the United States, and we have not initiated any clinical trials for INVA8001 to date. While Daiichi Sankyo’s Phase 2 trial in atopic dermatitis did not meet the primary efficacy endpoints, we have closely analyzed the Phase 2 trial data, the proposed mechanism of action, and its relevance, and we believe that we have identified potential gaps in INVA8001’s trial design. INVA8001 may fail to meet all endpoints in our planned clinical trials, as well, despite changes in the clinical trial design, dose and dosing regimen.

Preclinically, Daiichi Sankyo evaluated the efficacy of INVA8001 in attenuating chymase-mediated cleavage of both recombinant murine and human SCF165. In this proof-of mechanism study, INVA8001 was tested at varying concentrations and INVA8001 dose dependently inhibited the chymase-mediated cleavage of both murine and human SCF, preventing the formation of active c-KIT ligand (the soluble form of SCF). To further support our development strategy, we conducted two additional proof-of-mechanism studies: an in vitro human donor mast cell assay, evaluating INVA8001’s effect on mast-cell activation and degranulation and an in vivo study using an Mdr2 knockout mouse model with elevated mast cells in the liver.

In the in vitro human mast cell assay conducted at the Fraunhofer Society for the Advancement of Applied Research, freshly isolated primary human skin mast cells from a breast tissue sample were passively sensitized with IgE (immunoglobulin E, a type of antibody) and stimulated with anti-IgE to trigger activation and degranulation. INVA8001’s effects were assessed using clinically recognized readouts — chymase activity, percent CD63+ surface expression (mast-cell activation), and tryptase concentration — and benchmarked against two reference agents (comparators): chymostatin (a non-specific chymase inhibitor; tool compound) and a commercially available anti-c-KIT antibody (mechanism control). Assay controls included a negative control (IgE-sensitized, unstimulated cells) and a positive control (IgE-sensitized, anti-IgE, stimulated cells). INVA8001 resulted in approximately 100% inhibition of chymase activity, an approximately 82% reduction in mast-cell activation (CD63+ cells), and an approximately 95% reduction in tryptase concentration (pg/mL). By comparison, chymostatin resulted in an approximately 71% reduction in chymase activity, no change in mast-cell activation (CD63+ cells), and an approximately 24% reduction in tryptase concentration (pg/mL). The anti-c-KIT antibody produced no meaningful changes in these endpoints.

In the in vivo study, conducted at Indiana University (Bloomington, Indiana), we used an Mdr2 knockout mouse model, which exhibits elevated hepatic mast-cell accumulation, to evaluate the effect of chronic dosing of INVA8001 on mast-cell proliferation and its markers. INVA8001 was administered intraperitoneally at 10 mg/kg or 20 mg/kg for two weeks. Treatment with INVA8001 reduced hepatic mRNA expression of the high-affinity IgE receptor, or FcεRI, and mucosal mast-cell protease-1, or Mcpt1, at both doses. Histological assessment also showed substantial accumulation of tryptase, or Tpsb2 – positive cells in model controls using immuno-histochemistry, whereas INVA8001 at 20 mg/kg resulted in an approximately 72% reduction in tryptase-positive mast cells.

We intend to submit a CTA to the competent authorities of the relevant EU member states in the second half of 2026. Subject to clearance of a CTA, for which there is no assurance, by the competent authorities of the relevant EU member states, we plan to initiate a Phase 2a trial for INVA8001 in the EU shortly thereafter. We selected the EU to leverage standardized, objective provocation testing using TempTest®, a quantitative tool used to diagnose and induce chronic inducible urticaria under controlled clinical conditions, CE (Conformité Européenne)-marked, and therefore cleared for use in the EU (but not cleared or approved by the U.S. FDA), enabling objective, reproducible endpoints and a higher-confidence assessment of pharmacologic effect. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing. This development strategy aligns with other third-party companies conducting similar studies in chronic inducible urticaria. It is intended that the study will be conducted at the Fraunhofer Society for the Advancement of Applied Research to evaluate patients over 12 weeks with a placebo and two active treatment arms at 50 mg twice daily, or BID, and 75 mg BID. The trial will assess biomarkers, including chymase, tryptase, and SCF levels, as well as mast cell count, and will evaluate efficacy response through provocative testing outcomes (partial, complete, or no response), pruritus patient-reported outcomes, or PRO, pharmacokinetics, and safety. We believe that these assessments will allow us to demonstrate safety and efficacy to validate INVA8001’s therapeutic potential in mast cell-driven IMIDs. While a CTA has not yet been submitted, we are preparing for submission and recognize that timelines and feedback from EU regulatory authorities may evolve, including potential requests for additional nonclinical or clinical information to support trial initiation. Therefore, it is uncertain that submission of a CTA will result in EU regulatory authorities allowing clinical trials to begin on a timely basis, or at all. We believe that INVA8001 potentially offers an oral, small-molecule potentially safer alternative with a convenient dosing regimen compared to current standard-of-care treatments.

Current Treatment Options and Limitations

Current chronic urticaria treatment guidelines recommend that first-line treatment should be managed with second-generation antihistamines to provide hive and itch symptom control and the avoidance of triggers (e.g., cold, food additives, stress, infections, etc.). For those patients whose symptoms remain uncontrolled following first-line therapy, second-line treatment includes one or more of the following: elevated doses of second-generation antihistamines, the addition of another second-generation antihistamine, an H2 antagonist that blocks the action of histamine at the histamine H₂ receptors, a leukotriene receptor antagonist (anti-inflammatory drugs) and a first-generation antihistamine. Based on published studies, approximately 50% of patients achieve effective symptom relief with standard-dose antihistamines. Those whose chronic urticaria remains uncontrolled following the second-line therapy can advance to additional treatments, which can include injectable biologics, such as omalizumab and dupilumab, and oral agents such as remibrutinib, and cyclosporin or other anti-inflammatory or immunosuppressant agents. For refractory patients, response rates remain limited, with omalizumab having a widely varying complete response rate that may be as low as 26%. As a result, we believe that there remains an unmet medical need for an oral, long-term safe and effective treatment for chronic urticaria.

INVA8003

Our second product candidate, INVA8003, was designed and optimized for its molecular structure and therapeutic potential using AI, as a novel, oral, small-molecule inhibitor of ASC, a critical adaptor protein that facilitates the assembly and activation of various inflammasomes which are key mediators that drive inflammatory responses and cell death. Dysregulated inflammasome activation has been implicated in chronic inflammatory diseases, making inflammasome inhibition a promising therapeutic approach for IMIDs. There are several types of inflammasomes, including NOD-like receptors, or NLRs, comprising of inflammasomes such as NLRP1, NLRP3, NLRP6, NLRP7, NLRP12, and NLRC4, as well as AIM2-like receptors, or ALRs, and the pyrin inflammasome. By inhibiting ASC, INVA8003 aims to modulate inflammasome-driven inflammation, offering a targeted approach that we believe has the potential to address the underlying immunopathology of chronic inflammation across several IMIDs. Prior efforts to develop NLR inflammasome inhibitors, have predominantly focused on NLRP3 and its ATP-binding regions that are also common across different proteins involved in normal human physiological functions, raising potential concerns about tolerability and off-target effects. Instead, our approach targets protein-protein interactions, which we believe may offer a better-tolerated alternative. Additionally, therapies targeting NLRP3 alone may have limited therapeutic efficacy and may be insufficient to fully inhibit the inflammatory response in IMIDs. INVA8003 is designed to potentially provide a broader therapeutic window by targeting ASC, a common adaptor protein that is involved in the activation of multiple inflammasomes beyond NLRP3. By inhibiting ASC, we believe that INVA8003 has the potential for broad applicability, and we have identified several IMIDs that we believe could benefit from this more targeted approach.

Potential indications under consideration for INVA8003

In 2026, we plan to initiate IND-enabling studies, as required by the U.S. FDA, starting with an animal proof-of-concept study in an obesity model. In addition, we plan to prioritize a second indication for which an injectable biologic IL-1β, inhibitor, is already approved, which we believe may allow us to leverage established clinical insights and regulatory pathways for this common therapeutic target in inflammation, and to conduct an appropriate animal proof-of-concept study in that indication. Given the limitations of biologics, a small-molecule inhibitor in the indication we identify could potentially offer advantages such as safety, ease of administration, and broader patient accessibility. Based on our knowledge, no other product candidate specifically designed to target inflammasome activation has been approved for commercial use to date, and the INVA8003 mechanism of action has not been validated.

While INVA8003 was designed and optimized for its molecular structure and therapeutic potential using AI as a targeted approach to inhibit the ASC dimerization process and protein-protein interaction specific to inflammasome assembly and believe it may offer a potentially better tolerated approach by avoiding binding pockets that are common across different proteins involved in normal human physiological functions, which were the target of prior attempts at designing NLRP3 inflammasome inhibitors, we will need to conduct lengthy and expensive preclinical studies and eventually clinical trials on INVA8003 and there can be no guarantee that we will achieve the results we anticipate.

Intellectual Property

We hold development and commercialization rights to our pipeline and product candidates. Our product candidates are protected through exclusive intellectual property rights, including filed and issued patents covering composition of matter, dose, dosing regimen, methods of treatment, and formulation. We have rights to a total of sixteen patent applications and patents. We exclusively licensed five issued patents for INVA8001 from Daiichi Sankyo. We also own eleven pending patent applications, including one U.S. pending provisional patent application, one pending international Patent Cooperation Treaty, or PCT, application, and nine pending non-provisional applications in the U.S. and certain foreign jurisdictions pertaining to both INVA8001 and INVA8003. The in-licensed granted U.S. patent covering INVA8001 is expected to expire in 2030, though we may be eligible for a patent term extension of up to five years. Additionally, we have in-licensed patents in Japan and countries within the European Patent Convention (Germany, France, and Great Britain), all of which have comparable expirations in 2030 without extensions of patent terms. Patent applications covering methods of using INVA8001 have also been filed and are currently pending in Canada, the EU, Japan, and the U.S, with potential patents, if granted, expected to expire in 2043. In addition, a PCT application covering certain dosing regimens, formulations, and methods of use for INVA8001 has been filed and is currently pending, with potential patents, if granted, expected to expire in 2045. Finally, patent applications covering the composition of INVA8003 have been filed and are currently pending in Canada, China, the EU, Japan, and the U.S., with potential patents, if granted, expected to expire in 2043 without patent term extension. A provisional application relating to INVA8003 was recently filed in 2025, with potential patents, if granted, expected to expire in 2046 without patent term extension.

Our Approach

Immune-Mediated Inflammatory Diseases

Immune-mediated inflammatory diseases encompass a diverse group of conditions characterized by dysregulated immune responses that lead to chronic, multi-system, and organ inflammation. These diseases impose a significant global healthcare burden, affecting millions of patients across multiple organ systems and diverse populations. IMIDs are often chronic, requiring long-term treatment strategies that can be both costly and complex, underscoring the need for novel, more effective, and accessible therapeutic options. IMIDs can be broadly categorized into several key areas:

Cutaneous inflammatory diseases (such as chronic urticaria, atopic dermatitis, and prurigo nodularis), which may significantly impact quality of life due to persistent skin inflammation and severe itching.

Rheumatologic and connective tissue disorders (including rheumatoid arthritis and systemic lupus erythematosus), which may cause progressive joint and systemic damage, potentially leading to disability and increased healthcare costs.

Gastrointestinal inflammatory diseases (including eosinophilic gastrointestinal diseases such as eosinophilic esophagitis, eosinophilic gastritis, inflammatory bowel disease, including Crohn’s disease, and ulcerative colitis), which may result in chronic gastrointestinal inflammation and complications potentially requiring surgical intervention in severe cases.

Respiratory and allergic airway conditions (such as asthma and allergic rhinitis), which may involve persistent airway inflammation potentially leading to significant morbidity and healthcare utilization.

Autoimmune neurological diseases (such as multiple sclerosis), where chronic inflammation and immune-mediated demyelination may result in progressive neurological dysfunction.

Based on publicly available research on the estimated population affected by each of these commonly known IMIDs, we estimate approximately 200 – 500 million individuals worldwide and approximately 64 million individuals in the U.S. are living with a commonly known IMID. Furthermore, those already affected by an IMID face an increased risk of developing another IMID. As the global population continues to age, the prevalence of IMIDs is projected to rise further. Treatment options for IMIDs have historically relied heavily on glucocorticoids to manage inflammation and are not an option for long-term treatment due to adverse events, limited efficacy and poor compliance. More recent advances, have led to the development of immune-targeted therapeutics, such as biological agents (cytokine blockade therapies and tumor necrosis factor, or TNF, inhibitors) and small molecule-based therapies (kinase inhibitors and immunomodulators). While small molecules and biologics which are currently used for the treatment of various IMIDs have significantly advanced the management of these conditions, they also have significant disadvantages, including:

•        Safety Issues.    Oral treatments include black box warnings such as increase in malignancy, adverse cardiovascular events, blood clots and serious infections. Biologics have known side effects such as lymphoma, serious infections, neutropenia, hair color changes, loss of taste, and hypopigmentation.

•        Inadequate Response.    Patients may see partial or no response. Patients may also develop resistance caused by long-term use.

•        Immunogenicity.    Biologic treatments may generate anti-drug-antibodies, which could counteract the therapeutic effects of the treatment, lead to resistance and, in rare cases, induce adverse reactions.

•        Withdrawal/Rebound.    Long term continuous or inappropriate use of topical treatments can result in the development of rebound flares after stopping treatment, such as erythematoedematous and papulopustular.

•        Compliance.    Inconvenient or invasive dosing regimens seen with the strict and often tedious application regimens of topical treatments and a commitment to a biweekly protocol for injectable administration of biologics often result in poor patient compliance.

•        High Cost.    Long term treatment requirements for the majority of IMIDs, especially biologics, resulting in a high healthcare burden.

We believe that there continues to be an unmet need for oral, safe and effective small molecule therapies for the treatment of IMIDs.

Our AI-, ML-, and GenAI-Driven Portfolio

We aim to develop oral, safe and effective small molecule therapies that target common IMID pathways involved in the initiation and progression of an inflammatory response, from inflammasome activation to matrix remodeling and fibrosis. The inflammatory process has several components, including inflammatory inducers, sensors, mediators and the tissues that are ultimately affected. Each component follows multiple pathways activated by specific stimuli, such as pathogens or allergens. Targeting and correcting a dysregulated inflammatory response to effectively address IMIDs may present a significant opportunity to develop novel and potentially transformative treatments. We believe that the lack of an in-depth understanding of the immune-pathophysiological mechanisms underlying immune-mediated inflammation has restricted therapeutic options for several IMIDs to merely symptomatic interventions, with limited effectiveness.

We seek to leverage our expertise together with the AlphaMeld Platform’s AI-, ML-, and GenAI-tools to deconvolute complex biological information and extrapolate potentially significant relationships between a disease, gene (target) and best-fit therapeutic option, to select and validate product candidates.

Our analyses consist of the following steps:

•        AI-, ML-and GenAI-Based Association Building.    Through our use of our parent company InveniAI’s AlphaMeld Platform that integrates AI, ML-based algorithms and GenAI, with manually curated frameworks that define and categorize relationships between biological concepts (ontologies), we seek to identify key pathways and targets associated with IMIDs. By using the AlphaMeld Platform to analyze the role of key entities such as genes (targets), drugs, diseases, symptoms and bioprocesses, we have generated IMID-focused target-drug-disease networks to identify key entities, relationships between entities and the directionality of cause and effect to derive meaningful associations. Using this approach, and pursuant to our Shared Services Agreement described below, InveniAI delivered to us, an association network of several thousand potential targets to thousands of drugs and hundreds of IMIDs, which we refer to as our target association network. The target association network was developed using the AI, ML, and GenAI technology of the AlphaMeld Platform and publicly available third-party data sets. We believe the AlphaMeld Platform’s AI-, ML-, and GenAI-driven approach has the potential to accelerate the discovery process as well as identify “hidden” connections that may be very difficult to discern with human oversight alone. Furthermore, this approach provides our translational scientists with evidence to support novel discoveries and potentially helps streamline the regulatory pathway of future product candidates. This belief is based on our internal research, as well as on published third-party studies that have demonstrated how advanced computational tools can expedite earlier-stage hypothesis generation. However, our approach has not yet been clinically validated, and no product candidates discovered using our approach have received regulatory approval to date. The AlphaMeld Platform has not been clinically validated, and as yet no product candidates identified using this platform have been successfully developed, approved by the U.S. FDA or any foreign regulator or commercialized. Our potential reliance on this platform as a key component of our discovery strategy may not result in successful product candidate identification or development.

On October 1, 2023, we entered into a license agreement with InveniAI, or the AlphaMeld License, which was amended effective January 1, 2024 and further amended effective September 1, 2025. Under the AlphaMeld License, we have non-exclusive rights to access and use InveniAI’s AlphaMeld Platform for our internal business purposes in the field of immune-mediated inflammatory diseases for a period of three years from January 1, 2024, unless earlier terminated in accordance with its terms, and with automatic renewals for additional one-year periods, unless terminated by either party with prior written notice. The September 1, 2025 amendment to the AlphaMeld License reduced the annual subscription fee to $50,000 per annual subscription term effective January 1, 2024, payable following the successful completion of our initial public offering, at which time we will remit the total accrued fees of $0.1 million as of September 30, 2025, in accordance with mutually agreed payment timing. The AlphaMeld License, as amended, clarifies intellectual property ownership whereby we retain all rights to any inventions, data, know-how, or other intellectual property generated by us through use of the AlphaMeld Platform by our scientists, and AlphaMeld Corporation, a wholly owned subsidiary of InveniAI, will execute assignments to effect the transfer of such rights to us upon request without additional consideration. In addition, the September 1, 2025 amendment to the AlphaMeld License assigns all obligations of InveniAI under the agreement to AlphaMeld Corporation, a wholly owned subsidiary of InveniAI. AlphaMeld Corporation owns all intellectual property rights and assets necessary for the operation and commercialization of the AlphaMeld Platform. AlphaMeld Corporation consented to such assignment and agreed to assume all obligations of InveniAI under the agreement. The AlphaMeld License gives us the right to access and use the AlphaMeld Platform to monitor our target association network to identify future product candidates. For more information see “Certain Relationships and Related Person Transactions — Shared Services Agreement with InveniAI” and “Business — Licensing and Collaboration Agreements — InveniAI, LLC –– Use of Proceeds.”

•        Prioritization of Product Concepts with Domain Expert Oversight.    AI-, ML-, and GenAI-derived associations are rank-ordered by domain experts based on the strength, quality and volume of evidence, as well as clinical relevance, competitive landscape, unmet need, regulatory path and commercial attractiveness. Based on our analysis, we have prioritized two areas that provide evidence of a strong association with disease pathogenesis of several IMIDs: mast cell and inflammasome biology.

•        Product Concept Validation and Product Candidate Selection.    We have designed our process to help us validate concepts, for which we can identify and in-license relevant product candidates (e.g., INVA8001) or design novel product candidates (e.g., INVA8003).

Our Team

We have a management team that includes individuals who have held senior roles at leading pharmaceutical or biotechnology organizations with extensive collective experience across the drug discovery and development continuum, including research, translational medicine, clinical development, regulatory affairs and policy, patient advocacy and business and corporate development. We intend to leverage our combined expertise in drug discovery and development and AI- and ML-tools to continue building our pipeline of what we believe are promising small molecule oral product candidates for the treatment of IMIDs with unmet needs. Certain of our officers and directors, including Krishnan Nandabalan, Ph.D., Demetrios Kydonieus, J.D., M.B.A. and Jonathan Zalevsky, Ph.D., are also serving as employees, officers and/or directors of InveniAI, our parent company and our largest stockholder, as well as of its wholly owned subsidiary, AlphaMeld Corporation. Krishnan Nandabalan, our Chief Executive Officer, or CEO, and Chairman of the Board, is expected to remain as President, Director and CEO of both InveniAI and its wholly owned subsidiary, AlphaMeld Corporation. Following the completion of our initial public offering, we expect Dr. Nandabalan to spend a minimum of 40 hours a week on the business affairs and operations of Invea. Since May 2025, and as of September 30, 2025, Dr. Okada, our Chief Medical Officer, and Dr. Alesci, our Chief Scientific Officer, are working limited hours at reduced pay due to funding limitations and the need to reduce salary expenses.

For more information see “Risk Factors — Risks Related to Our Relationship with InveniAI — Certain of our directors and officers are currently allocating a portion of their time to InveniAI, where they serve as directors or are employees, which reduces allocation of their time to managing our business and affairs” and “— The management of and beneficial ownership in InveniAI by our executive officers and our directors creates the appearance of conflicts of interest, and may create actual conflicts of interest.”

Our Strategy

Our mission is to transform the lives of patients with chronic IMIDs through the development of oral, safe and effective small molecule product candidates. The key elements of our strategy include:

•        Maximize the value of our lead product candidate, INVA8001.    We plan to submit a CTA in the second half of 2026 and, subject to regulatory clearance by the competent authorities of the relevant EU member states, we plan to initiate a Phase 2a trial for INVA8001 in chronic inducible urticaria in the EU shortly thereafter. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand the development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis as potential future indications in the

U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing. There can be no assurance, however, that we will obtain the required regulatory clearances, achieve the requisite clinical endpoints, or secure the necessary financing.

•        Advance INVA8003 into IND-enabling studies for the treatment of select IMIDs, subject to additional future financing.    INVA8003 was designed and optimized for its molecular structure and therapeutic potential using AI, as a novel, oral, small-molecule inhibitor of ASC and its interaction with other components of the inflammasome. We believe that INVA8003, if approved by regulatory authorities, has the potential to have broad applicability across several IMIDs. In 2026, we plan to initiate IND-enabling studies starting with an animal proof-of-concept study in an obesity model. In addition, we plan to prioritize a second indication for which an injectable IL-1β inhibitor is already approved, which we believe may allow us to leverage established clinical insights and regulatory pathways for this common therapeutic target in inflammation, and to conduct an appropriate animal proof-of-concept study in that indication. Given the limitations of biologics, a small-molecule inhibitor in the indications we identify could offer advantages such as safety, ease of administration, and broader patient accessibility. Our future development efforts, including planned IND-enabling and GLP toxicology studies, remain subject to significant risks and uncertainties and will require additional future financing to complete, and there can be no assurance that INVA8003 will ultimately receive regulatory approval or achieve commercial success.

•        Continue to identify select IMIDs and nominate additional product candidates for their treatment.    We intend to use the AlphaMeld Platform to explore our IMID association network, encompassing several thousand potential targets, to select additional small molecule product candidates, which we can subsequently either in-license or design using AI, for IMIDs where there is a clinically defined unmet need and regulatory pathway for effective oral therapies.

•        Selectively enter into strategic collaborations.    We plan to enter into strategic collaborations relating to product candidates that we believe have promising utility in disease areas or by patient populations that are better served by the resources of larger biopharmaceutical companies. We may also enter into collaborations for third-party product candidates for which we believe our technologies and expertise may be valuable. No such collaborations have yet been entered into.

Summary Risk Factors

Our business is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section titled “Risk Factors” and include, among others:

•        We have incurred significant operating losses since inception and anticipate that we will continue to incur significant operating losses for the foreseeable future and may never achieve or maintain profitability. Our independent registered public accounting firm included in its audit opinion for the year ended December 31, 2024 an explanatory paragraph that there is substantial doubt as to our ability to continue as a going concern. Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern.

•        We have a limited operating history and have never generated product revenues, which may make it difficult to evaluate the success of our business to date and to assess our future viability.

•        Even if this offering is successful, we will need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce, or eliminate our product development programs or commercialization efforts.

•        Our approach to the discovery and development of product candidates based on the AlphaMeld Platform is unproven, and we do not know whether we will be able to develop any products of commercial value, or if competing technological approaches will limit the commercial value of our product candidates or render our platform obsolete.

•        We are currently substantially dependent on the success of INVA8001, which is our lead product candidate. If we are unable to advance INVA8001 in clinical development, obtain CTA approval and ultimately commercialize INVA8001, or if we experience significant delays in doing so, our business will be materially harmed.

•        The success of INVA8001, INVA8003 or any future product candidates, will depend significantly on coverage and adequate reimbursement or the willingness of patients to pay for these products.

•        We were not involved in the early development of INVA8001; therefore, we are dependent on third parties having accurately generated, collected, interpreted and reported data from certain preclinical and clinical trials for INVA8001, which were conducted between 2011 and 2014. We may fail to demonstrate effectiveness of INVA8001 despite a different clinical trial design, and we may observe safety concerns with INVA8001 that have not been observed to date.

•        We are very early in our development efforts. If we are unable to successfully develop, receive regulatory approval for and commercialize our product candidates for our planned or any other indications, or successfully develop any other product candidates, or experience significant delays in doing so, our business will be substantially harmed.

•        The regulatory approval processes of the U.S. FDA, European Commission, which is the authorizing body for all centrally authorized medicinal products in the EU, which makes binding decisions based on the recommendations of the European Medicinal Agency, or EMA, the UK Medicines and Healthcare Products Regulatory Agency, or MHRA, and comparable foreign authorities are lengthy, time consuming, expensive and inherently unpredictable. If we are not able to obtain the required regulatory clearances for clinical trials and approval of our product candidates, our business will be substantially harmed.

•        We have not yet initiated or completed testing of any product candidate in clinical trials. Success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials.

•        If we are unable to establish sales, marketing and distribution capabilities for INVA8001, INVA8003 or any other product candidate that may receive regulatory approval, we may not be successful in commercializing those product candidates if and when they are approved.

•        Even if any of our product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

•        We will be reliant on a non-exclusive license from InveniAI to use InveniAI’s AlphaMeld Platform to monitor our target association network and increase our pipeline of product candidates. The AlphaMeld Platform may be licensed to our competitors. If this license is terminated, this could delay, prevent or impair our discovery and development of future product candidates.

•        We may not be successful in our efforts to increase our pipeline of product candidates by pursuing additional indications for our current product candidates or by in-licensing or acquiring additional product candidates for other diseases or by designing our own product candidates.

•        We face substantial competition, which may result in a smaller than expected commercial opportunity and/or others discovering, developing or commercializing products before or more successfully than we do.

•        We heavily rely on the exclusive license from Daiichi Sankyo to provide us with intellectual property rights to develop and commercialize INVA8001. If this license is terminated, we would lose our rights to develop and commercialize INVA8001.

•        We intend to rely on third parties to conduct a significant portion of our planned clinical trials and potential future clinical trials for product candidates, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

•        We contract with third parties for the manufacture of INVA8001 and INVA8003 for clinical drug supply and expect to continue to do so for commercialization if approved by the relevant regulatory authorities. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

•        The manufacture of our product candidates is complex and difficulties may be encountered in production.

•        Our preclinical studies and clinical trials may fail to demonstrate the safety and efficacy of our product candidates, or serious adverse or unacceptable side effects may be identified during the development of our product candidates, which could prevent or delay regulatory approval and commercialization, increase our costs or necessitate the abandonment or limitation of the development of some of our product candidates.

•        Certain of our directors and our CEO are currently allocating a portion of their time to InveniAI or its subsidiaries, where they serve as employees, officers or directors, which reduces allocation of their time to managing our business and affairs and creates potential conflicts of interest.

•        Stockholder litigation could have a material adverse effect on our business, operating results and financial condition.

•        The concentration of ownership of our common stock among our current parent company and existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

•        If we are unable to obtain or protect intellectual property rights or expand the term of our patents, including our patent covering the lead compound underlying INVA8001, which, absent a patent term extension is due to expire in 2030, related to any of our product candidates, we may not be able to compete effectively in our market.

Corporate Information

We were incorporated under the laws of the state of Delaware on October 20, 2021, under the name Invea Therapeutics, Inc. Prior to this offering we were a controlled subsidiary of InveniAI. We expect that InveniAI may remain a significant shareholder following this offering, owning up to approximately 44% of our outstanding shares of common stock, depending on the number of shares we sell in this offering. InveniAI is a technology company that uses AI and ML to drive innovation across drug discovery and development and is a controlled subsidiary of BioXcel LLC. Our principal executive offices are located at 2614 Boston Post Road Suite 33B, Guilford CT 06437, USA, and our telephone number is +1.203.643.8002. Our website address is https://www.inveatx.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any such information to be a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Certain Unaudited Financial Results

We estimate that our cash was approximately $0.3 million as of September 30, 2025. This estimate of our cash is unaudited and has been prepared by and is the responsibility of management. This estimate is based on currently available information and does not present all necessary information for an understanding of our financial condition as of September 30, 2025. Our independent registered public accounting firm has not conducted a review of and does not express an opinion or any other form of assurance with respect to this estimate. Accordingly, undue reliance should not be placed on this estimate. The estimate is not necessarily indicative of any future period and should be read in conjunction with our consolidated and combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. In particular, these provisions include:

•        reduced obligations with respect to financial data, including only being required to present two years of audited financial statements, in addition to any required unaudited interim financial statements, and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our initial registration statement;

•        an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting;

•        reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

•        exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

•        an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding mandatory audit firm rotation and the communication of critical audit matters in the auditor’s report on financial statements.

We may take advantage of these provisions until the last day of the fiscal year ending after the fifth anniversary of this offering or such earlier time that we no longer qualify as an emerging growth company. We will cease to qualify as an emerging growth company on the date that is the earliest of: (i) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering, (ii) the last day of the fiscal year in which we have more than $1.235 billion in total annual gross revenues, (iii) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1.0 billion of non-convertible debt over the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions, and therefore, the information that we may provide holders of our shares of common stock may be different than the information you might receive from other public companies in which you hold equity.

We have elected to take advantage of certain reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than you might obtain from other public companies in which you hold equity interests.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies, which may make comparison of our financials to those of other public companies more difficult. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our share price.

Smaller Reporting Company

We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. We may continue to be a smaller reporting company until the fiscal year following the determination that we no longer meet the requirements necessary to be considered a smaller reporting company.

THE OFFERING

Common stock offered by us	3,200,000 shares of common stock.
Assumed initial public offering price	We estimate that the price per share of common stock will be $11.00, which is the midpoint of the price range set forth on the cover page of this prospectus.
Over-allotment option

We have granted the underwriters an option for a period of 45 days to purchase from us up to an additional 480,000 shares of common stock (equal to 15.0% of the total number of shares sold in this offering) at the public offering price per share, to cover over-allotments, if any.

Representative’s Warrants

Upon the closing of this initial public offering, we have agreed to issue to the Representative (or its designated assignees) warrants to purchase a number of our common stock equal to an aggregate of up to 160,000 shares of our common stock (or up to 184,000 shares of our common stock if the underwriter exercises their over-allotment option in full), based on the assumed public offering price (representing 5.0% of the total number of shares of common stock sold in this initial public offering, including any shares of common stock sold upon exercise of the Representative’s over-allotment option), or the Representative’s Warrants. The Representative’s Warrants will have an exercise price equal to $13.75 (representing 125.0% of the initial public offering price of the shares of common stock sold in this initial public offering and may be exercised on a cashless basis if not covered by an effective registration statement. The Representative’s Warrants will not be exercisable for one hundred and eighty (180) days from the commencement of sales in this offering, and will expire four and one-half (4.5) years after the commencement of such sales. For additional information regarding our arrangement with the Representative, please see “Underwriting.”

Common stock to be outstanding immediately after this offering	9,976,766 shares of common stock (or 10,456,766 shares of common stock if the underwriters exercise their over-allotment option to purchase 480,000 additional shares of common stock in full)
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $30.5 million (or approximately $35.3 million if the underwriters exercise their over-allotment option to purchase 480,000 additional shares in full), assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash as follows:

(i)     approximately $15.0 million to advance the development of INVA8001, including the initiation of a Phase 2a trial and the expected data readout for chronic inducible urticaria, subject to CTA filing and clearance;

(ii)    approximately $0.3 million to advance the pre-clinical development of INVA8003;

(iii)   $1.8 million to repay a portion of our outstanding indebtedness to InveniAI under the terms of our line of credit with InveniAI, or the InveniAI Line of Credit;

(iv)   approximately $0.6 million to repay both the 2024 Trust Note and the October 2024 Secured Notes;

(v)     approximately $0.3 million that may be used, at the Company’s discretion, to repay a portion of the July 2025 Senior Note (as defined below) that will not convert in this offering;

(vi)   approximately $0.4 million to repay the November 2025 Senior Note (as defined below) that will not convert in connection with this offering;

(vii)  $0.1 million to pay InveniAI for accrued licensing fees;

(viii) approximately $2.5 million to pay outstanding accrued liabilities;

(ix)   the remainder for general corporate purposes, including working capital, operating expenses and other capital expenditures. See the section titled “Use of Proceeds” for additional information.

Risk factors

Investing in our common stock involves a high degree of risk. You should read the section titled “Risk Factors” for a discussion of factors to consider carefully, together with all of the other information included in this prospectus, before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market Symbol	We have applied to list our shares of common stock on the Nasdaq Capital Market under the symbol “INAI”.
Lock-Up Agreements

All of our directors, officers and substantially all holders of our outstanding shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for (i) in the case of our executive officers and directors, a period of nine (9) months from the date of the offering, (ii) in the case of any other holder of our shares of common stock or securities convertible into shares of common stock, a period of six (6) months from the date of the offering. Each of the Company and any successors of the Company have agreed, for a period of six (6) months from the closing of the offering, that each will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company (except pursuant to the Company’s equity incentive plans) or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company. See “Underwriting” for more information.

The number of shares of our common stock to be outstanding immediately following this offering is based on 6,776,766 share outstanding as of the date of this prospectus, including giving effect to the conversion of all of our outstanding shares of preferred stock, including 7,250,000 shares of our Series A preferred stock and 1,092,707 shares of our Series A-1 preferred stock, into an aggregate of 4,306,168 shares of common stock, and including the following shares of our common stock that will be issuable by us upon the closing of this offering, assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus:

•        752,686 shares of our common stock upon the automatic conversion of approximately $8.3 million owed under the InveniAI Line of Credit assuming an initial public offering price and conversion price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting $1.8 million to be repaid in cash to InveniAI in connection with this offering;

•        109,524 shares of our common stock issuable upon the conversion of an aggregate of $1.2 million of SAFE instruments, or, together, the CEO SAFEs, issued by us to our CEO, and an affiliate of our CEO in March 2023 assuming an initial public offering price and conversion price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•        103,809 shares of our common stock upon the conversion of approximately $0.8 million owed under the July 2025 Senior Note assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and a conversion price equal to 70% of such initial public offering price;

•        59,875 shares of our common stock upon the mandatory conversion of approximately $0.6 million owed under the Consolidated Note (as defined below) at a conversion price equal to $9.52; and

•        48,838 shares of our common stock upon the conversion of an aggregate of approximately $0.4 million owed under the March 2025 Notes (as defined below) assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and a conversion price equal to 70% of such initial public offering price.

Since September 30, 2025, we have not issued any additional shares of common stock.

The number of shares of our common stock to be outstanding immediately following this offering excludes:

•        2,157,625 shares of our common stock issuable upon exercise of stock options under our 2021 Equity Incentive Plan, or the 2021 Plan, outstanding with a weighted average exercise price of $2.78 per share;

•        941,500 shares of our common stock reserved for future issuance under our equity incentive plans, which consists of (i) 900,000 new shares reserved under the 2025 Equity Incentive Plan or the 2025 Plan, under which we will grant options to purchase an aggregate of 434,800 shares of our common stock to certain of our employees, non-employee directors, and advisors, upon the closing of this offering at an exercise price equal to the initial public offering price, and (ii) 41,500 shares that remain available under the 2021 Plan prior to the effective date of the 2025 Plan. Also excludes up to 2,157,625 additional shares of our common stock that will be reserved for issuance under our 2025 Plan to the extent outstanding stock options under our 2021 Plan either expire without exercise or are cancelled or terminated. See “Executive Compensation — Equity Incentive Plans — 2025 Equity Incentive Plan”;

•        162,116 shares of our common stock issuable upon the exercise of outstanding warrants, of which 124,085 are issuable with an exercise price of $9.62 per share, subject to an exercise price adjustment to $7.70, which represents 70% of the assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus; and 38,031 are issuable with an exercise price equal to $12.10, or 110% of the assumed initial public offering price of $11.00, which is the mid-point of the price range set forth on the cover page of this prospectus, subject to adjustments;

•        100,000 shares of our common stock reserved for future issuance under our 2025 Employee Stock Purchase Plan, or the ESPP, which will become effective on the date of the underwriting agreement related to this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP; and

•        160,000 shares of our common stock (or up to 184,000 shares of our common stock if the underwriter exercises their over-allotment option in full) issuable upon the exercise of the Representative’s Warrants to be issued in connection with this offering at an exercise price equal to 125% of the offering price.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•        the one-for-two reverse stock split of our common stock that we effected on December 29, 2025, or the Reverse Stock Split, and corresponding adjustments to our outstanding preferred stock, warrants, and option plans;

•        the conversion of all outstanding shares of our preferred stock on a two-for-one basis (as adjusted for the Reverse Stock Split) into shares of our common stock, which will occur upon the closing of this offering;

•        the filing and effectiveness of our amended and restated certificate of incorporation, or our amended and restated certificate, immediately prior to the closing of this offering;

•        no exercise or cancellation/forfeiture of the outstanding options and warrants referred to above;

•        no exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock; and

•        no exercise of the Representative’s Warrants to purchase up to 160,000 shares of our common stock (or up to 184,000 shares of our common stock if the underwriter exercises their over-allotment option in full) at an exercise price equal to 125% of the offering price.

SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data for the periods and as of the dates indicated. The following summary statements of operations data for the years ended December 31, 2024, and 2023 have been derived from our audited financial statements included elsewhere in this prospectus. The following summary interim condensed statements of operations data for the nine months ended September 30, 2025, and 2024, and the summary interim condensed balance sheet data as of September 30, 2025, have been derived from our unaudited interim condensed financial statements included elsewhere in this prospectus.

Our audited financial statements included elsewhere in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Our audited financial statements include, in our opinion, all adjustments of a normal and recurring nature that are necessary for the fair statement of the financial information set forth in those statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. You should read the following summary financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and unaudited interim condensed financial statements and the related notes included elsewhere in this prospectus. The summary financial data included in this section are not intended to replace the financial statements and the related notes included elsewhere in this prospectus.

	Years Ended December 31,		Nine months ended September 30,
(in thousands of USD, except share and per share data)	2024	2023	2025	2024
Statements of Operations Data:			(Unaudited)
Operating costs and expenses:
Research and development	$2,463	$5,089	$495	$2,179
General and administrative	5,714	3,004	1,542	4,883
Total operating expenses	8,177	8,093	2,037	7,062
Loss from operations	(8,177)	(8,093)	(2,037)	(7,062)
Interest expense	493	196	523	371
Change in fair value of derivative liability	(1,615)	1,615	—	(1,266)
Change in fair value of SAFE	(779)	(17)	291	(779)

Net loss	(6,276)	(9,887)	(2,851)	(5,388)
Basic and diluted net loss per share attributable to common stockholders	$(4.91)	$(8.42)	$(2.11)	$(4.25)
Weighted average common shares outstanding, basic, and diluted(1)	1,279,140	1,174,259	1,349,943	1,266,744
Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(2)	9,845,396		9,916,198
Pro forma weighted average common shares outstanding, basic and diluted (unaudited)(2)	$(0.64)		$(0.29)

____________

(1)      See Note 10 to our audited financial statements and our unaudited interim condensed financial statements included elsewhere in this prospectus for details on the calculation of basic and diluted net loss per share attributable to common stockholders.

(2)      Pro forma basic and diluted net loss per share attributable to common stockholders has been prepared to give effect to adjustments to our capital structure arising in connection with the completion of this offering and includes the issuance and sale of 3,200,000 shares of our common stock in this offering, and is calculated by dividing pro forma net loss attributable to common stockholders by the pro forma weighted average common shares outstanding for the period. The unaudited pro forma net loss attributable to common stockholders used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to common stockholders is equal to net loss attributable to common stockholders.

The unaudited pro forma basic and diluted weighted average common shares outstanding used in the calculation of unaudited pro forma basic and diluted net loss per share for the years ended December 31, 2024 and for the nine month periods ended September 30, 2025, have been prepared to reflect (i) conversion of all of the outstanding shares of our preferred stock into an aggregate of 4,306,168 shares of our common stock upon the closing of this offering, and the following issuances which will occur upon the closing of this offering assuming an initial public offering price of

$11.00 per share which is the midpoint of the price range set forth on the cover page of this prospectus, (ii) the issuance of 745,025 shares of our common stock to InveniAI upon the automatic conversion of approximately $8.2 million owed under the InveniAI Line of Credit, (iii) the issuance of 109,524 shares of our common stock upon the conversion of $1.2 million of the CEO SAFEs, (iv) the issuance of 58,697 shares of our common stock upon the mandatory conversion of approximately $0.6 million owed under the Consolidated Note, (v) the issuance of 146,841 shares of our common stock upon conversion of approximately $1.1 million owed under the July 2025 Senior Note and the March 2025 Notes, and (vi) the sale of 3,200,000 shares of our common stock in this offering, as if the conversions and sale had occurred at the beginning of the period, regardless of their issuance dates.

	As of September 30, 2025
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
		(in thousands)
Balance Sheet Data:
Cash	$329	$629	$25,614
Debt	11,955	2,975	—
Working (deficit) capital(3)	(9,974)	(4,749)	23,419
Accrued interest	1,139	108	—
Total assets	851	1,151	25,643
Convertible preferred stock	5,655	—	—
Total stockholders (deficit) equity	(22,754)	(6,544)	23,422

____________

(1)      Gives effect to (i) the conversion of all of the outstanding shares of our preferred stock into an aggregate of 4,306,168 shares of our common stock upon the closing of this offering, and the following issuances which will occur upon the closing of this offering assuming an initial public offering price of $11.00 per share which is the midpoint of the price range set forth on the cover page of this prospectus, (ii) the issuance of 745,025 shares of our common stock to InveniAI upon the automatic conversion of approximately $8.2 million owed under the InveniAI Line of Credit, (iii) the issuance of 109,524 shares of our common stock upon the conversion of $1.2 million of the CEO SAFEs, (iv) the issuance of 58,697 shares of our common stock upon the mandatory conversion of approximately $0.6 million owed under the Consolidated Note, (v) the issuance of 146,841 shares of our common stock upon conversion of approximately $1.1 million owed under the July 2025 Senior Note and the March 2025 Notes, and (vi) additional convertible notes issued for $0.3 million subsequent to September 30, 2025.

(2)      Gives further effect to (i) the repayment of approximately $1.8 million of aggregate indebtedness under the InveniAI Line of Credit, (ii) repayment of approximately $0.6 million in certain secured related party promissory notes using a portion of the net proceeds of this offering, (iii) payment of approximately $0.4 million in secured convertible notes issued subsequent to September 30, 2025 using a portion of the net proceeds of this offering, (iv) payment of approximately $0.3 million for amounts not converted in connection with the July 2025 Senior Secured Convertible Promissory Note using a portion of the net proceeds of this offering, (v) approximately $2.5 million to settle outstanding accrued liabilities and (vi) the sale of 3,200,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting fees and commissions and estimated offering expenses payable by us. This pro forma as adjusted information is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash, working (deficit) capital, total assets and total stockholders’ equity by approximately $2.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase or decrease of 1.0 million in the number of shares we are offering would increase or decrease the pro forma as adjusted amount of each of cash, working (deficit) capital, total assets and stockholders’ equity by approximately $10.0 million, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)      We define working (deficit) capital as current assets minus current liabilities. See our unaudited interim financial statements and related notes as of September 30, 2025, included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. Other risks and uncertainties that we do not presently consider to be material, or of which we are not presently aware, may become important factors that affect our future financial condition and financial performance. The occurrence of any of these, or of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position, Limited Operating History and Need for Additional Capital

We have incurred significant operating losses since inception and anticipate that we will continue to incur significant operating losses for the foreseeable future and may never achieve or maintain profitability.

We have incurred significant operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. Our net losses were $2.9 million and $5.4 million for the nine months periods ended September 30, 2025 and 2024, respectively, and $6.3 million and $9.9 million for the years ended December 31, 2024 and 2023, respectively. To date, our business has been primarily financed by InveniAI, in the form of net parent investment and through the InveniAI Line of Credit, as well as net proceeds from the issuance of preferred stock, funds received from issuance of common stock, exercise of stock options, SAFE financings and borrowings from our Chief Executive Officer and his affiliates and through convertible notes. We have no products approved for commercialization and have never generated revenue from product sales.

Only one of our product candidates, INVA8001, has been sufficiently advanced by our licensor to be in a position to commence clinical trials. We intend to submit a CTA to the competent authorities of the relevant EU member states in the second half of 2026. Subject to clearance of a CTA by the competent authorities of the relevant EU member states, we plan to initiate a Phase 2a trial for INVA8001 in the EU shortly thereafter. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand development of INVA8001 into chronic spontaneous urticaria (the second major form of chronic urticaria), prurigo nodularis, and atopic dermatitis as potential future indications in the United States, or U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing

We have devoted substantially all of our financial resources and efforts to acquiring the rights to and the development of our product candidates, and we expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We expect that it could be several years, if ever, before we have a commercialized product and generate product sales. Our net losses may fluctuate significantly from quarter to quarter and from year to year. We anticipate that our expenses will increase substantially as we:

•        continue to advance the preclinical and clinical development of our current and future product candidates, including our planned clinical trials and manufacturing of INVA8001 and preclinical development of INVA8003, for currently planned and potential future indications;

•        pursue regulatory approval for any product candidates that successfully complete clinical trials;

•        seek to discover and develop additional product candidates, including through the acquisition or in-licensing of additional product candidates or technologies;

•        continue to develop, maintain, expand, and protect our intellectual property portfolio;

•        establish a commercialization infrastructure and scale up external manufacturing and distribution capabilities to commercialize any product candidates for which we may obtain regulatory approval;

•        adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products;

•        hire additional clinical, manufacturing and manufacturing quality control, regulatory, scientific and administrative personnel;

•        add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and

•        incur additional legal, accounting, and other expenses as a public company.

To become and remain profitable, we must succeed in developing, obtaining regulatory approval for and eventually commercializing product candidates that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, obtaining regulatory approval, and manufacturing, marketing and selling any product candidates for which we may obtain regulatory approval, as well as discovering and developing additional product candidates or additional indications for existing product candidates. We are only in the preliminary stages of most of these activities and all of our product candidates are in development. We may never succeed in these activities and, even if we do, may never generate any revenue or revenue that is significant enough to achieve profitability.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and common stock and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain product approvals, diversify our offerings or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our independent registered public accounting firm included in its audit opinion for the year ended December 31, 2024 an explanatory paragraph that there is substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We have incurred significant operating losses since our inception and have never generated product revenue, and it is possible we will never generate product revenue or profit. Meaningful revenues will likely not be available until and unless any current or future product candidates are approved by the European Commission, U.S. FDA or comparable regulatory agencies in other countries and successfully marketed, either by us or a partner, an outcome which may not occur. Accordingly, we have concluded that substantial doubt exists regarding our ability to continue as a going concern. Our audited financial statements appearing at the end of this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. Our management has concluded, and in its report on our financial statements for the year ended December 31, 2024, our independent registered public accounting firm included an explanatory paragraph due to our reliance on the support of our stockholders to fund our operations and lack of sufficient capital to fund operations for the next 12 months raising substantial doubt about our ability to continue as a going concern. Furthermore, even after giving effect to the proceeds from this offering, substantial doubt may continue to exist regarding our ability to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment. Further, the perception that we may be unable to continue as a going concern may impede our ability to pursue strategic opportunities or operate our business due to concerns regarding our ability to discharge our contractual obligations. In addition, if there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all.

We have a limited operating history and have never generated product revenues, which may make it difficult to evaluate the success of our business to date and to assess our future viability.

We are a clinical-stage biopharmaceutical company with a limited operating history upon which you can evaluate our business and prospects and base your investment decision. We historically operated as part of our parent, InveniAI, up to the date of our incorporation on October 20, 2021.

Our operations to date have been largely focused on organizing and staffing our company, raising capital and acquiring the rights to, and advancing the clinical and preclinical development of, our product candidates. We have not yet demonstrated an ability to successfully complete clinical trials, obtain marketing approvals, manufacture products on a commercial scale or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Some of the preclinical and clinical development of INVA8001 to date has been conducted by our licensor. Consequently, predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing products.

We expect our financial condition and operating results to continue to fluctuate from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. We will need to eventually transition from a company with a research and development focus to a company capable of undertaking commercial activities. We may encounter unforeseen expenses, difficulties, complications, regulatory obstacles and delays, and may not be successful in such a transition.

Even if this offering is successful, we will need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future as we initiate and conduct clinical trials of our current and potential future product candidates, advance our preclinical programs, seek marketing and regulatory approval for any product candidates that successfully complete clinical trials and commercialize our products, if approved, and service our indebtedness to the extent not repaid with proceeds of this offering. Because the outcome of any clinical trial or preclinical study is highly uncertain, we cannot reliably estimate the actual amount of financing necessary to successfully complete the development and commercialization of any of our product candidates.

In addition, our product candidates, if approved, may not achieve commercial success. Our revenue, if any, will be derived from sales of products that we do not expect to be commercially available for a number of years, if at all. If we obtain marketing approval for any product candidates that we develop or otherwise acquire, we expect to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing. We also expect an increase in our expenses associated with creating additional infrastructure to support operations as a public company.

As of September 30, 2025, we had $0.3 million of cash on hand. We believe that the anticipated net proceeds from this offering, together with our existing cash, will be sufficient to fund our operating expenses and capital requirements for the next 18-20 months. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. Changes may occur beyond our control that would cause us to consume our available capital before that time, including but not limited to changes in and progress of our development activities, acquisitions of additional product candidates, and changes in regulation. Our future capital requirements will depend on many factors, including:

•        the scope, progress, costs, timing and results of discovery, preclinical development, laboratory testing and clinical trials for INVA8001, INVA8003 and future product candidates, including any modifications to clinical development plans based on feedback we may receive from regulatory authorities;

•        the extent to which we develop, in-license or acquire other product candidates and technologies in our pipeline;

•        the costs and timing of process development and manufacturing scale-up activities associated with our product candidates and other programs as we advance them through preclinical and clinical development and, if approved, commercialization;

•        the number and development requirements of product candidates that we may pursue;

•        the timing and amount of the milestone, royalty or other payments we must make to Daiichi Sankyo, from whom we have in-licensed INVA8001, or any future licensors;

•        the costs, timing and outcome of regulatory review of our product candidates;

•        our headcount growth and associated costs as we expand our research and development capabilities and establish a commercial infrastructure;

•        the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•        the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

•        our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors (or patients’ willingness to pay out-of-pocket for any approved products in the absence of such coverage) and adequate market share and revenue for any approved products, if any;

•        the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval; and

•        the costs of operating as a public company.

We will require additional capital to achieve our business objectives. Additional funds may not be available on a timely basis, on favorable terms or at all, and such funds, if raised, may not be sufficient to enable us to continue to implement our long-term business strategy. Further, our ability to raise additional capital may be adversely impacted by potentially worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the U.S. and worldwide resulting from factors that include but are not limited to, inflation, tariffs, trade restrictions, the Russia-Ukraine conflict and conflicts in the Middle East, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, uncertainty about economic stability, and other factors. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult to obtain, more costly and more dilutive. If we are unable to raise sufficient additional capital, we could be forced to curtail our planned operations and the pursuit of our growth strategy, or even cease operations.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial revenue, we may finance our cash needs through a combination of equity offerings, government or private party grants, debt financings and license and collaboration agreements. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, intellectual property or product candidates, grant licenses on terms that may not be favorable to us and/or that may reduce the value of our common stock or commit us to future payment streams. If we are unable to raise additional funds through equity or debt financings when needed or on terms acceptable to us, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, or on less favorable terms than we would otherwise choose.

We may not be able to refinance, extend or repay our substantial indebtedness owed to our note holders, which would have a material adverse effect on our financial condition and ability to continue as a going concern.

We anticipate that we will need to raise a significant amount of debt or equity capital in the near future in order to repay our outstanding debt obligations owed to our noteholders when they mature.

On September 20, 2023, the Company entered into a secured promissory note, or, as amended, the Secured Nandabalan Note, with The Nandabalan Trust 2020, dated July 24, 2020, the CEO’s trust, or the Nandabalan 2020 Trust, for a principal amount of $0.3 million. The Secured Nandabalan Note accrued interest at a rate of 15% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the Secured Nandabalan Note, if any amount payable was not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount would bear interest at 20% per annum. The Secured Nandabalan Note was amended on September 19, 2024 and on October 28, 2025, and was to mature on March 31, 2026. As of September 30, 2025, we owed approximately $0.4 million inclusive of principal and interest on the Secured Nandabalan Note.

On January 31, 2025, the Company entered into a related party convertible promissory note, or the January 2025 Convertible Note, with the Nandabalan Trust 2020 for a principal sum of $0.15 million at an interest rate of 12% per annum. The January 2025 Convertible Note had a mandatory automatic conversion feature upon the Company receiving aggregate proceeds of at least $20.0 million in an equity financing. The conversion price was to be determined pursuant to a contractual formula that would result in a price per share that would be lower than the price paid by new investors in such financing. If not converted, all principal and accrued interest would be paid by February 1, 2026. As of September 30, 2025, we owed approximately $0.16 million inclusive of principal and interest on the January 2025 Convertible Note.

On November 1, 2025, the Company entered into a Consolidated Convertible Promissory Note, or the Consolidated Note, with the Nandabalan 2020 Trust, as holder, in the principal amount of approximately $0.6 million. The Consolidated Note amended, restated, and replaced (i) the Secured Nandabalan Note and (ii) the January 2025 Convertible Note. The Consolidated Note bears interest at 7.5% per annum, matures on December 31, 2026, and contains a mandatory conversion feature into shares of capital stock upon the occurrence of the Company receiving aggregate cash proceeds of at least $10.0 million in a financing event to third parties. The Consolidated Note is unsecured, and all liens granted under the prior notes were released in connection with the entry into the Consolidated Note.

On May 28, 2024, the Company entered into a secured promissory note with the Nandabalan 2020 Trust for a principal amount of $0.35 million, which was amended on September 29, 2025, or, as amended, the 2024 Trust Note. The 2024 Trust Note accrues interest at a rate of 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the 2024 Trust Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5% per annum. The 2024 Trust Note matures on May 27, 2026. As of September 30, 2025 we owed approximately $0.4 million inclusive of principal and interest on the 2024 Trust Note.

On October 23, 2024, and October 29, 2024, respectively, the Company entered into two secured promissory notes with the CEO for a principal amount of approximately $0.195 million, or, as amended, the October 2024 Secured Notes. The October 2024 Secured Notes accrue interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the October 2024 Secured Notes, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5%. On October 17, 2025, the October 2024 Secured Notes were amended such that the respective principal amount and all accrued and unpaid interest thereunder shall be due and payable on April 22, 2026 for the October 2024 Secured Note with a principal amount of $0.165 million and April 28, 2026 for the October 2024 Secured Note with a principal amount of $0.03 million. As of September 30, 2025, we owed approximately $0.2 million inclusive of principal and interest on the October 2024 Secured Notes.

On March 31, 2025, the Company issued two convertible promissory notes to certain accredited investors for a total principal amount of $0.3 million, as amended on October 27, 2025, and October 29, 2025, respectively, or the March 2025 Notes. The amendments increased the principal amount of each March 2025 Note from $0.15 million to $0.165 million, for a total principal amount of $0.33 million. The March 2025 Notes bear interest at 18% per annum and mature on December 31, 2025, unless earlier converted or extended by the holder. At the option of the holders, the March 2025 Notes are convertible into the same class of equity securities issued in the Company’s next qualified equity financing where the Company raises at least $10.0 million at a 30% discount to the price paid by new investors. If a non-qualified financing occurs, the holder may elect to treat it as a qualified financing for conversion purposes. As of September 30, 2025, the outstanding principal and accrued interest totaled $0.3 million on the March 2025 Notes.

On July 2, 2025, the Company issued to Ascent Partners Fund LLC, or Ascent Partners, a Senior Secured Convertible Promissory Note, which was amended on December 31, 2025, or, as amended, the July 2025 Senior Note, with an aggregate principal amount of $1.1 million for gross cash proceeds of $0.95 million. The difference between the face value and the cash proceeds represents an original issue discount of $0.12 million. The July 2025 Senior Note bears interest at a rate of 9% per annum and matures on the date that is twenty months following the consummation of the Company’s initial public offering. Upon the consummation of the initial public offering, 70% of the outstanding principal amount of the July 2025 Senior Note, together with 70% of the accrued and unpaid interest thereon, will automatically convert into shares of the Company’s common stock at a conversion price equal to 70% of the initial public offering price, with the remaining 30% of the principal amount and accrued interest payable at maturity. The July 2025 Senior Note is also convertible into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company in a direct listing, reverse takeover or business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.60 per share, in each case subject to adjustment for stock splits and similar events. The July 2025 Senior Note includes customary covenants and events-of-default provisions and is secured by substantially all of the Company’s assets. As of September 30, 2025, the Company owed approximately $1.2 million, inclusive of principal and accrued interest, on the July 2025 Senior Note.

On November 19, 2025, the Company issued to Ascent Partners a Senior Secured Convertible Promissory Note, which was amended on December 31, 2025, or, as amended, the November 2025 Senior Note, with an aggregate principal amount of approximately $0.37 million for gross cash proceeds of $0.3 million. The difference between the face value and cash proceeds represents an original issue discount of approximately $0.07 million. Upon the consummation of the Company’s initial public offering, the outstanding principal amount of the November 2025 Senior Note, together with all accrued and unpaid interest, is required to be repaid in full in cash and will not convert into equity in connection with such initial public offering. The November 2025 Senior Note bears interest at 12% per annum, matures on the earlier of (i) August 19, 2026 or (ii) the closing date of the Company’s initial public offering, and is also convertible at the holder’s option into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company at the closing of a direct listing of the Company’s securities on a trading market, a reverse takeover or a business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.62 per share, subject to adjustment for stock splits and similar events. The November 2025 Senior Note includes customary covenants and events-of-default provisions and is secured by substantially all the Company’s assets.

We cannot provide any assurances that we will be able to raise the necessary amount of capital to repay these obligations or that we will be able to extend the maturity dates or otherwise refinance these obligations. Upon a default in the debt our noteholders would have the right to exercise their rights and remedies to collect, which would include foreclosing on our assets. Accordingly, a default would have a material adverse effect on our business and, if our noteholders exercise its rights and remedies, we would likely be forced to seek bankruptcy protection.

Unfavorable global conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including decades-high inflation, the imposition of tariffs and concerns of a recession in the United States or other major markets due to a number of factors. For example, Russia’s invasion of Ukraine and the Middle East conflicts may lead to a prolonged, adverse impact on global economic, sociopolitical and market conditions. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our product candidates, and impair our ability to raise additional capital when needed or on acceptable terms, if at all. A weak or declining economy, sanctions, tariffs, trade restrictions and other global conditions could also strain our suppliers, possibly resulting in supply delays or disruption. While inflation in the United States has been relatively low in recent years, during 2023, 2024 and 2025 to date, the economy in the United States encountered a material level of inflation. The impact of geopolitical developments such as the Russia-Ukraine conflict and conflicts in the Middle East, U.S. monetary policy, new or increased tariffs imposed on imports from countries where our suppliers operate, and global supply chain disruptions continue to increase uncertainty in the outlook of near-term and long-term economic activity, including whether inflation and tariffs will continue, for how long, and at what rate. Increases in inflation and tariffs raise our costs for labor, materials and services and other costs required to grow and operate our business, and failure to secure these on reasonable terms may adversely impact our financial condition. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business, financial condition, results of operations and prospects.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results and could cause our operating results to fall below expectations or any guidance we may provide. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:

•        the timing and cost of, and level of investment in, research, development, regulatory approval and commercialization activities relating to our product candidates, which may change from time to time;

•        the timing and success or failure of preclinical studies or clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•        coverage and reimbursement policies with respect to our product candidates, if approved, and potential future drugs that compete with our products;

•        expenditures that we may incur to acquire, develop or commercialize additional product candidates and technologies;

•        the level of demand for any approved products, which may vary significantly;

•        future accounting pronouncements or changes in our accounting policies;

•        the timing and amount of any milestone, royalty or other payments payable by us or due to us under any collaboration, licensing or other similar agreement; and

•        changes in general market and economic conditions.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previous guidance we may have provided.

Risks Related to the Discovery and Development of our Product Candidates

Our approach to the discovery and development of product candidates based on the AlphaMeld Platform is unproven, and we do not know whether we will be able to develop any products of commercial value, or if competing technological approaches will limit the commercial value of our product candidates or render our platform obsolete.

Our business strategy relies in part on our ability to identify, validate, and advance product candidates originating from the AlphaMeld Platform (our proprietary target association network). While we believe this approach may enable faster hypothesis generation and target/pathway prioritization in IMIDs, it remains novel and unproven at clinically meaningful scale. Any product candidates identified by the AlphaMeld Platform may fail to demonstrate safety, pharmacokinetics, pharmacodynamics, or efficacy in preclinical studies or clinical trials, including proof-of-mechanism and proof-of-concept studies, and may not result in regulatory approval or commercial success.

Our success depends on numerous factors, many of which are outside our control, including: the completeness and quality of the disparate data our system ingests; the ability of our models to correctly infer causal biology rather than correlations; the selection and qualification of biomarkers and patient-enrichment strategies; the performance of third-party CROs and collaborators; and the translatability of preclinical models to human disease. If our discovery engine yields false positives (advancing ineffective concepts) or false negatives (excluding promising biology), we could invest significant time and resources without generating regulatory-approved products.

Moreover, the competitive landscape for AI-enabled discovery and IMID therapeutics is rapidly evolving. Larger or better-resourced companies, academic groups, and new entrants may develop superior computational methods, access higher-quality data, out-license priority targets, or advance alternative therapeutic modalities (e.g., next-generation biologics, cell therapies) that could reduce the commercial potential of our candidates or make our discovery engine less competitive. Even if we generate clinically active product candidates, competitors may reach the market first, obtain broader labels, secure advantageous pricing or reimbursement, or establish stronger intellectual property, which could materially and adversely affect our business, financial condition, and results of operations.

Our AlphaMeld Platform-based product candidates are based on a novel technology, which makes it difficult to predict the time and cost of product candidate development.

Product candidates sourced through our discovery engine involve scientific, technical, operational, and regulatory uncertainties that complicate planning and cost estimation. For example, (i) our reliance on multi-modal datasets (literature, omics, real-world evidence) requires continuous curation and quality control; (ii) updates to algorithms, feature sets, or training corpora may alter model outputs and require us to re-justify target selection, repeat in vitro/in vivo validation, or conduct bridging studies; (iii) regulators may request enhanced documentation of data lineage, model versioning, and decision rationale underlying candidate nomination, as well as additional nonclinical work to support biomarker strategies or patient selection; and (iv) if we employ companion or complementary diagnostics, their development, analytical validation, and regulatory review could add cost, complexity, and risk to our timelines.

Further, candidates addressing complex IMID biology may require novel endpoints, enrichment criteria, or adaptive trial designs, which can be time-consuming to negotiate and operationalize and may face regulatory uncertainty. Chemistry, manufacturing, and controls (CMC) risks — such as process development, scale-up, comparability, and supply chain robustness — may emerge late and require unplanned investment. We also depend on third parties for critical activities (data providers, CROs, CDMOs, academic collaborators); performance issues, capacity constraints, or compliance lapses at any of these parties could lead to additional studies, protocol amendments, or delays. As a result, actual timelines and costs to achieve key milestones (including IND/CTA clearance, first-in-human, proof-of-concept, and pivotal trials) may differ materially from our expectations, and we may need to raise additional capital or on worse terms than anticipated.

We are currently substantially dependent on the success of INVA8001, which is our lead product candidate. If we are unable to advance INVA8001 in clinical development, obtain regulatory approval and ultimately commercialize INVA8001 or if we experience significant delays in doing so, our business will be materially harmed.

We currently have only two product candidates in development, INVA8001, the intellectual property for which we have in-licensed from Daiichi Sankyo and which we plan to progress into Phase 2a of clinical development for chronic inducible urticaria in the EU, subject to regulatory approval, and INVA8003, which is in the early stage of preclinical development. Our business presently depends substantially on our ability to successfully develop, obtain regulatory approval for and commercialize INVA8001 in a timely manner. This may make an investment in our company riskier than similar companies that have multiple product candidates in active development and may be able to better sustain the delay or failure of a lead product candidate. Our assumptions about INVA8001’s development potential are based on the data generated from preclinical studies and clinical trials conducted by our licensor and our belief that INVA8001 will be shown to be effective with the new indication and trial design. INVA8001 has previously failed to meet all endpoints in a Phase 2 clinical trial conducted by our licensor in a different disease indication, and it may fail to do so in our planned clinical trials, as well, despite changes in the clinical trial design, dose and dosing regimen. We may also observe materially and adversely different safety results as we continue to conduct our clinical trials.

The success of INVA8001 will depend on several factors, including the following:

•        successful initiation and enrollment of clinical trials and completion of clinical trials with favorable results;

•        acceptance of regulatory submissions by competent authorities of the relevant EU member states, U.S. FDA or comparable foreign regulatory authorities for the conduct of preclinical studies and clinical trials of INVA8001 and our proposed design of planned preclinical studies and clinical trials of INVA8001;

•        the frequency and severity of adverse events in preclinical and clinical trials;

•        maintaining relationships with preclinical vendors to ensure successful completion of preclinical studies with favorable results, including toxicology and other studies designed to be compliant with good laboratory practices, or GLP;

•        maintaining and establishing relationships with contract research organizations, or CROs, and clinical sites for the clinical development of INVA8001, and ability of such CROs and clinical sites to comply with clinical trial protocols, current good clinical practices, or cGCPs, and other applicable requirements;

•        demonstrating the safety and efficacy of INVA8001 to the satisfaction of applicable regulatory authorities;

•        receipt and maintenance of marketing approvals from applicable regulatory authorities for initial and additional indications;

•        maintain relationships with our third-party manufacturers and their ability to comply with current good manufacturing practices, or cGMPs, as well as making arrangements with our third-party manufacturers for commercial manufacturing capabilities at a cost and scale sufficient to support commercialization;

•        establishing sales, marketing and distribution capabilities and launching commercial sales of INVA8001, if and when approved, whether alone or in collaboration with others;

•        obtaining, establishing, maintaining and enforcing patent and any potential trade secret protection or regulatory exclusivity for INVA8001;

•        maintaining an acceptable safety profile of INVA8001 following regulatory approval, if any;

•        maintaining and growing an organization of people who can develop and, if approved, commercialize, market and sell INVA8001; and

•        acceptance of INVA8001 if approved, by patients, the medical community and third-party payors, for its approved indications.

If we are unable to develop, receive marketing approval for and successfully commercialize INVA8001, or if we experience delays as a result of any of the above factors or otherwise, our business would be significantly harmed.

We were not involved in the early development of INVA8001; therefore, we are dependent on third parties having accurately generated, collected, interpreted and reported data from certain preclinical and clinical trials for INVA8001, which were conducted between 2011 and 2014. We may fail to demonstrate effectiveness of INVA8001 despite a different clinical trial design, and we may observe safety concerns with INVA8001 that have not been observed to date.

We had no involvement with or control over the preclinical and clinical development of INVA8001 performed by the licensor, Daiichi Sankyo. We have in-licensed the rights to research, develop and commercialize INVA8001 from Daiichi Sankyo. We are dependent on preclinical study and clinical trial data developed by Daiichi Sankyo and its licensees having conducted their research and development in accordance with the applicable protocols and legal, regulatory and scientific standards; having accurately reported the results of all preclinical studies and clinical trials conducted with respect to such product candidates, which were conducted between 2011 and 2014; and having correctly collected and interpreted the data from these trials, particularly because our planned trial design and our expectations about the efficacy and safety of INVA8001 are based on our analysis of this data. If these activities were not compliant, accurate or correct, the clinical development, regulatory approval or commercialization of INVA8001 will be adversely affected. Additionally, it has generally been more than a decade since these trials were conducted and the scientific community’s and regulators’ view of the outcome or any safety or benefit claimed from these trials may have declined over time due to factors including but not limited to new medical or regulatory standards, which would adversely impact the strength of any positive outcome from the trials. The length of time since the trials were conducted may also necessitate increased interactions with regulators to discuss the clinical development plan and we cannot assure you that the outcomes of any such meeting would be beneficial and not harmful to our regulatory strategy.

Results of the various preclinical studies and clinical trials conducted by Daiichi Sankyo between 2011 and 2014 and its licensees have been shared with the U.S. FDA and we expect that these data will be included, as necessary, in any application we may submit for regulatory approval of INVA8001 with the European Commission/EMA, U.S. FDA, and other regulatory agencies. However, the data we produce in our own clinical trials of INVA8001 will ultimately help form the basis of any application for regulatory approval of INVA8001 that we may submit. Daiichi Sankyo failed to demonstrate efficacy of INVA8001 in its Phase 2 clinical trial for atopic dermatitis. We do not know how INVA8001 will perform in our planned Phase 2a clinical trial and any future clinical trials as a result of differences in design from the clinical trials conducted to date by Daiichi Sankyo or other third parties. The differences in our planned Phase 2a clinical trial include, among other things: different doses and dosing regimen, a different manufacturer than Daiichi Sankyo used in its clinical trials, a different indication of chronic inducible urticaria, a longer duration of the clinical trial and a collection of biomarker data relevant to the mechanism of action in mast cell survival and proliferation. It is possible that we may not be able to establish efficacy of INVA8001 in our planned Phase 2a trial, despite a different trial design. Also, it is possible that the increased dose, more frequent dosing regimen, longer trial duration and other aspects of our planned (subject to regulatory clearance) Phase 2a clinical trial will be associated with more serious or frequent adverse events. Any of the foregoing could require us to conduct additional trials or otherwise change our clinical development plan. Ultimately, the risk-benefit profile of INVA8001 may be unacceptable, in chronic inducible urticaria or any other indication and regulators may not permit us to conduct Phase 3 trials of INVA8001 which will be necessary for any marketing approval.

We have had limited interactions with the EMA, U.S. FDA, and other comparable foreign regulatory authorities to date and cannot be certain how many clinical trials of INVA8001 will be required to support marketing approval or how such trials would need to be designed. Further, the U.S. FDA, EU member state authorities or comparable foreign regulatory authorities may not view our current trial designs, any future trial designs, or data, including the data from our planned Phase 2a clinical trial, which is subject to regulatory clearance, as well as the results of clinical trials conducted by Daiichi Sankyo between 2011 and 2014 and other third parties that we include, as required, with any application we may submit for regulatory approval, as sufficient to support the regulatory approval of INVA8001 for the treatment of chronic inducible urticaria or for other indications. For example, although we have discussed a Phase 2b trial design for atopic dermatitis with the U.S. FDA during a pre-IND meeting, our plans for the design and disease indication of the Phase 2 trial have changed since that meeting to focus on chronic inducible urticaria as the first indication. Subject to regulatory clearance, we plan to conduct a Phase 2a trial of INVA8001 for chronic inducible urticaria in the EU with approximately 30 subjects across a placebo and two active arms. We cannot be certain that the data we collect will be sufficient to support commencing late-stage trials. In addition, while we intend to submit a CTA to EU member state authorities under Regulation EU No 536/2014, or the Clinical Trials Regulation or CTR, and not the U.S. FDA for INVA8001 in chronic inducible urticaria in the second half of 2026, there can be no guarantee that these authorities will view our current trial design as sufficient or that they will not require us to conduct additional nonclinical studies or clinical trials, including another Phase 1 trial, until we file and receive clearance of a CTA. Additionally, the competent regulatory authorities may disagree with the adequacy of our trial designs. Competent authorities may also require us to conduct additional nonclinical studies or clinical trials. As a result, we could be required to conduct additional nonclinical studies and clinical trials prior to seeking and obtaining regulatory approval and our planned development timeline, capital requirements and costs of operation could materially change.

We are very early in our development efforts. If we are unable to successfully develop, receive regulatory approval for and commercialize our product candidates for their initial indications or any other indications or successfully develop any other product candidates or experience significant delays in doing so, our business will be substantially harmed.

We are very early in our development efforts. Each of our product candidates will require additional preclinical and/or clinical development, regulatory approval, obtaining manufacturing supply, capacity and expertise, building a commercial organization or successfully outsourcing commercialization, substantial investment and significant marketing efforts before we generate any revenue from product sales. Our assumptions about INVA8001’s development potential are based on the data generated from preclinical studies and clinical trials conducted by our licensor and our belief that INVA8001 will be shown to be effective if clinical development design is changed in accordance with our plans. However, INVA8001 has previously failed to meet all endpoints in a Phase 2 clinical trial for atopic dermatitis conducted by our licensor, and it may fail to do so in our planned clinical trials, as well. We may also observe materially and adversely different safety results as we continue to conduct our clinical trials. Neither we nor our licensor conducted any preclinical or clinical trials of INVA8001 in any of our planned indications except atopic dermatitis. Due to material differences in human and animal chymase, it is not possible to test the effectiveness of INVA8001 for any indication in animal models. No animal model efficacy data is available for INVA8001 in chronic inducible urticaria, and we would not be able to obtain such data for any other indications of INVA8001. Accordingly, we would be required to undertake significant expenses to commence testing INVA8001 in humans without any evidence of its efficacy in a particular indication, which makes our development process more expensive and less certain.

Furthermore, we have limited exploratory preclinical data with respect to toxicology of INVA8003, and no preclinical or clinical data with respect to its efficacy or safety. No other product candidate targeting inflammasomes has been successfully developed to date, and the INVA8003 mechanism of action has not been validated.

The foregoing makes our ability to successfully and timely complete development of our product candidates and obtain regulatory approval for them less certain. Failure to do so would have a material adverse effect on our business, financial condition, results of operations and prospects.

We do not have any products that are approved for commercial sale, and we may never be able to develop or commercialize marketable products.

Our ability to generate revenue from our product candidates, which we do not expect will occur for the foreseeable future, if ever, will depend heavily on the successful development, regulatory approval and eventual commercialization of our product candidates. The success of INVA8001, INVA8003 or any other product candidates that we develop or acquire will depend on several factors, including:

•        timely and successful initiation, enrolment and completion of preclinical studies and clinical trials with favorable safety and efficacy results;

•        sufficiency of our financial and other resources to initiate and complete the necessary pre-clinical studies and clinical trials;

•        acceptance of INDs by the U.S. FDA or comparable foreign applications that allow commencement of our planned or future clinical trials for our product candidates;

•        establishing and maintaining relationships with CROs and clinical sites for the clinical development of our product candidates, and the ability of such CROs and clinical sites to comply with clinical trial protocols, cGCPs and other applicable requirements;

•        successful development of, or making arrangements with third-party manufacturers for, our commercial manufacturing processes for any of our product candidates that receive regulatory approval and successfully manufacturing such product candidates on a commercial scale and in compliance with our specifications and cGMPs;

•        timely receipt of marketing approvals from applicable regulatory authorities;

•        timely and successfully establishing sales, marketing and distribution capabilities and launching commercial sales of products, if approved, whether alone or in collaboration with others;

•        acceptance of our products, if approved, by patients, the medical community and third-party payors, for their approved indications;

•        the prevalence and severity of adverse events experienced with INVA8001, INVA8003 or any future product candidates;

•        the availability, perceived advantages, cost, safety and efficacy of alternative therapies for any product candidate that we develop, and any indications for such product candidate;

•        obtaining and maintaining patent, trademark and trade secret protection and regulatory exclusivity for our current or future product candidates and otherwise protecting our rights in our intellectual property portfolio, in the United States and internationally;

•        maintaining compliance with regulatory requirements, including cGMPs, and complying effectively with other procedures;

•        maintaining a continued acceptable safety, tolerability and efficacy profile of products following approval; and

•        maintaining and growing an organization of people who can develop and, if approved, commercialize, market and sell INVA8001, INVA8003 and any future product candidates and products.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize the product candidates we develop, which would materially harm our business. If we do not receive marketing approvals for INVA8001, INVA8003 or any future product candidate we develop or if we experience delays in such approvals, we may not be able to continue our operations.

Further, conducting clinical trials in foreign countries, as we expect to do for at least one of our current product candidates, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, failure to properly translate or interpret patient-reported outcome endpoints, managing additional administrative burdens associated with foreign regulatory schemes as well as political and economic risks relevant to such foreign countries.

Regulatory requirements in the European Union, European Economic Area and the United Kingdom, or, together, Europe, are complex, evolving, and may delay or prevent the development and approval of our product candidates.

Conducting clinical trials and obtaining regulatory approvals specifically in the EU and European Economic Area, or EEA, is subject to extensive and evolving regulations that may increase costs, create delays, or prevent us from completing our planned clinical development programs. Our ability to conduct clinical trials in Europe depends on obtaining approval under the CTR, which became effective in January 2022 and introduced a centralized submission and assessment process via the Clinical Trials Information System, or CTIS. However, as this regulatory framework continues to transition, procedural inefficiencies, country-specific requirements, or unforeseen delays in regulatory reviews could negatively impact our ability to initiate and complete trials on schedule.

The approval process for a CTA in the EU and EEA requires regulatory reviews and ethics committee approvals in each participating country. Differences in regulatory interpretations, additional national requirements, and requests for further documentation could delay approvals, increasing the time and cost required to advance our product candidates. In addition, patient recruitment and retention challenges — such as competition from other trials, country-specific variations in medical practices, and regulatory restrictions on patient incentives — could further impact trial timelines. If we fail to recruit patients efficiently, our clinical trials could be delayed, which may adversely affect our overall development strategy. Furthermore, ethical review processes in different EU member states may vary, leading to inconsistencies in approval timelines and additional regulatory complexity.

Our trials in the EU and EEA are also subject to data protection laws, including Regulation (EU) 2016/679, also known as the General Data Protection Regulation, or GDPR, which imposes strict requirements on collection, processing, and cross-border transfer of personal data. Failure to comply with GDPR could result in regulatory penalties, legal liabilities, or disruptions to our clinical data collection, potentially delaying regulatory filings. Furthermore, ethical review processes in different EU member states may vary, leading to inconsistencies in approval timelines and additional regulatory complexity.

Additionally, Brexit has created further regulatory divergence between the EU and the United Kingdom, or the UK, requiring separate regulatory approvals from the MHRA for any clinical trials conducted in the UK. If we pursue trials in both jurisdictions, we may face increased administrative burdens, additional costs, and delays associated with parallel regulatory submissions. In the UK, clinical trials are governed by the Medicines for Human Use (Clinical Trials) Regulations 2004, or the UK CTR, which are based on the predecessor EU regulations to the

CTR. The CTRs have not been adopted in the UK. In April 2025, amendments to the UK CTR were signed into law (the Medicines for Human Use (Clinical Trials)(Amendment) Regulations 2025). These regulations amend the UK CTR, and will take effect on April 28, 2026. The amended UK CTR includes changes on transparency, approval pathways and regulatory requirements.

We also face risks related to the manufacturing, supply chain, and distribution of investigational medicinal products, or IMPs, in Europe, which must comply with Good Manufacturing Practice, or GMP, requirements. Supply chain disruptions, import/export restrictions, or delays in obtaining trial materials could result in shortages at trial sites, delaying or interrupting our clinical trials.

Regulatory requirements in Europe may continue to evolve, including potential revisions to clinical trial regulations, pharmacovigilance obligations, and GMP standards, which could impose additional compliance burdens and increase costs. Failure to comply with any of these evolving requirements, obtain necessary approvals, or successfully complete clinical trials in Europe could delay or prevent the development of our product candidates and jeopardize our ability to obtain future regulatory approvals in the United States or other markets.

Failure to comply with European regulatory requirements at any stage could jeopardize our ability to obtain marketing approval, delay commercialization, or result in enforcement actions. Any such setbacks could materially impact our ability to bring our product candidates to market in Europe. Regulatory requirements for conducting clinical trials in Europe differ from those in the United States, and failure to comply with EU regulatory requirements could delay or prevent the development of INVA8001.

The regulatory framework governing clinical trials in the EU is complex and differs from that of the U.S. FDA. To conduct clinical trials in Europe, we must obtain approval through the CTA process. Any failure to comply with the applicable regulatory requirements, including Good Clinical Practice, or GCP guidelines, could result in delays, suspension, or termination of our planned Phase 2a trial, subject to regulatory clearance, of INVA8001 for chronic inducible urticaria in Europe.

Our ability to conduct trials in Europe may also be affected by differences in diagnostic criteria and regulatory expectations. The TempTest®, a CE-marked medical device, is used to determine a patient’s threshold temperature for chronic inducible urticaria. As a CE-marked medical device, TempTest® may be used as a diagnostic and trial assessment tool in a clinical trial in the EU. However, this device is not approved by the U.S. FDA, and U.S. physicians typically rely on clinical history for chronic inducible urticaria diagnosis. As a result, our reliance on EU regulatory approvals and diagnostic methods may not align with U.S. FDA expectations for future U.S. trials, potentially necessitating additional studies and delaying our development timeline.

Additionally, regulatory requirements may change during the course of our clinical development, requiring us to submit additional data, modify study designs, or conduct further preclinical or clinical evaluations. Approval policies and regulatory standards may vary among EU member states, further complicating our ability to initiate and complete clinical trials efficiently.

Even if we successfully submit a CTA to the competent authorities of the relevant EU member states there is no assurance that the results will be accepted by the EMA, and we may be required to conduct additional clinical trials. We intend to expand development into chronic spontaneous urticaria, prurigo nodularis and atopic dermatitis in the U.S. and globally upon successful completion of a Phase 2a trial, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, and subject to future financing and us obtaining an IND clearance from the U.S. FDA. However, there is no guarantee that we will receive an IND approval or will be able to proceed with further clinical development in the U.S.

If we encounter delays in EU regulatory approvals, experience difficulties in aligning EU regulatory and U.S. FDA requirements, or fail to comply with evolving EU regulatory frameworks, we may be required to conduct additional clinical trials and our clinical development plans, business strategy, and financial condition could be materially adversely affected.

The regulatory approval processes of the U.S. FDA, the European Commission and comparable foreign authorities are lengthy, time consuming, expensive and inherently unpredictable. If we are not able to obtain required regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval or other marketing authorizations by the U.S. FDA, European Commission, which is the authorizing body for all centrally authorized medicinal products in the EU, which makes binding decisions based on the recommendations of the EMA, and comparable foreign authorities is unpredictable, and it typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, and the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. INVA8001 and INVA8003 are our only product candidates. INVA8001 is the only candidate that is currently positioned to commence clinical development, subject to clearance of a CTA by the competent authorities of the relevant European Union member states for chronic inducible urticaria. If this trial meets its clinical endpoints and receives regulatory clearance from the U.S. FDA, we intend to initiate clinical development for chronic spontaneous urticaria contingent on additional future financing. INVA8003 is our only other product candidate.

We have not obtained regulatory approval for any product candidate, and it is possible that we may never obtain regulatory approval for INVA8001, INVA8003 or any product candidates we may seek to develop in the future. Neither we nor any current or future collaborator is permitted to market any drug product candidates in the U.S. or EU until we receive regulatory approval of a new drug application, or NDA, from the U.S. FDA or a Marketing Authorization Application, or MAA, from the European Commission.

Prior to obtaining approval to commercialize any drug product candidate in the United States or abroad, we must demonstrate with substantial evidence from well-controlled clinical trials, to the satisfaction of the U.S. FDA or comparable foreign regulatory agencies that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the U.S. FDA and other regulatory authorities. The U.S. FDA and other regulatory authorities may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or after approval, or it may object to elements of our clinical development programs.

Of the large number of products in development, only a small percentage successfully complete the U.S. FDA or foreign regulatory approval processes and are commercialized. The lengthy approval and marketing authorization process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval and marketing authorization to market our product candidates, which would significantly harm our business, financial condition, results of operations and prospects.

We have invested a significant portion of our time and financial resources in the development of our product candidates, including INVA8001 and INVA8003. Our business is dependent on our ability to successfully complete preclinical and clinical development of, obtain regulatory approval for, and, if approved, successfully commercialize INVA8001, INVA8003 and any future product candidates in a timely manner.

Even if we eventually complete clinical testing and receive approval of a NDA or foreign marketing application for INVA8001, INVA8003 or any future product candidates, the U.S. FDA, European Commission or the applicable foreign regulatory agency may grant approval or other marketing authorization contingent on the performance of costly additional clinical trials, including post-marketing clinical trials. The U.S. FDA, European Commission or the applicable foreign regulatory agency also may approve or authorize for marketing a product candidate for a more limited indication or patient population than we originally request, and the U.S. FDA, European Commission or applicable foreign regulatory agency may not approve or authorize the labeling that we believe is necessary or desirable for the successful commercialization of a product candidate. Any delay in obtaining, or inability to obtain, applicable regulatory approval or other marketing authorization, or failure to obtain our desired product label, would delay or prevent commercialization of that product candidate and would materially adversely impact our business and prospects.

In addition, the U.S. FDA and other regulatory authorities may change their policies, issue additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval of our future product candidates under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain approvals, increase the costs of compliance or restrict our ability to maintain any marketing authorizations we may have obtained. Further, macroeconomic and other global conditions, have impacted and could in the future impact the ability of the U.S. FDA, European Commission and other regulatory authorities to provide any required approvals or marketing authorizations for our product candidates or result in the delay of such approvals or authorizations.

Preclinical and clinical product development involves a lengthy and expensive process, with an uncertain outcome.

Our assumptions about INVA8001’s development potential are based on the data generated from preclinical studies and clinical trials conducted by our licensor and our belief that INVA8001 will be shown to be effective if the design of clinical trials are changed in accordance with our plans. However, INVA8001 has previously failed to meet all endpoints in a Phase 2 clinical trial in atopic dermatitis conducted by our licensor, and it may fail to do so in our planned clinical trial in CIndU as well. We may also observe materially and adversely different safety results as we continue to conduct our clinical trials. INVA8003 was designed and optimized for its molecular structure and therapeutic potential using AI, as a targeted approach to inhibit the ASC dimerization process and protein-protein interaction specific to inflammasome assembly and believe it may offer a potentially better tolerated approach by avoiding binding pockets that are common across different proteins involved in normal human physiological functions, which were the target of prior attempts at designing NLRP3 inflammasome inhibitors, we will need to conduct lengthy and expensive preclinical studies and eventually clinical trials on INVA8003 and there can be no guarantee that we will achieve the results we anticipate.

In order to obtain regulatory approval to market a new drug product we must demonstrate proof of safety and efficacy in humans. It is impossible to predict when or if INVA8001 or INVA8003 will prove effective or safe in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities, including the U.S. FDA and European Commission for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety, potency and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing or at any time during the trial process. The interim results of a clinical trial do not necessarily predict final results and the outcome of preclinical testing and early clinical trials may not be predictive of the results of later clinical trials as to safety or efficacy, particularly if later clinical trials have a materially different trial design. The historical failure rate for product candidates in our industry is high, particularly in the earlier stages of development. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

We have not completed any clinical trials required for the approval of any of our product candidates. We cannot assure you that any preclinical study or clinical trial that we are conducting, or may conduct in the future will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates.

In addition, our current U.S. clinical development plans involve the use of the TempTest®, a CE-marked medical device cleared for the market in the EU, which is used to determine a patient’s threshold temperature for chronic inducible urticaria; however, this device is not approved by the U.S. FDA and U.S. physicians typically rely on clinical history for chronic inducible urticaria diagnosis. As a result, our reliance on European regulatory approvals and diagnostic methods may not align with U.S. FDA expectations for future U.S. trials, potentially necessitating additional studies and delaying our development timeline.

We may incur additional costs and experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Our current and planned clinical trials are expensive, time consuming, and subject to uncertainty. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. We cannot be sure that submission of an IND or CTA will result in the applicable regulatory authorities allowing clinical trials to begin in a timely manner, if at all. Moreover, even if these trials begin, issues may arise that could suspend or terminate such clinical trials. A failure of one or more clinical trials can occur at any stage of testing, and our future clinical trials may not be successful.

We may incur additional costs and experience delays in ongoing clinical trials for our product candidates, and we do not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. We may experience numerous unforeseen events during or as a result of clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including:

•        regulators or institutional review boards not authorizing us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•        experiencing delays in reaching, or failing to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites or prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•        clinical trials of our product candidates producing negative or inconclusive results, including failure to demonstrate statistical significance, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

•        failing to demonstrate statistical significance in early stage or Phase 2 clinical trials of our product candidates, which may impact the timing and design of late stage clinical trials for such product candidates, or failing to demonstrate statistical significance in late stage trials despite promising early stage results;

•        the number of patients required for clinical trials of our product candidates being larger than we anticipate, enrollment in these clinical trials being slower than we anticipate or participants dropping out of these clinical trials or failing to return for post-treatment follow-up at a higher rate than we anticipate;

•        our product candidates having undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to suspend or terminate the trials;

•        our third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•        regulators or institutional review boards requiring that we or our investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•        the cost of clinical trials of our product candidates being greater than we anticipate; and

•        the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates being insufficient or inadequate.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the approval and commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed or eliminated. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not favorable or if there are safety concerns, we may, among other things:

•        be delayed in obtaining marketing approval for our product candidates;

•        not obtain marketing approval at all;

•        obtain approval for indications or patient populations that are not as broad as intended or desired;

•        obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•        be subject to additional post-marketing testing requirements; or

•        have the product removed from the market after obtaining marketing approval.

We have not yet initiated or completed testing of any product candidate in clinical trials. Success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials.

Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Preclinical tests and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and dosing schedules. Success in preclinical or animal studies and early clinical trials does not ensure that later large-scale efficacy trials will be successful, nor does it predict final results. This is particularly the case with respect to INVA8001 because our planned clinical trials will be designed with significant differences relative to those conducted by Daiichi Sankyo to date. Our product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or having successfully advanced through initial clinical trials, whether conducted by us or third parties, particularly because, with respect to INVA8001, we anticipate significantly changing trial design for future clinical trials, and with respect to INVA8003, we are targeting a novel target that has not yet been tested in clinical trials. Further, INVA8001 and INVA8003 may fail to show the desired safety and efficacy in the treatment of chronic symptoms despite positive results in the treatment of acute symptoms.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Such setbacks have occurred and may occur for many reasons, including: clinical sites and investigators may deviate from clinical trial protocols, whether due to lack of training or otherwise, and we may fail to detect any such deviations in a timely manner; patients may fail to adhere to any required clinical trial procedures, including any requirements for post-treatment follow-up; our product candidates may fail to demonstrate effectiveness or safety in certain patient subpopulations or at all; or our clinical trials may not adequately represent the patient populations we intend to treat, whether due to limitations in our trial designs or otherwise. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of our product candidate development. Any such delays could negatively impact our business, financial condition, results of operations and prospects.

Interim, topline and preliminary results from our clinical trials that we announce or publish from time to time may change as more patient data becomes available and is subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim, top-line or preliminary results from our preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data. We also make assumptions, estimations, calculations and conclusions as part of our preliminary analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between interim, top-line or preliminary data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and investors or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, topline or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

As an organization, we are preparing to conduct, subject to regulatory approval, our first Phase 2a clinical trial, we have never conducted any clinical trials, and we may be unable to do so for any product candidates we may develop.

We will need to successfully complete pivotal clinical trials in order to obtain the approval of the European Commission, the U.S. FDA, MHRA or other regulatory authorities to market INVA8001, INVA8003 or any future product candidate. Carrying out pivotal clinical trials is a complicated process. As an organization, we are preparing to conduct, subject to regulatory approval, our first Phase 2a clinical trial and have not previously conducted any clinical trials, including later stage or pivotal ones. In order to do so, we will need to expand our clinical development and regulatory capabilities, and we may be unable to recruit and train, and subsequently retain, qualified personnel. We also expect to continue to rely on third parties to conduct our pivotal clinical trials. See “— Risks Related to our Dependence on Third Parties — We intend to rely on third parties to conduct a significant portion of our planned clinical trials and potential future clinical trials for product candidates, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.” Consequently, we may be unable to successfully and efficiently execute and complete necessary clinical trials in a way that leads to a successful and timely NDA submission, or foreign marketing application and approval of INVA8001, INVA8003 or future product candidates. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop. Failure to commence or complete, or delays in, our planned clinical trials, could prevent us from or delay us in commercializing our product candidates.

Our preclinical studies and clinical trials may fail to demonstrate the safety and efficacy of our product candidates, or serious adverse or unacceptable side effects may be identified during the development of our product candidates, which could prevent or delay regulatory approval and commercialization, increase our costs or necessitate the abandonment or limitation of the development of some of our product candidates.

Before obtaining regulatory approvals for the commercial sale of our product candidates, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that our product candidates are safe and effective for use in each target indication, and failures can occur at any stage of testing. Clinical trials often fail to demonstrate safety or efficacy of the product candidate studied for the target indication.

If our product candidates are associated with adverse side effects in clinical trials or have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses in which the side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. The U.S. FDA, European Commission, MHRA or other comparable foreign regulatory authority or an institutional review board may also require that we suspend, discontinue or limit our clinical trials based on safety information, or that we conduct additional animal or human studies regarding the safety and efficacy of our product candidates, which we have not planned or anticipated. Such findings could further result in regulatory authorities failing to provide marketing authorization for our product candidates or limiting the scope of the indication, if approved. Many product candidates that initially showed promise in early-stage testing have later been found to cause adverse side effects that prevented further development of the product candidate. We may observe different, more serious or more frequent adverse events in planned clinical trials of INVA8001 than was observed by Daiichi Sankyo in preclinical studies and clinical trials to date because we plan to re-design future clinical trials, including by testing higher and more frequent doses over a longer trial duration.

Additionally, if one or more of our product candidates receives marketing approval, and we or others subsequently identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•        regulatory authorities may withdraw, suspend or limit approvals of such product or seek an injunction against its manufacture or distribution;

•        we may be required to recall a product;

•        regulatory authorities may require additional warnings on the labels, such as a “black box” warning or a contraindication;

•        we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•        we may be required to change the way a product is distributed or administered, conduct additional clinical trials or change the labeling of a product or be required to conduct additional post-marketing studies or surveillance;

•        we could be sued and held liable for harm caused to patients;

•        sales of the product may decrease significantly or the product could become less competitive;

•        we may not be able to achieve or maintain third-party payor coverage and adequate reimbursement; and

•        our reputation and physician or patient acceptance of our products may suffer.

There can be no assurance that we will resolve any issues related to any product-related adverse events to the satisfaction of the U.S. FDA or comparable foreign regulatory agency in a timely manner or at all. Moreover, any of these events could prevent us from achieving or maintaining market acceptance of a particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

If we experience delays or difficulties in the enrollment and/or retention of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

Successful and timely completion of clinical trials will require that we identify and enroll a sufficient number of patients. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population and competition for patients with other trials. Trials may be subject to delays as a result of patient enrollment taking longer than anticipated or patient withdrawal. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the U.S. FDA or foreign regulatory authorities, or if a large number of patients withdraw. We cannot predict how successful we will be at enrolling subjects in future clinical trials. Subject enrollment is affected by other factors including:

•        the eligibility criteria for the trial in question;

•        the size of the patient population and process for identifying patients;

•        the actual and perceived risks and benefits of the product candidate in the trial;

•        the design of the trial;

•        the ability to obtain and maintain informed consent;

•        our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•        the availability of competing commercially available therapies and other competing candidates’ clinical trials;

•        the willingness of patients to be enrolled in our clinical trials;

•        the success of efforts to facilitate timely enrollment in clinical trials;

•        the patient referral practices of physicians;

•        the ability to monitor patients adequately during and after treatment; and

•        the proximity and availability of clinical trial sites to prospective patients.

Our inability to enroll a sufficient number of patients for clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in these clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing. Furthermore, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and we will have limited influence over their performance.

Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining enrollment of such patients in our clinical trials. We cannot assure you that our assumptions used in determining expected clinical trial timelines are correct or that we will not experience delays or difficulties in enrollment, or be required by the competent authorities of the relevant EU member states, the U.S. FDA or other regulatory authority to increase our enrollment, which would result in the delay of completion of such trials beyond our expected timelines.

The results of clinical trials conducted at clinical trial sites outside the United States might not be accepted by the U.S. FDA, and data developed outside of a foreign jurisdiction similarly might not be accepted by such foreign regulatory authority.

Subject to the successful submission to, and acceptance by, the competent authorities of the relevant EU member states of a CTA, of which there can be no assurance, we plan to conduct clinical trials for INVA8001 in Europe. Although the U.S. FDA or comparable foreign regulatory authorities may accept data from clinical trials conducted outside the relevant jurisdiction, acceptance of these data is subject to certain conditions, if at all. In addition, there can be no guarantee that upon such submission these authorities will conclude that our current trial design is sufficient to commence clinical trials. As a result, our reliance on EU regulatory approvals and diagnostic methods may not align with U.S. FDA expectations for future U.S. trials, potentially necessitating additional studies and delaying our development timeline. For example, the U.S. FDA requires that the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles such as institutional review board or ethics committee approval and informed consent, the trial population must adequately represent the U.S. population and the data must be applicable to the U.S. population and U.S. medical practice in ways that the U.S. FDA deems clinically meaningful. Further, the U.S. FDA may consider an on-site inspection to be necessary in which case they must be able to validate the data through such an inspection or other appropriate means. In addition, while these clinical trials are subject to the applicable local laws, acceptance of the data by the U.S. FDA will be dependent upon its determination that the trials were conducted consistent with all applicable U.S. laws and regulations. There can be no assurance that the U.S. FDA will accept data from trials conducted outside of the United States as adequate support of a marketing application. Similarly, any data submitted to foreign regulatory authorities may not adhere to their standards and requirements for clinical trials and there can be no assurance a comparable foreign regulatory authority would accept data from trials conducted outside of its jurisdiction.

If the U.S. FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in current or future product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted, which may increase costs or time required to complete the clinical trial.

Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•        additional foreign regulatory requirements;

•        foreign exchange fluctuations;

•        compliance with foreign manufacturing, customs, shipment and storage requirements;

•        inconsistent standards for reporting and evaluating clinical data and adverse events;

•        any pandemic or public health concerns;

•        diminished protection of intellectual property in some countries; and

•        political instability, civil unrest, war or similar events that may jeopardize our ability to commence, conduct or complete a clinical trial and evaluate resulting data.

Our clinical development strategy depends on the availability and continued regulatory acceptance of a third-party diagnostic device.

Our clinical development strategy for chronic inducible urticaria (“CIndU”) depends on the availability and continued regulatory acceptance of the TempTest® device, a CE-marked medical diagnostic device that is manufactured by a third party, and the unavailability or regulatory non-acceptance of this device in the EU could materially and adversely affect the design, timing, and outcome of our clinical trials as we do not manufacture, control, or maintain regulatory responsibility for this device and must rely on third parties for its continued availability.

Our planned CIndU clinical trial in the EU will rely on the TempTest® device, a standardized provocation testing device used to identify, characterize, and assess treatment response in patients with CIndU. We have been informed that TempTest® is no longer being manufactured and that only limited quantities of previously produced CE-marked units remain available. The TempTest® devices still in the market have been CE-certified under the formerly applicable EU Directive on Medical Devices (MDD), but it is currently uncertain if the TempTest® will be re-certified under the currently applicable EU Regulation on Medical Devices (MDR). The TempTest® cannot be marketed under the applicable transition provisions, as they do not meet all requirements. Existing TempTest® devices in the supply chain that have already been placed on the market remain in the market as CE-marked devices. There can be no assurance that sufficient quantities of the TempTest® device will remain available for the duration of our planned or future clinical trials, or that existing devices will continue to be deemed acceptable by regulatory authorities for use in clinical studies.

If TempTest® devices become unavailable, are depleted, or are no longer acceptable for clinical or regulatory reasons, we may be required to amend our clinical trial protocols, adopt alternative diagnostic or provocation testing methodologies, utilize site-specific testing procedures, or seek additional regulatory guidance or approvals. Any such changes could introduce variability in patient selection or endpoint assessment, complicate comparisons across study sites or with historical data, increase clinical trial costs, delay trial initiation or completion, or adversely affect the interpretability, reliability, or regulatory acceptance of our clinical data.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and product characteristics. Such changes carry the risk that they will not achieve these intended objectives. Additionally, the methods and formulations used in our trials may differ from those used in earlier trials, which could impact comparability and overall outcomes. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, regulatory notification or regulatory approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenue.

We will be reliant on a non-exclusive license from AlphaMeld Corporation (a wholly owned subsidiary of InveniAI) to use its AlphaMeld Platform to monitor our target association network and increase our pipeline of product candidates. The AlphaMeld Platform may be licensed to our competitors. If this license is terminated, this could delay, prevent or impair our discovery and development of future product candidates.

We entered into the AlphaMeld License with InveniAI, pursuant to which we have a non-exclusive license for the use of InveniAI’s AlphaMeld Platform for a period of three years from January 1, 2024 (unless earlier terminated in accordance with the terms of the AlphaMeld License) with automatic renewals for additional one-year periods (unless terminated by either party with prior written notice). Pursuant to the amendment entered into on September 1, 2025, the annual subscription fee was reduced to $50,000 per annual subscription term effective January 1, 2024, payable following the successful completion of our initial public offering, at which time we will remit the total accrued fees of $0.1 million in accordance with mutually agreed payment timing. The AlphaMeld License, as amended, clarifies intellectual property ownership whereby we retain all rights to any inventions, data, know-how, or other intellectual property generated by us through use of the AlphaMeld Platform by our scientists, and AlphaMeld Corporation (InveniAI’s wholly owned subsidiary) will execute assignments to effect the transfer of such rights to us upon request without additional consideration. In addition, the September 1, 2025 amendment assigns all obligations of InveniAI under the agreement to AlphaMeld Corporation, a wholly owned subsidiary of InveniAI. AlphaMeld Corporation owns all intellectual property rights and assets necessary for the operation and commercialization of the AlphaMeld Platform. AlphaMeld Corporation consented to such assignment and agreed to assume all obligations of InveniAI under the agreement. We may terminate the AlphaMeld License upon 90 days prior written notice to AlphaMeld Corporation, either party may terminate the AlphaMeld License (i) in the event of an uncured breach of the license by the other party or (ii) if the other party becomes insolvent or bankrupt and AlphaMeld Corporation may terminate the AlphaMeld License in the event we breach the restrictions on our use of the AlphaMeld Platform contained in Section 2.6 of the AlphaMeld License, including permitting unauthorized access to the AlphaMeld Platform or using the AlphaMeld Platform in fields that we are restricted from under the non-compete agreement we entered into with InveniAI, Dr. Krishnan Nandabalan, BioXcel Therapeutics, Inc., or BioXcel Therapeutics, and certain of its affiliates, or the BioXcel entities. The AlphaMeld License gives us the right to access and use the AlphaMeld Platform to monitor our target association network in order to identify future product candidates. The AlphaMeld License, as amended on September 1, 2025, also clarifies IP ownership whereby we retain all rights to any inventions, data, know-how, or other IP generated by our use of AlphaMeld; upon request, InveniAI will execute assignments to effect transfer of such IP to us without additional consideration.

If the AlphaMeld License is terminated or if we are unable to enter into a new license on satisfactory terms or at all after the period of the AlphaMeld License expires, we would lose our rights to use the AI technology we are reliant on to monitor our target association network and discover and develop our product candidate pipeline, which in turn could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, because our license to use the AlphaMeld License is non-exclusive, AlphaMeld Corporation may choose to also license the AlphaMeld Platform to our competitors, some of whom have greater financial and other resources than we do, limiting or eliminating any product candidate identification advantage that we may have through the use of the AlphaMeld Platform.

We may not be successful in our efforts to increase our pipeline of product candidates by pursuing additional indications for our current product candidates or by in-licensing or acquiring additional product candidates for other diseases.

A key element of our strategy is to build and expand our pipeline of product candidates through our use of AlphaMeld Corporation’s (a wholly owned subsidiary of InveniAI) AlphaMeld Platform. Our use of the AI technology underlying the AlphaMeld Platform has not yet been validated and no product candidates identified by the AlphaMeld Platform have yet been successfully developed by us or any other company and approved by the U.S. FDA or any comparable regulatory authorities. We cannot assure you that our approach will work, nor can we assure you that any of these potential targets or other aspects of our platform will yield product candidates that could enter clinical development and, ultimately, be commercially valuable. The success of the AlphaMeld Platform in identifying viable product candidates that could enter clinical development and ultimately be commercially valuable depends on a number of factors, some of which are beyond our control, including the integrity, volume and continued access to data and our team’s ability to identify and appropriately test relevant hypotheses and identify the most promising product candidates. In addition, the non-compete agreement we, Dr. Nandabalan and InveniAI have entered into with BioXcel Therapeutics and certain of its affiliates restricts us from developing or commercializing product candidates in the fields of neuroscience and immuno-oncology, or the restricted field, subject to specified exceptions. Even if we identify promising potential product candidates outside the restricted field using AI or otherwise, our in-licensing or development efforts may be unsuccessful, in which case we may not be able to advance our drug discovery capabilities as quickly as we expect or expand our product pipeline as quickly as we desire.

Even if we successfully identify and develop or in-license additional product candidates, the potential product candidates that we identify, in-license or acquire may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and/or achieve market acceptance. The development, approval and commercialization of such product candidates will be subject to the risks and uncertainties associated with drug development and sales, including those described herein.

In addition, the technology used by the AlphaMeld Platform is only protected as a trade secret, which affords only limited protection, and competitors, some of whom have greater financial and other resources than we do, may gain access to the AI technology we use or develop similar or better technologies, limiting or eliminating any product candidate identification advantage that we may have using the AlphaMeld Platform.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and management resources, we focus on development programs and product candidates that we identify for specific indications. We are currently primarily focused on the development of INVA8001 and INVA8003 for certain indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications for INVA8001 and INVA8003 that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Inadequate funding for the U.S. FDA, the SEC and other government agencies, including from government shutdowns, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the U.S. FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, the ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of CMS and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the U.S. FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. If a prolonged government shutdown occurs, it could significantly impact the ability of the U.S. FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Risks Related to the Commercialization of Our Product Candidates

Even if any of our product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any of our product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community, which will significantly drive commercial success. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant revenue and we may not become profitable. Our efforts to educate the medical community and third-party payors regarding the benefits of any approved products, may require significant resources and we may never be successful.

The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•        the demonstrated efficacy, safety and potential advantages compared to alternative treatments;

•        the indications for which our product candidates are approved;

•        the timing of market introduction of the product candidate as well as competitive products;

•        our ability to offer our products at competitive prices;

•        the convenience and ease of administration compared to alternative treatments;

•        product labeling or product insert requirements of the U.S. FDA or foreign regulatory authorities, including any limitations or warnings contained in a product’s approved labeling, including any black box warning;

•        the availability of the approved product candidate for use as a combination therapy;

•        the willingness of the target patient population to try our new treatments and of physicians to prescribe these treatments;

•        our ability to hire and retain a sales force;

•        the strength of marketing and distribution support;

•        the availability of third-party coverage and adequate reimbursement for INVA8001, INVA8003 and any other product candidates, once approved;

•        the willingness of patients to pay all, or a portion of, out-of-pocket costs associated with our products in the absence of sufficient third-party coverage and adequate reimbursement;

•        the prevalence and severity of any side effects;

•        any restrictions on the use of our products together with other medications, and

•        potential product liability claims and unfavorable publicity related to the product.

If we are unable to establish sales, marketing and distribution capabilities for INVA8001, INVA8003 or any other product candidate that may receive regulatory approval, we may not be successful in commercializing those product candidates if and when they are approved.

We do not have sales, marketing or distribution infrastructure and have no experience as a company in commercializing products. To achieve commercial success for INVA8001, INVA8003 or any other product candidate for which we may obtain marketing approval, we will need to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets. In the future, for some products candidates and indications, we may choose to build a focused sales and marketing infrastructure to market in the United States, if and when they are approved. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

There are significant risks involved in the building and managing of a sales organization. Factors that may inhibit our efforts to market our products on our own include:

•        our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•        our inability to generate sufficient sales leads;

•        the inability of sales personnel to obtain access to physicians in order to educate physicians about our product candidates, once approved;

•        the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•        unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities and are forced to enter into arrangements with, and rely on, third parties to perform these services, our revenue and our profitability, if any, are likely to be lower than if we had developed such capabilities ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our product candidates or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

We face substantial competition, which may result in a smaller than expected commercial opportunity and/or others discovering, developing or commercializing products before or more successfully than we do.

The biotechnology and pharmaceutical industries, and particularly the market for the treatment of IMIDs, are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. We face competition with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from many different sources, including major pharmaceutical and biotechnology companies, academic institutions, governmental agencies, consortiums and public and private research institutions.

With respect to chronic urticaria, we will face branded competition from omalizumab (XOLAIR), dupilumab (Dupixent) and remibrutinib (Rhapsido), and from a number of companies with product candidates in late-stage development for chronic urticaria, including Celldex, Evommune and Jasper, among others. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer or more effective, have fewer or less severe side effects, are more convenient or are less expensive than INVA8001, INVA8003 or any other product candidate that we may develop. Our competitors also may obtain U.S. FDA, European Commission, MHRA or other regulatory approval for their product candidates more rapidly than we may obtain approval for our product candidates, which could result in our competitors establishing a strong market position before we are able to enter the market. Competing products could present superior treatment alternatives and could render our product candidates obsolete or noncompetitive before we recover the expense of developing and commercializing our product candidates.

Many of the companies against which we are competing, or against which we may compete in the future, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, our programs. If we are unable to compete effectively, our opportunity to generate revenue from the sale of our products we may develop, if approved, could be adversely affected.

Advancements in treatment paradigms and emerging technologies may limit the commercial viability of our product candidates.

The rapid pace of innovation in the biotechnology and pharmaceutical industries may lead to the development of novel treatment modalities, including next-generation biologics, small molecules, gene therapies, RNA-based therapeutics, and cell-based approaches, which could alter the standard of care for IMIDs, including chronic urticaria. If these advancements prove to be more effective, safer, more convenient, or more cost-efficient than our product candidates, our ability to establish and maintain a competitive market position may be significantly diminished.

Furthermore, breakthroughs in AI-driven drug discovery, precision medicine, and biomarker-based therapies could enable competitors to develop highly targeted and personalized treatments that may offer superior efficacy and fewer side effects compared to our product candidates. These evolving treatment paradigms may reduce physician and patient demand for traditional small-molecule inhibitors like INVA8001 and INVA8003, limiting their market potential.

Additionally, new regulatory pathways and accelerated approval mechanisms may expedite the market entry of innovative therapies, allowing competitors to establish dominance before we can complete clinical development and obtain regulatory approval for our product candidates. If we fail to anticipate and adapt to these countervailing advancements, our ability to commercialize our therapies and achieve sustainable revenue growth may be materially and adversely affected.

The success of INVA8001, INVA8003 or any future product candidate, will depend significantly on coverage and adequate reimbursement or the willingness of patients to pay for these products.

We believe our success depends on obtaining and maintaining coverage and adequate reimbursement for INVA8001 and INVA8003 for any approved indications, and the extent to which patients will be willing to pay out-of-pocket for such product candidates, if approved, in the absence of reimbursement for all or part of the cost. Accordingly, we will need to establish a coverage and reimbursement strategy for any approved product candidate.

Additionally, in the United States, there is no uniform policy of coverage and reimbursement among third-party payors. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a payor-by-payor basis. One payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage, and adequate reimbursement. Third-party payors determine which products they will cover and establish reimbursement levels. There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. Even if a third-party payor covers a particular product, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that a product is safe, effective and medically necessary; appropriate for the specific patient; cost-effective; supported by peer-reviewed medical journals; included in clinical practice guidelines; and neither cosmetic, experimental nor investigational.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all U.S. FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

In addition, if we participate in the Medicaid Drug Rebate Program or other governmental pricing programs, in certain circumstances, our products would be subject to ceiling prices set by such programs, which could reduce the revenue we may generate from any such products. Participation in such programs would also expose us to the risk of significant civil monetary penalties, sanctions and fines should we be found to be in violation of any applicable obligations thereunder.

In the European Union, the pricing and reimbursement of pharmaceutical products are subject to national regulations, which vary significantly across member states. Even after obtaining a marketing authorization from the European Commission through a centralized procedure, or after obtaining national authorizations in member states through a decentralized procedure or mutual recognition procedure, we must still seek pricing and reimbursement approvals, negotiate reimbursement rates or otherwise ensure reimbursement of our products by public and private payers in the individual EU member states before being able to successfully commercialize our product candidates. Governments and health authorities in these markets employ various cost-containment measures, including price negotiations, international reference pricing, mandatory price reductions, and health technology assessments, or

HTAs, to determine the cost-effectiveness of a drug before granting reimbursement. These measures can result in significant delays, restrictions on pricing, and uncertainty regarding the level of reimbursement, which may limit the commercial viability of our products in Europe. Foreign governments also have their own healthcare reimbursement systems, which vary significantly by country and region, and we cannot be sure that coverage and adequate reimbursement will be made available with respect to the treatments in which our products are used under any foreign reimbursement system. Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and elsewhere has and will continue to put pressure on the pricing and usage of our products candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medicinal products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our products. Accordingly, in markets outside the United States, if we enter any, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs, surgical procedures and other treatments in particular, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

There can be no assurance that INVA8001, INVA8003 or any other product candidate, if approved for sale in the United States or in other countries, will be considered medically reasonable and necessary, that it will be considered cost-effective by third-party payors, that coverage or an adequate level of reimbursement will be available or that reimbursement policies and practices in the United States and in foreign countries where our products are sold will not adversely affect our ability to sell our product candidates profitably.

The market for INVA8001, INVA8003 or any other product candidates may be smaller than we expect.

Our estimates of the potential market opportunity for INVA8001, INVA8003 or any other product candidates include several key assumptions, based on our industry knowledge, industry publications and third-party research reports. These assumptions include the number of patients who have the IMIDs we intend to target, as well as the estimated reimbursement levels for each product candidate, if approved.

While we believe our assumptions and the data underlying our estimates are reasonable, we have not independently verified the accuracy of the third-party data on which we have based our assumptions and estimates, and these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, including as a result of factors outside our control, thereby reducing the predictive accuracy of these underlying factors. Further, new studies may change the estimated incidence or prevalence of these diseases, and the potentially addressable patient population for our product candidates may not ultimately be amenable to treatment with our product candidates. If the actual market for INVA8001, INVA8003 or for any other product candidates we may develop is smaller than we expect, our revenues, if any, may be limited and it may be more difficult for us to achieve or maintain profitability.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop, especially if our products are prescribed for off-label uses (even if we do not promote such uses). For example, we may be sued if our product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims may be brought against us by clinical trial participants, patients or others using, administering or selling products that may be approved in the future. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against claims that our product candidates caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•        decreased demand for any product candidates that we may develop;

•        injury to our reputation and significant negative media attention;

•        withdrawal of clinical trial participants;

•        significant costs to defend the related litigation;

•        substantial monetary awards paid to trial participants or patients;

•        product recalls, withdrawals or labeling, marketing or promotional restrictions;

•        loss of revenue;

•        reduced resources of our management to pursue our business strategy;

•        the inability to commercialize any products that we may develop; and

•        a decline in our stock price.

Although we intend to maintain product liability insurance coverage, such insurance may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our product candidates. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Even if our product candidates receive regulatory and marketing approval, off-label use or misuse of our products may harm our reputation in the marketplace or result in injuries that lead to costly product liability suits, and our products may fail to achieve the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

If our product candidates are approved by the U.S. FDA, European Commission or other regulatory agency we may only promote or market our product candidates for their specifically approved indications. We will train our marketing and sales force against promoting our product candidates for uses outside of the approved indications for use, known as “off-label uses,” but there can be no assurance that our training efforts will be successful. We cannot, in addition, prevent a physician from using our products off-label, when in the physician’s independent professional medical judgment he or she deems it appropriate. Furthermore, the use of our products for indications other than those approved by the U.S. FDA, European Commission or other regulatory agency may not effectively treat such conditions. Any such off-label use of our products could harm our reputation in the marketplace among physicians and patients. There may also be increased risk of injury to patients if physicians attempt to use our products for uses for which they are not approved, which could lead to product liability claims that might require significant financial and management resources and that could harm our reputation.

Further, if we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The government has also required companies to enter into consent decrees or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. Similarly, in the EU, the promotion of off-label use is strictly prohibited, and violations could result in regulatory actions, fines, or other enforcement measures by national health authorities.

The commercial success of any of our product candidates will also depend upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community, for which there can be no assurance of. The degree of market acceptance of any product candidates we may develop, if approved for commercial sale, will depend on a number of factors, including the extent to which physicians will recommend our products to their patients. If any product candidates we develop do not achieve an adequate level of acceptance by physicians, healthcare payors, patients and the medical community, we will not be able to generate significant revenue and we may not become or remain profitable. The failure of any of our product candidates to find market acceptance would harm our business prospects.

Risks Related to Our Dependence on Third Parties

We heavily rely on the exclusive license from Daiichi Sankyo to provide us with intellectual property rights to develop and commercialize INVA8001. If this license is terminated, we would lose our rights to develop and commercialize INVA8001.

Pursuant to the license agreement between InveniAI with Daiichi Sankyo, or as amended to date, the Daiichi Sankyo Agreement, as novated and assigned to us, we have, among other things, secured an exclusive, royalty-bearing license from Daiichi Sankyo for certain intellectual property and know-how relating to INVA8001 to commercialize INVA8001 for human uses. We and Daiichi Sankyo may terminate the Daiichi Sankyo Agreement in the case of the other party’s insolvency, or upon prior written notice within a specified time period for the other party’s material uncured breach, such as failure to make timely milestone or royalty payments. If the Daiichi Sankyo Agreement is terminated, we would lose our rights to develop and commercialize INVA8001, which in turn would have a material adverse effect on our business, financial condition, results of operations and prospects, including, but not limited to, cessation of our operations to the extent we are unable to develop other product candidates at the time of such termination.

We intend to rely on third parties to conduct a significant portion of our planned clinical trials and potential future clinical trials for product candidates, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

We intend to engage CROs to conduct our planned clinical trials of INVA8001 and INVA8003 and similarly expect to engage CROs for future clinical trials for INVA8001, INVA8003 or other product candidates that we may progress to clinical development. We expect to continue to rely on third parties, including clinical data management organizations, medical institutions and clinical investigators, to conduct those clinical trials. Any of these third parties may terminate their engagements with us, some in the event of an uncured material breach and some at any time for convenience. If any of our relationships with these third parties terminate, we may not be able to timely enter into arrangements with alternative third parties or to do so on commercially reasonable terms, if at all. Switching or adding CROs involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. There can be no assurance that we will not encounter challenges or delays in our CRO relationships in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

In addition, any third parties conducting our clinical trials will not be our employees, and except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our clinical programs. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Consequently, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase substantially and our ability to generate revenue could be delayed significantly. In addition, many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other development activities that could harm our competitive position.

We rely on these parties for execution of our preclinical studies and clinical trials, and generally do not control their activities. Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, U.S. and foreign law requires us to comply with GCPs for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. We also are required to register ongoing clinical trials and post the results of completed clinical trials on government-sponsored databases and/or clinical trial registries, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

If we or any of our CROs or other third parties, including trial sites, fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the U.S. FDA, European Commission/EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials complies with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP conditions. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

In addition, anticipated principal investigators for our clinical trials have served and will continue to serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the U.S. FDA, EMA or other regulatory agency. The U.S. FDA, EMA or other regulatory agency may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the data obtained in the trial. The U.S. FDA, EMA or other regulatory agency may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the U.S. FDA, European Commission or other regulatory agencies and may ultimately lead to the denial of marketing approval of INVA8001, INVA8003 or any other product candidates.

We also expect to rely on other third parties to store and distribute product supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential revenue.

We intend to contract with third parties for the manufacture of INVA8001 for clinical drug supply and expect to continue to do so for commercialization if approved by the relevant regulatory authorities. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

We do not have any cGMP manufacturing facilities and have no plans to develop our own clinical or commercial-scale manufacturing capabilities. We currently rely, and expect to continue to rely, on third parties for the cGMP manufacture of INVA8001, INVA8003 and any other product candidates that we may pursue and related raw materials for clinical development. Any significant delay, in the supply of a product candidate or raw material components for an ongoing clinical trial, due to the need to replace a third-party CMO or the need to replace or further test a batch of our product candidates, could considerably delay the completion of our clinical trials.

We also expect to rely on third-party manufacturers or third-party collaborators for the manufacture of commercial supply of INVA8001, INVA8003 and any other product candidates for which we obtain marketing approval. The processes involved in manufacturing our product candidates are complex, expensive, highly regulated and subject to multiple risks. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. The facilities used by our CMOs to manufacture our product candidates must be inspected by the U.S. FDA or other regulatory authorities after we submit our NDA or comparable marketing application to the U.S. FDA, European Commission or other regulatory authority. We do not have control over a supplier’s or manufacturer’s compliance with laws, regulations and applicable cGMP standards or similar regulatory requirements and other laws and regulations, such as those related to environmental health and safety matters. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of applicable law or regulatory authorities such as the U.S. FDA, we may be unable to obtain regulatory approval of our marketing applications. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the U.S. FDA or a comparable foreign regulatory authority finds deficiencies with or does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We may be unable to enter into any agreements with future third-party manufacturers or to do so on acceptable terms, which increases the risk of failing to timely obtain sufficient quantities of our product candidates, or obtain them at an acceptable cost. Even if we enter into such agreements, qualifying and validating such manufacturers may take a significant period of time and reliance on third-party manufacturers entails additional risks, including, but not limited to:

•        reliance on the third party for regulatory compliance and quality assurance;

•        the possible breach of the manufacturing agreement by the third party;

•        failure to manufacture our product according to our specifications;

•        failure to successfully increase the manufacturing capacity for any of our product candidates in a timely or cost-effective manner, or at all, and the incurrence of upfront scale-up costs prior to commercial approval;

•        increased costs due to the imposition of new or increased tariffs on imports from countries where our manufacturers operate;

•        the possible misappropriation of our proprietary information, including our trade secrets and know-how;

•        the failure to obtain, in sufficient quantities or at all, and possible increase in costs for, the raw materials for our product candidates; and

•        the possible termination or nonrenewal of any agreement by any third party at a time that is costly or inconvenient for us.

Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supply of our products.

Our product candidates, and any drugs that we may develop, may compete with other product candidates and drugs for access to manufacturing facilities. The performance of our third-party manufacturers may also be interrupted by production shortages or other supply interruptions resulting from pandemics, epidemics, natural disasters or extreme weather, infrastructure failures, labor disruptions or other factors. There are no assurances we would be able to enter into similar commercial arrangements with other manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us in a timely manner. Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. In addition, our current and anticipated dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

We may seek collaborations, license agreements and other similar arrangements with third parties for the development or commercialization of our product candidates. If those arrangements are not successful, we may not be able to capitalize on the market potential of these product candidates.

We may seek third-party collaborators, joint ventures, license agreements and other similar arrangements for the development and commercialization of our product candidates, including for the commercialization of any of our product candidates that are approved for marketing outside the United States. Our likely collaborators for any such arrangements include regional and national pharmaceutical companies and biotechnology companies. If we enter into any such additional arrangements with any third parties, we will likely have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Our ability to generate revenue from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. We cannot be certain that, following a collaboration, license or strategic transaction, we will achieve an economic benefit that justifies such transaction.

Collaborations involving our product candidates would pose the following risks to us:

•        collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•        collaborators may not perform their obligations as expected, or at all;

•        we could grant exclusive rights to our collaborators that would prevent us from collaborating with others;

•        collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

•        collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•        collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•        product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or drugs, which may cause collaborators to devote fewer resources to the commercialization of our product candidates;

•        collaborators may be less willing to enter into collaboration agreements with us due to the requirements of our non-compete agreement which requires that, for a period of five years from the effective date of the agreement, parties to any collaboration agreement with us agree not to use the results of our research or services to develop or commercialize products in the fields of neurology or immuno-oncology, subject to specified exceptions;

•        a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such products;

•        a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws, resulting in civil or criminal proceedings;

•        collaborators may not provide us with timely and accurate information regarding development, regulatory or commercialization status or results, which could adversely impact our ability to manage our own development efforts, accurately forecast financial results or provide timely information to our stockholders regarding our product candidates;

•        we may be required to invest resources and attention into such collaborations, which could distract from other business objectives;

•        disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•        collaborators may not properly maintain or defend our or their intellectual property rights or may use our or their proprietary information in such a way as to invite litigation that could jeopardize or invalidate such intellectual property or proprietary information or expose us to potential litigation;

•        collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

•        collaborations may be terminated, including for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If any future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for any collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the U.S. FDA or other regulatory agency, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of any product candidate that we planned to collaborate on, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate revenue, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our reliance on third parties exposes us to risks related to key personnel outside of our direct control.

We depend on third-party CROs, contract manufacturing organizations, or CMOs, academic collaborators, and other strategic partners to support various aspects of our research, development, and manufacturing activities. The success of these partnerships is influenced by the expertise, availability, and decision-making of key personnel within these third parties, many of whom we do not directly employ or control.

If any key individuals at our third-party partners leave, become unavailable, or fail to perform their responsibilities effectively, our clinical development, regulatory submissions, and commercial manufacturing efforts could be disrupted. Additionally, we may not always be aware of critical personnel changes, internal challenges, or operational deficiencies within these organizations until they negatively impact our programs.

Moreover, there may be key personnel at these third-party entities whose roles and influence are not fully visible to us, and unforeseen changes in their involvement could have a material adverse effect on our ability to meet our development timelines, regulatory requirements, or commercial objectives. Additionally, any violation of an agreement with us, including those related to confidentiality, inter-company agreements, collaboration, licensing, development, or other strategic arrangements with Invea, could result in operational disruptions, financial losses, or legal disputes that adversely affect our business. If we are unable to mitigate these risks or establish contingency plans, our reliance on third parties could impair our ability to successfully advance and commercialize our product candidates.

Risks Related to Our Relationship with InveniAI

InveniAI will exercise significant influence on the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from significantly influencing significant decisions.

Assuming (i) an initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and (ii) that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, subsequent to the offering InveniAI will own approximately 44% of the economic interest and voting power of our outstanding common stock after this offering and approximately 42% of such interest and power if the underwriters’ option to purchase additional shares is exercised in full. As long as InveniAI beneficially controls a significant amount of the voting power of our outstanding common stock, it will generally be able to exercise significant influence of the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. If InveniAI continues to hold its shares of our common stock, it could remain a significant stockholder for an extended period of time or indefinitely. InveniAI’s influence on the direction of our business may further increase if it chooses to purchase our shares in the open market after this offering, or if it acts together with our Chief Executive Officer, who is also the Chief Executive Officer of InveniAI and to whom InveniAI’s ownership of our shares may be attributed. In addition, if InveniAI and our Chief Executive Officer, who is also the Chief Executive Officer of InveniAI, sell their shares of our company to the same third party in private transactions, we may become subject to the control of a presently unknown third party.

Approval of commercial terms between us and InveniAI does not preclude the possibility of stockholder litigation, including but not limited to derivative litigation nominally against InveniAI and against its directors and officers and also against us and our directors and officers.

The commercial terms of the InveniAI Shared Services Agreement and our asset contribution agreement with InveniAI, or the Contribution Agreement, have not been negotiated on behalf of InveniAI by persons consisting solely of disinterested InveniAI directors.

No assurance can be given that any stockholder of InveniAI will not claim in a lawsuit that such terms in fact are not in the best interests of InveniAI and its stockholders, that the directors and officers of InveniAI breached their fiduciary duties in connection with such agreements and that any disclosures by InveniAI to its stockholders regarding these agreements and the relationship between InveniAI and us did not satisfy applicable requirements. In any such instance, we and our directors and officers may also be named as defendants, and we would have to defend ourselves and our directors and officers. While we will seek indemnification from InveniAI against any damages or other costs, which could be substantial, no such right to indemnification has been agreed to and it may never be agreed to. Further, any such litigation, regardless of outcome, would be time-consuming and would divert focus and resources from the development of our product candidates and our business, including but not limited to possibly delaying our clinical trials due to our management having to spend time and attention on such litigation.

Following this offering, we will continue to depend on InveniAI to provide us with certain services for our business.

Prior to this offering, we have operated as a controlled subsidiary of InveniAI. Certain administrative services required by us for the operation of our business are currently provided by InveniAI, including the use of InveniAI’s office space, equipment, general administrative support, intellectual property prosecution and management and human infrastructure for research and development activity. Under the InveniAI Shared Services Agreement, InveniAI will continue to provide us with various services following the closing of the offering until December 31, 2026, with the option to extend for additional one year periods upon mutual agreement. We believe it is most efficient for InveniAI to provide these services for us to facilitate the efficient operation of our business as we transition to becoming an independent, public company. Upon termination of the InveniAI Shared Services Agreement, or if InveniAI does not or is unable to perform its obligations under the InveniAI Shared Services Agreement, or any successor agreement we may enter into, we will be required to provide these services ourselves or to obtain substitute arrangements with other third parties. We may be unable to provide these services because of financial or other constraints or be unable to implement substitute arrangements on a timely basis on terms that are favorable to us, or at all.

We exercise no control over the activities of InveniAI other than the contractual rights we have pursuant to the InveniAI Shared Services Agreement, the Contribution Agreement, the InveniAI Line of Credit and the AlphaMeld License. However, Dr. Krishnan Nandabalan is our CEO and a member of our Board of Directors and is also President, Chief Executive Officer and Director of InveniAI and of its wholly owned subsidiary, AlphaMeld Corporation. Because of our historical relationships, our reputation is also potentially tied to the reputation of InveniAI and other companies that are affiliated, or have historical relationships with, InveniAI, including BioXcel Therapeutics.

Certain of our directors and our CEO are currently allocating a portion of their time to InveniAI or its subsidiaries, where they serve as employees, officers and/or directors, which reduces allocation of their time to managing our business and affairs and creates potential conflicts of interest.

Certain of our officers and directors are also serving as employees, officers and/or directors of InveniAI or its subsidiaries. For example, our CEO, President and Chairman of our Board, Krishnan Nandabalan, Ph.D., is also the President, Director, and CEO of InveniAI and of its wholly owned subsidiary, AlphaMeld Corporation. Furthermore, Jonathan Zalevsky Ph.D. and Demetrios Kydonieus, J.D., M.B.A. each serve as directors of InveniAI and AlphaMeld Corporation.

Our directors, and our CEO, may have fiduciary obligations associated with their roles at InveniAI and AlphaMeld Corporation that would interfere with their ability to devote time to our business and affairs and that could adversely affect our business, financial condition, results of operations and growth prospects. Krishnan Nandabalan, our Chief Executive Officer and Chairman of the Board, is expected to remain as President, Director and Chief Executive Officer of InveniAI and its wholly owned subsidiary, AlphaMeld Corporation. Following the completion of our initial public offering, we expect our CEO, Dr. Nandabalan, to spend a minimum of 40 hours a week on the business affairs and operations of Invea. However, this minimum is not required by the terms of his employment agreement and the actual time spent on our business affairs and operations may be less than we expect.

Roles of our directors and CEO at InveniAI could require significant time and attention. While currently, the allocation of our CEO and directors’ time between our company and InveniAI and its subsidiaries is and is expected to be reasonable and manageable, if in the future, we grow or otherwise require management to devote more time to our business affairs, our business operations may be impacted if they are unable to do so due to their roles at InveniAI. Conversely, if InveniAI grows or otherwise requires management to devote more time to its business affairs, our operations may be adversely impacted if our directors and executive officers elect to devote more time to InveniAI than to us. As a result, we may need to hire key employees or to expand our management team, which we may not be able to do as required, or the quality and timeliness of decisions related to our operations may be adversely impacted, any of which could have a material adverse effect on our business, financial condition and results of operations.

The management of and beneficial ownership in InveniAI by our CEO and several of our directors creates the appearance of conflicts of interest, and may create actual conflicts of interest.

Management and ownership by our CEO and several of our directors in InveniAI creates the appearance of conflicts of interest, and may create actual conflicts of interest when these individuals are faced with decisions that could have different implications for InveniAI than for us, including decisions that relate to the InveniAI Shared Services Agreement, the Contribution Agreement, the AlphaMeld License, and the InveniAI Line of Credit, as well as potential agreements relating to future product candidates and AI-related services or collaborations or transactions with third parties with whom we and InveniAI both have, or would like to have, business relationships. Pursuant to the terms of the InveniAI Shared Services Agreement, Dr. Nandabalan has agreed to recuse himself with respect to voting on any matter coming before either the board of InveniAI or our board of directors related to our relationship with InveniAI, although he will still be permitted to participate in discussions and negotiations. Any actual conflicts of interest may result in adverse outcomes to our business, and any perceived conflicts of interest resulting from investors questioning the independence of our management or the integrity of corporate governance procedures may materially affect our stock price.

Any disputes that arise between us and InveniAI with respect to our past and ongoing relationships could harm our business operations.

Disputes may arise between InveniAI and us in a number of areas relating to our past and ongoing relationships, including:

•        intellectual property, technology, and business matters, including failure to make required technology transfers and failure to comply with non-compete provisions applicable to InveniAI and us;

•        labor, tax, employee benefit, indemnification and other matters arising from the separation of Invea from InveniAI;

•        distribution and supply obligations;

•        employee retention and recruiting;

•        business combinations involving us;

•        sales or distributions by InveniAI of all or any portion of its ownership interest in us;

•        the nature, quality, and pricing of services InveniAI has agreed to provide us; and

•        business opportunities that may be attractive to both InveniAI and us.

Assuming (i) an initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and (ii) that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, subsequent to the offering InveniAI will own approximately 44% of our outstanding common stock, and approximately 42% of such interest and power if the underwriters’ option to purchase additional shares is exercised in full, which may be further increased if InveniAI chooses to purchase our shares in the open market after this offering. As a result, InveniAI will be able to exercise significant influence over our operations and if any such disputes arise, we may not be able to pursue a line of business that we otherwise may want to.

We and our stockholders may not achieve some or all of the expected benefits of our separation from InveniAI.

Drug development is an expensive and time-consuming process. In order to realize the value proposition of Invea as a drug development company, we intend to target early-stage healthcare and pharmaceutical focused investors. In order to successfully attract this type of new investment, we separated from InveniAI, because we believe we will achieve some or all of the following benefits:

•        improving strategic and operational flexibility, and streamlining decision-making by providing the flexibility to implement our strategic plan and to respond more effectively to different customer needs and the changing economic environment;

•        allowing us to adopt the capital structure, investment policy and dividend policy best suited to our financial profile and business needs, without competing for capital with InveniAI’s other businesses;

•        creating an independent equity structure that will facilitate our ability to affect future acquisitions utilizing our common stock; and

•        facilitating incentive compensation arrangements for employees more directly tied to the performance of our business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of our business.

If we are not able to achieve the full strategic and financial benefits we expect to receive from the Separation, or if the benefits are delayed or do not occur at all, our business financial conditions and results of operations may be adversely affected. Even if we are able to achieve standalone, independent status as a drug development company, there can be no assurance that investors and analysts will place a greater value on us as a standalone drug development company than as a wholly-or substantially-owned subsidiary of InveniAI.

The assets and resources that we acquire from InveniAI in the Separation may not be sufficient for us to operate as an independent company, and we may experience difficulty in separating our assets, resources, and operations from InveniAI.

Because we have operated as an independent company for only a limited time in the past, we may have difficulty doing so in the future. In addition to the assets and services provided to us by InveniAI, we will need to acquire additional financial resources, assets, and resources to support our operations as an independent company. Additionally, we may also face difficulty in completing the separation of our resources and operations from InveniAI in connection with the Separation. For example, we may face difficulties hiring additional personnel to assist with administrative and technical functions and acquiring office and laboratory space for use in the ordinary course operations of our business. If we have difficulty operating as an independent company, fail to acquire assets or hire requisite personnel that we need to operate, or incur unexpected costs in separating our business from InveniAI’s business, our financial condition and results of operations will be adversely affected.

You may have difficulty evaluating our business because we have no history as a separate company and our historical financial information may not be representative of our results as a separate company.

The historical financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate company during the periods presented or those that we will achieve in the future. Prior to the contribution of our assets from InveniAI, our research and development activities were conducted by InveniAI as part of its broader operations, rather than as an independent division or subsidiary. InveniAI also performed, and will continue to perform, various corporate functions relating to our business. Our historical financial information reflects allocations of corporate expenses from InveniAI for these and similar functions. We believe that these allocations are comparable to the expenses we would have incurred had we operated as a separate company, but our judgments and estimates in this regard may prove inaccurate and we may incur higher expenses as a separate company.

Risks Related to Our Intellectual Property

If we are unable to obtain, maintain and enforce intellectual property rights relating to any of our product candidates or technology, or if the scope of the protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours, our ability to successfully commercialize our product candidates may be adversely affected and we may not be able to compete effectively in our markets.

We rely upon a combination of patents, access to certain third-party trade secrets and confidentiality agreements to protect the intellectual property related to our product candidates. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to our proprietary technology and product candidates.

We cannot predict whether the patent applications we currently or may in the future pursue will issue as patents in any particular jurisdiction or will provide sufficient protection against competitors or other third parties. Nor can we predict the outcome of any challenge by our competitors to the validity or enforceability of any such patents. We cannot offer any assurances that the breadth of our granted patents will be sufficient to stop a competitor from developing and commercializing a product, including a generic product that would be competitive with one or more of our product candidates. Furthermore, any successful challenge to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of the competitive advantage necessary for the successful commercialization of any of our product candidates. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced (unless we obtain a patent term extension corresponding to such delays).

Our ability to obtain and maintain valid and enforceable patents depends on our inventions being patentable in light of the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our licensors were the first to invent the inventions claimed in any of our owned or licensed patents or pending patent applications, or that we or our licensors were the first to make the inventions claimed in those owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. If a third party can establish that we or our licensors were not the first to make or the first to file for patent protection of such inventions, our owned or licensed patents and patent applications may not issue as patents and even if issued, may be challenged and invalidated or rendered unenforceable. Furthermore, even if a patent is granted, our competitors or other third parties may be able to circumvent the patent by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects.

The patent prosecution process is expensive and time-consuming. We may not be able to prepare, file and prosecute all necessary or desirable patent applications at a commercially reasonable cost or in a timely manner or in all jurisdictions. It is also possible that we may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Moreover, depending on the terms of any existing and future in-licenses to which we may become a party, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology in-licensed from third parties.

Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

In addition to the protection provided by our patent portfolio, we rely on access to certain third-party trade secret protection as well as confidentiality agreements to protect proprietary know-how that is not amenable to patent protection. Although we generally require all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, certain employees may not have signed such agreements and we cannot provide any assurances that all such agreements have been duly executed, or that such trade secrets and other confidential proprietary information will not be disclosed. Moreover, our competitors may independently develop knowledge, methods and know-how equivalent to the above-mentioned trade secrets. Competitors could purchase our products, if approved, and replicate some or all of the competitive advantages we derive from our development efforts for technologies on which we do not have patent protection. If any trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

We also seek to preserve the integrity and confidentiality of our proprietary data and third-party trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. However, our agreements and security measures may be breached, and we may not have adequate remedies for any breach. Also, if the steps taken to maintain trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. In addition, others may independently discover the trade secrets and our proprietary information. For example, regulatory agencies such as the U.S. FDA consider whether to make additional information publicly available on a routine basis, and it is not clear at the present time how the disclosure policies may change in the future. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time, and if we do not obtain protection under the Hatch-Waxman Amendments and similar non-U.S. legislation for extending the term of patents covering each of our product candidates, our business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if additional patents covering our current or future product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including generic medications. Given the time required for development, testing, and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after commercialization.

For instance, the in-licensed U.S. patent covering INVA8001 is expected to expire in 2030, though we may be eligible for a patent term extension of up to five years. Additionally, we have in-licensed patents covering INVA8001 in Japan and countries within the European Patent Convention (Germany, France, and Great Britain), all of which have comparable expirations without extensions of patent term. A pending U.S. non-provisional patent application and a PCT application related to methods of use, new formulations, and combinations have also been filed, with potential patents arising from these applications expected to expire in 2043, subject to applicable fees and extensions. Furthermore, two provisional patent applications filed in 2024 cover certain dosing regimens, formulations, methods of use, and a synthesis route, with potential patents, if granted, expected to expire in 2045.

Depending upon the timing, duration, and conditions of U.S. FDA marketing approval of our product candidates, one or more of our U.S. patents, including those covering INVA8001, may be eligible for limited patent term extension under the Hatch-Waxman Amendments and similar legislation in the European Union. However, we may not receive an extension if we fail to apply within applicable deadlines, if the length of the extension granted is less than expected, or if we do not meet other regulatory requirements. If we are unable to obtain adequate patent term extensions or regulatory exclusivities such as orphan drug designation or new chemical entity status, our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, potentially having a material adverse effect on our business.

If we fail to comply with our obligations in any current intellectual property licenses with third parties, or fail to obtain such licenses in the future, we could lose rights that are material to our business.

We have licensed third-party intellectual property that is material to our business, and may enter into additional licenses in the future. We do not and will not own the patents or patent applications that underlie these licenses, and we may not control either the prosecution or the enforcement of the patents. Under such circumstances, we may be forced to rely upon our licensors to properly prosecute and file those patent applications and prevent infringement of those patents. Therefore, we cannot be certain that the prosecution, maintenance and enforcement of these patent rights will be in a manner consistent with the best interests of our business.

If we or our licensors fail to maintain such patents, or if we or our licensors lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.

Our rights to use technologies and practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them. In addition, existing license agreements do, and future agreements may, impose diligence, development and commercialization timelines and milestone payment, royalty, insurance and other obligations on us. If we fail to comply with our obligations, our licensors may have the right to terminate the licenses, in which event we might not be able to develop, manufacture or market any product that is covered by the intellectual property we in-license from such licensor and may face other penalties. If any of our licenses are terminated, we may lose our patent rights on a territory-by-territory basis, and such rights may be lost worldwide. Termination of any license agreement could reduce or eliminate our rights under these agreements and may result in our having to negotiate new or reinstated agreements with less favorable terms or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology. Any of the foregoing outcomes could prevent us from commercializing relevant product candidates, which could have a material adverse effect on our operating results and overall financial condition.

In addition, disputes regarding obligations in licenses may require us to take expensive and time-consuming legal action to resolve, and, even if we are successful, may delay our ability to commercialize products and generate revenue. Further, if we are unable to resolve license issues that arise, we may lose rights to practice intellectual property that is required to make, use, or sell products. We may require additional licenses in the future. Licenses to additional third-party technology and materials that may be required for our development programs may not be available on commercially reasonable terms, or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more-established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us.

If we are unable to successfully obtain rights to required third-party intellectual property rights, we may have to abandon development of the relevant program or product candidate or expend time and resources re-designing the program or product candidate, which could have a material adverse effect on our business.

In addition, intellectual property rights that we in-license in the future may be granted through sublicenses under intellectual property owned by third parties, in some cases through multiple tiers. The actions of our licensors may therefore affect our rights to use our sublicensed intellectual property, even if we are in compliance with all of the obligations under our license agreements. Should our licensors or any of the upstream licensors fail to comply with their obligations under the agreements pursuant to which they obtain the rights that are sublicensed to us, or should such agreements be terminated or amended, our ability to develop and commercialize our product candidates may be materially harmed.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any future patents we obtain.

Our ability to obtain patents is highly uncertain because, to date, some legal principles remain unresolved, and there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the United States. Furthermore, the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific, and factual issues. Changes in either patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or the Leahy-Smith Act, signed into law on September 16, 2011, and its implementation could increase the uncertainties around patent protection, costs, and the enforcement or defense of our patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. The Leahy-Smith Act included a number of significant changes to U.S. patent law. Such provisions affect the way patent applications are prosecuted, redefine prior art, and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. The U.S. Patent and Trademark Office, or the USPTO, has developed regulations and procedures to govern the full implementation of the Leahy-Smith Act. An important change introduced by the Leahy-Smith Act is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. We may not be able to promptly file patent applications on our inventions and even if we do file promptly, filing our patent applications earlier in our development process may result in less complete applications, and patents that issue from them may be more vulnerable to invalidation. Any such failure to achieve adequate patent protection or any such successful challenge to our issued patents could reduce our ability to exclude competitors and harm our business, financial condition, results of operations, and prospects.

The Leahy-Smith Act also limited where a patentee may file a patent infringement suit and introduced procedures making it easier for third parties to challenge issued patents, as well as to intervene in the prosecution of patent applications. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Finally, the Leahy-Smith Act contained new statutory provisions that require the USPTO to issue new regulations for their implementation, and it may take the courts years to interpret the provisions of the statute. We cannot predict what, if any, impact the Leahy-Smith Act will have on the operation of our business and the protection and enforcement of our intellectual property. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any patents we obtain.

Further, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have owned or licensed or that we might obtain in the future. An inability to obtain, enforce, and defend patents covering our proprietary technologies would materially and adversely affect our business prospects and financial condition.

Similarly, in the European Union, patent laws and regulations continue to evolve, introducing additional complexities and uncertainties in obtaining and enforcing patent rights. The European patent system follows a different framework than the United States, including stricter limitations on amendments during prosecution and varying national enforcement mechanisms. The establishment of the Unified Patent Court (UPC) and the Unitary Patent system aims to streamline patent litigation across multiple EU member states, but uncertainties remain regarding its long-term impact on patent enforcement and validity challenges. Additionally, changes in European patent laws, judicial interpretations, or national regulations could diminish the value of our intellectual property and affect our ability to protect our product candidates in Europe

Similarly, changes in patent laws and regulations in other countries or jurisdictions, changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we may obtain in the future. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. For example, if the issuance in a given country of a patent covering an invention is not followed by the issuance in other countries of patents covering the same invention, or if any judicial interpretation of the validity, enforceability or scope of the claims or the written description or enablement, in a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Similarly, the complexity and uncertainty of European patent laws has also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have licensed or that we may obtain in the future. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may also materially diminish the value of our intellectual property or narrow the scope of our patent protection.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming, and unsuccessful.

While we are not currently involved in any disputes relating to our intellectual property, competitors may infringe the patents we have applied for. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. If we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product or product candidate is invalid and/or unenforceable. In patent litigation in the United States, counterclaims alleging invalidity and/or unenforceability are common, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent.

In an infringement proceeding, a court may decide that the patent claims we are asserting are invalid and/or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover the technology in question. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation.

Such mechanisms include re-examination, post grant review, inter partes review and equivalent proceedings in foreign jurisdictions (for example, opposition proceedings). Such proceedings could result in revocation of or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of infringement, invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel, and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could have a material adverse impact on our business.

Our defense of litigation or interference proceedings may fail and require us to cease using certain intellectual property or force us to take a license under the intellectual property rights of the prevailing party, if available. Even if successful, litigation or interference proceedings may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain.

While no third parties to our knowledge have initiated legal proceedings against us to date, as our current and future product candidates progress toward commercialization, the possibility of a patent infringement claim against us increases. We cannot provide any assurance that our current and future product candidates do not infringe other parties’ patents or other proprietary rights, and competitors or other parties may assert that we infringe their proprietary rights in any event. We may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and future product candidates, including infringement, interference or derivation proceedings, post-grant review and inter partes review before the USPTO or similar adversarial proceedings or litigation in other jurisdictions. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a negative impact on our ability to commercialize INVA8001, INVA8003 or any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is high and requires us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would agree with us and invalidate the claims of any such U.S. patent. Similarly, the burdens on us to invalidate patent claims in foreign jurisdiction may vary substantially and courts in those jurisdictions may not agree with us that the claims are invalid. The outcome of proceedings involving assertions of infringement, invalidity and unenforceability during patent litigation is unpredictable. Furthermore, if a patent holder believes that one of our product candidates infringes its patent, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant revenue and against whom our own patent portfolio may thus have no deterrent effect. If a patent infringement suit were threatened or brought against us, we could be forced to stop or delay manufacturing or sales of the drug or product candidate that is the subject of the actual or threatened suit. Moreover, given the vast number of patents in our field of technology, we cannot be certain that our current and future product candidates do not or will not infringe existing patents or that we will not infringe patents that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if a license can be obtained on acceptable terms, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us. If we fail to obtain a required license, we may be unable to effectively market product candidates based on our technology, which could limit our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations. Alternatively, we may need to redesign our products, which may be impossible or require substantial time and monetary expenditure. Under certain circumstances, we could be forced, including by court orders, to cease commercializing our product candidates. In addition, in any such proceeding or litigation, we could be found liable for substantial monetary damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed the patent at issue. A finding of infringement that prevents us from commercializing our product candidates, requires us to redesign our products, or forces us to cease some of our business operations could materially harm our business.

The cost to us in defending or initiating any litigation or other proceeding relating to patent or other proprietary rights, even if resolved in our favor, could be substantial, and litigation would divert our management’s attention. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and limit our ability to continue our operations.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information or trade secrets of third parties.

We employ individuals who were previously employed at other biotechnology or biopharmaceutical companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information, trade secrets, or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties.

Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

We may be subject to claims challenging the inventorship or ownership of our intellectual property, including any patents we obtain.

We or our licensors may be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our patent applications, any patents we obtain, or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Although it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own, and we cannot be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. If we no longer own intellectual property rights that are required to commercialize and protect our products, we may need to obtain license to those rights, which may not be available on commercially reasonable terms, or at all. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Reliance on third parties requires us to share trade secrets, which increases the possibility that trade secrets will be misappropriated or disclosed, and confidentiality agreements with employees and third parties may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We rely on certain third-party trade secrets, technical know-how, proprietary information and other confidential information to protect our products and technology and as otherwise useful to our business. Monitoring unauthorized uses and disclosures of trade secrets and other confidential information is difficult, and we do not know whether the steps we have taken to protect our confidential intellectual property will be effective. We seek to protect our confidential information, in part, through confidentiality and non-disclosure agreements with our employees, consultants, collaborators, suppliers, and other parties. These agreements typically restrict the ability of our employees, consultants, advisors and third-party contractors to use or disclose our proprietary information or publish data potentially relating to our proprietary information. Despite our efforts to protect trade secrets, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other proprietary information by the parties to these agreements. There can be no assurance that these agreements will not be breached, including by disclosure of our confidential information. If any of the collaborators, scientific advisors, employees, contractors and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and trade secret status could be lost as a result. We also cannot guarantee that we have entered into such agreements with each party that may have or have had access to our confidential information or proprietary technology and processes. Moreover, if confidential information that is licensed or disclosed to us by our partners, collaborators, or others is inadvertently disclosed or subject to a breach or violation, we may be liable to the owner of that confidential information. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.

If we rely on third parties to manufacture or commercialize our product candidates, or if we collaborate with additional third parties for the development of our product candidates, we must, at times, share proprietary information with them. We may also conduct joint research and development programs that may require us to share potential trade secrets under the terms of our research and development partnerships or similar agreements. Despite the contractual provisions employed when working with third parties, the need to share confidential information increases the risk that such potential trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and other confidential information, a competitor’s discovery of such information or other unauthorized use or disclosure thereof could have an adverse effect on our business and results of operations.

Enforcing a claim that a third party illegally obtained and is using trade secrets or proprietary information is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets and the enforceability of confidentiality or similar types of agreements may vary from jurisdiction to jurisdiction.

We may enjoy only limited geographical protection with respect to certain patents and we may not be able to protect our intellectual property rights throughout the world.

Filing and prosecuting patent applications and defending patents covering our product candidates in all countries throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement rights are not as strong as that in the United States or Europe. These products may compete with our product candidates, and our and our licensors’ future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, we may decide to abandon national and regional patent applications before they are granted. The examination of each national or regional patent application is an independent proceeding. As a result, patent applications in the same family may issue as patents in some jurisdictions, such as in the U.S., but may issue as patents with claims of different scope or may even be refused in other jurisdictions.

Furthermore, the requirements for patentability differ in certain jurisdictions and countries. Some countries do not grant claims directed to methods of treatment or have additional restrictions on the scope of method of treatment claims compared to the United States. Accordingly, depending on the country, the scope of patent protection may vary for the same product candidate or technology.

While we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain protection efforts in all such markets. Additionally, the prosecution of patent applications in other jurisdictions is often a longer process and patents may be granted at a later date than in the United States, potentially delaying our ability to assert such patents against competitors. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our product candidates in all of our expected significant foreign markets. If we encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished, and we may face additional competition in those jurisdictions.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States and Europe, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property rights, which could make it difficult for us to stop the infringement of any patents we obtain or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put any patents we obtain at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing as patents, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In those countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired.

In Europe, a new unitary patent system took effect on June 1, 2023, which may significantly impact European patents, including those granted before the introduction of the new system. Under the new system, applicants can, upon grant of a patent, opt for that patent to become a unitary patent which will be subject to the jurisdiction of a new unitary patent court, or UPC. Patents granted before the implementation of the new system can be opted out of UPC jurisdiction, remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC may be challenged in a single UPC-based revocation proceeding that, if successful, could invalidate the patent in all countries who are signatories to the UPC. Further, because the UPC is a new court system and there is no precedent for the court’s laws, there is increased uncertainty regarding the outcome of any patent litigation. We are unable to predict what impact the new patent regime may have on our ability to exclude competitors in the European market. In addition to changes in patents laws, geopolitical dynamics, such as Russia’s incursion into Ukraine, may also impact our ability to obtain and enforce patents in particular jurisdictions. If we are unable to obtain and enforce patents as needed in particular markets, our ability to exclude competitors in those markets may be reduced.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or applications will be due to be paid to the USPTO and various government patent agencies outside of the U.S. over the lifetime of our patents and/or applications and any patent rights we may obtain or license in the future. Furthermore, the USPTO and various non-U.S. government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process.

In many cases, an inadvertent lapse of a patent or patent application can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patents or patent applications, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits.

In the European Union, the European Patent Office (EPO) and national patent offices impose similar procedural and fee-related requirements. Failure to timely pay renewal fees or comply with formalities — such as validating a European patent in designated member states within required deadlines — may lead to the lapse or revocation of patent rights in those jurisdictions. Additionally, the implementation of the Unitary Patent system introduces new administrative requirements and deadlines that, if not properly managed, could impact our ability to maintain effective patent protection across multiple EU member states.

If we or our licensors fail to maintain the patents and patent applications covering our product candidates or if we or our licensors otherwise allow our patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would hurt our competitive position and could impair our ability to successfully commercialize our product candidates in any indication for which they are approved.

Any trademarks we have obtained or may obtain may be infringed or otherwise violated or successfully challenged. If our trademarks and trade names are not adequately protected, or if we are unable to obtain desired trademarks or trade names, then we may not be able to build brand name recognition in our markets of interest and our business may be adversely affected.

As of December 12, 2025, certain foreign trademark registrations on the name “INVEA” have been issued to us and a single U.S. trademark was allowed by the USPTO. In the U.S., we have not yet filed our statement of use for registration. Any further trademark applications we file may be rejected and registered trademarks may not be obtained, maintained or enforced. If we do not successfully register our trademarks, we may encounter difficulty in enforcing, or be unable to enforce, our trademark rights against third parties, which could adversely affect our business and our ability to effectively compete in the marketplace.

We have secured registered trademarks on the name “INVEA” in Great Britain and Japan. We have not, however, yet registered trademarks for any of our product candidates in any jurisdiction. Any trademark applications we file may be rejected and registered trademarks may not be obtained, maintained or enforced. If we do not successfully register our trademarks, we may encounter difficulty in enforcing, or be unable to enforce, our trademark rights against third parties, which could adversely affect our business and our ability to effectively compete in the marketplace.

In addition, any proprietary name we propose to use with any of our product candidate in the United States may need to be approved by the U.S. FDA, regardless of whether we have registered, or applied to register, the proposed proprietary name as a trademark. The U.S. FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the U.S. FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the U.S. FDA.

Similarly, in the EU, the EMA oversees the approval of proprietary drug names to prevent confusion with existing medicines. Even if a trade name is registered as a trademark, EMA or national regulatory authorities may still reject its use in a given member state or the entire EU. Furthermore, the European Union Intellectual Property Office, or EUIPO, and national trademark offices provide third parties with opportunities to oppose trademark applications or seek the cancellation of registered trademarks. Failure to secure or maintain trademark protection in the EU could limit our ability to establish brand recognition in European markets and may require us to rebrand our products, resulting in additional costs and market confusion.

In addition, our unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on, misappropriating or violating other marks. In the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks.

Opposition or cancellation proceedings may be filed against our trademarks, and our trademark registrations may not survive such proceedings. In the event that our trademarks are successfully challenged, we could be forced to rebrand our drugs, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. Our competitors may also infringe or otherwise violate our trademarks and we may not have adequate resources to enforce our trademarks. We may not be able to protect our rights to our trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. Any of the foregoing events may have a material adverse effect on our business.

Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. Over the long term, if we are unable to successfully register our trademarks and trade names and establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, domain names or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. The following examples are illustrative:

•        others may be able to make products that are similar to or otherwise competitive with our product candidates but that are not covered by the claims of our current or future patents;

•        an in-license necessary for the manufacture, use, sale, offer for sale or importation of one or more of our product candidates may be terminated by the licensor;

•        we or future collaborators might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license;

•        we or future collaborators might not have been the first to file patent applications covering certain of our inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•        it is possible that our pending patent applications will not lead to issued patents;

•        issued patents that we own or in-license may be held invalid or unenforceable as a result of legal challenges by our competitors;

•        issued patents that we own or in-license may not provide coverage for all aspects of our product candidates in all countries;

•        our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        ownership of our patents or patent applications may be challenged by third parties;

•        we may not develop additional proprietary technologies that are patentable; and

•        the patents of third parties may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

Risks Related to Legal and Regulatory Compliance Matters

Our relationships with customers, healthcare providers and third-party payors are subject, directly or indirectly, to federal, state and foreign healthcare fraud and abuse laws, false claims laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors subject us to various federal, state and foreign fraud and abuse laws and other healthcare laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws and transparency laws, including the law commonly referred to as the Physician Payments Sunshine Act, and regulations promulgated under such laws, and equivalent and similar laws and regulations in other jurisdictions, as well as codes of conducts of associations we are or will become member to, or that are generally accepted standards in the sector, or, collectively, Anticorruption Provisions. These Anticorruption Provisions will impact, among other things, our clinical research, proposed sales, marketing and educational programs, and other interactions with healthcare professionals. The laws and Anticorruption Provisions that will affect our operations include, but are not limited to:

•        the federal Anti-Kickback Statute, which prohibits, among other things, individuals or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, either the referral of an individual, or the purchase, lease, order or arrangement for or recommendation of the purchase, lease, order or arrangement for any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. Many states have enacted equivalent kickback laws that apply to either government-funded or private insurance. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. A person does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation;

•        the federal civil and criminal false claims laws, including, without limitation, the civil False Claims Act, which can be enforced by private citizens through civil whistleblower or qui tam actions, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from the federal government, including Medicare, Medicaid and other government payors, that are false or fraudulent or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or to avoid, decrease or conceal an obligation to pay money to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. federal government. There are also federal administrative laws, such as the Civil Monetary Penalties Law, that apply to false claims to government programs. Many states have enacted equivalent false claims statutes. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

•        the federal statutes prohibiting health care fraud impose criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations also impose obligations, including mandatory contractual terms, on “covered entities,” including certain healthcare providers, health plans, healthcare clearinghouses, and their respective “business associates” that create, receive, maintain or transmit protected health information for or on behalf of a covered entity as well as their covered subcontractors, with respect to safeguarding the privacy and security of protected health information. The U.S. Department of Health and Human Services, or HHS, Office for Civil Rights has authority to impose civil money penalties against covered entities and business associates for failure to comply with HIPAA’s requirements, which penalties presently may range from $141 to $2.13 million per each type of violation per year (with annual adjustments for inflation), depending on the culpability and knowledge of the covered entity or business associate. HIPAA also gives state attorneys general certain authority to bring civil actions on behalf of state residents for damages or injunctions in federal courts to enforce HIPAA. Other existing analogous state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA and other federal laws, further complicating compliance efforts;

•        HHS announced on December 27, 2024, and published in the Federal Register on January 6, 2025, a Notice of Proposed Rulemaking proposing extensive modifications to the HIPAA security regulations. The agency received thousands of proposed comments, and may adjust or clarify the rule as part of the rule making process. If finalized in a form similar to the proposed rule, these modifications and could entail significant additional compliance obligations and costs for HIPAA-regulated covered entities and business associates;

•        the federal transparency laws, including the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other “transfers of value” made during the previous year to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other health care professionals (such as physician assistants and nurse practitioners), and teaching hospitals, as well as information regarding ownership and investment interests held by physicians and their immediate family members). Several states have created similar disclosure laws and further regulate manufacturer interactions with physicians and other health care professionals; and

•        state and foreign law equivalents of the above listed federal laws and regulations, including laws and regulations and business association codes of conduct in the European Union and its member states that impose similar or more stringent requirements. In the EU, interactions with healthcare professionals are regulated under national laws as well as industry codes of conduct, such as the European Federation of Pharmaceutical Industries and Associations, or EFPIA, Code of Practice, and similar codes by EU members states’ national associations which govern transparency and promotional activities. National Anticorruption Laws in the EU member states differ in the way they restrict the cooperation of the pharmaceutical industry with healthcare professionals and in the sanctions they impose in case of infringement. In many EU member states, including Germany, infringement of Anticorruption Laws can be a criminal offense. Additionally, the EU’s GDPR imposes strict requirements on the processing of personal data, including data collected during clinical trials, and non-compliance can result in significant financial penalties. Transparency laws in some EU member states, and transparency codes issued by business associations, also require pharmaceutical companies to publicly disclose payments and other transfers of value made to healthcare professionals and organizations, similar to the U.S. Sunshine Act but with country-specific variations in implementation.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in federal and state funded healthcare programs, such as Medicare and Medicaid or similar health insurance programs in other countries, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, diminished profits and future earnings, reputational harm and the curtailment or restructuring of our operations, any of which could harm our business.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

Even if we obtain regulatory approval for INVA8001, INVA8003 or any future product candidates, they will remain subject to ongoing regulatory oversight.

Even if we obtain any regulatory approval for INVA8001, INVA8003 or any future product candidates, such product candidates, once approved, will be subject to ongoing regulatory requirements applicable to manufacturing, labeling, packaging, storage, advertising, promoting, sampling, record-keeping and submitting of safety and other post-market information, among other things. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and cGCPs requirements for any clinical trials that we conduct post-approval.

Manufacturers of approved products and their facilities are subject to continual review and periodic, unannounced inspections by the U.S. FDA and other regulatory authorities for compliance with cGMP regulations and standards. Any regulatory approvals that we receive for INVA8001, INVA8003 or any future product candidates may also be subject to a risk evaluation and mitigation strategy, limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, or requirements that we conduct potentially costly post-marketing testing, including Phase 4 trials and surveillance to monitor the quality, safety and efficacy of the drug. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. We will further be required to immediately report any serious and unexpected adverse events and certain quality or production problems with our products to regulatory authorities along with other periodic reports.

Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to ensure compliance. We will also have to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drug products are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we will not be allowed to promote our products for indications or uses for which they do not have approval, commonly known as off-label promotion. Physicians, on the other hand, may prescribe products for off-label uses. Although the U.S. FDA and other regulatory agencies do not regulate a physician’s choice of drug treatment made in the physician’s independent medical judgment, they do restrict promotional communications from companies or their sales force with respect to off-label uses of products for which marketing approval has not been issued. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s U.S. FDA, European Commission/EMA or other regulatory agency approved labeling. The holder of an approved NDA must submit new or supplemental applications and obtain prior approval for certain changes to the approved product, product labeling, or manufacturing process. A company that is found to have improperly promoted off-label uses of their products may be subject to significant civil, criminal and administrative penalties.

In addition, drug manufacturers are subject to payment of user fees and continual review and periodic inspections by the U.S. FDA and other regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the NDA or foreign marketing authorization application. If we, or a regulatory authority, discover previously unknown problems with a drug, such as adverse events of unanticipated severity or frequency, or problems with the facility where the drug is manufactured or if a regulatory authority disagrees with the promotion, marketing or labeling of that drug, a regulatory authority may impose restrictions relative to that drug, the manufacturing facility or us, including requesting a recall or requiring withdrawal of the drug from the market or suspension of manufacturing.

If we fail to comply with applicable regulatory requirements following approval of any of our product candidates, a regulatory authority may:

•        issue an untitled letter or warning letter asserting that we are in violation of the law;

•        seek an injunction or impose administrative, civil or criminal penalties or monetary fines, disgorgement or profits or revenue, warning letters or adverse publicity requirements;

•        suspend or withdraw regulatory approval;

•        restrict product distribution or use, including full or partial holds on any ongoing or planned clinical trials;

•        refuse to approve a pending NDA or comparable foreign marketing application (or any supplements thereto) submitted by us or our strategic partners;

•        restrict the marketing or manufacturing of the drug;

•        seize or detain the drug or otherwise require the withdrawal of the drug from the market;

•        refuse to permit the import or export of product candidates; or

•        refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and harm our business, financial condition, results of operations and prospects. In addition, regulatory authorities may impose the obligation to conduct post marketing safety or efficacy studies.

Healthcare legislative or regulatory reform measures may have a negative impact on our business and results of operations.

In the United States and many foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including the Patient Protection and Affordable Care Act, or ACA and the Inflation Reduction Act, or IRA, which introduce pricing and reimbursement constraints that may impact our business. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things: (1) established an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs; (2) expanded the entities eligible for discounts under the 340B drug pricing program; (3) increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP; (4) expanded the eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability; (5) addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected; (6) introduced a new Medicare Part D coverage gap discount program in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; (7) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and (8) established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

There have been judicial, executive and Congressional challenges to certain aspects of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been signed into law. Further, on August 16, 2022, the Inflation Reduction Act of 2022, or IRA, was enacted which, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and created a new manufacturer discount program and a new drug price negotiation program discussed in more detail below. President Trump has begun taking a number of actions, such as executive orders and other announcements, that may impact the health care delivery system and federal health care program reimbursement. For example, the One Big Beautiful Bill Act, or the OBBBA, which was enacted in July 2025, imposes significant reductions in the funding of the Medicaid program. Such reductions are expected to decrease the number of persons enrolled in Medicaid and reduce the services covered by Medicaid, which could adversely affect potential sales of our product candidates and limit the number of patients that could receive procedures that could be associated with the use of our product candidates in the future. It is unclear how the healthcare reform measures of the Trump administration will impact these programs and our business but a decrease in the number of insured potential customers or reimbursement levels for our product candidates in the U.S. could affect our ability to generate revenue in the future. It is also possible that efforts to reform, modify or repeal parts of the ACA may continue.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and the Consolidated Appropriations Act of 2023, and due to subsequent legislative amendments to the statute, including the Infrastructure Investment and Jobs Act, will remain in effect until 2032, unless additional Congressional action is taken. In addition, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding, which could have an adverse effect on customers for our product candidates, if approved, and, accordingly, our financial operations. Further, on March 11, 2021, the American Rescue Plan Act of 2021 was enacted into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024.

In the EU, similar healthcare reforms continue to evolve, aimed at balancing cost containment, patient access, and innovation. Many EU member states impose strict price controls, HTAs, and external reference pricing, or ERP mechanisms that compare drug prices across multiple countries to set reimbursement levels. These cost-control measures may affect the pricing and reimbursement of our products in Europe. Additionally, the European Commission’s Pharmaceutical Strategy for Europe, ongoing revisions to the EU pharmaceutical legislation, and country-specific initiatives such as national tendering and budget caps for medicines could further impact market access, impose additional post-marketing requirements, and delay reimbursement decisions. Some member states have also explored joint procurement initiatives, which may further limit pricing control and affect market entry. Furthermore, the EU’s increasing emphasis on transparency in pharmaceutical pricing and reimbursement may lead to additional cost-containment measures that could negatively impact our ability to commercialize our products profitably in the region. At the member state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices considering the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services, or HHS, released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. In addition, the IRA, among other things, (1) directs HHS to negotiate the price of high-expenditure, certain single-source drugs and biologics covered under Medicare and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions will take effect progressively starting in fiscal year 2023, although the Medicare drug pricing negotiation program is currently subject to legal challenges. The IRA permits HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. It is currently unclear how the IRA will be effectuated but it is likely the IRA will have a significant impact on the pharmaceutical industry. In addition, in response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Center for Medicare and Medicaid Innovation which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. The Trump administration has rescinded a number of President Biden’s executive orders and issued numerous executive orders of its own that may impact drug prices. Changes in HHS leadership may result in significant and unexpected changes in direction of drug pricing policy.

Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, results of operations, financial condition and prospects.

We expect that these and other healthcare U.S. and EU healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicare, EU national healthcare systems or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our drugs.

Furthermore, revisions to the EU regulatory framework and national healthcare policies in EU member states may introduce additional compliance obligations or stricter conditions for obtaining reimbursement, which could delay product launches or limit market access.

In addition, U.S. FDA regulations and guidance may be revised or reinterpreted by the U.S. FDA in ways that may significantly affect our business and our products. If executive actions impose restrictions on the U.S. FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. Any new regulations or guidance, or revisions or reinterpretations of existing regulations or guidance, may impose additional costs or lengthen U.S. FDA review times for our product candidates. We cannot determine how changes in regulations, statutes, policies, or interpretations when and if issued, enacted or adopted, may affect our business in the future. Such changes could, among other things, require:

•        additional clinical trials to be conducted prior to obtaining approval;

•        changes to manufacturing methods;

•        recalls, replacements, or discontinuance of one or more of our products; and

•        additional recordkeeping.

Such changes would likely require substantial time and impose significant costs, or could reduce the potential commercial value of our product candidates, and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any other products would harm our business, financial condition, and results of operations. Further, we cannot predict the likelihood, nature, or extent of healthcare reform initiatives that may arise from future legislation or administrative action.

We and any of our potential future collaborators will be required to report to regulatory authorities if any of our approved products cause or contribute to adverse medical events, and any failure to do so would result in sanctions that would materially harm our business.

If we or any of our potential future collaborators are successful in commercializing our products, the U.S. FDA and other foreign regulatory authorities would require that we and such collaborators report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We and any of our potential future collaborators or CROs may fail to report adverse events within the prescribed timeframe. If we or any of our potential future collaborators or CROs fail to comply with such reporting obligations, the U.S. FDA or a foreign regulatory authority could take action, including criminal prosecution, the imposition of civil monetary penalties, seizure of our products or delay in approval or clearance of future products.

Risks Related to Our Business Operations, Employee Matters, and Managing our Growth

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. Each of our executive officers may currently terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or employees. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals. In addition, following the expiration of the InveniAI Shared Services Agreement with InveniAI, there is a possibility that we may not be able to perform all of the functions provided by InveniAI in-house or secure replacement services with the same effectiveness, on the same terms or at all.

Due to funding limitations and the need to reduce expenses, each of our Chief Medical Officer and our Chief Scientific Officer previously took a leave of absence and since May 2025 has been working limited hours at reduced pay. If we are unable to raise capital to provide competitive compensation to our executive officers and key personnel, we may have difficulty retaining such executive officers and key personnel and our ability to attract highly qualified management, clinical and scientific personnel could be significantly impeded.

The loss of the services of our executive officers or other key employees could impede the achievement of our development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. In addition, pursuant to our non-compete agreement, we agreed not to solicit employees for a period of two years from the effective date of the agreement. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

Further, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived benefits of our stock awards decline, either because we are a public company or for other reasons, it may harm our ability to recruit and retain highly skilled employees. Our employees may be more likely to leave us if the shares they own have significantly appreciated in value relative to the original purchase prices of the shares, or if the exercise prices of the options that they hold are significantly below the market price of our common stock, particularly after the expiration of the lock-up agreements described herein.

We have certain unresolved potential liabilities, which could result in legal liability and materially impair our business operations.

As of the date of this prospectus, we have certain unresolved potential liabilities, including claims for unpaid wages by our executive officers together with potential claims for violations of federal and state law. We have entered into new employment agreements with our executive officers that will take effect upon closing of this offering. As part of these agreements, our executive officers have agreed to waive any rights to cash compensation, except for any unpaid reimbursable expenses under their previous employment agreement. While these agreements and the waivers are intended to resolve and extinguish any claims by the officers relating to accrued but unpaid salary or other prior compensation, the Company makes no representation or warranty, and provides no assurance, that the officers or any third party will not in the future assert, initiate, or pursue any claim, action, demand, or legal proceeding relating to such matters.

We expect to expand our clinical development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of the date of this prospectus, we had four full time employees and three part-time employees and have engaged various outside consultants, principally in the areas of research and development, corporate development and regulatory affairs. As we continue to build our organization and execute on our strategy, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of clinical product development, regulatory affairs and, if any of our product candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management, business, and development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage our growth effectively.

Our business could be affected by litigation, government investigations and enforcement actions.

We currently operate and plan to operate in a highly regulated industry and we could now or in the future be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, false claims, privacy, anti-kickback, anti-bribery, securities, commercial, employment and other claims and legal proceedings which may arise from conducting our business. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, equitable remedies, including disgorgement, injunctive relief and/or other sanctions against us, and remediation of any such findings could have an adverse effect on our business operations.

Legal proceedings, government investigations and enforcement actions can be expensive and time-consuming. An adverse outcome resulting from any such proceedings, investigations or enforcement actions could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of our business practices, which could have a material adverse effect on our business and results of operations. Even if such a proceeding, investigation or enforcement action is ultimately decided in our favor, the investigation and defense thereof could require substantial financial and management resources.

Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates U.S. or foreign law or U.S. FDA or other comparable regulatory authority regulations, including those laws requiring the reporting of true, complete and accurate information to the U.S. FDA, EMA or other comparable regulatory authority, manufacturing standards, foreign, federal and state healthcare laws and regulations, and laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use or misrepresentation of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We intend to adopt a code of business conduct and ethics, but it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations. Any of these could adversely affect our ability to operate our business and our results of operations.

If our third-party manufacturers or suppliers do not comply with laws regulating the protection of the environment and health and human safety, our business could be affected adversely.

We and any contract manufacturers and suppliers we engage are subject to numerous federal, state and local environmental, health, and safety laws, regulations and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air and water; and employee health and safety. Although our current operations do not involve the use of hazardous and flammable materials, including chemicals and biological materials, our third-party manufacturers or suppliers use, and potential future collaborators will use, biological materials, potent chemical agents and may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety of the environment. Our third-party suppliers may also produce hazardous waste products. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. In the event of contamination or injury at our manufacturers’ or suppliers’ sites, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended. Our third-party manufacturers and suppliers cannot eliminate the risk of accidental injury or contamination from these materials or wastes. We or our third-party manufacturers and suppliers may incur substantial costs to comply with, and substantial fines or penalties if our manufacturers or suppliers violate, any of these laws or regulations.

In addition, our third-party manufacturers and suppliers may need to incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations, which have tended to become more stringent over time, which may increase the cost of their services to us. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities for our third-party manufacturers and suppliers, which could in turn materially adversely affect our business, financial condition, results of operations and prospects. To the extent we develop our own manufacturing operations in the future, we may similarly incur substantial costs to ensure compliance with these laws, and all the foregoing risks will further apply to us, as well.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employment benefits liability, workers’ compensation, cyber, directors’ and officers’ and employment practices insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. No assurance can be given that an insurance carrier will not seek to cancel or deny coverage after a claim has occurred. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

We may engage in strategic transactions that could increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, subject us to other risks, adversely affect our liquidity, increase our expenses and present significant distractions to our management.

Although we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so, from time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of intellectual property, products or technologies. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of our management. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits. Furthermore, we may experience losses related to investments in other companies, including as a result of failure to realize expected benefits or the materialization of unexpected liabilities or risks, which could have a material negative effect on our results of operations and financial condition. Accordingly, although there can be no assurance that we will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations and the operations of our suppliers, CROs, CMOs and clinical sites could be subject to earthquakes, power shortages, telecommunications or infrastructure failures, cybersecurity incidents, physical security breaches, water shortages, floods, hurricanes, typhoons, blizzards and other extreme weather conditions, fires, public health pandemics or epidemics and other natural or manmade disasters or business interruptions, for which we are predominantly self-insured. We rely or expect to rely on third-party manufacturers or suppliers to produce our product candidates and its components and on CROs and clinical sites to conduct our clinical trials, and do not have a redundant source of supply for all components of our product candidate. Our ability to obtain clinical or, if approved, commercial, supplies of our product candidates or any future product candidates could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption, and our ability to commence, conduct or complete our clinical trials in a timely manner could be similarly adversely affected by any of the foregoing. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

Risks Related to this Offering, Ownership of our Common Stock and our Status as a Public Company

There has been no prior public market for our common stock. An active trading market for our common stock may not develop and you may not be able to resell your shares of our common stock at or above the initial offering price, if at all.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock was determined through negotiations with the underwriters and may not be indicative of the price at which our common stock will trade after the closing of this offering. Although we have applied to list our common stock on the Nasdaq Capital Market, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop or is not sustained, it may be difficult for you to sell shares you purchased in this offering at an attractive price or at all. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.

If, after listing, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the listing requirements of Nasdaq.

The trading price of the shares of our common stock may be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price may be volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

•        the commencement, enrollment or results of our clinical trials of INVA8001, INVA8003 or any future clinical trials we may conduct, or changes in the development status of our product candidates;

•        any delay in our regulatory filings for INVA8001, INVA8003 or any other product candidate we may develop, and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the any regulatory agencies issuance of a “refusal to file” letter or a request for additional information;

•        the reporting of unfavorable preclinical results;

•        the success or failure to identify, develop, acquire or license additional product candidates;

•        the degree and rate of physician and market adoption of any of our current and future product candidates;

•        manufacturing, supply or distribution delays or shortages, including our inability to obtain adequate product supply, at acceptable prices, or at all;

•        the success of competitive products or announcements by potential competitors of their product development efforts;

•        adverse results from, delays in or termination of clinical trials;

•        adverse regulatory decisions, including failure to receive regulatory approval of our product candidates;

•        developments or disputes concerning patent applications, issued patents or other proprietary rights;

•        unanticipated serious safety concerns related to the use of INVA8001, INVA8003 or any other product candidate;

•        changes in financial estimates by us or by any equity research analysts who might cover our stock;

•        achievement or failure to achieve expected sales or profitability;

•        changes in our capital structure, such as future issuances of securities and the incurrence of additional debt;

•        conditions or trends in our industry;

•        changes in the market valuations of similar companies;

•        stock market price, volume fluctuations, or news related to affiliates of the parent company of our parent, InveniAI;

•        stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•        publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, capital commitments or divestitures;

•        announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•        investors’ general perception of our company and our business;

•        third party publications and discussions about our business on social media, forums and other websites;

•        recruitment or departure of key personnel;

•        overall performance of the equity markets;

•        trading volume of our common stock;

•        ability to obtain additional funding or obtaining funding on unattractive terms;

•        sales of common stock by us, our insiders or our other stockholders;

•        the concentrated ownership of our common stock;

•        expiration of market stand-off or lock-up agreements;

•        disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•        significant lawsuits, including patent or stockholder litigation;

•        changes in the structure of healthcare payment systems;

•        changes in accounting standards, policies, guidelines, interpretations or principles;

•        regulatory or legal developments in the United States and foreign countries;

•        general political and economic conditions, many of which are beyond our control; and

•        other events or factors, many of which are beyond our control.

The stock market in general, and the Nasdaq Capital Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies, including in connection with global pandemics, geopolitical disputes and general economic uncertainty, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. Broad market and industry factors, including potentially worsening economic conditions, may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this section, could have a significant and material adverse impact on the market price of our common stock.

In addition, in the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock.

Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after the completion of this offering. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. Based on the initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover of this prospectus, you will experience immediate dilution of $8.62 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of September 30, 2025, and the initial public offering price. For a further description of the dilution that you will face immediately after this offering, see “Dilution.”

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that equity research analysts publish about us, our business and our market. We do not currently have and may never obtain research coverage by securities or industry analysts, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly and impair our ability to raise adequate capital through the sale of additional equity or equity-linked securities.

Upon the closing of this offering, we will have outstanding 9,976,766 shares of common stock (or 10,456,766 shares of common stock if the underwriters exercise their over-allotment option to purchase up to 480,000 additional shares of common stock in full), consisting of (i) existing common stock outstanding of 1,395,875, (ii) 3,200,000 new shares issued in connection with this offering, (iii) the automatic conversion of our redeemable convertible preferred stock, into 4,306,168 shares of our common stock, and (iv) 1,074,732 shares after conversion of our convertible debt instruments calculated assuming an offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and assuming no exercise of outstanding options and warrants. Of these, the shares sold in this offering will be freely tradable immediately after this offering and substantially all of the additional shares of common stock will be available for sale in the public market following the expiration of lock-up agreements between us, our directors, officers, substantially all of our stockholders and the underwriters. The foregoing agreements are subject to certain limited exceptions, and the underwriters may release these stockholders from their lock-up agreements at any time and without notice, which would allow for earlier sales of shares in the public market. See “Underwriting.”

In addition, promptly following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, registering the issuance of shares of common stock subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Shares registered under these registration statements on Form S-8 will be available for sale in the public market subject to vesting arrangements and exercise of options, the lock-up agreements described above and the restrictions of Rule 144 in the case of our affiliates.

Additionally, after this offering, the holders of an aggregate of 4,306,168 shares of our common stock, or their transferees, will have rights, subject to some conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. If we were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us, and the market price of our common stock may be lower as a result.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect immediately prior to the consummation of this offering may significantly reduce the value of our shares to a potential acquiror or make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change of control was considered favorable by you and other stockholders. For example, our board of directors will have the authority to issue up to 10,000,000 shares of “blank check” preferred stock. The board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change of control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter documents will also contain other provisions that could have an anti-takeover effect, including:

•        only one of our three classes of directors will be elected each year;

•        stockholders will not be entitled to remove directors other than by a 66 2⁄3% vote and only for cause;

•        stockholders will not be permitted to take actions by written consent;

•        stockholders cannot call a special meeting of stockholders; and

•        stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions by prohibiting Delaware corporations from engaging in specified business combinations with particular stockholders of those companies. These provisions could discourage potential acquisition proposals and could delay or prevent a change of control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that investors are willing to pay for our stock.

Concentration of ownership of our common stock among our current parent company and existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Following the completion of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock and their respective affiliates will beneficially own approximately 60.5% of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options and warrants and without giving effect to (i) any potential purchases by such persons in this offering, (ii) conversion of $1.2 million of the CEO SAFEs into shares of our common stock upon closing of this offering (assuming a price per share of $11.00 which is the mid-point of the price range indicated on the cover of this prospectus) or (iii) issuance of options to be granted to certain of our employees and non-employee directors upon pricing of this offering). In addition, assuming (i) an initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and (ii) that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, subsequent to the offering InveniAI will own approximately 44% of the economic interest and voting power of our outstanding common stock and approximately 42% of such interest and power if the underwriters’ option to purchase additional shares is exercised in full. As a result, these persons, acting together, would be able to control all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the current market price of our common stock and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

Participation in this offering by our existing stockholders and their affiliated entities may reduce the public float for our common stock.

To the extent certain of our existing stockholders and their affiliated entities participate in this offering, such purchases would reduce the non-affiliate public float of our shares, meaning the number of shares of our common stock that are not held by officers, directors and principal stockholders. A reduction in the public float could reduce the number of shares that are available to be traded at any given time, thereby adversely impacting the liquidity of our common stock and depressing the price at which you may be able to sell shares of common stock purchased in this offering.

We are an “emerging growth company” and a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, our common stock may be less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

•        reduced obligations with respect to financial data, including only being required to present two years of audited financial statements, in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means, among other conditions, that the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies, and we expect to rely on this exemption. Even after we no longer qualify as an emerging growth company, we may, under certain circumstances, still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will be able to take advantage of exemptions for so long as our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

We currently intend to use the net proceeds from this offering, together with our existing cash as follows: (i) approximately $15.0 million to advance the development of INVA8001, including the initiation of a Phase 2a trial and the expected data readout for chronic inducible urticaria, subject to CTA filing and clearance; (ii) approximately $0.3 million to advance the pre-clinical development of INVA8003; (iii) $1.8 million to repay a portion of our outstanding indebtedness to InveniAI under the terms of the InveniAI Line of Credit; (iv) approximately $0.6 million to pay certain related party secured promissory notes; (v) approximately $0.6 million to repay portion of the July 2025 Senior Note that will not convert in connection with this offering; (vi) approximately $0.3 million to repay the November 2025 Senior Note that will not convert in connection with this offering; (vii) approximately $2.5 million to pay outstanding accrued liabilities; (viii) approximately $0.1 million to pay InveniAI for accrued licensing fees under the AlphaMeld License; and (ix) the remainder for general corporate purposes, including working capital, operating expenses and other capital expenditures. See the section titled “Use of Proceeds” for additional information.

Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment and the failure by our management to apply these funds effectively could harm our business. Our failure to apply the net proceeds from this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield a significant return, if any, on our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in our common stock to provide dividend income. We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase our common stock. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Our stock price may not reflect the achievement of our business and strategic goals, and investors may not realize a return on their investment.

The market price of our common stock may fluctuate significantly and may not always correlate with the achievement of our business and strategic objectives. While we are focused on advancing our product candidates, expanding our pipeline, securing regulatory approvals, and executing on our long-term strategy, these accomplishments may not immediately or directly translate into increased stock value.

Stock price movements can be influenced by a variety of factors outside of our control, including macroeconomic conditions, industry trends, investor sentiment, market speculation, short-term financial results, and overall stock market volatility. Additionally, external events such as regulatory decisions, clinical trial developments by competitors, or broader market downturns could impact our stock performance regardless of our operational success.

As a result, investors should be aware that even if we achieve our business and strategic milestones, our stock price may not appreciate accordingly, and investors may not realize a return on their investment. Furthermore, our stock price may be subject to significant volatility, declines, or underperformance relative to industry peers, irrespective of our actual progress in advancing our pipeline and executing our corporate strategy.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees or the underwriters of any offering giving rise to such claim.

Our amended and restated certificate of incorporation provides, and our amended and restated certificate of incorporation that will be in effect immediately prior to the consummation of this offering will provide, that the Court of Chancery of the State of Delaware is the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any action asserting a claim governed by the internal affairs doctrine provided, that, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our amended and restated certificate of incorporation further provides, and our amended and restated certificate of incorporation that will be in effect immediately prior to the consummation of this offering will provide, that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, or the underwriters of any offering giving rise to such claim, which may discourage such lawsuits against such parties. For example, stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery and federal district courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Some companies that adopted a similar federal district court forum selection provision are currently subject to a suit in the Chancery Court of Delaware by stockholders who assert that the provision is not enforceable. If a court were to find either choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find these types of provisions to be inapplicable or unenforceable, and if a court were to find the exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could materially adversely affect our business.

General Risk Factors

If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, or fail, we could experience adverse consequences resulting from such compromise, or failure, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse consequences.

In the ordinary course of our business, we and the third parties upon which we rely, process, collect, receive, store, use, transfer, protect, secure, dispose of, transmit, and share (collectively referred to as processing) proprietary, confidential, and sensitive data, including personal data (such as health-related data), intellectual property, and trade secrets (collectively referred to as sensitive information). The secure processing, maintenance and transmission of sensitive information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions.

Cyber-attacks, malicious internet-based activity, online and offline fraud, security breaches and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities.

These risks, as well as the number and frequency of cybersecurity events globally, may also be heightened during times of war or other major conflicts. We and the third parties upon which we rely are subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing attacks), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, electrical and telecommunications failures, earthquakes, fires, floods, and other similar threats. In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, loss of sensitive information and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

Remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations.

Future business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

We currently rely on third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, employee email, and other functions. We also currently rely on commercially available tools from third-party service providers to process and safeguard our sensitive information and business data. While we are responsible for monitoring these third parties’ information security practices, our influence and ability to conduct in-depth audits of these third parties is limited. If our third-party service providers experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages and other remedies if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award.

Although, to our knowledge, we have not experienced any material security breach to date, any of the previously identified or similar threats or system failures could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third parties upon whom we rely.

Certain data privacy and security obligations may require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive information. While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will always be effective.

Additionally, certain federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular categories of personally identifiable information, which could result from breaches experienced by us or the third parties upon whom we rely. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

We may not be able to detect and remediate vulnerabilities in our information technology systems because the threats and techniques used to exploit the vulnerability change frequently and are often sophisticated in nature. Therefore, such vulnerabilities could be exploited but may not be detected until after a security incident has occurred. These vulnerabilities pose material risks to our business. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities. It is not possible to prevent all threats to our information technology systems and those of our third-party service providers, over which we exert less control, and any controls we implement to do so may prove to be ineffective.

If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may cause delays or disruptions in our clinical trials and development of product candidates, deter customers from using our products, and negatively impact our ability to grow and operate our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims. In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.

We are subject to stringent and evolving U.S. laws and regulations and foreign laws, regulations, rules, contractual obligations, policies and other obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse business consequences.

In the ordinary course of business, we process personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, data we collect about clinical trial participants and sensitive third-party data. Our data processing activities may subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.

In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure, transfer, security, and other processing of personal information, including federal and state health information privacy laws, federal and state security breach notification laws, federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act). In addition, we face litigation and business risks related to the use of cookies and similar tracking technologies. For example, we face litigation risks related to the recent increase in private litigation alleging that the use of cookies and similar tracking technologies without consent violates state laws governing “wiretapping,” “trap and trace,” “pen registers,” and similar laws. Each of these constantly evolving laws can be subject to varying interpretations. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, which may create uncertainty in our business, affect our or our service providers’ ability to operate in certain jurisdictions or to collect, store, transfer use and share personal data, result in liability or impose additional compliance or other costs on us.

For example, HIPAA imposes specific requirements relating to the privacy, security, and transmission of individually identifiable health information. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Additionally, California enacted the California Consumer Privacy Act of 2018, or the CCPA, which applies to personal information of consumers, business representatives, and employees, and requires businesses subject to the CCPA to, among other requirements, provide specific disclosures in privacy notices and honor requests of California residents to exercise certain privacy rights. The CCPA provides for civil penalties of up to $7,500 (adjusted for inflation) per intentional violation, as well as a private right of action for certain data breaches that allows private litigants to recover significant statutory damages. Although the CCPA exempts some data processed in the context of clinical trials, the CCPA would increase compliance costs and potential liability with respect to other personal data we maintain about California residents, should we become subject to the CCPA in the future.

Further, the California Privacy Rights Act of 2020, or the CPRA, expands the CCPA’s requirements, including by adding a new right for individuals to correct their personal information and establishing a new regulatory agency to implement and enforce the law. Other states, such as Virginia, Colorado, Utah, and Connecticut, have also passed comprehensive consumer privacy laws, and similar laws have been passed or are being considered in several other states. In addition, several states have enacted laws regulating consumer health information, including Washington, which recently enacted the My Health, My Data Act. Privacy laws also exist at the federal and local levels. While many of these state laws, like the CCPA, also exempt certain protected health information that is subject to HIPAA and data processed in the context of clinical trials, these developments further complicate compliance efforts, may impact certain of our business activities, and increase legal risk and compliance costs for us and the third parties upon whom we rely, if and when we become subject to those state laws.

Outside the United States, an increasing number of laws, regulations, and industry standards may govern data privacy and security.

The GDPR harmonizes data protection requirements across the EU member states by establishing new and expanded operational requirements for entities that collect, process or use personal data generated in the EU, including consent requirements for disclosing the way personal information will be used, information retention requirements, and notification requirements in the event of a data breach.

Following Brexit, the United Kingdom’s exit from the European Union on January 31, 2020, the United Kingdom adopted the UK GDPR, which substantially aligns with the EU GDPR, or the UK GDPR. However, there is a risk the EU and UK data protection law diverges in the future, which may increase our overall data protection compliance costs. We are also subject to evolving and strict rules on the transfer of personal data out of the EU and UK to the U.S. Further prospective revision of the Directive on privacy and electronic communications (Directive 2002/58/EC), or ePrivacy Directive, and Privacy and Electronic Communications Regulations 2003 (PECR) in the United Kingdom may affect our marketing communications.

We have implemented procedures to ensure compliance with the GDPR and UK GDPR and its requirements. Our actual or alleged failure to comply with these regulations, or to protect personal data, could result in enforcement actions and significant penalties against us, which could result in negative publicity, increase our operating costs, subject us to claims or other remedies and have a material adverse effect on our business, financial condition, and results of operations. It is not always possible to identify and deter misconduct by employees or other parties. The precautions we take to detect and prevent such activity may not protect us from legal or regulatory action resulting from a failure to comply with applicable laws or regulations. Misconduct by our employees, CROs, investigators, consultants, commercial partners or vendors could result in significant financial penalties, criminal sanctions, civil law claims and/or negative media coverage, and thus have a material adverse effect on our business, including through the imposition of significant fines or other sanctions, and our reputation. In particular, failure to comply with EU laws, including failure under the GDPR, UK GDPR ePrivacy Directive, PECR and other laws relating to the security of personal data may result in fines up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, if greater, and other administrative penalties or criminal liability, which may be onerous and adversely affect our business, financial condition, results of operations and prospects. Failure to comply with the GDPR, UK GDPR and related laws may also give risk to increase risk of private actions, including a new form of class action that is available under the GDPR and UK GDPR.

Several states, localities and other jurisdictions have enacted measures related to the use of artificial intelligence and machine learning in products and services. For example, in the EU, Regulation 2024/1689, or the EU AI Act, has become applicable in several parts and imposes onerous obligations related to the development and use of certain AI-related systems. Other laws on digital applications and data use have been introduced, including Regulation 2023/1828, or the EU Data Act, which was adopted in 2023 and entered into application in September 2025, with some staged obligations. Recently, the European Commission has proposed the “digital omnibus” initiative, which aims to simplify and partially relax the GDPR and related digital laws and reduce administrative burdens. However, it is currently unclear what changes will be made, and if or when the proposed digital omnibus initiative may become law.

We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. If any privacy policies, marketing materials or other statements regarding data privacy and security that we publish are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, including the Federal Trade Commission, or other adverse consequences.

Obligations related to data privacy, security, and AI are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf. In addition, these obligations may require us to change our business model.

We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties on whom we rely may fail to comply with such obligations, which could create legal risks and negatively impact our business operations. If we or the third parties we rely on fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we may face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business operations (including, as relevant, clinical trials and development of product candidates); inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

Our business activities will be subject to the Foreign Corrupt Practices Act and similar anti-bribery and anti-corruption laws.

As we expand our business activities outside of the United States, including our clinical trial efforts, we will be subject to various anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we operate. Anti-corruption laws, including the FCPA, generally prohibit companies and their employees, agents, CROs, contractors and other collaborators and partners from offering, promising, giving, soliciting, or authorizing others to give or receive anything of value, either directly or indirectly, to or from a non-United States government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-United States governments. Additionally, healthcare providers and doctors of state-owned or controlled entities, such as hospitals, universities, and research institutions, are also considered public officials under the FCPA. We may engage third parties to sell our products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. There is no certainty that all of our employees, agents, suppliers, manufacturers, CROs, contractors, or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers, or our employees, the closing down of facilities, including those of our suppliers and manufacturers, implementation of compliance programs, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries as well as difficulties in manufacturing or continuing to develop our products, and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results, and financial condition.

We are subject to laws and regulations governing exports, imports, trade and economic sanctions, with which our compliance is required and that could affect our cross-border operations. Non-compliance with these laws and regulations could result in legal liability for us.

We are subject to and required to comply with various export controls, customs rules on imports, and trade and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or, collectively, Trade Control Laws. Trade Control Laws may prohibit or restrict our ability to import products, export, reexport, transfer, or otherwise release products, or provide services without authorization. To the extent required, regulatory licensing requirements can hinder product lead time, and authorization is not guaranteed.

Changes in Trade Control Laws, which are dynamic, or to our product candidates may create delays in the introduction, provision, or sale of our product candidates in international markets, prevent customers from using our product candidates or, in some cases, prevent the export or import of our product candidates to certain countries, governments or persons altogether. Any limitation on our ability, or the ability of our partners, to export, provide, or sell our product candidates could adversely affect our supply chain and our business, financial condition, and results of operations.

Compliance with applicable Trade Control Laws can be time-and resource-intensive. We are in the process of adopting policies and procedures designed to achieve compliance, but we cannot guarantee application of Trade Control Laws to our operations will never result in possible compliance issues. Violations of applicable Trade Controls Laws are aggressively enforced, and can result in significant financial penalties, imprisonment of responsible personnel, loss of licensing privileges, other administrative penalties, reputational harm, and adverse business impact.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

After the closing of this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the stock market on which our common stock is listed. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.

Commencing with our fiscal year ending December 31, 2025, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting in our Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. Prior to this offering, we have never been required to test our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. In addition, when we lose our status as an “emerging growth company” and if we do not otherwise qualify as a “smaller reporting company,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting, which will require additional expense, resources and management commitment.

We may identify material weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls over financial reporting, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC, or other regulatory authorities.

The United Kingdom’s withdrawal from the European Union continues to impact regulatory frameworks, trade, and economic conditions, which may affect our business.

The United Kingdom formally left the European Union on January 31, 2020 (commonly referred to as Brexit), with the transition period ending on December 31, 2020. While the UK-EU Trade and Cooperation Agreement, or the TCA, was established to govern future trade relations and was fully implemented on May 1, 2021, the long-term implications of Brexit continue to evolve, impacting regulatory frameworks, trade flows, and market dynamics. Since a significant proportion of the regulatory framework in the United Kingdom applicable to our business and our product candidates was historically derived from European Union directives and regulations, post-Brexit regulatory divergence has created additional complexities in the development, manufacturing, importation, approval, and commercialization of our product candidates in the UK and EU.

For example, Great Britain (England, Scotland, and Wales) is no longer covered by the centralized procedures for obtaining European Union-wide marketing and manufacturing authorizations from the EMA. A separate process for regulatory approvals through the MHRA is now required. While the UK has introduced regulatory pathways such as international recognition routes, or IRR, to expedite approvals, these pathways remain subject to periodic review and policy changes, creating potential uncertainties for our regulatory strategy. Although the TCA provides for tariff-free trade of medicinal products between the UK and the EU, new regulatory requirements, customs procedures, and border checks have led to increased administrative costs, supply chain disruptions, and potential delays in the transit of pharmaceutical goods. These non-tariff barriers have affected trade efficiency and could impact the availability of key components, active pharmaceutical ingredients, or APIs, and other critical materials required for drug development and commercialization.

Additionally, Brexit-related regulatory divergence has introduced uncertainty regarding future pharmaceutical pricing, market access, and intellectual property protections in the UK, as the country adapts its post-EU regulatory framework. The UK has also opted out of certain EU-wide initiatives, such as the European Health Emergency Preparedness and Response Authority and the EMA’s accelerated assessment processes, which could impact access to emergency-use authorizations and expedited drug approvals. The ongoing effects of Brexit may require us to modify our regulatory strategies, adapt supply chain logistics, or increase operational expenditures to comply with dual regulatory regimes in the EU and UK. Any delays in obtaining UK marketing approvals or disruptions to cross-border trade could negatively impact our ability to commercialize our product candidates, generate revenue, or achieve profitability. Furthermore, any future changes in UK-EU trade relations, tariff policies, or supply chain regulations could impose additional costs, complexities, or restrictions on our ability to conduct business in either market.

We might not be able to utilize a significant portion of our net operating loss carryforwards.

We have generated and expect to continue to generate significant federal and state net operating loss, or NOL, carryforwards in the future. As of December 31, 2024 and 2023, we had federal and state NOLs of $11.3 million and $6.4 million, respectively. Under current tax regulations, these NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the Tax Cuts and Jobs, or the Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, federal NOLs incurred in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal NOLs is limited.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. Sales of our common stock by our existing stockholders, or additional sales of our common stock by us, could trigger additional limitations under Section 382 and have a material adverse effect on our results of operations in future years. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs by federal or state taxing authorities or other unforeseen reasons, portions of our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities.

New tax laws or regulations, changes to existing tax laws or regulations or changes in their application to us or our customers may have a material adverse effect on our business, cash flows, financial condition or results of operations.

U.S. federal, state, local and foreign tax laws, regulations and administrative guidance are subject to change as a result of the legislative process and review and interpretation by the U.S. Internal Revenue Service, the U.S. Treasury Department and other taxing authorities. Changes to tax laws (which changes may have retroactive application), including with respect to net operating losses and research and development tax credits, could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. We urge investors to consult with their legal and tax advisers regarding the implications of potential changes in tax laws on an investment in our common stock.

We will incur increased costs and demands upon management as a result of being a public company.

As a public company listed in the United States, we will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, Sarbanes-Oxley, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of Sarbanes-Oxley, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and certain corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. As a result, we will incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and The Nasdaq Stock Market, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. All statements, other than statements of historical fact, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, product candidates, planned preclinical studies and clinical trials, results of preclinical studies and clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, as well as plans and objectives of management, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” or the negative of these words or other similar expressions, although not all forward-looking statements contain these identifying words. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial and other trends that we believe may affect our business, financial condition and results of operations.

The forward-looking statements in this prospectus include, among other things, statements about:

•        our ability to continue as a going concern;

•        the anticipated timing, progress and results of our preclinical studies and clinical trials of our product candidates, including our expectations regarding the protocol and effectiveness of our planned design of the INVA80001 clinical trial, statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•        our expectations about the safety, effectiveness and commercial viability of our product candidates;

•        the timing of the planned CTA submissions, initiation of clinical trials and timing of expected clinical results for INVA8001, INVA8003 and our other future product candidates;

•        the timing of any submission of filings for regulatory approval of, and our ability to obtain and maintain regulatory approvals for, our current and future product candidates;

•        our expectations regarding the size of the patient populations, market acceptance and opportunity for and clinical utility of our product candidates, if approved for commercial use;

•        our manufacturing capabilities and strategy, including the scalability and commercial viability of our manufacturing methods and processes;

•        our expectations regarding the scope of any approved indication for INVA8001, INVA8003 or any other product candidate;

•        our ability to successfully commercialize our product candidates;

•        our ability to leverage the AI technology of the AlphaMeld Platform to identify and nominate future product candidates, or our ability to in-license or design future product candidates;

•        our estimates of our expenses, ongoing losses, future revenue, capital requirements;

•        our ability to obtain additional funding for our operations, including funding necessary to complete our development and commercialization efforts of our product candidates;

•        our ability to establish or maintain collaborations or strategic relationships;

•        our ability to identify, recruit and retain key personnel;

•        our ability to protect and enforce our intellectual property position for our product candidates, and the scope of such protection;

•        our financial performance;

•        our competitive position and the development of and projections relating to our competitors or our industry;

•        the impact of existing laws and regulations and legal and regulatory developments in the United States and other jurisdictions;

•        our ability to expand our pipeline of product candidates;

•        our expectations regarding the impact of geopolitical uncertainty, including rising interest rates, tariffs and inflation, on our business and operations, including preclinical studies and clinical trials, collaborators and employees;

•        our expected use of the net proceeds from this offering and the sufficiency of our existing cash to fund our future operating expenses and capital expenditure requirements; and

•        our expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See the section titled “Where You Can Find More Information.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate.

In addition, “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus and are inherently uncertain. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

MARKET AND INDUSTRY DATA

We obtained the industry, statistical and market data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

All of the market data used in this prospectus involve a number of assumptions and limitations, and the sources of such data cannot guarantee the accuracy or completeness of such information. While we are not aware of any misstatements regarding the third-party information and we believe that each of these studies and publications is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 3,200,000 shares of our common stock in this offering will be approximately $30.5 million (or approximately $35.3 million if the underwriters exercise their option to purchase up to 480,000 additional shares in full), assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $2.9 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $10.0 million, assuming the assumed initial public offering price stays the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital. As of September 30, 2025, we had approximately $0.3 million of cash on hand. We intend to use the net proceeds from this offering, together with our existing cash, as follows:

•        approximately $15.0 million to advance the development of INVA8001, including the initiation of a Phase 2a trial and the expected data readout for chronic inducible urticaria, subject to CTA filing and clearance;

•        approximately $0.3 million to advance the pre-clinical development of INVA8003;

•        $1.8 million to repay a portion of our outstanding indebtedness to InveniAI under the terms of the InveniAI Line of Credit, of which $10.0 million was outstanding, inclusive of principal and interest, and which had an interest rate equal to the applicable federal rate for short-term loans as of September 30, 2025;

•        approximately $0.6 million to repay both the 2024 Trust Note due by May 27, 2026 and the October 2024 Secured Notes due by April 22, 2026 and April 28, 2026, of which $0.4 million and $0.2 million, respectively was outstanding, and which had an interest rate of 14.5% and 9.5%, respectively as of September 30, 2025;

•        approximately $0.3 million to that may be used, at the Company’s discretion repay a portion of the July 2025 Senior Note that will not convert in this offering due by September 1, 2026, of which $1.2 million was outstanding and had an interest rate of 10% as of September 30, 2025 (which was amended to an interest rate of 9% subsequent to September 30, 2025);

•        approximately $0.4 million to repay the November 2025 Senior Note issued subsequent to September 30, 2025 and has an interest rate of 12% that will not convert in this offering;

•        $0.1 million to pay InveniAI for accrued licensing fees, which are comprised of the $50,000 annual subscription fee per annual subscription term effective since January 1, 2024 payable following the successful completion of our initial public offering, under the AlphaMeld License;

•        approximately $2.5 million to pay outstanding accrued liabilities; and

•        the remainder for general corporate purposes, including working capital, operating expenses and other capital expenditures.

Interest on the InveniAI Line of Credit accrues at a rate per annum equal to the applicable federal rate for short-term loans as of the date thereof. Pursuant to the InveniAI Line of Credit, (i) $1.8 million of the principal and all accrued interest thereon is due on the earlier of (a) December 31, 2026 or (b) the completion of this offering with aggregate gross proceeds of at least $20.0 million. The remaining unpaid principal and accrued interest outstanding, including any additional advances or borrowings, shall automatically convert into shares of common stock in this offering or is payable in full on or before June 30, 2027 in the event it is not converted.

On September 20, 2023, the Company entered into the Secured Nandabalan Note for a principal amount of $0.3 million. The Secured Nandabalan Note accrued interest at a rate of 15% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the Secured Nandabalan Note, if any amount payable was not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount would bear interest at 20% per annum. The Secured Nandabalan Note was amended on September 19, 2024, and on October 28, 2025, and was to mature on March 31, 2026. As of September 30, 2025, we owed approximately $0.4 million inclusive of principal and interest on the Secured Nandabalan Note.

On January 31, 2025, the Company entered into the January 2025 Convertible Note for a principal sum of $0.15 million at an interest rate of 12% per annum. The January 2025 Convertible Note had a mandatory automatic conversion feature upon the Company receiving aggregate proceeds of at least $20.0 million in an equity financing. The conversion price was to be determined pursuant to a contractual formula that would result in a price per share that would be lower than the price paid by new investors in such financing. If not converted, all principal and accrued interest would be paid by February 1, 2026. As of September 30, 2025, we owed approximately $0.16 million inclusive of principal and interest on the January 2025 Convertible Note. The Company used the indebtedness accrued pursuant to the January 2025 Convertible Note to primarily fund its IPO-related expenses and for general corporate purposes.

On November 1, 2025, the Company entered into the Consolidated Note in the principal amount of approximately $0.6 million. The Consolidated Note amended, restated, and replaced (i) the Secured Nandabalan Note and (ii) the January 2025 Convertible Note. The Consolidated Note bears interest at 7.5% per annum, matures on December 31, 2026, and contains a mandatory conversion feature into shares of capital stock upon the occurrence of the Company receiving aggregate cash proceeds of at least $10.0 million in a financing event to third parties. The Consolidated Note is unsecured, and all liens granted under the prior notes were released in connection with the entry into the Consolidated Note. The Company used the indebtedness accrued pursuant to the Consolidated Note to consolidate and replace the Secured Nandabalan Note and the January 2025 Convertible Note.

On May 28, 2024, the Company entered into the 2024 Trust Note for a principal amount of $0.35 million, which was amended on September 29, 2025. The 2024 Trust Note accrues interest at a rate of 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the 2024 Trust Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5% per annum. to the 2024 Trust Note matures on May 27, 2026. As of September 30, 2025, we owed approximately $0.4 million inclusive of principal and interest on the 2024 Trust Note. The Company used the indebtedness accrued pursuant to the 2024 Trust Note for general working capital.

On October 23, 2024, and October 29, 2024, respectively, the Company entered into the October 2024 Secured Notes for a principal amount of approximately $0.195 million. The October 2024 Secured Notes accrue interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the October 2024 Secured Notes, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5%. On October 17, 2025, the October 2024 Secured Notes were amended such that the respective principal amount and all accrued and unpaid interest thereunder shall be due and payable on April 22, 2026 for the October 2024 Secured Note with a principal amount of $0.165 million and April 28, 2026 for the October 2024 Secured Note with a principal amount of $0.03 million. As of September 30, 2025, we owed approximately $0.2 million inclusive of principal and interest on the October 2024 Secured Notes. The Company used the indebtedness accrued pursuant to the October 2024 Secured Notes to primarily fund its IPO-related expenses and for general corporate purposes.

On March 31, 2025, the Company issued the March 2025 Notes for a total principal amount of $0.3 million, which were amended on October 27, 2025, and October 29, 2025, respectively. The amendments increased the principal amount of each March 2025 Note from $0.15 million to $0.165 million, for a total principal amount of $0.33 million. The March 2025 Notes bear interest at 18% per annum and mature on December 31, 2025, unless earlier converted or extended by the holder. At the option of the holders, the March 2025 Notes are convertible into the same class of equity securities issued in the Company’s next qualified equity financing where the Company raises at least $10.0 million at a 30% discount to the price paid by new investors. If a non-qualified financing occurs, the holder may elect to treat it as a qualified financing for conversion purposes. As of September 30, 2025, the outstanding principal and accrued interest totaled $0.3 million on the March 2025 Notes. The Company used the indebtedness accrued pursuant to March 2025 Notes to primarily fund its IPO-related expenses and for general corporate purposes.

On July 2, 2025, the Company issued to Ascent Partners the July 2025 Senior Note, which was amended on December 31, 2025, with an aggregate principal amount of $1.1 million for gross cash proceeds of $0.95 million. The difference between the face value and the cash proceeds represents an original issue discount of $0.12 million. The July 2025 Senior Note bears interest at a rate of 9% per annum and matures on the date that is twenty months following the consummation of the Company’s initial public offering. Upon the consummation of the initial public offering, 70% of the outstanding principal amount of the July 2025 Senior Note, together with 70% of the accrued and unpaid interest thereon, will automatically convert into shares of the Company’s common stock at a conversion price equal to 70% of the initial public offering price, with the remaining 30% of the principal amount and accrued interest payable at maturity. The July 2025 Senior Note is also convertible into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company in a direct listing, reverse takeover or business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.60 per share, in each case subject to adjustment for stock splits and similar events. The July 2025 Senior Note includes customary covenants and events-of-default provisions and is secured by substantially all of the Company’s assets. As of September 30, 2025, the Company owed approximately $1.2 million, inclusive of principal and accrued interest, on the July 2025 Senior Note. The Company used the indebtedness accrued pursuant to the July 2025 Senior Note to fund IPO-related expenses, drug manufacturing and pre-clinical experiments for INVA8001, and for general corporate purposes.

On November 19, 2025, the Company issued the November 2025 Senior Note, which was amended on December 31, 2025, with an aggregate principal amount of approximately $0.37 million for gross cash proceeds of $0.3 million. The difference between the face value and cash proceeds represents an original issue discount of approximately $0.07 million. Upon the consummation of the Company’s initial public offering, the outstanding principal amount of the November 2025 Senior Note, together with all accrued and unpaid interest, is required to be repaid in full in cash and will not convert into equity in connection with such initial public offering. The November 2025 Senior Note bears interest at 12% per annum, matures on the earlier of (i) August 19, 2026 or (ii) the closing date of the Company’s initial public offering, and is also convertible at the holder’s option into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company at the closing of a direct listing of the Company’s securities on a trading market, a reverse takeover or a business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.62 per share, subject to adjustment for stock splits and similar events. The November 2025 Senior Note includes customary covenants and events-of-default provisions and is secured by substantially all the Company’s assets. The Company used the indebtedness accrued pursuant to the November 2025 Senior Note to fund IPO-related expenses and for general working capital.

Based on our current operational plans and assumptions, we believe that the net proceeds of this offering, together with our existing cash, will enable us to fund our operations for 18-20 months following this offering. We have based these estimates on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

We may also use a portion of the remaining net proceeds to in-license, acquire or invest in complementary businesses, technologies, products or assets, although we have no current agreements, commitments or understandings to do so.

This expected use of net proceeds from this offering and our existing cash represents our intentions based upon our current plans and business conditions, including our plans to prepare and submit a CTA for INVA8001, conduct a Phase 2a trial in the EU, and continue developing INVA8003, which could change in the future as our plans and business conditions and/or regulatory requirements evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from preclinical studies and clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those net proceeds. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and United States government securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, capital requirements, future prospects, restrictions imposed by contract and applicable law and other factors our board of directors may deem relevant, and subject to applicable laws and the restrictions contained in any future financing instruments.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2025:

•        on an actual basis;

•        on a pro forma basis, giving effect to (i) the Reverse Stock Split, (ii) the conversion of all the outstanding shares of our preferred stock as of September 30, 2025, including 7,250,000 shares of our Series A preferred stock and 1,092,707 shares of our Series A-1 preferred stock, into an aggregate of 4,306,168 shares of common stock upon the closing of this offering, and the following issuances assuming an initial public offering price of $11.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, (iii) the issuance of 109,524 shares of our common stock upon the conversion of $1.2 million of the CEO SAFEs issued by us to our CEO and an affiliate of our CEO in March 2023, (iv) the issuance of 745,025 shares of common stock upon the automatic conversion of approximately $8.2 million owed under the InveniAI Line of Credit, (v) the issuance of 58,697 shares of common stock upon the mandatory conversion of approximately $0.6 million owed under the Consolidated Note, (vi) the issuance of 146,841 shares of common stock upon the conversion of approximately $1.1 million, owed under the July 2025 Senior Note and the March 2025 Notes, (vii) additional borrowings of $0.4 million owed under the November 2025 Senior Note, issued subsequent to September 30, 2025, and (viii) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the closing of this offering; and

•        on a pro forma as adjusted basis giving effect to (i) the pro forma adjustments described above, (ii) the repayment of approximately $1.8 million of aggregate indebtedness under the InveniAI Line of Credit, (iii) the repayment of approximately $0.6 million related to certain secured related party promissory notes, (iv) the repayment of approximately $0.3 million of convertible debt owed under the July 2025 Senior Note, which will not convert in connection with this offering, (v) the payment of approximately $2.5 million to settle outstanding accrued liabilities, and (vi) our sale and issuance of 3,200,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only. Our capitalization following the closing of this offering will depend on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes appearing at the end of this prospectus, the sections of this prospectus titled “Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in this prospectus.

	As of September 30, 2025
	Actual	Pro Forma	Pro Forma, As Adjusted(1)
	(in thousands, except share and per share data)
Cash	$329	$629	$25,614
Debt	11,955	2,975	—
Series A convertible preferred stock, par value $0.0001 per share, 8,000,000 shares authorized, 7,250,000 issued and outstanding actual: no shares authorized, issued and outstanding, pro forma and pro forma adjusted	538	—	—
Series A-1 convertible preferred stock, par value $0.0001 per share, 3,200,000 shares authorized, 1,092,707 shares issued and outstanding, actual: no shares authorized, issued and outstanding, pro forma and pro forma adjusted	5,117	—	—
Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value; no shares authorized, issued or outstanding, actual; 10,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—

	As of September 30, 2025
	Actual	Pro Forma	Pro Forma, As Adjusted(1)
	(in thousands, except share and per share data)
Common stock, $0.0001 par value; 8,490,000 shares authorized and 1,395,875 shares issued and outstanding, actual; 250,000,000 shares authorized and 6,762,131 shares issued and outstanding, pro forma; 250,000,000 shares authorized and 9,962,131 shares issued and outstanding, pro forma as adjusted	—	1	1
Additional paid-in capital	4,065	20,274	50,241
Accumulated deficit	(26,819)	(26,819)	(26,819)
Total stockholders’ deficit	(22,754)	(6,544)	23,422
Total capitalization	$(5,144)	$(3,569)	$23,422

____________

(1)     Each $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $10.0 million.

If the underwriters’ option to purchase additional shares is exercised in full, our pro forma as adjusted cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization as of September 30, 2025, would be $30.4 million, $55.1 million, $28.3 million and $28.3 million, respectively.

The number of shares of our common stock outstanding in the table above excludes:

•        2,172,625 shares of our common stock issuable upon exercise of stock options under our 2021 Plan, outstanding as of September 30, 2025 with a weighted average exercise price of $2.78 per share;

•        3,099,125 shares of our common stock reserved for future issuance under our 2025 Plan (of which we will grant options to purchase an aggregate of 434,800 shares of our common stock to certain of our employees and non-employee directors upon the pricing of this offering at an exercise price equal to the initial public offering price), which consists of (i) 900,000 new shares plus (ii) the number of shares that remain available under the 2021 Plan (which was 26,500 shares as of September 30, 2025), plus (iii) the number of shares that will be reserved for issuance under our 2025 Plan to the extent outstanding stock options under our 2021 Plan either expire without exercise or are cancelled or terminated, as well as any future increases in the number of shares of common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation — Equity Incentive Plans — 2025 Equity Incentive Plan”;

•        162,116 shares of our common stock issuable upon the exercise of outstanding warrants, of which 124,085 are issuable with an exercise price of $9.62 per share, subject to an exercise price adjustment to the $7.70, which represents 70% of the assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus; and 38,031 are issuable with an exercise price equal to $12.10, or 110% of the assumed initial public offering price of $11.00, which is the mid-point of the price range set forth on the cover page of this prospectus, subject to adjustments;

•        100,000 shares of our common stock reserved for future issuance under the ESPP, which will become effective on the date of the underwriting agreement related to this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP; and

•       160,000 shares of our common stock (or up to 184,000 shares if the underwriter exercises their over-allotment option in full) issuable upon the exercise of the Representative’s Warrants to be issued in connection with this offering at an exercise price equal to 125% of the offering price.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

As of September 30, 2025, we had a historical net tangible book deficit of $22,754, or $(16.30) per share of common stock. Our historical net tangible book deficit per share represents total tangible assets less total liabilities and the carrying values of our preferred stock, which is not included within stockholders’ deficit, divided by the number of shares of our common stock outstanding as of September 30, 2025.

Our pro forma net tangible book deficit as of September 30, 2025 was $6.5 million, or ($0.99) per share of common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to, (i) the conversion of all of our outstanding shares of preferred stock as of September 30, 2025, including 7,250,000 shares of our Series A preferred stock and 1,092,707 shares of our Series A-1 preferred stock, into an aggregate of 4,306,168 shares of common stock upon the closing of this offering, and (ii) following issuances which will occur upon the closing of this offering, assuming an initial public offering price of $11.00 per share which is the midpoint of the range set forth on the cover page of this prospectus, (a) the issuance of 745,025 shares of our common stock to InveniAI upon the automatic conversion of approximately $8.2 million owed under the InveniAI Line of Credit, (b) the issuance of 109,524 shares of our common stock upon the conversion of $1.2 million of the CEO SAFEs, (c) the issuance of 58,697 shares of common stock upon the mandatory conversion of approximately $0.6 million owed under the Consolidated Note, (d) the issuance of 146,841 shares of our common stock upon the conversion of approximately $1.1 million owed under the July 2025 Senior Note and the March 2025 Notes, and (e) additional borrowings of $0.3 million under the November 2025 Senior Note, issued subsequent to September 30, 2025. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of September 30, 2025, after giving effect to the pro forma adjustment described above.

Giving further effect to (i) the pro forma adjustments described above, (ii) the repayment of approximately $1.8 million of aggregate indebtedness under the InveniAI Line of Credit, (iii) the repayment of approximately $0.6 for certain related party promissory notes using a portion of the net proceeds of this offering, (iv) the repayment of approximately $0.4 million for repayments on the November 2025 Senior Note, (v) the repayment of approximately $0.3 million of convertible debt owed under the July 2025 Senior Note which will not convert in this offering, using a portion of the net proceeds of this offering, (vi) the payment of approximately $2.5 million to settle outstanding accrued liabilities, and (vii) our sale and issuance 3,200,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been $23.4 million, or $2.38 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.37 per share to our existing stockholders and immediate dilution of $8.62 per share to new investors in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock in this offering.

The following table illustrates this dilution:

Assumed initial public offering price per share		$11.00
Historical net tangible book deficit per share as of September 30, 2025	$(16.30)
Pro forma increase in historical net tangible book value per share attributable to the pro forma transactions described above	15.33
Pro forma net tangible book value per share as of September 30, 2025	(0.97)
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	3.32
Pro forma as adjusted net tangible book value per share after this offering		2.35
Dilution per share to new investors participating in this offering		$8.65

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $3.0 million, and dilution in pro forma net tangible book value per share to new investors by approximately $0.30, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase of 1.0 million shares in the number of shares we are offering would increase the pro forma as adjusted net tangible book value per share after this offering by approximately $10.0 million and decrease the dilution per share to new investors participating in this offering by $0.70, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions. A decrease of 1.0 million shares in the number of shares we are offering would decrease the pro forma as adjusted net tangible book value per share after this offering by approximately $10.0 million and increase the dilution per share to new investors participating in this offering by $0.86, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions.

If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after this offering would be $2.70 per share, the increase in pro forma net tangible book value per share would be $4.8 million and the dilution per share to new investors would be $8.26 per share, in each case assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes, as of September 30, 2025, on the pro forma as adjusted basis described above, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid for such shares. The calculation below is based on an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Weighted Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	6,762,131	67.9%	$17,144,131	32.8%	$2.53
New investors	3,200,000	32.1%	35,200,000	67.2%	$11.00
Total	9,962,131	100.00%	$52,344,131	100.00%	$5.25

The foregoing tables and calculations are based on 6,762,131 shares of our common stock outstanding as of September 30, 2025, after giving effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 4,306,168 shares of common stock, and includes the following:

•        109,524 shares of our common stock issuable upon conversion of an aggregate of $1.2 million of the CEO SAFEs issued by us to our Chief Executive Officer and an affiliate of our Chief Executive Officer in March 2023, which will occur upon the closing of this offering, assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•        58,697 shares of common stock upon the conversion of our approximately $0.6 million of certain related party convertible debt instruments, with mandatory conversion features, which will occur upon the closing of this offering assuming an initial public offering price of $11.00 per share which is the midpoint of the price range set forth on the cover page of this prospectus, at a conversion price equal to $9.52;

•        146,841 shares of our common stock upon the conversion of approximately $1.1 million of certain convertible debt instruments which will occur upon the closing of this offering assuming an initial public offering price of $11.00 per share which is the midpoint of the price range set forth on the cover page of this prospectus, and a conversion price equal to 70% of such initial public offering price; and

•        745,025 shares of our common stock issuable to InveniAI upon conversion of approximately $8.2 million of convertible debt instruments, which will occur upon the closing of this offering, assuming an initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

and excludes:

•        2,171,625 shares of our common stock issuable upon exercise of stock options under our 2021 Plan, outstanding as of September 30, 2025 with a weighted average exercise price of $2.78 per share;

•        162,116 shares of our common stock issuable upon the exercise of outstanding warrants, of which 124,085 are issuable with an exercise price of $9.62 per share, subject to an exercise price adjustment to the $7.70, which represents 70% of the assumed initial public offering price of $11.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus; and 38,031 are issuable with an exercise price equal to $12.10, or 110% of the assumed initial public offering price of $11.00, which is the mid-point of the price range set forth on the cover page of this prospectus, subject to adjustments;

•        3,099,125 shares of our common stock reserved for future issuance under our 2025 Plan (of which we will grant options to purchase an aggregate of 434,800 shares of our common stock to certain of our employees and non-employee directors upon the pricing of this offering at an exercise price equal to the initial public offering price), which consists of (i) 900,000 new shares plus (ii) the number of shares that remain available under the 2021 Plan (which was 26,500 shares as of September 30, 2025), plus (iii) the number of shares that will be reserved for issuance under our 2025 Plan to the extent outstanding stock options under our 2021 Plan either expire without exercise or are cancelled or terminated, as well as any future increases in the number of shares of common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation — Equity Incentive Plans — 2025 Equity Incentive Plan”;

•        100,000 shares of our common stock reserved for future issuance under the ESPP, which will become effective on the date of the underwriting agreement related to this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP; and

•        160,000 shares of our common stock (or up to 184,000 shares if the underwriter exercises their over-allotment option in full) issuable upon the exercise of the Representative’s Warrants to be issued in connection with this offering at an exercise price equal to 125% of the offering price.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those discussed below. Additionally, there may be other risks and uncertainties that we are unable to identify at this time or that we do not currently expect to have a material impact on its business. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview

We are a biotechnology company seeking to develop oral, small-molecule therapies for IMIDs. IMIDs are a diverse group of conditions — including skin or cutaneous inflammatory diseases, such as chronic urticaria, atopic dermatitis, and prurigo nodularis; joint or rheumatologic and connective tissue disorders, such as arthritis and lupus; gut or gastrointestinal diseases, such as inflammatory bowel disease, including Crohn’s disease and ulcerative colitis; lung or respiratory and allergic airway conditions, such as asthma and allergic rhinitis; and autoimmune neurological diseases such as multiple sclerosis — that could result from an imbalanced or dysregulated immune response leading to chronic, multi-system or organ inflammation. Current treatments are often injectable biologics or broad immunosuppressants with safety, convenience and/or cost limitations. Our goal is to develop safe, effective, and convenient oral small molecule therapies that not only reduce inflammation but also enhance quality of life, and potentially help achieve long-term disease remission.

We currently have two product candidates, including INVA8001, which we plan to advance into Phase 2a clinical development in the EU for chronic inducible urticaria, a debilitating skin condition. We intend to submit a CTA to the competent authorities of the relevant EU member states in the second half of 2026. Subject to clearance of a CTA by the competent authorities of the relevant European Union member states, we plan to initiate a Phase 2a trial for INVA8001 in the EU shortly thereafter. We selected the EU to leverage standardized, objective provocation testing using TempTest®, a quantitative tool used in diagnosing and inducing chronic inducible urticaria under controlled clinical conditions, CE (Conformité Européenne)-marked, and therefore cleared for the market in the EU but not cleared for market by the U.S. FDA., which we believe will enable objective, reproducible endpoints and a higher-confidence assessment of pharmacologic effect. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand the development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing. Our second candidate, INVA8003, is in pre-clinical early-stage development with potential applications across multiple IMIDs. If approved by the relevant regulatory authorities, we believe these two product candidates could potentially transform the treatment of several IMIDs with unmet needs. Our current product candidates were identified using the AlphaMeld Platform, a technology enabled drug discovery platform described below.

Our goal is to utilize the AlphaMeld Platform, which integrates AI, ML and GenAI, together with our team’s expertise, to identify and develop safe, effective, and convenient oral small molecule therapies. We believe that a technology-driven approach will enable us to analyze extensive biological datasets, uncover new disease connections, and identify pathways that potentially contribute to inflammation across multiple IMIDs.

Our belief on using AI enabled technologies for drug discovery and development is based on our internal research, as well as on published third-party studies that have demonstrated how advanced computational tools can expedite earlier-stage hypothesis generation. However, our approach has not yet been clinically validated, and no product candidates discovered using our approach have received regulatory approval to date. The AlphaMeld Platform has not been clinically validated, and no product candidates identified using this platform have been successfully developed, approved by the U.S. FDA or any foreign drug regulator, or have been or commercialized. Our potential reliance on this platform as a key component of our discovery strategy may not result in any successful product candidate identification or any development.

While many IMIDs share certain common harmful or immunopathological mechanisms, they differ in the type of immune cells involved. According to our research, treatment options for IMIDs have historically relied heavily on glucocorticoids to manage inflammation. More recently, the landscape has been dominated by injectable biologic agents — such as cytokine-blockade therapies and tumor necrosis factor (TNF) inhibitors — as well as select oral small-molecule therapies, including kinase inhibitors and immunomodulators. We believe that, in general, these treatments may carry significant limitations, including safety issues (often accompanied by “black box” warnings), risk of infection, inadequate or waning response, immunogenicity, resistance with chronic use, withdrawal/rebound, compliance challenges due to inconvenient or invasive dosing regimens, and high cost — especially for biologics. Additionally, we believe that both biologics and many small molecules may also result in broad immune suppression, leaving many patients with few or ineffective options. We believe that the current landscape remains constrained by an incomplete understanding of the complex pathways driving immune dysfunction, and that there is a continued unmet need for oral, safe, and effective small-molecule therapies for IMIDs.

We are still in the early stages of applying AlphaMeld’s AI, ML, and GenAI, to drug discovery and have a limited operating history. We have not yet initiated or conducted clinical trials on any product candidates, have not yet generated any product revenue, and our use of AI and associated technologies including the AlphaMeld Platform has not been clinically validated. To date, none of our product candidates identified using these technologies have been successfully developed or received regulatory approval, and we may be unsuccessful in developing or commercializing any product candidates.

We license the AlphaMeld Platform from our parent company, InveniAI. See “Prospectus Summary — Our Approach — Our AI-, ML-, and GenAI-Driven Portfolio,” “— Our Relationship with InveniAI” and “Business — Our Approach — Our AI-, ML-, and GenAI-Driven Portfolio” for additional information.

Prior to this offering, we were a controlled subsidiary of InveniAI, which is a controlled subsidiary of BioXcel LLC. We expect that InveniAI may remain a significant shareholder following this offering, depending on the number of shares we sell in this offering. INVA8001, INVA8002 (currently deprioritized) and INVA8003, or the Candidates, were initially selected using the AlphaMeld Platform. InveniAI committed financial resources to perform significant research and development activities to validate the Candidates prior to our formation. In November 2021, we entered into the Contribution Agreement with InveniAI pursuant to which InveniAI agreed to provide InveniAI’s rights, title, and interest in and to, and all of the liabilities associated with, INVA8001, INVA8002 (currently deprioritized) and INVA8003 in exchange for 8,000,000 shares of Series A preferred stock and for certain payments from us based on completion of certain clinical development and financing milestones. See “— Our Relationship with InveniAI” below for more information on the Contribution Agreement.

To date, we have not generated any revenue and we have incurred net losses from our operations since our inception. To date, our business has been primarily financed by InveniAI in the form of net parent investment and through the InveniAI Line of Credit, as well as net proceeds from the issuance of preferred stock, funds received from issuance of common stock, exercise of stock options, SAFE financings and borrowings from our CEO and his affiliates and through convertible notes. Our net losses were $6.3 million and $9.9 million, respectively, for the years ended December 31, 2024 and 2023. Our net losses were $2.9 million and $5.4 million, respectively, for the nine months ended September 30, 2025 and 2024. As of September 30, 2025, our accumulated deficit amounted to $26.8 million.

As of September 30 2025, we had cash on hand of $0.3 million. Cash is funded to us under the InveniAI Line of Credit as needed, therefore our cash balance is maintained to minimum levels. We believe that the net proceeds of this offering will be sufficient to fund our operations for the next 18-20 months. We have based these estimates on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. If we are unable to raise sufficient funding, we may be unable to continue to operate in the long-term. See “— Operating Capital and Capital Expenditure Requirements.”

Our management has concluded, and in its report on our financial statements for the year ended December 31, 2024, our independent registered public accounting firm included an explanatory paragraph stating, that our reliance on the support of our stockholders to fund our operations and lack of sufficient capital to fund operations for the next 12 months raises substantial doubt about our ability to continue as a going concern. See “Risk Factors — Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.”

Our net losses have resulted from costs incurred in researching and developing INVA8001, INVA8002 (currently deprioritized), and INVA8003 and other programs under development in our pipeline, license fees, planning, preparing, and conducting preclinical studies and IND preparatory costs, consulting fees, drug manufacturing fees, equity financing fees, interest, including on borrowings under the InveniAI Line of Credit, promissory notes and convertible debt instruments, personnel-related costs, including stock-based compensation expense, and general and administrative activities associated with our operations. We expect to continue to incur significant expenses and corresponding increased operating losses for the foreseeable future as we continue to develop our product candidates and pipeline. Our costs may further increase as we conduct clinical trials, continue with our drug product manufacturing for INVA8001, seek regulatory approval and prepare to commercialize our product candidates, if approved. We expect to incur significant expenses to continue to build the infrastructure necessary to support our expanded operations, clinical trials and if approved, commercialization, including manufacturing, marketing, sales and distribution functions. We also expect to experience increased costs associated with continuing to operate as an independent entity and operating as a public company. As a result, we will need substantial additional funding to support our continued operations and pursue our growth strategy. Until such time we can generate significant revenue, if ever, we expect to finance our operations through equity offerings, debt financings or other capital sources which could include collaborations, strategic alliances or license agreements. We may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all. Our failure to raise capital or enter into such agreements as, and when, needed, could have a material adverse effect on our business, results of operations and financial condition, including requiring us to have to delay, reduce or eliminate product development or future commercialization efforts. The amount and timing of our future funding requirements will depend on many factors including the successful advancement of our current product candidates or any future product candidates. Our ability to raise additional funds may also be adversely impacted by potential worsening global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide, such as those resulting from the COVID-19 pandemic, the hostilities in Ukraine, and the Middle East, the imposition of tariffs and the increasing interest rates and rates of inflation.

Our Relationship with InveniAI

InveniAI is our parent company and largest stockholder. We have entered into the Contribution Agreement with InveniAI, pursuant to which InveniAI agreed to contribute to us, and we agreed to acquire from InveniAI, all of InveniAI’s rights title, and interest in and to, and all of the liabilities associated with, INVA8001, INVA8002 (currently deprioritized) and INVA8003. See the section titled “— Licensing and Collaboration Agreements” for additional information. Certain of our officers and directors, including Krishnan Nandabalan, Ph.D., Demetrios Kydonieus, J.D., M.B.A. and Jonathan Zalevsky, Ph.D., are also serving as employees, officers and/or directors of InveniAI, our largest stockholder, as well as its wholly owned subsidiary, AlphaMeld Corporation. Krishnan Nandabalan, our Chief Executive Officer and Chairman of the Board, is expected to remain as President, Director and Chief Executive Officer of InveniAI and its wholly owned subsidiary, AlphaMeld Corporation. Following the completion of our initial public offering, we expect Dr. Nandabalan, to spend a minimum of 40 hours a week on the business affairs and operations of Invea.

On November 24, 2021, we entered into the InveniAI Shared Services Agreement with InveniAI, which we amended on January 1, 2023, January 1, 2024, and December 29, 2025. Pursuant to the InveniAI Shared Services Agreement, InveniAI allows us to continue to use the office space, equipment, and services based on the agreed upon terms and conditions for a payment of defined monthly or hourly fees. See “Certain Relationships and Related Person Transactions — Shared Services Agreement with InveniAI” for additional information.

On October 1, 2023, we entered into the AlphaMeld License, which was amended effective January 1, 2024 and further amended effective September 1, 2025. The September 1, 2025 amendment reduced the annual subscription fee to $50,000 per subscription term effective January 1, 2024, payable following the successful completion of our initial public offering, at which time we will remit the total accrued fees of $0.1 million as of September 30, 2025, in accordance with mutually agreed payment timing. The AlphaMeld License, as amended, clarifies intellectual property ownership whereby we retain all rights to any inventions, data, know-how, or other intellectual property generated by us through use of the AlphaMeld Platform by our scientists, and AlphaMeld Corporation, a wholly owned subsidiary of InveniAI, will execute assignments to effect the transfer of such rights to us upon request without additional consideration. In addition, the September 1, 2025 amendment assigns all obligations of InveniAI under the agreement to AlphaMeld Corporation, a wholly owned subsidiary of InveniAI. AlphaMeld Corporation owns all intellectual property rights and assets necessary for the operation and commercialization of the AlphaMeld Platform. AlphaMeld Corporation consented to such assignment and agreed to assume all obligations of InveniAI under the agreement. The AlphaMeld License gives us the right to access and use the AlphaMeld Platform to monitor our target association network in order to identify future product candidates. See “Certain Relationships and Related Person Transactions — Shared Services Agreement with InveniAI” and “Business — Licensing and Collaboration Agreements — InveniAI, LLC.”

On September 19, 2023, we entered into a non-compete agreement, or the Non-Compete Agreement, with InveniAI, Dr. Krishnan Nandabalan, BioXcel LLC, BioXcel Holdings, Inc. and BioXcel Therapeutics, pursuant to which we, Dr. Nandabalan and InveniAI each agreed not to compete with BioXcel Therapeutics in the fields of neuroscience and immuno-oncology, subject to specified exceptions, which restricts us for a period of five years from September 19, 2023. The Non-Compete Agreement also restricts us from soliciting employees of BioXcel Therapeutics and its controlled affiliates, excluding certain existing employees, for a period of two years from the effective date of the agreement. BioXcel Therapeutics is a Nasdaq listed company in which BioXcel LLC has an ownership interest. BioXcel LLC is also a significant shareholder in the Company, through our parent company InveniAI. Some of the shareholders of Invea are also shareholders of BioXcel Therapeutics. Invea is a spinout of InveniAI. InveniAI and BioXcel Therapeutics are both related to BioXcel LLC and share certain common history, and from time to time certain employees and our founders have served various roles at both companies. At the time of this initial public offering, Invea and BioXcel Therapeutics have separate and distinct management and board of directors, are pursuing different indications with different product candidates and are not direct competitors.

On June 11, 2024, our parent InveniAI entered into a securities purchase agreement and senior secured promissory note, or, collectively, the Loan Agreement, with Ascent Partners, an unaffiliated third-party lender. As part of the Loan Agreement, InveniAI pledged all of its outstanding shares of the Company to Ascent Partners and granted Ascent Partners the right to purchase shares of the Company owned by InveniAI through a call option, or the Call Option. The Call Option provides Ascent Partners the right, but not the obligation, at any time during the three years subsequent to June 11, 2024, to purchase outstanding shares of the Company’s stock owned by InveniAI in an amount up to $3.1 million divided by the applicable price per share, with such price being at a thirty percent (30%) discount to the price determined as follows, or the Call Purchase Price:

•        In an initial public offering of the Company, the price per share will be the price at which common stock is sold in the initial public offering, or the price per unit if units are sold.

•        If an initial public offering of the Company, has not occurred, the price will be the price per share in the most recent Qualified Private Placement (as defined in the Loan Agreement) where such placement raised a minimum of $5 million in gross proceeds.

•        If neither an initial public offering of the Company nor a Qualified Private Placement has occurred, the price will be determined by an independent third-party valuation firm, which will complete the valuation no later than 30 days after receipt of the Call Option Exercise Notice.

In lieu of issuing shares to Ascent Partners, InveniAI may elect to pay Ascent Partners the Call Purchase Price as specified in the Call Option Exercise Notice. Upon raising at least $0.25 million outside of an initial public offering, forty percent (40%) of the outstanding balance becomes subject to mandatory prepayment. The remaining balance is repayable monthly and may be paid in cash or in stock valued at the call price if the five-day VWAP is at least 130% of the initial public offering price, or otherwise at 90% of the lowest VWAP over the prior ten trading days.

In connection with the InveniAI Services Agreement, InveniAI agreed to provide us a line of credit permitting us to borrow up to $4.0 million, which was amended in October 2023, January 2024, July 2024, and November 1, 2025. The November 1, 2025 amendment increased the borrowing capacity to $9.5 million and restructured the repayment terms whereby $1.8 million will be due upon the earlier of (i) December 31, 2026, or (ii) the completion of the Company’s initial public offering, resulting in aggregate gross proceeds of $20.0 million. The remaining principal and interest shall automatically convert into shares of our common stock, whether such event is an initial public offering or private financing unless earlier repaid. In the event such remaining balance is not converted, the unconverted principal and interest together with any additional advances or borrowings, shall become due by June 30, 2027. As of September 30, 2025, the balance of the InveniAI Line of Credit, inclusive of principal and interest was $10.0 million. See “— Liquidity and Capital Resources — Sources of Liquidity” for additional information.

On March 31, 2025, we entered into another contribution agreement with InveniAI, pursuant to which InveniAI transferred 750,000 shares of Series A preferred stock back to us. The transfer was executed to support our initial public offering and was structured to qualify as a tax-free transaction.

Basis of Presentation

Our financial statements have been prepared in United States dollars and in accordance with U.S. GAAP, applied on a consistent basis. All amounts are presented in thousands.

Impact of Macroeconomic Trends

We continue to actively monitor the impact of various macroeconomic trends, such as high rates of inflation, the imposition of tariffs, supply chain disruptions and geopolitical instability, on our business.

Macroeconomic conditions, such as rising inflation, higher interest rates, imposition of tariffs, changes in regulatory laws and monetary exchange rates, and government fiscal policies, can also have a significant effect on operations including through higher costs and extended timelines. In addition, current geopolitical instability, including the Russia-Ukraine conflict and conflicts in the Middle East and related sanctions, have had, and could continue to have, significant ramifications on U.S. and global financial markets, including volatility. Such macroeconomic and geopolitical conditions could adversely impact our ability to obtain financing in the future at a time and on terms acceptable to us, or at all. We will continue to evaluate how and to what extent macroeconomic and geopolitical conditions impact our business, financial condition and results of operations.

Components of Our Results of Operations

Revenues

To date, we have not generated any revenue and do not expect to generate any revenue from the sale of products or from other sources in the near future, if at all. If our development efforts for current or future product candidates are successful and result in marketing approval or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from a combination of product sales or payments from such collaboration or license agreements.

Operating Costs and Expenses

Research and Development

Research and development expenses consist primarily of costs incurred for research and development activities associated with INVA8001 and INVA8003, the other programs in development in our pipeline, and include both direct and indirect expenses such as:

Direct Expenses:

•        costs for laboratories that conduct our preclinical or clinical research activities, target validation, formulation costs;

•        the cost of developing and manufacturing preclinical and clinical trial materials;

•        expenses incurred under arrangements with third parties, such as CROs, consultants and our scientific advisors; including their fees and ancillary travel costs; and

•        payments made under third-party licensing agreements

Indirect Expenses:

•        personnel-related expenses including salaries, payroll taxes, employee benefits, stock-based compensation, travel expenses and other related costs for individuals involved in the research and development activities; and

•        overhead expenses not directly tied to a specific program or project.

We expense research and development costs as they are incurred. We recognize research and development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors or our estimate of the level of service that has been performed at each reporting date. Payments for these development activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid expenses or accrued expenses.

Research and development activities are a central part of our growth strategy. Therefore, we expect that our research and development expenses will continue to increase for the foreseeable future, particularly as we advance INVA8001 into clinical trials in chronic inducible urticaria if approval of a CTA is obtained by the competent authorities of the relevant EU member states. We intend to continue to discover and develop additional product candidates, expand our headcount and maintain and expand and enforce our intellectual property portfolio.

Because of the numerous risks and uncertainties associated with the development and regulatory approval process for our current and future product candidates, we cannot determine with certainty the duration and completion costs of the planned clinical trials for INVA8001, or the preclinical work for INVA8003, or our future product candidates in development. We may never succeed in achieving regulatory approval for any of our product candidates. The duration, costs and timing of preclinical and clinical trials and development of our product candidates are uncertain and will depend on a variety of factors, including, the efficacy and safety profiles of the relevant product candidates, clinical trial timing and duration, clinical enrollment, drop-out and discontinuation rates, regulatory feedback and any additional clinical trials or monitoring that may be required, and significant and changing government regulation. In addition, the probability of success for each product candidate, if approved, will depend on numerous factors, including competition, manufacturing capability and commercial viability, including doctor and patient acceptance and reimbursement. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of our current product candidates or any future product candidates, if approved. This is due to the numerous risks and uncertainties associated with product development.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, payroll tax, employee benefits and stock-based compensation for employees in executive, finance, and administrative support functions. Other significant general and administrative expenses include legal fees related to corporate matters, equity financing costs, intellectual property, regulatory expenses, and fees paid for accounting, consulting and other professional services and overheads such as rent, insurance, depreciation and other operating costs. We recognize general and administrative expenses in the period in which they are incurred.

We expect that our general and administrative expenses will continue to increase as our business expands to support our continued research and development activities, including planned future preclinical studies and clinical trials, and our operations as a public company. These increases will likely include increased costs for director and officer liability insurance, facility costs, hiring additional personnel (including stock-based compensation expense) and increased fees for outside consultants, attorneys, accountants and advisors. We also expect to incur increased costs to comply with corporate governance, internal control over financial reporting, investor relations and disclosure and similar requirements applicable to public companies. In addition, if we obtain regulatory approval for our current product candidates or any product candidates we may develop in the future and do not enter into a third-party commercialization collaboration with respect to such approved product candidates, we expect to incur significant expenses related to building a sales and marketing team to support product sales, marketing and distribution activities.

Interest Expense

Interest expense primarily consists of interest on the InveniAI Line of Credit, the secured notes issued by our Chief Executive Officer and the convertible notes.

Financial Operations and Analysis

Comparison of the Years Ended December 31, 2024 and 2023

The following table summarizes our results of operations and a comparison of the change between the periods derived from our audited financial statements (in thousands, except percentages):

	Year Ended December 31,		$ Change	% Change
	2024	2023
Operating expenses:
Research and development	$2,463	$5,089	$(2,626)	(52)%
General and administrative	5,714	3,004	2,710	90%
Total operating expenses	8,177	8,093	84	1%
Loss from operations	(8,177)	(8,093)	(84)	(1)%
Interest expense	493	196	297	152%
Change in fair value of derivative liability	(1,615)	1,615	(3,230)	(200)%
Change in fair value of SAFE liability	(779)	(17)	(762)	4482%
Net loss	$(6,276)	$(9,887)	$3,611	(37)%

Research and Development Expenses

We allocate costs to our individual development candidates. The following table summarizes our research and development expenses for the years ended December 31, 2024 and December 31, 2023 (in thousands):

	Years Ended December 31,
	2024	2023
Direct Costs:
INVA8001	$169	$2,581
INVA8002 (deprioritized)	16	84
INVA8003	35	124
Other development programs	65	—
Indirect costs	2,178	2,300
Total research and development expenses	$2,463	$5,089

For the years ended December 31, 2024 and 2023, indirect costs consisted of $1.3 million and $2.0 million of payroll-related expenses, respectively, and $0.8 million and $0.1 million in stock-based compensation expenses, respectively.

Research and development expenses decreased $2.6 million, or 52%, from $5.1 million for the year ended December 31, 2023, to $2.5 million for the year ended December 31, 2024. The overall decrease in research and development was primarily in response to funding constraints experienced throughout fiscal year 2024 which resulted in reductions in nearly all categories of research and development expense. The decrease was primarily due to the following:

•        a $1.6 million decrease related to product candidate manufacturing expense due to funding limitations that affected the production of drug product capsules for INVA8001;

•        a $0.5 million decrease in drug optimization and design costs for INVA8001 provided to us by InveniAI, allocated to us through the InveniAI Shared Services Agreement;

•        a $0.2 million decrease in regulatory costs for INVA8001;

•        a $0.1 million decrease in indirect research and development costs such as consulting expenses, patent costs and travel;

•        a $0.1 million decrease in development efforts associated with INVA8003, namely for drug design and optimization;

•        a $0.1 million decrease in other R&D indirect costs such as patents and honorarium.

General and Administrative Expenses

General and administrative expenses increased $2.7 million, or 90%, from $3.0 million for the year ended December 31, 2023, to $5.7 million for the year ended December 31, 2024. The increase was primarily due to:

•        an increase of $3.0 million in equity financing costs which were incurred for a previously planned IPO that was postponed for a period greater than 90 days and therefore recorded as an expense in 2024. These expenses included costs for legal, audit, consulting, printing, filing and listing fees.

•        a $1.1 million increase in stock-based compensation expense driven by an increase in stock options granted in 2024 to executives; and

•        offset by a $0.9 million decrease in professional services primarily for audit, legal consulting and strategic advisory services, a $0.3 million decrease in salaries and payroll-related expenses and a $0.2 million decrease in travel expenses.

Other (Income) Expense, Net

The decrease of $3.7 million in other (income) expense, net was primarily due to the following:

•        Interest expense increased $0.3 million, or 152% from $0.2 million for the year ended December 31, 2023 to $0.5 million for the year ended December 31, 2024. The increase in interest expense was primarily due to increased interest accrued on the InveniAI Line of Credit as a result of increased borrowings and higher effective interest rates as well as increased borrowings and interest accrued on promissory notes issued by our Chief Executive Officer and his related affiliates.

•        a $3.2 million decrease in the derivative liability associated with the IPO milestone payments due to InveniAI in connection with the Contribution Agreement because of an amendment of the terms of the Contribution Agreement which took effect on December 31, 2024, which eliminated the requirement for the Company to pay $2.5 million in connection with the closing of its initial public offering.

•        a $0.8 million decrease in the fair value of the convertible SAFE liability due to a related party determined using a probability weighted expected return model based on the Company’s assessment of its financial stability, market conditions and facts and circumstances for which there are significant inputs not observable in the market, such as time to liquidity and probability of a future financing event, which is the key assumption that caused a decrease to the fair value during the period.

Comparison of the Nine Months Ended September 30, 2025 and 2024

	Nine months ended September 30,		$ Change	% Change
	2025	2024
Research and development	$495	$2,179	$(1,684)	(77)%
General and administrative	1,542	4,883	(3,341)	(68)%
Total operating expenses	2,037	7,062	(5,025)	(71)%
Loss from operations	(2,037)	(7,062)	5,025	(71)%
Interest expense	523	371	152	41%
Change in fair value of derivative liability	—	(1,266)	1,266	(100)%
Change in fair value of SAFE	291	(779)	1,070	(137)%
Net loss	$(2,851)	$(5,388)	$2,537	(47)%

Research and Development Expenses

We allocate costs to our individual development candidates. The following table summarizes our research and development expenses for the nine months ended September 30, 2025 and 2024 (in thousands):

	Nine Months Ended September 30,
	2025	2024
Direct Costs:
INVA8001	$186	$151
INVA8002 (deprioritized)		16
INVA8003	19	28
Other development programs	48	49
Indirect costs	242	1,935
Total research and development expenses	$495	$2,179

For the nine months ended September 30, 2025, indirect costs primarily consisted of $0.1 million of payroll-related expenses, and $0.1 million in stock-based compensation expense. For the nine months ended September 30, 2024, indirect costs primarily consisted of $1.2 million of payroll-related expenses and $0.7 million in stock-based compensation expense.

Research and development expenses decreased $1.7 million, or 77%, from $2.2 million for the nine months ended September 30, 2024, to $0.5 million for the nine months ended September 30, 2025. The overall decrease in research and development expenses was primarily attributable to funding constraints that began in mid-2024 and continued throughout fiscal year 2025. In response to these constraints, we implemented several cost-containment measures, including scaling back research activities, reducing headcount, lowering salaries, and limiting discretionary spending. These actions resulted in reductions across nearly all categories of research and development expense. The decrease was primarily driven by a $1.1 million reduction in personnel-related expenses resulting from headcount reductions and salary adjustments associated with funding limitations, and a $0.5 million decrease in stock-based compensation expense.

General and Administrative Expenses

General and administrative expenses decreased $3.3 million, or 68%, from $4.9 million for the nine months ended September 30, 2024, to $1.5 for the nine months ended September 30, 2025.

•        a decrease of $2.8 million in equity financing costs which were incurred in 2024 for a previously planned initial public offering (IPO) that was postponed for a period greater than 90 days and therefore recorded as an expense in 2024. These expenses included costs for legal, audit, consulting, printing, filing and listing fees.

•        a $0.3 million decrease in professional services primarily for audit, legal consulting and strategic advisory services

•        a $0.2 million decrease in employee-related expenses which included a $0.1 million decrease in payroll-related expenses for salaries, employee benefits, payroll taxes and payroll fees and a $0.1 million decrease in stock-based compensation expense.

Other (Income) Expense, Net

The increase of $2.5 million in other (income) expense, net was primarily due to the following:

•        Interest expense increased $0.1 million, or 41% from $0.4 million for the nine months ended September 30, 2024 to $0.5 million for the nine months ended September 30, 2025. The increase in interest expense was primarily due to increased interest accrued on the InveniAI Line of Credit as a result of increased borrowings, interest accrued on promissory notes issued by our Chief Executive Officer and his related affiliates, and interest accrued associated with convertible debt instruments issued in 2025.

•        a $1.3 million increase in the derivative liability associated with the IPO milestone payments due to InveniAI in connection with the Contribution Agreement because of an amendment of the terms of the Contribution Agreement which took effect in 2024, which eliminated the requirement for the Company to pay the IPO milestone.

•        a $1.1 million increase in the fair value of the convertible SAFE liability due to a related party determined using a probability weighted expected return model based on the Company’s assessment of its financial stability, market conditions and facts and circumstances for which there are significant inputs not observable in the market, such as time to liquidity and probability of a future financing event, which is the key assumption that caused an increase to the fair value during the period.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have not recognized any revenue and have incurred significant losses in each period and on an aggregate basis. We reported net losses of $6.3 million and $9.9 million for the years ended December 31, 2024 and 2023, respectively, and $2.9 million and $5.4 million for the nine months ended September 30, 2025 and 2024, respectively. As of September 30, 2025, our accumulated deficit amounted to $26.8 million, and we had $0.3 million of cash on hand.

Since the date of our incorporation, we have funded our operations primarily through: the sales of our Series A-1 preferred stock for gross proceeds of $5.2 million, net borrowings under the InveniAI Line of Credit of $9.1 million as of September 30, 2025, aggregate investment of $1.0 million from our Chief Executive Officer and an affiliate of our Chief Executive Officer in connection with the issuance of the CEO SAFEs, $0.2 million of net borrowings under a line of credit with our Chief Executive Officer, a $0.3 million secured promissory note and a $0.15 million convertible promissory note with The Nandabalan 2020 Trust, which were consolidated into the $0.6 million Consolidated Note entered into on November 1, 2025, an aggregate investment of $0.54 million from our Chief Executive Officer and his trust in connection with secured promissory notes we entered on May 28, 2024, October 23, 2024 and October 29, 2024, an aggregate of $1.6 million from convertible notes issued in 2025, proceeds received on the early exercise of stock options of $0.1 million, and net proceeds from sales of our common stock of $0.3 million.

These conditions raise substantial doubt about our ability to continue as a going concern. Our management has concluded, and in its report on our financial statements for the year ended December 31, 2024, our independent registered public accounting firm included an explanatory paragraph stating, that our reliance on the support of our stockholders to fund our operations and lack of sufficient capital to fund operations for the next 12 months from the issuance date of the financial statements raises substantial doubt about our ability to continue as a going concern. See “Risk Factors — Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.”

Line of Credit Due to Related Party

On February 9, 2022, the CEO provided the Company with a line of credit, or the Officer Line of Credit, which provides for aggregate borrowings of $0.5 million. The Officer Line of Credit was payable within 12 months of execution, together with interest on the unpaid balance of each advance made under the line of credit, which accrued at a rate per annum equal to 15%, in each case calculated based on a 365-day year and actual days elapsed. In January 2023, the Company borrowed $0.2 million under the Officer Line of Credit. The Officer Line of Credit expired on February 9, 2023. On March 22, 2023, the Company issued the CEO SAFEs to the CEO and an affiliate of the CEO. The consideration for the CEO SAFE issued to the CEO included a cancellation of the principal of $0.2 million borrowed under the Officer Line of Credit and related interest accrued.

Promissory Notes Due to a Related Party

On September 20, 2023, the Company entered into the Secured Nandabalan Note with the Nandabalan 2020 Trust for a principal amount of $0.3 million. The Secured Nandabalan Note accrued interest at a rate of 15% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the Secured Nandabalan Note, if any amount payable was not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount would bear interest at 20% per annum. The Secured Nandabalan Note was amended on September 19, 2024 and on October 28, 2025, and was to mature on March 31, 2026.

On May 28, 2024, the Company entered into the 2024 Trust Note with the Nandabalan 2020 Trust for a principal amount of $0.35 million, which was amended on September 29, 2025. The 2024 Trust Note accrues interest at a rate of 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the 2024 Trust Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5% per annum. The 2024 Trust Note matures on May 27, 2026.

On October 23, 2024, and October 29, 2024, respectively, the Company entered into the October 2024 Secured Notes with the CEO for a principal amount of approximately $0.195 million. The October 2024 Secured Notes accrue interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the October 2024 Secured Notes, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5%. On October 17, 2025, the October 2024 Secured Notes were amended such that the respective principal amount and all accrued and unpaid interest thereunder shall be due and payable on April 22, 2026 for the October 2024 Secured Note with a principal amount of $0.165 million and April 28, 2026 for the October 2024 Secured Note with a principal amount of $0.03 million.

Convertible Notes Due to Related Party

On January 31, 2025, the Company entered into the January 2025 Convertible Note with the Nandabalan Trust 2020 for a principal sum of $0.15 million at an interest rate of 12% per annum. The January 2025 Convertible Note had a mandatory automatic conversion feature upon the Company receiving aggregate proceeds of at least $20.0 million in an equity financing. The conversion price was to be determined pursuant to a contractual formula that would result in a price per share that would be lower than the price paid by new investors in such financing. If not converted, all principal and accrued interest would be paid by February 1, 2026.

On November 1, 2025, the Company entered into the Consolidated Note with the Nandabalan 2020 Trust in the principal amount of approximately $0.6 million. The Consolidated Note amended, restated, and replaced (i) the Secured Nandabalan Note and (ii) the January 2025 Convertible Note. The Consolidated Note bears interest at 7.5% per annum, matures on December 31, 2026, and contains a mandatory conversion feature into shares of capital stock upon the occurrence of the Company receiving aggregate cash proceeds of at least $10.0 million in a financing event to third parties. The Consolidated Note is unsecured, and all liens granted under the prior notes were released in connection with the entry into the Consolidated Note.

Simple Agreements for Future Equity (SAFE Agreements) Issued to Related Party

On March 22, 2023, the Company entered into two SAFE Agreements with the Company’s Chief Executive Officer and his trust for a total of $0.7 million and $0.5 million, respectively. The CEO SAFEs each include a payment of $0.5 million to the Company, for total cash proceeds of $1.0 million. The consideration for the CEO SAFE issued to the CEO also included a cancellation of principal and interest accrued under the Officer Line of Credit of $0.2 million. Upon the earlier of an IPO or a transaction or series of transactions in connection with raising capital, the CEO SAFEs shall convert either into shares of common stock in the event of an IPO or contingently redeemable convertible preferred stock or common stock in the event of another capital raising transaction or series of transactions.

Convertible Notes

On March 31, 2025, the Company issued the March 2025 Notes for a total principal amount of $0.3 million, which were amended on October 27, 2025, and on October 29, 2025, respectively. The March 2025 Notes bear interest at 18% per annum and mature on December 31, 2025, unless earlier converted or extended by the holder. At the option of the holders, the March 2025 Notes are convertible into the same class of equity securities issued in the Company’s next qualified equity financing where the Company raises at least $10.0 million at a 30% discount to the price paid by new investors. If a non-qualified financing occurs, the holder may elect to treat it as a qualified financing for conversion purposes. As of September 30, 2025, the outstanding principal and accrued interest totaled $0.3 million on the March 2025 Notes.

Senior Convertible Note

On July 2, 2025, the Company issued to Ascent Partners the July 2025 Senior Note, which was amended on December 31, 2025, with an aggregate principal amount of $1.1 million for gross cash proceeds of $0.95 million. The difference between the face value and the cash proceeds represents an original issue discount of $0.12 million. The July 2025 Senior Note bears interest at a rate of 9% per annum and matures on the date that is twenty months following the consummation of the Company’s initial public offering. Upon the consummation of the initial public offering, 70% of the outstanding principal amount of the July 2025 Senior Note, together with 70% of the accrued and unpaid interest thereon, will automatically convert into shares of the Company’s common stock at a conversion price equal to 70% of the initial public offering price, with the remaining 30% of the principal amount and accrued interest payable at maturity. The July 2025 Senior Note is also convertible into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company in a direct listing, reverse takeover or business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.60 per share, in each case subject to adjustment for stock splits and similar events. The July 2025 Senior Note includes customary covenants and events-of-default provisions and is secured by substantially all of the Company’s assets. As of September 30, 2025, the Company owed approximately $1.2 million, inclusive of principal and accrued interest, on the July 2025 Senior Note.

In connection with the issuance of the July 2025 Senior Note, the Company issued warrants to purchase 111,585 shares of common stock at an exercise price of $9.62 per share, or the July 2025 Warrants, for no additional consideration. The July 2025 Warrants are exercisable immediately and expire five years from the issuance date. The July 2025 Warrants were determined to be freestanding financial instruments and were evaluated under ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity. Management concluded that the July 2025 Warrants met the criteria for equity classification. Accordingly, the allocated fair value of the July 2025 Warrants, estimated at $0.18 million using the Black-Scholes option-pricing model (expected volatility 101.5%, risk-free rate 3.7%, expected term 2.5 years, dividend yield 0%), was recorded as a debt discount with a corresponding credit to additional paid-in capital.

The total debt discount, including both the OID and the warrant-related amount, is being amortized to interest expense over the term of the July 2025 Senior Note using the effective-interest method. For the nine months ended September 30, 2025, the Company recognized $66 thousand of non-cash interest expense related to amortization of the combined OID and warrant discount. As of September 30, 2025, the outstanding principal and interest balance of the July 2025 Senior Note was approximately $1.2 million, and the unamortized debt discount, representing both the OID and warrant value, reduced the carrying amount of the July 2025 Senior Note to approximately $0.2 million.

Cash Flows

The following table provides information regarding our cash flows for each of the periods presented (in thousands):

	Years Ended December 31,		Nine Month Ended September 30,
	2024	2023	2025	2024
Cash provided by (used in)
Operating activities	$(2,785)	$(6,755)	$(1,243)	$(2,548)
Investing activities	—	(4)	—	—
Financing activities	2,202	6,761	1,565	1,988
Net increase (decrease) in cash	$(583)	$2	$322	$(560)

Operating Activities

For the year ended December 31, 2024, net cash used in operating activities was $2.8 million, which primarily consisted of a net loss of $6.3 million, a decrease in the fair value of derivative liabilities of $1.6 million, a decrease in SAFE liabilities of $0.8 million, partially offset by stock-based compensation of $2.1 million, a decrease in capitalized equity financing costs of $3.2 million and a net increase in accounts payable, accrued expenses and other current liabilities of $0.6 million. For the year ended December 31, 2023, net cash used in operating activities was $6.8 million, which primarily consisted of a net loss of $9.9 million partially offset by an increase in accounts payable, accrued expenses and other current liabilities of $1.0 million, a change in the fair value of derivative liabilities of $1.6 million, stock-based compensation of $0.4 million and a decrease in prepaid drug manufacturing costs of $0.1 million.

For the nine months ended September 30, 2025, net cash used in operating activities was $1.2 million, which primarily consisted of a net loss of $2.9 million, partially offset by stock-based compensation of $0.7 million, a $0.3 increase in the fair value of the convertible SAFE liability due to a related party, amortization of debt discount of $0.1 million and a net increase of $0.5 million in the components of working capital consisting primarily of an increase in accrued interest of $0.4 million associated with increased debt borrowings. For the nine months ended September 30, 2024, net cash used in operating activities was $2.5 million, which primarily consisted of a net loss of $5.4 million, a $0.8 million decrease in the fair value of the convertible SAFE liability due to a related party, a decrease in the fair value of derivative liabilities of $1.3 million partially offset by the write-off of capitalized equity financing costs of $3.2 million, stock-based compensation expense of $1.3 million and an increase in accrued interest of $0.5 million.

Investing Activities

There was no investing activity for the year ended December 31, 2024. For the year ended December 31, 2023, net cash used in investing activities was for the purchase of computer-related equipment. There was no investing activity for the nine months ended September 30 2025 and 2024.

Financing Activities

Net cash provided by financing activities was $ 2.2 million during the year ended December 31, 2024, which was primarily attributable to net borrowings from the InveniAI Line of Credit of $1.7 million and proceeds received of $0.5 million in related-party promissory notes. Net cash provided by financing activities was $6.8 million during the year ended December 31, 2023, which was primarily attributable to net borrowings from the InveniAI Line of Credit of $5.3 million, proceeds from the issuance of a convertible SAFE to our CEO of $1.0 million, net proceeds received from the issuance of Series A-1 preferred stock of $0.5 million, proceeds from the promissory note to our CEO of $0.3 million and proceeds from the Officer Line of Credit of $0.2 million partially offset by equity offering costs paid of $0.5 million.

Net cash provided by financing activities was $1.6 million during the nine months ended September 30, 2025, which was primarily attributable to net borrowings from the InveniAI Line of Credit of $0.3 million, proceeds received from related-party promissory notes of $0.2 million and proceeds received of $1.25 million from convertible notes, partially offset by $0.1 million in payments for equity offering costs. Net cash provided by financing activities was $2.0 million during the nine months ended September 30, 2024, which was primarily attributable to net borrowings from the InveniAI Line of Credit of $1.6 million and proceeds from issuance of related-party promissory notes of $0.4 million.

Operating Capital and Capital Expenditure Requirements

Our primary uses of capital will continue to be research and development activities, clinical trial expenses, drug manufacturing costs, consulting fees, employee-related costs and overhead expenses. We will also incur costs associated with directors’ and officers’ insurance and costs necessary to operate as a public company. We expect to continue to incur significant and increasing operating losses at least for the foreseeable future as we commence clinical trials for INVA8001, subject to the filing of and clearance of applications with the applicable regulatory authorities, and preclinical studies for INVA8003, seek regulatory approvals and pursue development of our other product candidates in our pipeline. We do not expect to generate revenue unless and until we successfully complete development and obtain regulatory approval for one or more of our product candidates. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our planned clinical trials and our expenditures on other research and development activities. We anticipate that our expenses will increase substantially as we:

•        commence our clinical development of our lead product candidate, INVA8001 and preclinical studies for INVA8003;

•        conduct additional research and preclinical development with our pipeline of product candidates;

•        seek to identify, acquire, develop and commercialize additional product candidates;

•        maintain, expand and protect our intellectual property portfolio;

•        hire scientific, clinical, quality control and administrative personnel;

•        add operational, financial and management information systems and personnel, including personnel to support our product candidate development efforts;

•        seek regulatory approvals for any product candidates that successfully complete clinical trials;

•        ultimately establish a sales, marketing and distribution infrastructure and scale up external manufacturing capabilities to commercialize any product candidates for which we may obtain regulatory approval; and

•        begin to operate as a public company.

From the proceeds of this offering, we are required to repay $1.8 million of the amounts due to InveniAI for borrowings under the InveniAI Line of Credit. As of September 30, 2025, the amount borrowed under the InveniAI Line of Credit was $10.0 million inclusive of principal and interest. In addition, we intend to repay the amounts due under secured promissory notes issued to the Chief Executive Officer’s Trust of $0.4 million, repay approximately $0.2 million of certain convertible notes issued to our Chief Executive Officer that are not converted in connection with this offering, pay approximately $0.3 million, at the Company’s discretion, on the July 2025 Senior Note, pay approximately $0.4 million on the November 2025 Senior Note, pay approximately $0.1 million to InveniAI for accrued licensing fees, and pay outstanding accrued liabilities of $2.5 million. See ‘‘Use of Proceeds.’’

We believe that the net proceeds of this offering, together with our existing cash, will be sufficient to fund our operations for the next 18-20 months. We have based our projections of operating capital requirements on assumptions that may prove to be incorrect, and we may use all of our available capital resources sooner than we expect. Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future capital requirements will depend on many factors, including the scope of clinical trials we may choose to conduct, additional product candidates we may choose to develop, our ability to receive regulatory approvals, fluctuations in the cost and timing of our business activities, including manufacturing, hiring and protection of our intellectual property portfolio, and the other risks and uncertainties described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

We expect that we will need to obtain substantial additional funding in order to complete our clinical trials and obtain regulatory approval for INVA8001, INVA8003 and our future product candidates. Until such time, if ever, as we can generate substantial revenues to support our expenses, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of common stock, convertible securities or other equity securities, the ownership interests of our existing stockholders may be materially diluted, and the terms of these securities could include liquidation or other preferences that could adversely affect the rights of our existing stockholders. In addition, debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include restrictive covenants, pledging of our assets that may limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business. Our ability to raise additional funds may be adversely impacted by macroeconomic and geopolitical conditions and the disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from factors that include but are not limited to, inflation, the imposition of tariffs, the conflict between Russia and Ukraine and other factors, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, uncertainty about economic stability and potential recession. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult to obtain, more costly and more dilutive. If we raise funds through collaborations or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise capital when needed or on attractive terms, we could be forced to significantly delay, scale back or discontinue the development or commercialization of INVA8001, INVA8003 or our future product candidates, seek collaborators at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available, and relinquish or license, potentially on unfavorable terms, our rights to INVA8001, INVA8003 or other product candidates that we otherwise would seek to develop or commercialize ourselves.

Contractual Obligations

InveniAI

We are also subject to a number of contractual obligations under the InveniAI Line of Credit, the Contribution Agreement, the AlphaMeld License, and the InveniAI Services Agreement. We are required to repay $1.8 million of the amounts outstanding under the InveniAI Line of Credit from the proceeds of this offering. The remaining principal and interest shall automatically convert into shares of our common stock whether such event is an initial public offering or private financing unless earlier repaid. In the event such remaining balance is not converted, the unconverted principal and interest together with any additional advances or borrowings shall become due by June 30, 2027. We had $10.0 million outstanding inclusive of principal and interest under the InveniAI Line of Credit as of September 30, 2025. See “— Liquidity and Capital Resources — Sources of Liquidity” for additional information.

Pursuant to the AlphaMeld License, we are obligated to pay InveniAI a total of $0.15 million. We are obligated to pay the accrued amount of $0.1 million for the use of the license for calendar year 2024 and 2025 and $50 thousand for the use of the license in 2026. The term of the AlphaMeld License is for three years beginning on January 1, 2024 (unless earlier terminated in accordance with the terms of the AlphaMeld License) with automatic renewals for additional one year periods (unless terminated by either party with prior written notice).

Notes

In addition, pursuant to the 2024 Trust Note we are obligated to pay amounts outstanding by May 27, 2026, and pursuant to the October 2024 Secured Notes we are obligated to pay amounts outstanding by April 22, 2026 for the October 2024 Secured Note with a principal amount of $0.165 million and April 28, 2026 for the October 2024 Secured Note with a principal amount of $0.03 million. We intend to repay the amounts outstanding on the 2024 Trust Note and the October 2024 Secured Notes from the proceeds of this offering. We are also required to pay InveniAI certain fixed monthly and hourly amounts for lease of office space services it provides to us. See “Business — Licensing and Collaboration Agreements — InveniAI, LLC” and “— Our Relationship with InveniAI.”

Under the terms of the December 31, 2025 amendment to the July 2025 Senior Note, we are required to repay a portion of outstanding principle and interest within twenty months of the date of this offering.

Daiichi Sankyo Agreement

We have an exclusive licensing agreement with Daiichi Sankyo related to INVA8001 for all human indications. Pursuant to the Daiichi Sankyo Agreement, we are obligated to pay Daiichi Sankyo up to $0.6 million in the aggregate upon the achievement of specific clinical milestones and a flat royalty in the mid-single-digits based on net sales of a INVA8001 product candidate in a country. The royalty term continues for any applicable INVA8001 product candidate on a country-by-country basis beginning on the first commercial sale of such product candidate and ending on the latest of (a) expiration of the last valid claim in a licensed patent that covers the manufacture, use, or sale of the product candidate in such country, (b) the expiration of all applicable market exclusivity in such country and (c) ten years after the first commercial sale of such product candidate in such country. Notwithstanding the foregoing, we may extend the royalty term on a country-by-country basis for an additional two years upon prior written notice to Daiichi Sankyo. See “Business — Licensing and Collaboration Agreements — Daiichi Sankyo” for further information.

Other Obligations

We also enter into, or anticipate entering into, contracts in the normal course of business for contract research services, contract manufacturing services, professional services and other services and products for operating purposes. These contracts do not contain any minimum purchase commitments and generally provide for termination after a notice period, and, therefore, are cancelable contracts. Payments due upon cancelation consist only of payments for services provided and expenses incurred up to the date of cancelation.

Critical Accounting Policies and Significant Judgments and Estimates

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of salaries, benefits, and other personnel related costs, including stock-based compensation, consulting, preclinical studies, drug manufacturing costs, fees paid to other entities to conduct certain research and development activities on our behalf, as well as allocated facility and other related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed, which are generally short-term in nature.

We record an accrual for the costs of preclinical research and development activities and include such costs in accrued expenses, based on information from our vendors about the amount of services provided but not yet invoiced. These costs are a component of our research and development expenses.

Stock-Based Compensation

Our board of directors adopted the 2021 Equity Incentive Plan, or the 2021 Plan, on November 24, 2021. The purpose of the 2021 Plan is to attract and retain key personnel and to provide a means for directors, officers, managers, employees, consultants, and advisors to acquire and maintain an interest in our company, which interest may be measured by reference to the value of its common stock. See “Executive Compensation — Equity Incentive Plan — 2021 Equity Incentive Plan” for further information on the 2021 Plan.

Stock option awards are valued at fair value on the date of grant and that fair value is recognized over the requisite service period. The estimated fair value of stock option awards was determined using the Black-Scholes option pricing model on the date of grant. Judgment and estimates used to determine the fair value of awards include, but are not limited to the fair value of our common stock, expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors. The value of the award is recognized as an expense in the statement of operations over the requisite service period. We account for forfeitures as they occur, by reversing compensation cost when the award is forfeited.

We classify stock-based compensation expense in our statements of operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option is estimated on the grant date using the Black-Scholes option pricing model, which requires inputs based on certain subjective assumptions and judgements, including:

Expected Term — The expected term represents the period during which our stock-based awards are expected to be outstanding and is determined using the simplified method, which is based on the mid-point between the grant date and the contractual term date (or vesting end date, for early exercised stock options).

Volatility — We determine volatility based on the historical volatilities of comparable publicly traded biotechnology companies over a period equal to the expected term because there is no trading history for our common stock price. The comparable companies were chosen based on similar size, stage in the life cycle, or area of specialty. We will continue to apply this process until enough historical information regarding volatility of our own common stock becomes available.

Risk-Free Interest Rate — The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.

Dividend Yield — We have never paid and have no plans to pay any dividends on our common stock. Therefore, we have used an expected dividend yield of zero.

Fair Value of Underlying Common Stock — Because our common stock is not yet publicly traded, our Board of Directors has relied primarily on contemporaneous or reasonably proximate independent third-party valuations, along with other relevant information, in determining the fair value of our common stock at each grant date. In preparing these valuations, the independent valuation firm considered, among other factors: (i) the relative rights, preferences, and privileges of our contingently redeemable preferred stock compared to those of our common stock; (ii) the lack of marketability of our common stock; (iii) our actual operating and financial results; (iv) current business conditions and future projections; (v) the likelihood and timing of a potential liquidity event, such as an initial public offering or sale, in light of prevailing market conditions; (vi) relevant precedent transactions; and (vii) market multiples and other valuation benchmarks of comparable publicly traded companies operating in similar sectors. We expect our stock-based compensation expense to increase in future periods, due to our existing unrecognized stock-based compensation expense and as we grant additional stock-based awards to continue to attract and retain our employees;

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. We measure fair value based on a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 —	Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities as of the measurement date.
Level 2 —	Inputs (other than quoted prices included within Level 1) that are directly observable for the asset or liability or indirectly observable for similar assets or liabilities.
Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

A financial instrument’s fair value classification is based on the lowest level of any input that is significant in the fair value measurement hierarchy. Valuation methods and assumptions used to estimate fair value, when Level 1 inputs are not available, are subject to judgments and changes in these factors can materially affect fair value estimates.

For financial assets and financial liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. There were no transfers between levels during the years ended December 31, 2024, and 2023 and for the nine months ended September 30, 2025 and 2024.

The carrying amounts reported in the balance sheets for cash, accounts payable, accrued expenses, other current liabilities, promissory notes and lines of credit due to variable interest rate approximate fair value due to relatively short periods to maturity.

Emerging Growth Company and Smaller Reporting Company Status

We qualify as an “emerging growth company” as defined in the JOBS Act. The JOBS Act permits an emerging growth company to delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. As an emerging growth company, we have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either (i) irrevocably elect to opt out of such extended transition period or (ii) no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies. We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a “smaller reporting company” as defined under the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to do so for so long as either (i) the market value of our stock held by non-affiliates is less than $250.0 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million as of the last business day of our most recently completed second fiscal quarter.

Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. We may continue to be a smaller reporting company until the fiscal year following the determination that we no longer meet the requirements necessary to be considered a smaller reporting company

Recent Accounting Pronouncements

We have reviewed all recently issued accounting pronouncements and have determined that, other than as disclosed in Note 2 to our audited financial statements and our interim condensed financial statements included elsewhere in this prospectus, such standards do not have a material impact on our financial statements or do not otherwise apply to our operations.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our cash is in the form of standard checking and savings accounts. Interest income is sensitive to changes in the general level of interest rates. We believe a hypothetical 100 basis point increase or decrease in interest rates during any of the periods presented would not have had a material impact on our financial statements included elsewhere in this prospectus.

The InveniAI Line of Credit accrues interest at a rate per annum equal to the applicable federal rate for short-term loans as of the applicable date, in each case calculated based on a 365-day year and actual days elapsed. The 2024 Trust Note, the October 2024 Secured Notes, the March 2025 Notes, the July 2025 Senior Note, and the Consolidated Note accrue interest at 9.5%, 9.5%, 18%, 10%, and 7.5% per annum, respectively, calculated based on a 365/366-day year, as applicable, and actual days elapsed. We do not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rate.

Effects of Inflation

Inflation generally affects us by increasing our labor costs and clinical trial costs. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience some effect in the near future (especially if inflation rates continue to rise) due to an impact on the costs to conduct clinical trials, labor costs we incur to attract and retain qualified personnel, costs to manufacture our product candidates for use in clinical trials and other operational costs. An inflationary environment could adversely affect our business, financial condition and results of operations.

BUSINESS

Company Overview

We are a biotechnology company seeking to develop oral, small-molecule therapies for IMIDs. IMIDs are a diverse group of conditions — including skin or cutaneous inflammatory diseases such as chronic urticaria (commonly known as hives), atopic dermatitis, and prurigo nodularis joint or rheumatologic and connective tissue disorders, such as rheumatoid arthritis and systemic lupus erythematosus; gut or gastrointestinal diseases such as inflammatory bowel disease, including Crohn’s disease and ulcerative colitis; lung or respiratory and allergic airway conditions, such as asthma and allergic rhinitis; and autoimmune neurological diseases such as multiple sclerosis — that could result from an imbalanced or dysregulated immune response leading to chronic, multi-system or organ inflammation.

We currently have two product candidates, including INVA8001, which we plan to advance into Phase 2a clinical development in the EU for chronic inducible urticaria, a debilitating skin condition. We intend to submit a CTA to the competent authorities of the relevant EU member states in the second half of 2026. Subject to clearance of a CTA by the competent authorities of the relevant European Union member states, we plan to initiate a Phase 2a trial for INVA8001 in the EU shortly thereafter. We selected the EU to leverage standardized, objective provocation testing using TempTest®, a quantitative tool used in diagnosing and inducing chronic inducible urticaria under controlled clinical conditions, CE (Conformité Européenne)-marked, and therefore cleared for the market in the EU but not cleared for market by the U.S. FDA, which we believe will enable objective, reproducible endpoints and a higher-confidence assessment of pharmacologic effect. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand the development of INVA8001 into chronic spontaneous urticaria (the second major form of chronic urticaria), prurigo nodularis, and atopic dermatitis as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing. Our second candidate, INVA8003, is in pre-clinical early-stage development with potential applications across multiple IMIDs. If approved by the relevant regulatory authorities, we believe these two product candidates could potentially transform the treatment of several IMIDs with unmet needs. Our current product candidates were identified using the AlphaMeld Platform, a technology enabled drug discovery platform described below.

According to our research, while many IMIDs share certain common harmful or immunopathological mechanisms, they differ in the type of immune cells involved. According to our research, current treatment options are dominated by injectable biologics, which can cause significant side effects, resistance issues, require frequent administration, and may be cost prohibitive. The few oral treatments available often come with serious safety risks and “black box” warnings. Both classes of medications may also result in broad immune suppression, leaving many patients with few or ineffective options. We believe that the current landscape of IMID therapies is restricted by a limited understanding of the complex biological pathways driving immune system dysfunction.

Our goal is to utilize the AlphaMeld Platform, which integrates AI, ML and GenAI, together with our team’s expertise, to identify and develop safe, effective, and convenient oral small molecule therapies that not only reduce inflammation but also prevent tissue damage, enhance quality of life, and potentially achieve long-term disease remission. We believe that a technology-driven approach will enable us to analyze extensive biological datasets, uncover new disease connections, and identify pathways that potentially contribute to inflammation across multiple IMIDs. This belief is based on our internal research, as well as on published third-party studies that have demonstrated how advanced computational tools can expedite earlier-stage hypothesis generation. However, our approach has not yet been clinically validated, no product candidates discovered using our approach have received regulatory approval to date, and it has not yet generated any product revenue. The AlphaMeld Platform has not been clinically validated, and no product candidates identified using this platform by any organization have been successfully developed, approved by the U.S. FDA or any foreign drug regulator, or have been commercialized. Our potential reliance on this platform as a key component of our discovery strategy may not result in any successful product candidate identification or any development.

We are still in the early stages of applying AlphaMeld’s AI, ML, and GenAI, to drug discovery and have a limited operating history. We have not yet initiated or conducted clinical trials on any product candidates, have not yet generated any product revenue, and our use of AI and associated technologies including the AlphaMeld Platform has not been clinically validated. To date, none of our product candidates identified using these technologies have been successfully developed or received regulatory approval, and we may be unsuccessful in developing or commercializing any product candidates.

We license AlphaMeld from our parent company, InveniAI. See “Prospectus Summary — Our Approach — Our AI-, ML-, and GenAI-Driven Portfolio” and “Business — Our Approach — Our AI-, ML-, and GenAI-Driven Portfolio” for additional information.

Our lead product candidate, INVA8001, which was identified using the AlphaMeld Platform, is an oral, small-molecule chymase inhibitor designed to selectively target mast cell-driven inflammation, a key driver of multiple IMIDs. Mast cells play a pivotal role in allergic and inflammatory responses, and their development, survival, and proliferation are critically dependent on a particular pathway known as the SCF-c-KIT signaling pathway. Stem cell factor, or SCF, exists in two isoforms — SCF220 (a short form essential for maintaining normal blood cell production, or hematopoiesis, and tissue balance, contributing to homeostasis) and SCF248 (a long form that drives mast cell proliferation). Much like a lock (the c-KIT receptor) and key (the SCF ligand), SCF248 is located on the membrane of mast cells and is activated and released by chymase, an enzyme produced by mast cells that triggers inflammation. Once released, the soluble form of SCF248 binds to the c-KIT receptor on mast cells, initiating intracellular signaling that regulates mast cell survival and proliferation. However, in certain pathological or inflammatory settings, heightened SCF-c-KIT activity may drive excessive mast cell proliferation, accumulation and overactivation, exacerbating inflammation and tissue damage seen in IMIDs. Since the c-KIT receptor is expressed on multiple cell types, including melanocytes (pigment-producing skin cells), hematopoietic stem cells (which give rise to blood cells), germ cells (spermatogonia and ovarian follicle cells involved in reproduction), activated CD8+ T cells, certain epithelial cells, dendritic cells, eosinophils, group 2 innate lymphoid cells, interstitial cells of Cajal, and taste cells, broad c-KIT inhibition has been associated with significant safety concerns including neutropenia, hair color changes, loss of taste and skin hypopigmentation. We believe that therapeutic strategies aimed at modulating the SCF248 ligand to dampen the SCF248-c-KIT pathway could provide greater selectivity for mast cells and potentially mitigate a number of mast cell-driven diseases, offering a potentially novel, safer approach for the treatment of allergic and inflammatory conditions. Unlike c-KIT inhibitors that indiscriminately block SCF-c-KIT signaling, we believe that INVA8001 selectively targets the chymase-SCF248-c-KIT axis on mast cells, sparing SCF220-c-KIT-mediated functions necessary for normal cell homeostasis.

Chymase, the target of INVA8001, is a protease predominantly secreted by mast cells that amplifies the SCF248-c-KIT signaling pathway, in a positive feedback loop, leading to more chymase production and further enhancing mast cell survival and proliferation via activation of SCF248. By disrupting the cycle, INVA8001 dampens mast cell proliferation while maintaining critical c-KIT functions in non-mast cell populations, which we believe reduces the risk of systemic side effects and provides a novel approach for the treatment of IMIDs and their related allergic and inflammatory conditions. We in-licensed INVA8001 (formerly ASB17061) from Daiichi Sankyo Company, Limited, or Daiichi Sankyo. The mechanism of action of INVA8001 has not been validated in clinical trials, but the SCF-c-KIT pathway has been shown by third parties to be relevant. We intend to submit a CTA to the competent authorities of the relevant EU member states in the second half of 2026. Subject to clearance of a CTA by the competent authorities of the relevant EU member states, we plan to initiate a Phase 2a trial for INVA8001 in chronic inducible urticaria in the EU shortly thereafter. It is uncertain that submission of a CTA will result in EU regulatory authorities allowing this proposed clinical trial to begin on a timely basis, or at all. While a CTA for INVA8001 in chronic inducible urticaria has not yet been submitted, we are preparing for submission and recognize that timelines and feedback from EU regulatory authorities may evolve, including potential requests for additional nonclinical or clinical studies to support trial initiation. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand the development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing.

INVA8003, our second product candidate, which was also identified using the AlphaMeld Platform, was designed and optimized for its molecular structure and therapeutic potential using AI, as a novel, oral small-molecule inhibitor that targets a key adaptor protein known as apoptosis-associated speck-like protein containing a caspase activation and recruitment domain, or ASC, which is essential for assembling and activating inflammasomes. Inflammasomes are multiprotein complexes in immune cells that respond to tissue damage or infection by triggering inflammatory pathways and are believed to drive inflammation in several IMIDs. By inhibiting ASC, we believe that INVA8003 may disrupt these inflammasomes and potentially provide a targeted therapeutic approach for treating a range of diseases across several therapeutic areas, including metabolic disorders such as obesity, gut diseases (such as inflammatory bowel disease and pancreatitis), skin conditions (such as psoriasis and vitiligo), and lung diseases (such as asthma). We plan to initiate investigational new drug, or IND, enabling studies as required by the U.S. FDA, for an IND application, and subject to future financing we intend to begin good laboratory practice, or GLP, toxicology studies. In 2026, we plan to initiate IND-enabling studies, as required by the U.S. FDA, starting with an animal proof-of-concept study in an obesity model. In addition, we plan to prioritize a second indication for which an injectable IL-1β, inhibitor is already approved, which we believe may allow us to leverage established clinical insights and regulatory pathways for this common therapeutic target in inflammation, and to conduct an appropriate animal proof-of-concept study in that indication. Given the limitations of biologic therapies, a small-molecule treatment like INVA8003 could, if successfully developed and approved by regulatory authorities, offer advantages such as oral administration, potential safety benefits, ease of use, and broader patient accessibility. However, based on our internal research, while there are several therapies under investigation, no product candidate targeting inflammasomes has been successfully developed to date, and the mechanism of action of INVA8003 has not been validated in clinical trials. Our future development efforts, including planned IND-enabling and GLP toxicology studies, remain subject to significant risks and uncertainties and will require additional future financing to complete, and there can be no assurance that INVA8003 will ultimately receive regulatory approval or achieve commercial success.

The prevalence of IMIDs is significant, impacting multiple organ systems and diverse patient populations. IMIDs can be broadly categorized into cutaneous inflammatory diseases (such as chronic urticaria, atopic dermatitis, and prurigo nodularis), rheumatologic and connective tissue disorders (including rheumatoid arthritis and systemic lupus erythematosus), gastrointestinal inflammatory diseases (such as inflammatory bowel disease, including Crohn’s disease and ulcerative colitis), respiratory and allergic airway conditions (including asthma and allergic rhinitis), and autoimmune neurological diseases (such as multiple sclerosis). Based on publicly available research, we estimate that approximately 200 – 500 million individuals worldwide and approximately 64 million individuals in the United States are living with a commonly known IMID. We estimate that approximately 81 million individuals worldwide, approximately 1.5 million individuals in the U.S. and approximately 3.0 million individuals in the EU are living with chronic urticaria. A defining feature of many IMIDs is the dysregulation of an inflammatory response, which can progress from chronic inflammation and over time can change the way tissues are built, causing them to thicken or develop scar tissue — a process known as tissue remodeling and fibrosis. Effectively targeting and correcting this underlying immune dysregulation may present a significant opportunity to develop novel and potentially transformative treatments for IMIDs. We seek to identify key pathways and targets associated with IMIDs through the use of our parent company InveniAI’s AlphaMeld Platform that deploys AI, ML-based algorithms, GenAI, and manually curated frameworks that define and categorize relationships between biological concepts (ontologies).

By using the AlphaMeld Platform to analyze the role of entities such as genes (targets), drugs, diseases, symptoms and bioprocesses, we have generated IMID-focused target-drug-disease networks to identify key entities, relationships between entities and the directionality of cause and effect to derive meaningful associations. The AlphaMeld Platform has not been clinically validated, and as yet no product candidates identified using this platform have been successfully developed or approved by the U.S. FDA.

While many IMIDs share certain common harmful or immunopathological mechanisms, they differ in the type of immune cells involved. According to our research, treatment options for IMIDs have historically relied heavily on glucocorticoids to manage inflammation. More recently, the landscape has been dominated by injectable biologic agents — such as cytokine-blockade therapies and tumor necrosis factor (TNF) inhibitors—as well as select oral small-molecule therapies, including kinase inhibitors and immunomodulators. We believe that in general, these treatments may carry significant limitations, including safety issues (often accompanied by “black box” warnings), risk of infection, inadequate or waning response, immunogenicity, resistance with chronic use, withdrawal/rebound, compliance challenges due to inconvenient or invasive dosing regimens, and high cost — especially for biologics. Additionally, we believe that both biologics and many small molecules may also result in broad immune suppression, leaving many patients with few or ineffective options. We believe that the current landscape remains constrained by an incomplete understanding of the complex pathways driving immune dysfunction, and there is a continued unmet need for oral, safe, and effective small-molecule therapies for IMIDs.

Our Pipeline

We believe our product candidates have the potential to be compelling treatment options for several IMIDs.

The image below demonstrates our development pipeline of IMIDs therapies and anticipated milestones.

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*        All previous clinical trials of INVA8001 were conducted by Daiichi Sankyo. We have not completed any clinical trials of INVA8001 to date and have not yet obtained regulatory clearance to initiate clinical development. We intend to rely on the data collected from Daiichi Sankyo’s trials to obtain regulatory clearance to initiate clinical development in chronic urticaria. We have had no interactions with the EMA and therefore cannot be certain whether additional nonclinical or clinical studies will be required until we file and receive clearance of a CTA from the relevant EU authorities to initiate clinical development in chronic inducible urticaria. For additional information, see “— Historical Development of INVA8001 —”.

INVA8001

Our lead product candidate, INVA8001, is an oral, small-molecule, highly selective, and potent chymase inhibitor designed to target mast cell-driven inflammation in immune mediated inflammatory diseases. Mast cells, a type of immune cell, play a crucial role in epithelial function, tissue integrity, and immune responses, particularly in allergic reactions and pathogen defense. They are found in connective tissues throughout the body, including the skin, gastrointestinal tract and liver. Mast cells contain cytoplasmic granules rich in histamine, heparin, chymase, and various cytokines, which are released in response to stimuli through a process called degranulation, driving inflammation and immune-response signaling. Mast cell survival and proliferation is dependent on a signaling pathway known as the SCF-c-KIT signaling axis. SCF exists in two isoforms — SCF220 (a short form essential for maintaining normal blood cell production, or hematopoiesis, and tissue balance, contributing to homeostasis) and SCF248 (a long form that drives mast cell proliferation). Chymase, a serine protease released upon mast cell degranulation, plays a central role in this signaling pathway and in mast cell survival and proliferation. It selectively cleaves and activates membrane-bound long-form SCF248, converting it into a soluble form that subsequently binds to c-KIT, a tyrosine kinase receptor expressed on the surface of mast cells. This interaction activates SCF-c-KIT signaling, which promotes mast cell survival and proliferation, creating a positive feedback loop that perpetuates chronic inflammation in several IMIDs. We expect that INVA8001 would disrupt this pathway by inhibiting chymase, thereby preventing the activation and release of the soluble form of SCF248 and its subsequent binding to c-KIT. By selectively dampening mast cell proliferation while preserving normal c-KIT functions in other cell types, INVA8001 aims to reduce mast cell-driven inflammation while minimizing systemic side effects. Since c-KIT is expressed on multiple cell types, including melanocytes (pigment-producing skin cells), hematopoietic stem cells (which give rise to blood cells), and germ cells (spermatogonia and ovarian follicle cells involved in reproduction), among others, broad c-KIT inhibition has been associated with significant safety concerns including neutropenia, hair color changes, loss of taste and skin hypopigmentation. We believe that therapeutic strategies aimed at modulating the SCF248 ligand, rather than directly inhibiting c-KIT, could provide greater selectivity for mast cells and potentially mitigate a number of mast cell-driven diseases, offering a novel and potentially safer approach for the treatment of allergic and inflammatory conditions. Unlike broad-acting c-KIT inhibitors, which indiscriminately block both SCF isoforms, we believe INVA8001 selectively targets the chymase-SCF248-c-KIT axis on mast cells, sparing SCF220-c-KIT-mediated functions necessary for normal cell homeostasis while lowering inflammation and minimizing off-target effects on essential cell types. We believe this selectivity differentiates INVA8001 from traditional c-KIT inhibitors and broad-acting immune suppressants, potentially positioning it as a well-tolerated, oral small-molecule alternative for IMID treatment.

We in-licensed INVA8001 (formerly ASB17061) from Daiichi Sankyo in September 2021. INVA8001 has undergone preclinical and clinical testing for use in the treatment of atopic dermatitis, and has demonstrated a well characterized pharmacokinetic, or PK, profile and was well-tolerated in a single ascending dose, or SAD, trial, a multiple ascending dose, or MAD, trial, and a Phase 2 clinical trial conducted by Daiichi Sankyo. All previous clinical trials of INVA8001 were conducted by Daiichi Sankyo in the United States, and we have not initiated any clinical trials for INVA8001 to date. While Daiichi Sankyo’s Phase 2 trial in atopic dermatitis did not meet the primary efficacy endpoints, we have closely analyzed the Phase 2 trial data, the proposed mechanism of action, and its relevance, and we believe that we have identified potential gaps in INVA8001’s trial design. INVA8001 may fail to meet all endpoints in our planned clinical trials, as well, despite changes in the clinical trial design, dose and dosing regimen.

Preclinically, Daiichi Sankyo evaluated the efficacy of INVA8001 in attenuating chymase-mediated cleavage of both recombinant murine and human SCF165. In this proof-of mechanism study, INVA8001 was tested at varying concentrations and INVA8001 dose dependently inhibited the chymase-mediated cleavage of both murine and human SCF, preventing the formation of active c-KIT ligand (the soluble form of SCF). To further support our development strategy, we conducted additional proof-of-mechanism studies: an in vitro human donor mast cell assay, evaluating INVA8001’s effect on mast-cell activation and degranulation and an in vivo study using an Mdr2 knockout mouse model with elevated mast cells in the liver.

In the in vitro human mast cell assay conducted at the Fraunhofer Society for the Advancement of Applied Research, freshly isolated primary human skin mast cells from a breast tissue sample were passively sensitized with IgE and stimulated with anti-IgE to trigger activation and degranulation. INVA8001’s effects were assessed using clinically recognized readouts — chymase activity, percent CD63+ surface expression (mast-cell activation), and tryptase concentration — and benchmarked against two reference agents (comparators): chymostatin (a non-specific chymase inhibitor; tool compound) and a commercially available anti-c-KIT antibody (mechanism control). Assay controls included a negative control (IgE-sensitized, unstimulated cells) and a positive control (IgE-sensitized, anti-IgE, stimulated cells). INVA8001 resulted in approximately 100% inhibition of chymase activity, an approximately 82% reduction in mast-cell activation (CD63+ cells), and an approximately 95% reduction in tryptase concentration (pg/mL). By comparison, chymostatin resulted in an approximately 71% reduction in chymase activity, no change in mast-cell activation (CD63+ cells), and an approximately 24% reduction in tryptase concentration (pg/mL). The anti-c-KIT antibody produced no meaningful changes in these endpoints.

In the in vivo study, conducted at Indiana University (Bloomington, Indiana), we used an Mdr2 knockout mouse model, which exhibits elevated hepatic mast-cell accumulation, to evaluate the effect of chronic dosing of INVA8001 on mast-cell proliferation and its markers. INVA8001 was administered intraperitoneally at 10 mg/kg or 20 mg/kg for two weeks. Treatment with INVA8001 reduced hepatic mRNA expression of the high-affinity IgE receptor, or FcεRI, and mucosal mast-cell protease-1, or Mcpt1, at both doses. Histological assessment also showed substantial accumulation of tryptase, or Tpsb2, -positive mast cells in model controls using immuno-histochemistry, whereas INVA8001 at 20 mg/kg resulted in an approximately 72% reduction in tryptase-positive mast cells.

We intend to submit a CTA to the competent authorities of the relevant European Union member states in the second half of 2026. Subject to clearance of a CTA, for which there is no assurance, by the competent authorities of the relevant European Union member states, we plan to initiate a Phase 2a trial for INVA8001 in the EU shortly thereafter. It is intended that we will conduct the trial at the Fraunhofer Society for the Advancement of Applied Research. We selected the EU to leverage standardized, objective provocation testing using TempTest®, a quantitative tool used to diagnose and induce chronic inducible urticaria under controlled clinical conditions, CE (Conformité Européenne)-marked, and therefore cleared for use in the EU (but not cleared or approved by the U.S. FDA), enabling objective, reproducible endpoints and a higher-confidence assessment of pharmacologic effect. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing. This development strategy aligns with other third-party companies conducting similar studies in chronic inducible urticaria. It is intended that the trial will be conducted at the Fraunhofer Society for the Advancement of Applied Research to evaluate patients over 12 weeks with a placebo and two active treatment arms at 50 mg BID and 75 mg BID. The trial will assess biomarkers, including chymase, tryptase, and SCF levels, as well as mast cell count, and will evaluate efficacy response through provocative testing outcomes (partial, complete, or no response), pruritus patient-reported outcomes, or PRO, pharmacokinetics, and safety. We believe that these assessments will allow us to demonstrate safety and efficacy to validate INVA8001’s therapeutic potential in mast cell-driven IMIDs. While a CTA has not yet been submitted, we are actively preparing for submission and recognize that timelines and feedback from EU regulatory authorities may evolve, including potential requests for additional nonclinical or clinical information to support trial initiation. Therefore, it is uncertain that submission of a CTA will result in EU regulatory authorities allowing clinical trials to begin on a timely basis, or at all. We believe that INVA8001 potentially offers an oral, small-molecule safer alternative with a convenient dosing regimen compared to current standard-of-care treatments.

INVA8003

Our second product candidate, INVA8003, was designed and optimized for its molecular structure and therapeutic potential using AI, as a novel, oral, small-molecule inhibitor of ASC, a critical adaptor protein that facilitates the assembly and activation of various inflammasomes which are key mediators that drive inflammatory responses and cell death. Dysregulated inflammasome activation has been implicated in chronic inflammatory diseases, making inflammasome inhibition a promising therapeutic approach for IMIDs. There are several types of inflammasomes, including NOD-like receptors, or NLRs, comprising of inflammasomes such as NLRP1, NLRP3, NLRP6, NLRP7, NLRP12, and NLRC4, as well as AIM2-like receptors, or ALRs, and the pyrin inflammasome. By inhibiting ASC, INVA8003 aims to modulate inflammasome-driven inflammation, offering a targeted approach that we believe has the potential to address the underlying immunopathology of chronic inflammation across several IMIDs. Prior efforts to develop NLR inflammasome inhibitors, have predominantly focused on NLRP3 and its ATP-binding regions that are also common across different proteins involved in normal human physiological functions, raising potential concerns about tolerability and off-target effects. Instead, our approach targets protein-protein interactions, which we believe may offer a better-tolerated alternative. Additionally, therapies targeting NLRP3 alone may have limited therapeutic efficacy and may be insufficient to fully inhibit the inflammatory response in IMIDs. INVA8003 is designed to potentially provide a broader therapeutic window by targeting ASC, a common adaptor protein that is involved in the activation of multiple inflammasomes beyond NLRP3. By inhibiting ASC, we believe that INVA8003 has the potential for broad applicability, and we have identified several IMIDs that we believe could benefit from this more targeted approach.

Potential indications under consideration for INVA8003

In 2026, we plan to initiate IND-enabling studies, as required by the U.S. FDA, starting with an animal proof-of-concept study in an obesity model. In addition, we plan to prioritize a second indication for which an IL-1β inhibitor, is already approved, which we believe may allow us to leverage established clinical insights and regulatory pathways for this common therapeutic target in inflammation, and to conduct an appropriate animal proof-of-concept study in that indication. Given the limitations of biologics, a small-molecule inhibitor in the indication we identify could potentially offer advantages such as safety, ease of administration, and broader patient accessibility. Based on our knowledge, no other product candidate specifically designed to target inflammasome activation has been approved for commercial use to date, and the INVA8003 mechanism of action has not been validated.

Intellectual Property

We hold development and commercialization rights to our pipeline and product candidates. Our product candidates are protected through exclusive intellectual property rights, including filed and issued patents covering composition of matter, dose, dosing regimen, methods of treatment, and formulation. We have rights to a total of sixteen patent applications and patents. We exclusively licensed five issued patents for INVA8001 from Daiichi Sankyo. We also own eleven pending patent applications, including one U.S. pending provisional patent application, one PCT application, and nine pending non-provisional applications in the U.S. and certain foreign jurisdictions pertaining to both INVA8001 and INVA8003. The in-licensed granted U.S. patent covering INVA8001 is expected to expire in 2030, though we may be eligible for a patent term extension of up to five years. Additionally, we have in-licensed patents covering INVA8001 in Japan and countries within the European Patent Convention (Germany, France, and Great Britain), all of which have comparable expirations in 2030 without extensions of patent terms. Patent applications covering methods of using INVA8001 have also been filed and are currently pending in Canada, the EU, Japan, and the U.S, with potential patents, if granted, expected to expire in 2043. In addition, a PCT application covering certain dosing regimens, formulations, and methods of use for INVA8001 has been filed and is currently pending, with potential patents, if granted, expected to expire in 2045. Finally, patent applications covering the composition of INVA8003 have been filed and are currently pending in Canada, China, the EU, Japan, and the U.S., with potential patents, if granted, expected to expire in 2043 without patent term extension. A provisional application relating to INVA8003 was recently filed in 2025, with potential patents, if granted, expected to expire in 2046 without patent term extension.

Our Approach

Immune-Mediated Inflammatory Diseases

Immune-mediated inflammatory diseases encompass a diverse group of conditions characterized by dysregulated immune responses that lead to chronic, multi-system, and organ inflammation. These diseases impose a significant global healthcare burden, affecting millions of patients across multiple organ systems and diverse populations. IMIDs are often chronic, requiring long-term treatment strategies that can be both costly and complex, underscoring the need for novel, more effective, and accessible therapeutic options. IMIDs can be broadly categorized into several key areas:

Cutaneous inflammatory diseases (such as chronic urticaria, atopic dermatitis, and prurigo nodularis), which may significantly impact quality of life due to persistent skin inflammation and severe itching.

Rheumatologic and connective tissue disorders (including rheumatoid arthritis and systemic lupus erythematosus), which may cause progressive joint and systemic damage, potentially leading to disability and increased healthcare costs.

Gastrointestinal inflammatory diseases (including eosinophilic gastrointestinal diseases such as eosinophilic esophagitis, eosinophilic gastritis, inflammatory bowel disease, including Crohn’s disease and ulcerative colitis), which may result in chronic gastrointestinal inflammation and complications potentially requiring surgical intervention in severe cases.

Respiratory and allergic airway conditions (such as asthma and allergic rhinitis), which may involve persistent airway inflammation potentially leading to significant morbidity and healthcare utilization.

Autoimmune neurological diseases (such as multiple sclerosis), where chronic inflammation and immune-mediated demyelination may result in progressive neurological dysfunction.

Based on publicly available research on the estimated population affected by each of these commonly known IMIDs, we estimate approximately 200 – 500 million individuals worldwide and approximately 64 million individuals in the U.S. are living with a commonly known IMID. Furthermore, those already affected by an IMID face an increased risk of developing another IMID. As the global population continues to age, the prevalence of IMIDs is projected to rise further. Treatment options for IMIDs have historically relied heavily on glucocorticoids to manage inflammation and are not an option for long-term treatment due to adverse events, limited efficacy and poor compliance. More recent advances have led to the development of immune-targeted therapeutics, such as biological agents (cytokine blockade therapies and TNF inhibitors) and small molecule-based therapies (kinase inhibitors and immunomodulators). While small molecules and biologics which are currently used for the treatment of various IMIDs have significantly advanced the management of these conditions, they also have significant disadvantages, including:

•        Safety Issues.    Oral treatments include black box warnings such as increase in malignancy, adverse cardiovascular events, blood clots and serious infections. Biologics have known side effects such as lymphoma, serious infections, neutropenia, hair color changes, loss of taste, and hypopigmentation.

•        Inadequate Response.    Patients may see partial or no response. Patients may also develop resistance caused by long-term use.

•        Immunogenicity.    Biologic treatments may generate anti-drug-antibodies, which could counteract the therapeutic effects of the treatment, lead to resistance and, in rare cases, induce adverse reactions.

•        Withdrawal/Rebound.    Long term continuous or inappropriate use of topical treatments can result in the development of rebound flares after stopping treatment, such as erythematoedematous and papulopustular.

•        Compliance.    Inconvenient or invasive dosing regimens seen with the strict and often tedious application regimens of topical treatments and a commitment to a biweekly protocol for injectable administration of biologics often result in poor patient compliance.

•        High Cost.    Long term treatment requirements for the majority of IMIDs, especially biologics, resulting in a high healthcare burden.

We believe that there continues to be an unmet need for oral, safe and effective small molecule therapies for the treatment of IMIDs.

Our AI-, ML-, and GenAI-Driven Portfolio

We aim to develop oral, safe and effective small molecule therapies that target common IMID pathways involved in the initiation and progression of an inflammatory response, from inflammasome activation to matrix remodeling and fibrosis. The inflammatory process has several components, including inflammatory inducers, sensors, mediators and the tissues that are ultimately affected. Each component follows multiple pathways activated by specific stimuli, such as pathogens or allergens. Targeting and correcting a dysregulated inflammatory response to effectively address IMIDs may present a significant opportunity to develop novel and potentially transformative treatments. We believe that the lack of an in-depth understanding of the immune-pathophysiological mechanisms underlying immune-mediated inflammation has restricted therapeutic options for several IMIDs to merely symptomatic interventions, with limited effectiveness.

We seek to leverage our expertise together with the AlphaMeld Platform’s AI-, ML-, and GenAI-tools to deconvolute complex information and extrapolate potentially significant relationships between a disease, gene (target) and best-fit therapeutic option, to select and validate product candidates.

Our analyses consist of the following steps:

•        AI-, ML-and GenAI-Based Association Building.    Through our use of our parent company InveniAI’s AlphaMeld Platform that deploys AI, ML-based algorithms and GenAI, with manually curated frameworks that define and categorize relationships between biological concepts (ontologies), we seek to identify key pathways and targets associated with IMIDs. By using the AlphaMeld Platform to analyze the role of key entities such as genes (targets), drugs, diseases, symptoms and bioprocesses, we have generated IMID-focused target-drug-disease networks to identify key entities, relationships between entities and the directionality of cause and effect to derive meaningful associations. Using this approach, and pursuant to our Shared Services Agreement, described below, InveniAI delivered to us, an association network of several thousand potential targets to thousands of drugs and hundreds of IMIDs, which we refer to as our target association network. The target association network was developed using the AI, ML, and GenAI technology of the AlphaMeld Platform and publicly available third-party data sets. We believe the AlphaMeld Platform’s AI-, ML-, and GenAI-driven approach has the potential to accelerate the discovery process as well as identify “hidden” connections that may be very difficult to discern with human oversight alone. Furthermore, this approach provides our translational scientists with evidence to support novel discoveries and potentially helps streamline the regulatory pathway of future product candidates. This belief is based on our internal research, as well as on published third-party studies that have demonstrated how advanced computational tools can expedite earlier-stage hypothesis generation. However, our approach has not yet been clinically validated, and no product candidates discovered using our approach have received regulatory approval to date. The AlphaMeld Platform has not been clinically validated, and no product candidates identified using this platform have been successfully developed, approved by the U.S. FDA or any foreign regulator or commercialized. Our potential reliance on this platform as a key component of our discovery strategy may not result in successful product candidate identification or development.

On October 1, 2023, we entered into the AlphaMeld License with InveniAI, which was amended effective January 1, 2024 and further amended effective September 1, 2025. Under the AlphaMeld License, we have non-exclusive rights to access and use InveniAI’s AlphaMeld Platform for our internal business purposes in the field of immune-mediated inflammatory diseases for a period of three years from January 1, 2024, unless earlier terminated in accordance with its terms, and with automatic renewals for additional one-year periods, unless terminated by either party with prior written notice. The September 1, 2025 amendment to the AlphaMeld License reduced the annual subscription fee to $50,000 per annual subscription term effective January 1, 2024, payable following the successful completion of our initial public offering, at which time we will remit the total accrued fees of $0.1 million as of September 30, 2025, in accordance with mutually agreed payment timing. The AlphaMeld License, as amended, clarifies intellectual property ownership whereby we retain all rights to any inventions, data, know-how, or other intellectual property generated by us through use of the AlphaMeld Platform by our scientists, and AlphaMeld Corporation, a wholly owned subsidiary of InveniAI, will execute assignments to effect the transfer of such rights to us upon request without additional consideration. In addition, the September 1, 2025 amendment to the AlphaMeld License assigns all obligations of InveniAI under the agreement to AlphaMeld Corporation, a wholly owned subsidiary of InveniAI. AlphaMeld Corporation owns all intellectual property rights and assets necessary for the operation and commercialization of the AlphaMeld Platform. AlphaMeld Corporation consented to such assignment and agreed to assume all obligations of InveniAI under the agreement. The AlphaMeld License gives us the right to access and use the AlphaMeld Platform to monitor our target association network to identify future product candidates. For more information see “Certain Relationships and Related Person Transactions — Shared Services Agreement with InveniAI” and “Business — Licensing and Collaboration Agreements — InveniAI, LLC –– Use of Proceeds.”

•        Prioritization of Product Concepts with Domain Expert Oversight.    AI-, ML-, and GenAI-derived associations are rank-ordered by domain experts based on the strength, quality and volume of evidence, as well as clinical relevance, competitive landscape, unmet need, regulatory path and commercial attractiveness. Based on our analysis, we have prioritized two areas which provides evidence of a strong association with disease pathogenesis of several IMIDs: mast cell and inflammasome biology.

•        Product Concept Validation and Product Candidate Selection.    We have designed our process to help us validate concepts, for which we can identify and in-license relevant product candidates (e.g., INVA8001) or design novel product candidates (e.g., INVA8003).

Our Team

We have a management team that includes individuals who have held senior roles at leading pharmaceutical or biotechnology organizations with extensive collective experience across the drug discovery and development continuum, including research, translational medicine, clinical development, regulatory affairs and policy, patient advocacy and business and corporate development. We intend to leverage our combined expertise in drug discovery and development and AI- and ML-tools to continue building our pipeline of what we believe are promising small molecule oral product candidates for the treatment of IMIDs with unmet needs. Certain of our officers and directors, including Krishnan Nandabalan, Ph.D., Demetrios Kydonieus, J.D., M.B.A. and Jonathan Zalevsky, Ph.D., are also serving as employees, officers and/or directors of InveniAI, our parent company and our largest stockholder, as well as of its wholly owned subsidiary, AlphaMeld Corporation. Krishnan Nandabalan, our CEO and Chairman of the Board, is expected to remain as President, Director and CEO of InveniAI and its wholly owned subsidiary, AlphaMeld Corporation. Following the completion of our initial public offering, we expect Dr. Nandabalan to spend a minimum of 40 hours a week on the business affairs and operations of Invea. Since May 2025 and as of September 30, 2025, Dr. Okada, our Chief Medical Officer, and Dr. Alesci, our Chief Scientific Officer, are working limited hours at reduced pay due to funding limitations and the need to reduce salary expenses.

For more information see “Risk Factors — Risks Related to Our Relationship with InveniAI — Certain of our directors and officers are currently allocating a portion of their time to InveniAI, where they serve as directors or are employees, which reduces allocation of their time to managing our business and affairs” and “— The management of and beneficial ownership in InveniAI by our executive officers and our directors creates the appearance of conflicts of interest, and may create actual conflicts of interest.”

Our Strategy

Our mission is to transform the lives of patients with chronic IMIDs through the development of oral, safe and effective small molecule product candidates. The key elements of our strategy include:

•        Maximize the value of our lead product candidate, INVA8001.    We plan to submit a CTA in the second half of 2026 and, subject to regulatory clearance by the competent authorities of the relevant EU member states, for which there is no assurance, we plan to initiate a Phase 2a trial for INVA8001 in chronic inducible urticaria in the EU shortly thereafter. Following completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand the development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis, as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing. INVA8001 is an oral small-molecule that is designed as a highly selective and potent inhibitor of chymase and has encouraging preclinical and clinical data across several disease models and human subjects. We believe that INVA8001, if approved, has the potential to have broad applicability across several IMIDs. Based on extensive preclinical studies and clinical trials from our licensor, Daiichi Sankyo, including dose-finding, PK, and safety data in 370 subjects, we have initially prioritized the development of INVA8001 for chronic inducible urticaria. There can be no assurance, however, that we will obtain the required regulatory clearances, achieve the requisite clinical endpoints, or secure the necessary financing.

•        Advance INVA8003 into the IND-enabling studies for the treatment of select IMIDs, subject to future financing.    INVA8003 was designed and optimized for its molecular structure and therapeutic potential using AI, as a novel, oral, small-molecule inhibitor of ASC and its interaction with other components of the inflammasome. ASC is a critical adaptor protein involved in the assembly and activation of various inflammasomes that are key mediators driving inflammation and cell death. We believe that INVA8003, if approved by regulatory authorities, has the potential to have broad applicability across several IMIDs. We used an AI-based algorithmic approach to design INVA8003 as a new chemical entity, or NCE, to inhibit key protein-protein interactions during inflammasome assembly. In 2026, we plan to initiate IND-enabling studies starting with an animal proof-of-concept study in an obesity model. In addition, we plan to prioritize a second indication for which an injectable IL-1β inhibitor is already approved, which we believe may allow us to leverage established clinical insights and regulatory pathways for this common therapeutic target in inflammation, and to conduct an appropriate animal proof-of-concept study in that indication. Given the limitations of biologics, a small-molecule inhibitor in the indications we identify could offer advantages such as safety, ease of administration, and broader patient accessibility. Our future development efforts, including planned IND-enabling and GLP toxicology studies, remain subject to significant risks and uncertainties and will require additional future financing to complete, and there can be no assurance that INVA8003 will ultimately receive regulatory approval or achieve commercial success.

•        Continue to identify select IMIDs and nominate additional product candidates for their treatment.    Pursuant to our rights under the AlphaMeld License, we intend to use the AlphaMeld Platform to explore our AI-, ML-, and GenAI-generated IMID association network, encompassing several thousand potential targets, to select additional small molecule product candidates, which we can subsequently either in-license or design using AI, for IMIDs where there is a defined unmet need and regulatory pathway for effective oral therapies.

•        Selectively enter into strategic collaborations.    We plan to enter into strategic collaborations relating to product candidates that we believe have promising utility in disease areas or by patient populations that are better served by the resources of larger biopharmaceutical companies. In addition to collaborating on our product candidates, we may also enter into collaborations for third-party product candidates for which we believe our technologies and expertise may be valuable. No such collaborations have yet been entered into.

Mast Cells and Chymase as a Target

Mast cells are a type of white blood cell that play a crucial role in maintaining epithelial function, preserving tissue integrity, and the body’s immune response, particularly in allergic reactions and in defending against pathogens. They are present in connective tissues throughout the important organs in the body such as the skin, gastrointestinal tract, liver and lung. Mast cells contain cytoplasmic granules rich in histamine, heparin, proteases such as chymase, and various cytokines. These granules are released into the surrounding tissue in response to certain stimuli, leading to various physiological effects that contribute to their role in immune responses and inflammation.

A key process in mast cell driven inflammation is the interaction between mast cell membrane-bound long-form growth factor known as stem cell factor, or SCF248 and its cell surface receptor tyrosine kinase, or c-KIT. SCF248 is the natural ligand for c-KIT and the SCF-c-KIT axis signals for and drives mast cell survival and proliferation.

SCF, also known as c-KIT ligand, exists in two isoforms:

•        Transmembrane short-form SCF220, which is essential for homeostatic function and cell-cell signaling.

•        Transmembrane long-form SCF248, which is inducible and upregulated in inflammatory conditions and has a chymase-specific cleavage site, which generates soluble SCF upon cleavage.

•        Soluble SCF248 dimerizes and binds to its receptor c-KIT, which is essential for mast cell survival and proliferation.

Figure 1. Chymase-SCF ligand-c-KIT receptor signaling axis: The interaction between SCF ligand and c-KIT is central to the regulation of mast cell activities such as mast cell development, proliferation, differentiation, and the secretion of mediators.

Mast Cells and Activation of the Chymase-SCF-c-KIT Axis

Mast cells respond to infection or cellular damage by expressing germline-encoded pattern recognition receptors that recognize unique bacterial, viral, fungal or parasitic components known as pathogen-associated molecular patterns, or PAMPs, and host-derived molecules, called damage-associated molecular patterns, or DAMPs. While mast cells play a crucial role in a regular immune response, dysregulated activation of these cells can lead to chronic inflammation and the eventual pathogenesis of several IMIDs.

Figure 2. Dysregulated mast cell degranulation leads to pathological events responsible for several IMIDs.

Following activation by PAMPs and DAMPs in body systems such as the skin and gut, mast cells release mediators, including chymase in a process called “degranulation”. Chymase is classified as a serine protease that plays a pivotal role in not only mast cell survival and proliferation but also in the recruitment of various immune cells, such as eosinophils, neutrophils, macrophages and lymphocytes, and the initiation of a cascade of events that promotes inflammation, epithelial barrier dysfunction and fibrosis. Upon its release, chymase modulates further proliferation and activation of mast cells by enzymatically converting SCF248 to its bioactive form, which in turn binds to the c-KIT receptor, leading to the eventual pathogenesis of several IMIDs. In addition, chymase triggers the activation of several key substrates including angiotensin-II, or Ang II, matrix metalloproteinases-1 or -9, or MMP-1 and MMP-9, IL-33, transforming growth factor, or TGF-β, collagen I, α-SMA and chemokines.

Challenges with Current Approaches Targeting Mast Cells

Over the past decade there have been two predominant approaches for targeting mast cells, namely targeted and non-selective depletion of mast cells.

Figure 3. Current approaches targeting mast cell biology and example programs in development.

Non-Selective Depletion of Mast Cells.    Therapeutics focused on non-selective mast cell depletion primarily involve small molecules or monoclonal antibodies targeting the c-KIT receptor, or non-selective tyrosine kinase inhibitors such as BTK inhibitors. The c-KIT receptor is expressed on numerous cell types in addition to mast cells. This approach not only depletes mast cells but also other cell types that express c-KIT, and thereby block the binding of SCF (both SCF220 and SCF248). These approaches have had safety concerns in clinical development, including neutropenia, hair color changes, loss of taste, high relapse rate, and skin hypo-pigmentation.

Targeted Inhibition of Mast Cell Proliferation.    An alternative approach is targeting the SCF-c-KIT axis by selectively inhibiting the SCF248 ligand while sparing SCF220 that is vital for normal homeostasis. Since c-KIT receptor is expressed on numerous cell types and traditional c-KIT inhibitors block both SCF forms, this selective approach aims to reduce the side effect profile commonly seen with biologics and tyrosine kinase inhibitors. By specifically blocking the interaction and binding of SCF248 to c-KIT on mast cells, this strategy seeks to inhibit mast cell proliferation and survival, thereby reducing inflammation while preserving SCF220, which is required for homeostatic function and cell-cell signaling.

Inflammasomes and ASC as a Target

Inflammasomes are danger-sensing receptors of the innate immune system. They are organized as large three-component multiprotein complexes found in the cytosol of cells such as macrophages and neutrophils and play a fundamental role in initiating and controlling an inflammatory response.

Figure 4. Inflammasome assembly is an immune-mediated response to PAMPs and DAMPs and, when dysregulated, leads to the pathogenesis underlying several IMIDs.

Inflammasomes are typically comprised of a sensor molecule, an adaptor protein, ASC, and pro-caspase-1. They are assembled and activated on recognition of danger patterns such as PAMPs and DAMPs. Inflammasome sensor molecules, such as NLRP1, NLRP3, NLRP6, NLRP7, NLRP12 and NLRC4 consist of three domains including a central NACHT (NOD or NBD — nucleotide-binding domain), which is common to all NOD-like receptors, or NLRs, a C-terminal leucine-rich repeat (LRR — common to most NLRs) and a variable N-terminal interaction domain. ASC bears two death-fold domains, Pyrin or PYD and CARD. The PYD connects the inflammasome sensor molecule and CARD to pro-caspase-1 to form active caspase-1. Activation of caspase-1 results in the cleavage of cytokine precursors pro-IL-1β and pro-IL-18 into mature IL-1β and IL-18, which leads to an inflammatory immune response. Caspase-1 also activates gasdermin-D, or GSDMD, causing inflammatory cell death or pyroptosis. Furthermore, caspase-1 activates caspase-8 and a pro-apoptotic protein called Bid (BH3 interacting-domain death agonist) that initiates apoptosis. Thus, ASC plays a crucial role in inflammation and cell death pathways (apoptosis and pyroptosis).

Challenges with Current Approaches Targeting Inflammasomes

To date, designing therapeutics that target inflammasomes while sparing essential immune functions has encountered the following challenges:

•        Lack of Specificity.    Prior attempts at designing NLRP3 inflammasome inhibitors have focused on directly targeting the ATPase domain of NLRP (NOD-like receptor family, PYD-containing protein). The ATPase domain is a conserved region found in various proteins involved in diverse cellular processes. These inhibitors lacked specificity and resulted in off-target effects or toxicity and unintended interference with other ATPase-dependent cellular functions, such as protein folding, intracellular trafficking and DNA repair.

•        Limited Applicability.    Second-generation inflammasome inhibitors focused on NLRP3. While NLRP3 is a key player in many inflammatory diseases, it is only one of several inflammasomes. Others, including NLRP1, NLRP6, NLRP7, NLRP12 and NLRC4, may continue to exert an inflammatory response even when the NLRP3 pathway is blocked. Targeting NLRP3 alone limits the therapeutic efficacy of these inhibitors. A broader approach that targets multiple inflammasomes may provide more comprehensive therapeutic coverage.

•        Lack of Well-Defined and Druggable Targets.    Other inhibitors have focused on GSDMD, a protein that plays a crucial role in inflammasome-mediated pyroptosis. While GSDMD is a common component in inflammasome pathways, certain characteristics have made it “undruggable” as it lacks well-defined binding pockets or enzymatic active sites, which are typical targets for small molecule inhibitors. Interfering with protein-protein interactions, such as the interaction between GSDMD and other proteins in the inflammasome pathway, is often difficult.

Our Potential Solutions

INVA8001 for the treatment of a number of IMIDs

Overview

Our lead product candidate is INVA8001, an oral, small-molecule, highly selective, and potent chymase inhibitor. Chymase is a serine protease released by mast cells upon degranulation that selectively cleaves and activates the membrane-bound long-form stem cell factor, (SCF248), the natural ligand for the cell surface receptor tyrosine kinase, c-KIT. This SCF-c-KIT axis signals for and drives mast cell survival and proliferation. We believe that INVA8001 disrupts this process by inhibiting chymase, preventing the release of SCF248 to its active soluble form and its binding to the c-KIT receptor, thereby reducing mast cell-driven inflammation common to many IMIDs. We in-licensed INVA8001, previously known as ASB17061, from Daiichi Sankyo in September 2021. Daiichi Sankyo conducted extensive preclinical studies in animal models and clinical trials in humans in which dose and PK profiles were well characterized in Phase 1 SAD and MAD clinical trials. We selected INVA8001 due to existing research showing the important role of mast cells and chymase in several IMIDs, that it was well-tolerated in preclinical studies and clinical trials, its proven mechanism of targeting the SCF-c-KIT signaling axis in third party studies and its readiness to start Phase 2 trials, subject to clearance of our CTA by the competent authorities of the relevant European Union member. We plan to develop INVA8001 for chronic inducible urticaria initially. Subject to the completion of a Phase 2a trial in the EU and subject to the trial achieving its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand the development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing.

We expect to file a CTA with the EU clinical trials portal in the second half of 2026 and subject to regulatory clearance we plan to initiate a Phase 2a randomized double-blind, placebo-controlled, multiple-dose 12-week trial with approximately 30 subjects across two active arms for chronic inducible urticaria shortly thereafter. We expect our trial design for INVA8001 to include a placebo and two active doses, 50 mg and 75 mg, to be administered twice a day. We believe this will allow us to better evaluate the potential of INVA8001 to effectively treat chronic inducible urticaria.

Figure 5. Targeted inhibition of mast cell proliferation.

Based on preclinical studies and clinical trials conducted to date, we believe that INVA8001’s targeted inhibition of mast cells via inhibition of chymase, a key mediator, has the potential to provide the following benefits for the treatment of IMIDs:

Targeted Inhibition of Mast Cell Proliferation.    INVA8001, is an oral, small-molecule inhibitor of chymase — a key mediator of mast cell activity — designed to selectively and potently target the chymase-SCF248-c-KIT triad specific to mast cells for what we believe is a precision therapeutics approach by sparing other cell types that express c-KIT and that are targeted by third party c-KIT antibodies or small molecules.

Regulated Approach to Inhibit Further Proliferation of Mast Cells.    We believe INVA8001 prevents further proliferation of mast cells by selectively inhibiting the conversion of SCF248 and not SCF220, to its soluble form and hence its binding to and activation of c-KIT. As the c-KIT receptor is expressed on numerous cell types and c-KIT inhibitors block both SCF forms, INVA8001 aims to reduce the side effect profile by blocking the function of inflammatory SCF248 on mast cells and not the SCF220 required for homeostatic function and cell-cell signaling.

•        Well-Tolerated Therapeutic Option.    In prior clinical trials conducted by Daiichi Sankyo, INVA8001 has not shown the serious adverse effects that have been observed in existing treatment options for IMIDs.

•        Oral Small Molecule Product Candidate with a Convenient Dosing Regimen.    INVA8001 has the potential to provide an alternative to the current standard of care, where significant limitations, including inconvenient dosing, exist.

INVA8001 potentially offers a more precise and safer mechanism to modulate mast cell activity as compared to mast cell depletion.

Historical Development of INVA8001

Our lead product candidate, INVA8001, which was identified using the AlphaMeld Platform, was in-licensed from Daiichi Sankyo in September 2021. We selected INVA8001 due to existing research showing the important role of mast cells and chymase in several IMIDs, that it was well-tolerated in preclinical studies and clinical trials, its proven mechanism of targeting the SCF-c-KIT axis by a third party in clinical trials and, subject to regulatory clearance its readiness to start Phase 2 trials.

INVA8001 Clinical Data

INVA8001 subsequently underwent extensive preclinical and clinical testing described below, including a SAD clinical trial, a MAD clinical trial and a Phase 2 clinical trial, each conducted by Daiichi Sankyo.

Figure 6. Summary of clinical trials previously conducted by Daiichi Sankyo (trial sponsor).

Single Ascending Dose Clinical Trial

A SAD clinical trial was conducted to assess the PK, safety and tolerability profile of INVA8001. This double-blind, placebo controlled, randomized, escalating trial was conducted in healthy male subjects and was the first clinical trial conducted with INVA8001. A total of 40 male subjects were randomized to treatment groups of eight subjects (six active; two placebo). Subjects received oral doses of 1 mg, 10 mg, 25 mg, 50 mg or 100 mg of INVA8001 or placebo. Subjects were confined at the clinical pharmacology unit, or CPU, at the trial site for at least 12 hours before dosing until 72 hours after dosing (or later per the discretion of the investigator). Subjects returned to the CPU on Days 8±1 and 15±1 for safety follow-up visits. There was a minimum of 21 days for safety and PK evaluations between each successive treatment group before a dose escalation.

Figure 7. Plasma concentration profile for a single dose of INVA8001.

100 mg
50 mg
25 mg
10 mg
1 mg
Mean Plasma Concentration (ng/ml)
10000.00
1000.00
100.00
10.00
1.00
0.10
0.01
0
12
24
36
48
60
72
Nominal Time Since Last Dose (Hours)

Plots show mean (standard deviation) for INVA8001 plasma concentration-time profiles for all administered single oral doses of INVA8001 (Logarithmic Y-Axis Scale; N=6/group)

As shown above, in the trial, INVA8001 demonstrated rapid absorption and increased exposure to the product candidate in a dose-proportional manner over the dose range of 1 to 100 mg. The mean terminal half-life ranged between 12.0 hours and 15.5 hours and was consistent in all groups. We believe this PK profile suggests the potential benefits of a twice-a-day dosing regimen.

Figure 8. Overall summary of treatment-emergent adverse events, or TEAEs, by body system and preferred term in the first time in human safety population in the SAD clinical trial.

INVA8001 was well-tolerated with no clinically significant changes in vital signs, body temperature, 12-lead electrocardiograms, or ECGs, fecal occult blood testing or physical examination findings. There were no dose-or treatment-related trends observed across treatment groups. All treatment emergent adverse events, or TEAEs, were mild in severity. There was a total of 21 TEAEs, of which 11 TEAEs were considered to be related to the study treatment with a reasonable possibility as determined by the study investigator. In the placebo arm there were three TEAEs reported, of which two TEAEs were related to the study treatment with a reasonable possibility. In the INVA8001 treatment arm there were 18 TEAEs reported, of which nine TEAEs were related to the study treatment with a reasonable possibility. No deaths, other serious adverse events, or SAEs, discontinuations due to TEAEs or dose-limiting toxicities were observed.

Multiple Ascending Dose Trial

A double-blind, placebo controlled, randomized escalating, multiple dose trial in adults with atopic dermatitis was conducted to assess the safety and tolerability of multiple oral doses of INVA8001. A total of 24 subjects (male and female) were randomized to treatment groups of eight subjects (six active; two placebo). Subjects received oral doses of 10 mg, 25 mg or 50 mg of INVA8001 or placebo for seven consecutive days.

Figure 9. Plasma concentration profile for multiple doses of INVA8001 in patients with AD.

Plots show mean (standard deviation) for INVA8001 Day 7 plasma concentration-time profiles for all administered oral doses of INVA8001 (Logarithmic Y-Axis Scale; N=6/group).

As shown above, in the trial, INVA8001 demonstrated a rapid distribution phase in all subjects in all treatment groups. An apparent biphasic distribution after the initial rapid distribution phase was observed for all treatment groups on both Day 1 and Day 7. The Day 1 plasma concentration time profiles were consistent with those in the SAD clinical trial. The Day 7 mean terminal half-life ranged between 8.71 hours and 18.3 hours. We believe this PK profile suggests the potential benefits of a twice-a-day dosing regimen.

Figure 10. Overall summary of TEAEs by body system and preferred term in the MAD study (safety population).

Dose Level of INVA8001			
System Organ Class Preferred Term n (%)	**Placebo N = 6**	**10 mg N = 6**	**25 mg N = 6**	**50 mg N = 6**	**Overall N = 18**
Number of Subjects with at Least 1 TEAE	4 (66.7)	4 (66.7)	5 (83.3)	4 (66.7)	13 (72.2)
Cardiac disorders	**0**	**1 (16.7)**	**0**	**0**	**1 (5.6)**
Supraventricular extrasystoles	0	1 (16.7)	0	0	1 (5.6)
Gastrointestinal disorders	**1 (16.7)**	**1 (6.7)**	**3 (50.0)**	**0**	**4 (22.2)**
Abdominal pain	0	1 (16.7)	0	0	1 (5.6)
Constipation	0	0	2 (33.3)	0	2 (11.1)
Diarrhea	1 (16.7)	0	0	0	0
Dyspepsia	0	1 (16.7)	0	0	1 (5.6)
Flatulence	0	0	1 (16.7)	0	1 (5.6)
Infections and infestations	**2 (33.3)**	**1 (16.7)**	**2 (33.3)**	**0**	**3 (16.7)**
Gastroenteritis	0	1 (16.7)	0	0	1 (5.6)
Oral happy	1 (16.7)	0	0	0	0
Skin infection	1 (16.7)	0	0	0	0
Urinary tract infection	0	0	2 (33.3)	0	2 (11.1)
Injury, poisoning and procedural complications	**0**	**0**	**1 (16.7)**	**0**	**1 (5.6)**
Joint injury	0	0	1 (16.7)	0	1 (5.6)
Investigations	**0**	**1 (16.7)**	**0**	**2 (33.3)**	**3 (16.7)**
Occult blood positive	0	1 (16.7)	0	0	1 (5.6)
White blood cell counts increased	0	0	0	1 (16.7)	1 (5.6)
White blood cells unite	0	0	0	1 (16.7)	1 (5.6)
Musculoskeletal and connective tissue disorders	**0**	**1 (16.7)**	**0**	**0**	**1 (5.6)**
Pain in extremity	0	1 (16.7)	0	0	1 (5.6)
Nervous system disorders	**2 (33.3)**	**2 (33.3)**	**2 (33.3)**	**3 (50.0)**	**7 (38.9)**
Headache	2 (33.3)	2 (33.3)	1 (16.7)	2 (33.3)	5 (27.8)
Paresthesia	0	1 (16.7)	0	0	1 (5.6)
Sedation	0	0	1 (16.7)	0	1 (5.6)
Somnolence	0	0	0	1 (16.7)	1 (5.6)
Skin and tissue disorders	**0**	**2 (33.3)**	**0**	**0**	**2 (11.1)**
Erythema	0	1 (16.7)	0	0	1 (5.6)
Skin Irritation	0	1 (16.7)	0	0	1 (5.6)

There were no dose-or treatment-related trends observed in the mean clinical laboratory or ECG results across treatment groups. INVA8001 was well-tolerated with no clinically significant changes in vital signs. There was a total of 30 TEAEs reported, of which 12 TEAEs were considered to be related to the study treatment with a reasonable possibility as determined by the study investigator. In the placebo arm, there were five TEAEs reported, of which one TEAE reported was related to the study treatment with a reasonable possibility. In the INVA8001 treatment arm there were 25 TEAEs, of which 11 TEAEs were related to the study treatment with a reasonable possibility. No deaths, other SAEs, discontinuations due to TEAEs or dose-limiting toxicities were observed.

Phase 2 Trial.

A Phase 2 trial of INVA8001 in patients with AD was conducted by Daiichi Sankyo as summarized below. The trial readout, in our opinion, was inconclusive and we believe the results of the study are not relevant for our lead program in CU.

Summary

The Phase 2 was conducted with a primary objective of evaluating the efficacy of INVA8001 as measured by IGA score. Secondary objectives included additional efficacy endpoints, safety and population PK (the population being treated with the drug). The Phase 2 trial was a randomized, placebo controlled, double blind, parallel group trial in adult patients. A total of 370 patients were randomized. Patient distribution was approximately 25% mild, 50% moderate and 25% severe AD across all treatment groups. Despite testing higher doses in the SAD clinical trial and other clinical trials described above, in the Phase 2 trial, patients received either 5 mg, 10 mg or 20 mg of

INVA8001 or placebo once a day for 28 days. Adult male and female subjects between 18 years and 65 years with active AD (according to the Hanifin-Rajka criteria, an IGA score of 2 or higher, and a percentage of body surface area, or BSA, involved of 5% or more) were eligible for participation in the trial. The IGA is a five-point scale that provides a global clinical assessment of AD severity (ranging from 0 to 4). A score of “0” indicates clear and “4” indicates severe AD. A decrease in score indicates an improvement in signs and symptoms. Efficacy assessments were performed after completion of dosing on Day 29. There was no statistical difference in efficacy for patients treated with INVA8001 and placebo for the primary and secondary endpoints and therefore the trial did not meet its primary endpoint. In addition a favorable Phase 2 safety profile was shown to be consistent with the SAD and MAD clinical trials previously conducted.

Figure 11. Summary of TEAEs in greater than or equal to 2% of subjects in any treatment group by body system and preferred term (safety population) in the Phase 2 trial.

INVA8001 was well-tolerated in adult subjects diagnosed with atopic dermatitis in the trial. There were no differences between the treatment groups in clinical laboratory test results, vital sign results, 12-lead ECG parameters and physical examination findings. The TEAE profile for the three active treatment groups was similar to that of placebo, except for headache which was more frequent in the INVA8001 treatment groups. The majority of the TEAEs were mild or moderate in severity.

We have closely analyzed the design of Daiichi Sankyo’s prior Phase 2 trial and identified what we believe are potential gaps in that trial’s design including sub-therapeutic dose of 20 mg once a day, treatment duration of 4 weeks and lack of patient segmentation and enrichment. Based on our PK simulation we believe that a dose of 50 mg and 75 mg twice a day will potentially provide a therapeutic concentration range for target (chymase) coverage over a minimum of 12 weeks of treatment duration.

Our rationale for therapeutic concentration selection for target coverage is supported by literature that reports the range of chymase elevation observed in post-mortem diagnosis of anaphylaxis, to be in the range of 3 ng/ml-380 ng/ml, with a mean of 89.8 ng/ml. Therapeutic concentrations (Cavg concentrations) of 50 mg and 75 mg twice a day, or BID, will provide a therapeutic concentration for target coverage:

•        50 mg BID is projected to have a Cavg: 100-200 ng/ml, which is 5-10 fold higher than 20 mg dose

•        75 mg BID is projected to have a Cavg, 200-350 ng/ml, which is 10-20 fold higher than 20 mg dose.

Preclinically, Daiichi Sankyo evaluated the efficacy of INVA8001 in attenuating chymase-mediated cleavage of both recombinant murine and human SCF165. In this proof-of mechanism study, INVA8001 was tested at varying concentrations and INVA8001 dose dependently inhibited the chymase-mediated cleavage of both murine and human SCF, preventing the formation of active c-KIT ligand (the soluble form of SCF).

Figure 12. INVA8001 Inhibits chymase-mediated SCF cleavage, limiting formation of soluble SCF (c-KIT ligand)

Human SCF
INVA8001 (µmol/L)
0
5
1
0.5
0.25
0.125
Human SCF
22 kDa
21 kDa
A

INVA8001 (µmol/L)
1
0.5
0.25
0.125
0.0625
0
Murine SCF
Murine SCF
23 kDa
22 kDa
B

Recombinant human (A) and murine (B) SCF appears as a single band with a molecular weight of 22kDa and 23kDa, respectively

Human and murine chymase cleaves human and murine SCF, respectively producing a truncated form of 21 kDa and 22 kDa, respectively

INVA8001 Translational Data

To further support our development strategy, we conducted additional proof-of-mechanism studies including an in vitro mast cell assay, evaluating INVA8001’s effects on mast-cell activation and degranulation and in vivo in an Mdr2 knockout mouse model.

In an in vitro human mast cell assay conducted at the Fraunhofer Society for the Advancement of Applied Research, freshly isolated primary human skin mast cells from a breast tissue sample were passively sensitized with IgE and stimulated with anti-IgE to trigger activation and degranulation. INVA8001’s effects were assessed using clinically recognized readouts — chymase activity, percent CD63+ surface expression, and tryptase concentration — and benchmarked against two reference agents (comparators): chymostatin (a non-specific chymase inhibitor; tool compound) and a commercially available anti-c-KIT antibody (mechanism control). Assay controls included a negative control (IgE-sensitized, unstimulated cells) and a positive control (IgE-sensitized, anti-IgE, stimulated cells).

Figure 13. Effect of chymostatin (tool compound), anti-c-KIT antibody (mechanism control), and INVA8001 on mast-cell activation/degranulation in primary human skin mast cells, measured by chymase activity.

Chymase Activity (max rate)
ΔA405nm / s
0.0001
0.00009
0.00008
0.00007
0.00006
0.00005
0.00004
0.00003
0.00002
0.00001
0
No effect
71%
100%
Cells+IgE
Cells+IgE+ anti-IgE
Cells+IgE +anti-IgE+ Chymostatin
Cells+IgE +anti-IgE+ anti-c-KIT antibody
Cells+IgE +anti-IgE+ INVA8001

In IgE/anti-IgE–stimulated cells, chymostatin (50 µM), anti-c-KIT antibody (10 µg/mL), and INVA8001 (100 µM) produced an approximately 71% decrease, no material change, and an approximately 100% decrease in chymase activity, respectively.

Figure 14. Effect of chymostatin, anti-c-KIT antibody, and INVA8001 on mast-cell activation/degranulation, measured by percent CD63+ surface expression.

High CD63+ (%)
High CD63-positive %
55
50
45
40
35
30
25
20
15
10
5
0
No effect
No effect
82%
Cells+IgE
Cells+IgE +anti-IgE
Cells+IgE +anti-IgE+ Chymostatin
Cells+IgE +anti-IgE+ anti-c-kit antibody
Cells+IgE +anti-IgE+ INVA8001

Chymostatin (50 µM) and anti-c-KIT antibody (10 µg/mL) produced no material change in %CD63+ expression, whereas INVA8001 (100 µM) produced an approximately 82% reduction.

Figure 15. Effect of chymostatin, anti-c-KIT antibody, and INVA8001 on mast-cell activation/degranulation, measured by supernatant tryptase concentration.

Tryptase Concentrations (pg/ml)
Tryptase concentrations (pg/ml)
300
250
200
150
100
50
0
No Effect
24%
95%
Cells+IgE
Cells+IgE+ anti-IgE
Cells+IgE +anti-IgE+ Chymostatin
Cells+IgE +anti-IgE+ anti-c-kit antibody
Cells+IgE +anti-IgE+ INVA8001

Chymostatin (50 µM), anti-c-KIT antibody (10 µg/mL), and INVA8001 (100 µM) resulted in an approximately 24% reduction, no material change, and an approximately 95% reduction in tryptase, respectively.

Figure 16. Cell viability following treatment with INVA8001, chymostatin, or anti-c-KIT antibody (clone SR-1).

Cell Viability (%)
100
90
80
70
60
50
40
30
20
10
0
Cell Viability (%)
Cells+IgE
Cells+IgE+ anti-IgE
Cells+IgE +anti-IgE+ Chymostatin
Cells+IgE +anti-IgE+ anti-c-kit antibody
Cells+IgE +anti-IgE+ INVA8001

Neither chymostatin (50 µM), anti-c-KIT antibody (clone SR-1; 10 µg/mL), or INVA8001 (100 µM) produced a meaningful change in cell viability relative to control.

In an in vivo study, conducted at Indiana University (Bloomington, Indiana), an Mdr2 knockout mouse model was used that exhibits elevated hepatic mast-cell accumulation to evaluate the effect of chronic dosing of INVA8001 on mast-cell proliferation and its markers. INVA8001 was administered intraperitoneally at 10 mg/kg or 20 mg/kg for two weeks. Male FVB/NJ wild-type (WT) (n=5) and Mdr2-/- mice (n=8) were dosed intraperitoneally once daily with vehicle or INVA8001 (10 and 20 mg/kg) from 10 weeks of age (n=8/group).

At week 12, liver mRNA levels of Mcpt1, Fcer1a (FcεRI α-chain), and Tpsb2 (tryptase β-2) were quantified by RT-qPCR (ΔCt method) and expressed as fold change.

Figure 17. Hepatic mast-cell–associated transcripts in Mdr2-/- mice after INVA8001 treatment (RT-qPCR).

Mcpt1
Fcer1a
Tpsb2
Fold change
***
FVBNJ
Mdr2 KO
Mdr2 KO, INVA8001, 10 mg/kg
Mdr2 KO, INVA8001, 20 mg/kg
*** - p<0.001 VS Mdr2 KO mice

Bars show mean ± SEM. Statistical comparisons used ANOVA with post hoc testing; significance as indicated (*p<0.05, **p<0.01, ***p<0.001 vs. Mdr2-/- vehicle).

Mdr2-/- vehicle livers showed increased Mcpt1 expression versus WT. Treatment with INVA8001 (10 or 20 mg/kg, IP, QD × 2 weeks) produced a statistically significant reduction in Mcpt1 toward WT.

Liver sections were stained for TPSB2; representative micrographs are shown (blue arrows denote tryptase-positive cells).

Figure 18: Hepatic mast-cell burden in Mdr2-/- mice after INVA8001 treatment: TPSB2 (tryptase β-2) A: IHC and B: quantitative analysis.

Bars show mean ± SEM; one-way ANOVA with appropriate post hoc test; p<0.05 considered significant.

Quantification of TPSB2-positive cells per area demonstrated elevated staining in Mdr2-/- controls versus WT and a reduction with INVA8001 (≈72% versus Mdr2-/- vehicle).

INVA8001 for the Treatment of Chronic Urticaria

Overview and Market Opportunity

Urticaria, commonly known as hives, is an inflammatory skin disorder characterized by superficial red or pale swellings, known as wheals, often accompanied by erythema and sometimes deeper swelling (angioedema). These symptoms are typically associated with mild to severe itching. While most urticaria episodes resolve within 24 hours, about 30% of patients experience chronic urticaria, where symptoms persist for six weeks or more, often lasting over a year. Chronic urticaria is a mast cell-mediated condition that significantly impacts patients’ quality of life, leading to emotional distress, sleep disturbances, and psychiatric comorbidities. We estimate that approximately 81 million individuals worldwide, approximately 1.5 million individuals in the U.S. and approximately 3.0 million individuals in the EU are living with chronic urticaria.

Chronic urticaria encompasses a range of conditions that may be triggered by external stimuli, an autoimmune response, or may have no identifiable cause (idiopathic). Chronic urticaria is generally classified into two types:

Chronic Inducible Urticaria:    Triggered by environmental factors such as heat, cold, pressure, exercise, water, vibration, or sunlight.

Chronic Spontaneous Urticaria:    Occurs without identifiable external triggers.

Current Treatment Options and Limitations

Current chronic urticaria treatment guidelines recommend that first-line treatment should be managed with second-generation antihistamines to provide hive and itch symptom control and the avoidance of triggers (e.g., cold, food additives, stress, infections, etc.). For those patients whose symptoms remain uncontrolled following first-line therapy, second-line treatment includes one or more of the following: elevated doses of second-generation antihistamines, the addition of another second-generation antihistamine, an H2 antagonist that blocks the action of histamine at the histamine H₂ receptors, a leukotriene receptor antagonist (anti-inflammatory drugs) and a first-generation antihistamine. Based on published studies approximately 50% of patients achieve effective symptom relief with standard-dose antihistamines. Those whose chronic urticaria remains uncontrolled following the second-line therapy can advance to additional treatments, which can include injectable biologics, such as omalizumab and dupilumab and oral agents such as remibrutinib, and cyclosporin or other anti-inflammatory or immunosuppressant agents. For refractory patients, response rates remain limited, with omalizumab having a widely varying complete response rate that may be as low as 26%. As a result, we believe that there remains an unmet medical need for an oral, long-term safe and effective treatment for chronic urticaria.

Scientific Rationale

Clinical evidence from a study published in the Indian Journal of Dermatology in 2022 on mast cell chymase in inducible (cold) urticaria has shown the importance of mast cell activation in chronic urticaria, as shown in the figure below.

Figure 19. A. Positive staining in [c] intact skin without lesions and [d] cold urticaria plaque B. Mast cell chymase positive cell numbers in cold urticaria plaques and intact skin without lesions (control).

A.

c
d

B.

	Mean±SD	Min-Max	P
Mast Cell Chymase			
Plaque	74,3±20,4	42-112	<0,001
Control	55,9±19,7	11-100

In skin biopsies from patients with cold-induced urticaria, mast cell chymase was found to be statistically significantly higher in chronic urticaria plaques (d: 74.3±20.4) compared to intact skin samples without lesions (c: 55.9±19.7), showing the important role of mast cells in allergic diseases and suggesting a role in chronic urticaria patients’ pathogenesis. Furthermore, a study published in the Journal of Allergy and Clinical Immunology in 1983 found that mast cell numbers were significantly higher in chronic urticaria biopsy specimens as compared with normal controls.

Figure 20. Number of infiltrating mast cells in biopsy samples of chronic urticaria patients as compared to normal controls*.

____________

*        Data are reported as mean and range of cells counted per five reticules

In this study, a 10-fold increase in the mast cell count was observed in skin biopsies derived from chronic urticaria patients versus the normal control. Another study published in the Journal of Allergy and Clinical Immunology in 1992 showed that mast cell reactivity is increased in the skin of chronic urticaria patients and reduced in patients with remission. In addition, in a number of studies, the skin of chronic spontaneous urticaria patients has been reported to show increased responsiveness to mast cell cytokines and mediators, all of which cause wheal formation.

We believe INVA8001 has the potential to be a convenient oral treatment option for chronic urticaria by inhibiting mast cell-specific chymase activity, thereby impacting mast cell survival and proliferation, potentially improving itching, wheals (hives) and angioedema.

Clinical Development Strategy

INVA8001 is being developed for a new indication and while existing safety data from over 300 patients is available from previous studies conducted by Daiichi Sankyo in the United States, we will be required to demonstrate both efficacy and safety through well-designed clinical trials that provide meaningful clinical benefit in chronic urticaria patients. While Phase 1 SAD and MAD clinical trials were previously conducted by Daiichi Sankyo in the United States, we intend to initiate, subject to regulatory clearance, a Phase 2a trial in patients with chronic inducible urticaria in Europe.

We intend for this Phase 2a trial to be conducted upon approval of a CTA, for which there is no assurance, in accordance with regulatory requirements of the competent authorities of the relevant European Union member states, which we plan to submit in the second half of 2026. It is intended that we will conduct the trial at the Fraunhofer Society for the Advancement of Applied Research. The quantitative diagnostic tool, the TempTest®, which is classified as a medical device and is CE-marked and therefore cleared for the EU market, is used to determine a patient’s threshold temperature for chronic inducible urticaria, both for diagnostic purposes and for controlled clinical trial assessments. Since this diagnostic test has not been approved by the U.S. FDA, and U.S. physicians primarily rely on clinical history for diagnosing chronic inducible urticaria, we have determined that initiating a Phase 2a trial in the EU aligns with current regulatory and diagnostic practices used by third-party companies conducting similar studies. While a CTA has not yet been submitted, we are preparing for submission and recognize that timelines and feedback from EU regulatory authorities may evolve, including potential requests for additional nonclinical or clinical information to support trial initiation.

Subject to clearance of a CTA, we plan to initiate a Phase 2a randomized, double blind placebo-controlled trial of INVA8001 in chronic inducible urticaria and we expect that we will evaluate patients over 12 weeks with a placebo and two active treatment arms at 50 mg twice daily, or BID, and 75 mg BID. The trial will assess biomarkers, including chymase, tryptase, and SCF levels, as well as mast cell count, and will evaluate efficacy response through provocative testing outcomes (partial, complete, or no response), pruritus patient-reported outcomes, or PRO, pharmacokinetics, and safety. We believe these assessments will allow us to demonstrate safety and efficacy to validate INVA8001’s therapeutic potential in mast cell-driven IMIDs.

We plan to initially develop INVA8001 for chronic inducible urticaria in the EU and, following the completion of a Phase 2a trial in the EU and subject to the trial meeting its clinical endpoints and regulatory clearance, for which there can be no assurance as the outcome of a Phase 2a trial is inherently uncertain, we intend to expand the development of INVA8001 into chronic spontaneous urticaria, prurigo nodularis, and atopic dermatitis as potential future indications in the U.S., EU, and globally, contingent on the process for regulatory review of marketing applications in those territories and additional future financing.

INVA8001 Potential for Expansion into Additional Indications

Prurigo Nodularis

Overview and Market Opportunity

Prurigo nodularis is an inflammatory skin disorder characterized by the presence of firm, raised nodules on the skin, typically referred to as pruritic nodules. These nodules are often accompanied by intense itching, which can be severe and lead to significant scratching, further exacerbating the skin lesions. The condition predominantly affects the arms, legs, and torso. The majority of prurigo nodularis patients experience chronic symptoms that persist for extended periods, often leading to significant emotional distress, sleep disturbances, and a markedly reduced quality of life. Prurigo nodularis is associated with various underlying conditions, including dermatological, systemic, neurological, and psychological factors, making its management complex. The chronic nature and intensity of symptoms have a substantial impact on patients’ daily lives and overall well-being. It is estimated to affect about 170,000 patients in the United States.

Current Treatment Options and Limitations

Current treatment guidelines for prurigo nodularis recommend first-line therapy with potent topical corticosteroids to reduce itching and inflammation. Patients are also advised to avoid known triggers, such as skin trauma, stress, and certain irritants. For those whose symptoms are not adequately controlled with topical corticosteroids, second-line treatments may include topical calcineurin inhibitors, phototherapy (e.g., narrowband UVB), or oral antihistamines to further manage itching. If symptoms persist despite these interventions, third-line treatments might involve systemic therapies such as oral corticosteroids, immunosuppressive agents (e.g., methotrexate, cyclosporine), or biologics like dupilumab and nemolizumab. Response rates to these treatments vary, and many patients do not achieve complete symptom relief. Given the chronic and often refractory nature of prurigo nodularis, we believe that there remains a significant unmet need for safe and effective long-term treatment options.

Atopic Dermatitis

Overview and Market Opportunity

Atopic dermatitis, a specific type of eczema, is a recurrent, chronic, non-infectious inflammatory skin disorder characterized by dry skin, eczematous lesions and fibrotic remodeling. Symptoms include persistent itching of the skin that interferes with daily activity and may cause insomnia and sleep disorders. The chronic, relapsing course of the disease can reduce the quality of life for patients and their families. The pathophysiology of atopic dermatitis is complex and includes genetic predisposition, defects in the skin’s epidermal barrier, altered immune responses to skin allergens and irritants and a disturbed microbial balance of the skin. Atopic dermatitis is estimated to affect more than 25 million people in the United States.

The severity of atopic dermatitis is variable and, in some cases, unmanageable. Assessment of disease severity is a guideline-recommended first step in treatment selection and valuable for monitoring treatment response. A commonly used and validated approach to assessing severity is the Eczema Area and Severity Index, or EASI. The EASI assessment integrates body surface area and the intensity of lesional skin into one composite score. The severity rating categorizes the disease as clear (0), almost clear (0.1 to 1.0), mild (1.1 to 7), moderate (7.1 to 21), severe (21.1 to 50) and very severe (greater than 50). Approximately 60% of patients have mild atopic dermatitis, 30% have moderate atopic dermatitis and 10% have severe atopic dermatitis.

We believe that there remains an unmet medical need for an oral, safe and effective treatment for atopic dermatitis, which is useful in the long term and that targets modulation of mast cell activation rather than treating through broad and potent immunosuppressive action.

Current Treatment Options and Limitations

Current treatment guidelines for moderate to severe atopic dermatitis recommend escalation beyond topical therapies for patients whose disease is inadequately controlled. Systemic treatment options include biologic therapies such as dupilumab and tralokinumab, which target key type 2 inflammatory pathways and are administered by subcutaneous injection. Oral small-molecule Janus kinase, or JAK, inhibitors, including upadacitinib, baricitinib, and abrocitinib, are also approved for certain patient populations and have demonstrated clinical efficacy in reducing disease severity and pruritus. Despite these advances, response rates vary, and the use of these therapies may be limited by factors such as safety warnings, monitoring requirements, route of administration, tolerability, cost, and patient access. As a result, many patients do not achieve sustained disease control, and given the chronic nature of atopic dermatitis, we believe there remains a need for additional safe and effective long-term treatment options.

INVA8003

Overview

INVA8003 is a novel, AI-designed small molecule multi-inflammasome inhibitor that targets ASC, an adaptor protein that plays a pivotal role in the interaction with the component proteins involved in the assembly and activation of various inflammasomes such as NLRP1, NLRP3, NLRP6, NLRP7, NLRP12 and NLRC4, which are precursors to the initiation of an inflammatory response.

Inflammasomes represent a key component of the innate immune system and are multiprotein oligomers that sense and react to injury and infection and are responsible for the induction of an inflammatory response to infectious microbes, molecules or stress. Inflammasome activation induces caspase-1 activation and the release of downstream inflammatory mediators such as IL-1β and IL-18, as well as an inflammatory form of cell death called pyroptosis. Activation of this complex often involves the adaptor protein ASC and upstream sensors. An early in-vivo preclinical proof-of-concept study published in Scientific Reports in 2019 has demonstrated reduced IL-1 β levels after treatment with ASC peptides.

Aberrant inflammasome signaling has also been implicated in the initiation or progression of several IMIDs, and therefore we believe INVA8003 has the potential to address the underlying immunopathology of chronic inflammation across several IMIDs.

INVA8003: Our Solution for the Treatment of a Number of IMIDs

INVA8003 was designed and optimized for its molecular structure and therapeutic potential using AI, as a novel, oral, small molecule multi-inflammasome inhibitor targeting ASC. We designed INVA8003 as a targeted approach to inhibit the ASC dimerization process and protein-protein interaction specific to inflammasome assembly. We believe INVA8003 may offer a potentially better tolerated approach by avoiding binding pockets that are common across different proteins involved in normal human physiological functions, which were the target of prior attempts at designing NLRP3 inflammasome inhibitors.

Figure 21. Inhibiting ASC acts to inhibit inflammasome assembly and therefore correct the dysregulated inflammatory response that leads to the pathogenesis underlying several IMIDs.

Furthermore, we expect that inhibition of ASC is common to the majority of inflammasomes and potentially offers a wider therapeutic window than just NLRP3 inhibitors alone. We believe that INVA8003 has the potential to target several rare and common IMIDs triggered by inflammasome activation, as shown below.

Figure 22. Potential broad application of INVA8003 across several IMIDs, including those presented below.

We believe that the co-crystal X-ray structure of ASC and its peptide inhibitors offers an attractive opportunity for small molecule drug design, such as protein-protein interaction inhibitors. The study published in Scientific Reports in 2019 also showed that stapled peptides bind to ASC and suppress the release of IL-1β and IL-18 in cell-based assays. However, tweaking peptide bioavailability, cell permeability and binding to intracellular target interfaces, as well as ensuring in-vivo activity for therapeutic purposes is a challenging task starting from the correct peptide design to the screening of different NCEs.

Therefore, in the novel design of INVA8003, we leveraged an AI-based, algorithmic approach to identify a lead small molecule candidate via deep learning-based models that allow for the exploration of a novel chemical space and optimized target-specific molecule activity, drug-like properties and synthetic accessibility to generate a family of novel candidates. INVA8003 was selected for further studies of efficacy due to its favorable physiochemical properties, metabolic stability and doses determined by IC50 values.

We believe that INVA8003 may offer the following benefits:

•        Targeted Inhibition.    Inhibition of the ASC oligomerization process and its interaction with components of the inflammasome for disruption of inflammasome activation can potentially mitigate the toxicity challenges of other traditional approaches targeting NLRP3 inflammasomes.

•        Multi-Inflammasome Inhibitor.    ASC inhibition potentially offers a wider therapeutic window by targeting the majority of inflammasomes rather than NLRP3 alone.

•        Small Molecule Oral Therapy.    Convenient and easily administered compared to injectable biologics.

•        Broad Therapeutic Application.    Many IMIDs have an underlying pathology applicable to inflammasome dysregulation.

INVA8003: Proof of Mechanism

Figure 23. Experimental design for the evaluation of INVA8003 in an LPS+ATP mouse model.

We evaluated INVA8003 for IL-1β inhibition in a lipopolysaccharide, or LPS, plus adenosine triphosphate, or + ATP, -induced mouse model, an industry standard inflammasome activation model to study the NLRP3 pathway using a combination of LPS and ATP. Inflammasomes mediate the activation of caspase-1, leading to the maturation and secretion of IL-1β and pyroptosis. LPS serves to mimic the entrance of bacterial-derived compounds as a trigger or priming signal activating the pathway that leads to the upregulation of NLRP3 protein, pro-IL-1β, which in turn leads to an increase in pro-IL-1β synthesis but a limited increase in mature IL-1β. ATP acts as the second signal and leads to NLRP3 inflammasome activation that, together with the increase in pro-IL-1β, results in the maturation and release of the pro-inflammatory cytokine IL-1β and caspase-1 activation. We evaluated the inhibition of IL-1β generation in the serum by intraperitoneal (IP) and/or oral administration (PO) of INVA8003 and used MCC950, an experimental NLRP3-inhibitor, as a tool compound (positive control).

Figure 24. Effect of INVA8003 on plasma levels of IL-1β in an LPS+ATP mouse model.

One-way Anova followed by Dunnet’s test, ***— P<0.001 verses LPS+ATP Control, **— P<0.01 verses LPS+ATP Control, *— P<0.05 verses LPS+ATP Control). MCC950: Tool compound targeting NLRP3, IP: Intraperitoneal

Intraperitoneal administration of INVA8003 showed significant inhibition of IL-1β generation in the LPS+ATP mouse model of inflammasome activation in 8-9 weeks old female Balb/c mice at various doses. Oral administration of INVA8003 also showed significant reduction of IL-1β generation.

Non-GLP Toxicology Study for INVA8003

An exploratory non-GLP toxicology seven-day study for INVA8003 was conducted.

Figure 25. Experimental design for seven-day non-GLP toxicology oral and IV bolus study of INVA8003 in 6 week old male and female Wistar Han rats.

At the tested doses of INVA8003 via oral administration of 30 mg/kg/day and 100 mg/kg/day and via intravenous administration of 10 mg/kg/day for 7 days the study did not show any significant changes in the parameters studied. No significant changes were observed in all the parameters studied for all doses and route of administration including mortality, necropsy and gross pathology in any organ system.

INVA8003 Development Plan

In 2026, we plan to initiate IND-enabling studies starting with an animal proof-of-concept study in an obesity model. In addition, we plan to prioritize a second indication for which an injectable IL-1β inhibitor is already approved, which we believe may allow us to leverage established clinical insights and regulatory pathways for this common therapeutic target in inflammation, and to conduct an appropriate animal proof-of-concept study in that indication.

Discovery Pipeline

We intend to enhance our pipeline with additional product candidates by leveraging our association network and InveniAI’s AlphaMeld platform and the expertise of our experienced management, advisors and board. We believe our AI-, ML-, and GenAI-enabled drug discovery and development provides us with a unique approach to address chronic inflammation across IMIDs. In addition to INVA8001 and INVA8003, our pipeline also includes INVA8002, which we deprioritized for development in January 2023 in order to devote more of our resources to development of our lead product candidates, INVA8001 and INVA8003.

Manufacturing

We do not have any manufacturing facilities or personnel. We currently rely, and expect to continue to rely, on third parties for the manufacturing of our product candidates for clinical as well as for commercial manufacturing if our product candidates receive marketing approval. We expect this strategy will enable us to maintain a more efficient infrastructure, outsourcing instead of building manufacturing and supply chain capabilities, while simultaneously enabling us to focus our expertise on the clinical development of our product candidates. We expect to enter into commercial supply agreements with such manufacturers prior to any potential approval by the relevant regulatory authorities of INVA8001.

Commercialization

We plan to retain our worldwide commercialization rights for some of our key product candidates while for other product candidates we might consider collaboration opportunities to maximize returns.

While we currently have no sales, marketing, or commercial product distribution capabilities and have no experience as a company in commercializing products, we intend to build our own commercialization organization and capabilities over time. When appropriate, we will decide whether to build a specialty sales force to manage commercialization for these product candidates on our own, or in combination with a larger pharmaceutical partner, to maximize patient coverage in the United States and to support global expansion especially as we believe our product candidates have a substantial opportunity for additional follow-up indications alone or in combinations.

As product candidates advance through our pipeline, our commercial plans may change. Clinical data, the size of the target market, the size of a commercial infrastructure and manufacturing needs may all influence our United States, EU, and rest-of-world strategies.

Competition

We are a biotechnology company developing therapeutics for IMIDs. Our efforts to date have resulted in a pipeline of two product candidates, as well as an intellectual property portfolio comprising patents, trademarks and proprietary information. We believe that our approach to AI technology-enabled drug discovery and development and unique approach to addressing chronic inflammation across IMIDs provides us with a significant competitive advantage.

While we believe we have competitive advantages, we face competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies, consortiums and public and private research institutions, among others, many of whom have significantly greater resources than us. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of the companies with which we are currently competing or will complete against in the future, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, patient enrollment for clinical trials as well as in acquiring technologies complementary to, or necessary for, our programs.

Key competitive factors affecting the success of all our product candidates that we develop, if approved, are likely to be efficacy, safety, convenience, presentation, price, the level of generic competition and the availability of reimbursement from government and other third-party payors. Our competitors may also obtain U.S. FDA, European Commission or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Chronic Urticaria

We are aware of several companies with product candidates in development for the treatment of patients with chronic urticaria. With respect to chronic urticaria, and based on our current knowledge that may change as the market continuously evolves. we will face branded competition from omalizumab (XOLAIR), dupilumab (Dupixent) and remibrutinib (Rhapsido), and from a number of companies with product candidates in late-stage development for chronic urticaria, including Celldex, Evommune and Jasper, among others.

Our Relationship with InveniAI

Prior to this offering, InveniAI beneficially owned 65.1% of our capital stock. Assuming (i) an initial public offering price of $11.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and (ii) that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, subsequent to the offering InveniAI will own 44% of our outstanding common stock, and approximately 42% of such interest and power if the underwriters’ option to purchase additional shares is exercised in full, which may be further increased if InveniAI chooses to purchase our shares in the open market after this offering. Our product candidates have been identified by applying InveniAI’s AlphaMeld platform.

We have entered into the Contribution Agreement with InveniAI, pursuant to which InveniAI agreed to contribute to us, and we agreed to acquire from InveniAI, all of InveniAI’s rights, title, and interest in and to, and all of the assets and liabilities associated with, INVA8001, INVA8002 (currently deprioritized) and INVA8003. See the section titled “— Licensing and Collaboration Agreements” for additional information.

We have also entered into the InveniAI Shared Services Agreement with InveniAI, which took effect on November 24, 2021, as amended on January 1, 2023, January 1, 2024, and December 29, 2025, pursuant to which InveniAI agreed to allow us to continue to use the office space, equipment and services based on the agreed upon terms and conditions for a payment of defined monthly and/or hourly fees. See the section titled “Certain Relationships and Related Person Transactions — Shared Services Agreement with InveniAI” for additional information.

In connection with the InveniAI Shared Services Agreement, InveniAI agreed to provide us a line of credit up to $9.0  million. The line of credit was amended on November 1, 2025 to increase the maximum amount available for us to borrow to $9.5 million. As of September 30, 2025, we have borrowed $9.1 million and accrued approximately $0.9 million of interest pursuant to the InveniAI Line of Credit. See the section titled “Certain Relationships and Related Person Transactions — Line of Credit with InveniAI” for additional information.

On October 1, 2023, we entered into a license agreement with InveniAI, the AlphaMeld License, which was amended effective January 1, 2024 and further amended effective September 1, 2025. Under the AlphaMeld License, we have non-exclusive rights to access and use InveniAI’s AlphaMeld Platform for our internal business purposes in the field of immune-mediated inflammatory diseases for a period of three years, unless earlier terminated in accordance with its terms, and with automatic renewals for additional one-year periods, unless terminated by either party with prior written notice. Effective September 1, 2025 the annual subscription fee is reduced to $50,000 per subscription term effective January 1, 2024, payable following the successful completion of our public offering, at which time we will remit the total accrued fees of $0.1 million as of September 30, 2025 in accordance with mutually agreed payment timing. The AlphaMeld License, as amended on September 1, 2025 clarifies intellectual property ownership where Invea retains all rights to any inventions, data, know-how, or other intellectual property generated by Invea through use of the AlphaMeld Platform by Invea scientists, and AlphaMeld Corporation, a wholly owned subsidiary of InveniAI, will execute assignments to effect the transfer of such rights to Invea upon request without additional consideration. In addition, the September 1, 2025 amendment assigns all obligations of InveniAI under the agreement to AlphaMeld Corporation, a wholly owned subsidiary of InveniAI. AlphaMeld Corporation owns all intellectual property rights and assets necessary for the operation and commercialization of the AlphaMeld Platform. AlphaMeld Corporation consented to such assignment and agreed to assume all obligations of

InveniAI under the agreement. The AlphaMeld License gives us the right to access and use the AlphaMeld Platform to monitor our target association network in order to identify future product candidates. See the section titled “Business — Licensing and Collaboration Agreements — InveniAI, LLC” and “Certain Relationships and Related Person Transactions — Shared Services Agreement with InveniAI” for additional information.

On September 19, 2023, we entered into the Non-Compete Agreement with InveniAI, Dr. Krishnan Nandabalan, BioXcel LLC, BioXcel Holdings, Inc. and BioXcel Therapeutics, pursuant to which we, Dr. Nandabalan and InveniAI each agreed not to compete with BioXcel Therapeutics in the fields of neuroscience and immuno-oncology, subject to specified exceptions, which restricts us for a period of five years from the September 19, 2023. The Non-Compete Agreement also restricts us from soliciting employees of BioXcel Therapeutics and its controlled affiliates, excluding certain existing employees, for a period of two years from the effective date of the agreement. BioXcel Therapeutics is a Nasdaq listed company in which BioXcel LLC has a significant ownership interest. BioXcel LLC is also a significant shareholder in the Company, through our parent company InveniAI. Some of the shareholders of Invea are also shareholders of BioXcel Therapeutics. Invea and BioXcel Therapeutics were both “spin-outs” of BioXcel LLC and share certain common history, and from time to time certain employees and our founders have served various roles at both companies. At the time of this offering, Invea and BioXcel Therapeutics have separate and distinct management and board of directors, are pursuing different indications with different product candidates and are not direct competitors.

On June 11, 2024, InveniAI entered into the Loan Agreement with Ascent Partners, an unaffiliated third-party lender. As part of the Loan Agreement, InveniAI fully pledged all of its outstanding shares of the Company to Ascent Partners and granted Ascent Partners the right to purchase shares of the Company owned by InveniAI through a call option. The Call Option provides Ascent Partners the right, but not the obligation, at any time during the three years subsequent to June 11, 2024, to purchase the outstanding shares owned by InveniAI in an amount up to $3.1 million divided by the applicable price per share, with such price being at a thirty percent (30%) discount to the price determined as follows, or the Call Purchase Price:

•        In an initial public offering of the Company, the price per share will be the price at which common stock is sold in the initial public offering, or the price per unit if units are sold.

•        If an initial public offering of the Company has not occurred, the price will be the price per share in the most recent Qualified Private Placement, (as defined in the Loan Agreement), where such placement raised a minimum of $5 million in gross proceeds.

•        If neither an initial public offering of the Company nor a Qualified Private Placement has occurred, the price will be determined by an independent third-party valuation firm, which will complete the valuation no later than 30 days after receipt of the Call Option Exercise Notice.

In lieu of issuing shares to Ascent Partners, InveniAI may elect to pay Ascent Partners the Call Purchase Price as specified in the Call Option Exercise Notice. Upon raising at least $0.25 million outside of an initial public offering, forty percent (40%) of the outstanding balance becomes subject to mandatory prepayment. The remaining balance is repayable monthly and may be paid in cash or in stock valued at the call price if the five-day VWAP is at least 130% of the initial public offering price, or otherwise at 90% of the lowest VWAP over the prior ten trading days.

Intellectual Property

Our commercial success depends in large part on our ability to obtain, maintain and protect intellectual property and other proprietary rights for our current and future product candidates, novel discoveries, product development technologies, patient enrichment strategies and companion diagnostics, and know-how, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or otherwise violating our intellectual property and proprietary rights. We seek to protect our proprietary position by, among other methods, filing or exclusively in-licensing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. Our policy is to require employees who are inventors on any company-owned patent applications to assign the rights to us. In addition, we rely on confidentiality agreements with our employees, consultants, and other advisors to protect our proprietary information. Our policy is to require third parties that receive material confidential information to enter into confidentiality agreements with us. We also rely on trade secrets (through an agreement with InveniAI), technical know-how, continuing innovation and other potential in-licensing of intellectual property to develop and maintain our proprietary position and competitive advantage.

As for the product candidates we are developing and seeking to commercialize, we intend to pursue composition of matter, formulation patents, dose, dosing regimen, and therapeutic method of use patents on novel indications. We may seek to develop diagnostic and prognostic products and product candidates and if so, we intend to pursue methods of use patents on novel patient selection methods for our product candidates and known compounds, and novel patient stratification criteria useful in the prognosis or diagnosis of disease. We may also seek further patent protection, either alone or jointly with our collaborators, as our collaboration agreements may dictate.

Provisional patent applications are not eligible to become issued patents until, among other things, we file a non-provisional patent application within 12 months of filing of one or more of our related provisional patent applications. Moreover, PCT, patent applications are not eligible to become an issued patent until, among other things, we file one or more national stage patent applications within, depending on the country, 30 to 32 months of the PCT application’s priority date in the countries in which we seek patent protection. If we do not timely file any non-provisional patent applications or national stage patent applications, we may lose our priority date with respect to our provisional patent applications or PCT patent applications and any patent protection on the inventions disclosed in our provisional patent applications. While we intend to timely file non-provisional patent applications relating to our provisional patent applications and national stage patent applications relating to our PCT patent applications, we cannot predict whether any such patent applications will result in the issuance of patents that provide us with any competitive advantage.

Individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application. The term of a patent, and the protection it affords, is therefore limited and once the patent term of our issued patents has expired, we may face competition, including from other companies that have produced or are developing competing technologies. Because of the extensive time required for clinical development and regulatory review of a drug we may develop, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent.

In certain instances, however a U.S. patent term can be extended to recapture a portion of the term effectively lost as a result of U.S. FDA regulatory review period or delay by the U.S. Patent and Trademark Office, or USPTO, in issuing the patent. However, with respect to patent term extensions granted as a result of the U.S. FDA regulatory review period, the restoration period cannot be longer than five years, the total patent term including the restoration period must not exceed 14 years following U.S. FDA approval. Further, only one patent applicable to each regulatory review period may be extended and only those claims covering the approved drug or a method for using it may be extended. We may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. There can be no assurance that we will benefit from any patent term extension or favorable adjustment to the term of any of our patents.

In the EU, a similar form of patent term extension is available through Supplementary Protection Certificates, or SPCs, which can extend patent protection for up to five years to compensate for the time lost during regulatory approval. Additionally, a six-month extension may be granted if the product has been tested for pediatric use in compliance with an approved pediatric investigation plan. The SPC takes effect after the original patent expires and applies exclusively to the approved drug or biologic, ensuring continued market exclusivity within EU member states.

The duration of other foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned and exclusively licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we do not adequately protect our intellectual property, third parties, including our competitors, may be able to use our technologies to produce and market drugs or diagnostic and/or prognostic products in direct competition with us and erode our competitive advantage. The patent positions of pharmaceutical products and processes like those we may develop and commercialize are generally uncertain and involve complex legal and factual questions that may diminish our ability to protect our intellectual property. For more information regarding risks related to our intellectual property, see “Risk Factors — Risks Related to Our Intellectual Property.”

Rapidly evolving patent laws in the United States and elsewhere make it difficult to predict the breadth of claims that may be allowed or enforced in our patents. Moreover, patent offices in general can require that patent applications concerning pharmaceutical-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we are able to obtain patents, the patents may be narrower than anticipated. Our ability to maintain and defend our intellectual property and proprietary position for our products, product candidates and other technologies will depend on our success in obtaining effective claims and, where necessary, enforcing those claims once granted. We cannot predict whether the patent applications we currently or may in the future pursue will issue as patents in any particular jurisdiction, will provide sufficient protection against competitors or other third parties. The issued patents that we own, may receive in the future, or license from third parties may also be challenged, invalidated, held unenforceable, narrowed, or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against third parties, including our competitors, with similar technology. Furthermore, third parties, including our competitors, may be able to independently develop and commercialize similar drugs or products, or duplicate our technology, business model or strategy without infringing our patents.

We also expect to rely on trademarks as one means to distinguish our product candidates, if approved for marketing, from the drugs of our competitors. However, once we select new trademarks and apply to register them, our trademark applications may not be approved. We have not yet secured registered trademarks in any of our product candidates. In addition, our unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on, misappropriating or violating other marks. If we are not successful in registering our trademarks and trade names, we may encounter difficulty in enforcing, or be unable to enforce, our trademark rights against third parties, which could hinder our ability to build name recognition among potential collaborators or customers in our markets of interest and adversely affect our ability to effectively compete in the marketplace.

Patent Portfolio

As of December 12, 2025, we own one U.S. pending provisional patent application, one pending international PCT application, two Canadian pending non-provisional patent applications, two European pending non-provisional patent applications, two Japanese pending non-provisional patent applications, two U.S. pending non-provisional patent applications, and one Chinese pending non-provisional patent application. We exclusively in-licensed five issued U.S. and foreign patents from Daiichi Sankyo. These patents and patent applications have claims relating to our current product candidates, pharmaceutical compositions, and methods of use.

INVA8001

As of September 1, 2021, we exclusively licensed from Daiichi Sankyo on a worldwide basis a patent family covering INVA8001. The patent family contains patents directed to compounds, including our lead compound for the INVA8001 program, and methods of use thereof. This license covers one issued U.S. patent directed to the INVA8001 compound and its therapeutic use in the treatment of atopic dermatitis, and also includes licensed patents issued in Japan and countries within the European Patent Convention (Germany, France, and Great Britain). In addition, a U.S. pending non-provisional patent application and a PCT application related to inventions for methods of use, new formulations, and combinations have been filed. The PCT was recently nationalized in Canada, Japan, and certain countries within the European Patent Convention. These applications disclose various methods of use, including for primary sclerosing cholangitis, primary biliary cholangitis, eosinophilic gastritis, eosinophilic duodenitis, and colitis among various others.

We expect the expiry dates for the exclusively licensed issued U.S. patent, assuming all required fees and other charges are paid, to be 2030 and the expiry date for patents arising from the pending U.S. and PCT applications, in most countries, assuming all required fees and other charges are paid, to be 2043, not including any patent term adjustment, patent term extension, or supplementary protection certificates. In addition to potential patent term extension, orphan drug designation and new chemical entity status could provide additional regulatory exclusivity.

Finally, there is one PCT patent application on file. This application discloses certain dosing regimens, formulations, methods of use, including for the treatment of chronic urticaria, and a route of synthesis for INVA8001. Patents arising from these pending provisional applications, if converted and granted, and followed by payment of all required fees and other charges, would be expected, in most countries, to expire in 2045, not including any patent term adjustments, patent term extensions or supplementary protection certificates. In addition, orphan drug or other designations and new chemical entity status could provide additional regulatory exclusivity.

INVA8003

We also have pending patent applications for INVA8003 for inventions related to new compounds, formulations, dosages, and methods of use for immune-mediated inflammatory diseases, including one U.S. provisional patent application and several non-provisional patent applications pending in the U.S. and certain foreign jurisdictions. The provisional patent application was filed in 2025 and patents arising from the provisional patent application, if granted, and followed by payment of all required fees and other charges, would be expected, in most countries, to expire in 2046, not including any patent term adjustments, patent term extensions or supplementary protection certificates. Patents arising from the non-provisional patent application, if granted, and followed by payment of all required fees and other charges, would be expected, in most countries, to expire in 2043, not including any patent term adjustments, patent term extensions or supplementary protection certificates. In addition, orphan drug or other designations and new chemical entity status could provide additional regulatory exclusivity.

Trademarks

As of December 12, 2025, certain foreign trademark registrations on the name “INVEA” have been issued to us and a single U.S. trademark was allowed by the USPTO. The U.S. trademark is also for “INVEA” and was filed on April 3, 2023. The Company previously received a cease-and-desist letter from Johnson & Johnson, Inc. regarding the INVEA mark. The matter was resolved with the Company agreeing to use INVEA as a house mark only. The Company also received a cease-and-desist letter from Nexira SAS concerning the INVEA mark in Europe. The matter was resolved with the Company agreeing to modify its goods and services description with the following exclusion: all these goods/services excluding food supplements, dietetic food preparations and ingredients and other dietetic products.

Proprietary Information

We also rely upon unpatented proprietary information and know-how, including access to certain third-party trade secrets, as well as continuing technological innovation to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights are difficult to protect. We seek to protect our proprietary information, in part, using confidentiality agreements with our employees, consultants and advisors, and any commercial partners or other third parties who have access to our proprietary know-how, information, or technology, and invention assignment agreements with our employees, consultants and any other parties involved in the development of intellectual property on our behalf. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. We cannot be certain that all of our employees, consultants and other relevant third parties have signed such agreements and we cannot provide any assurances that all such agreements with other relevant third parties have been duly executed, or that Invea’s trade secrets (including trade secrets that we have licensed) and other confidential proprietary information will not be disclosed. Furthermore, these agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, the above-described proprietary information may otherwise become known or be independently discovered by third parties, including our competitors. To the extent that our commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting technical know-how and inventions. For more information regarding risks related to our intellectual property, see “Risk Factors — Risks Related to Our Intellectual Property.”

Licensing and Collaboration Agreements

InveniAI, LLC

On November 24, 2021, we entered into the Contribution Agreement with InveniAI, pursuant to which InveniAI agreed to contribute to us, and we agreed to acquire from InveniAI, all of InveniAI’s assigned rights, title, and interest in and to, and all of the assets and liabilities associated with, INVA8001, INVA8002 (currently deprioritized) and INVA8003. As consideration, we granted InveniAI 8,000,000 shares of our Series A preferred stock and agreed to make payments of up to a total of $25.0 million for each of INVA8001, INVA8002 (currently deprioritized) and INVA8003 upon the achievement of specific clinical and regulatory milestones. On December 31, 2024, we entered into an amendment to the Contribution Agreement, which eliminated the requirement for the Company to pay $2.5 million in connection with the closing of its initial public offering.

On October 1, 2023, we entered into a license agreement with InveniAI, which was amended effective January 1, 2024 and further amended effective September 1, 2025. Under this agreement, we have non-exclusive rights to access and use InveniAI’s AlphaMeld Platform for our internal business purposes in the field of immune-mediated inflammatory diseases for a period of three years, unless earlier terminated in accordance with its terms, and with automatic renewals for additional one-year periods, unless terminated by either party with prior written notice. The September 1, 2025 amendment reduced the annual subscription fee to $50,000 per subscription term effective January 1, 2024, payable following the successful completion of our initial public offering, at which time we will remit the total accrued fees of $0.1 million as of September 30, 2025, in accordance with mutually agreed payment timing. The AlphaMeld License, as amended, clarifies intellectual property ownership whereby we retain all rights to any inventions, data, know-how, or other intellectual property generated by us through use of the AlphaMeld Platform by our scientists, and AlphaMeld Corporation, a wholly owned subsidiary of InveniAI, will execute assignments to effect the transfer of such rights to us upon request without additional consideration. In addition, the September 1, 2025 amendment assigns all obligations of InveniAI under the agreement to AlphaMeld Corporation, a wholly owned subsidiary of InveniAI. AlphaMeld Corporation owns all intellectual property rights and assets necessary for the operation and commercialization of the AlphaMeld Platform. AlphaMeld Corporation consented to such assignment and agreed to assume all obligations of InveniAI under the agreement. We may terminate the AlphaMeld License upon 90 days prior written notice to InveniAI, either party may terminate the AlphaMeld License (i) in the event of an uncured breach of the license by the other party or (ii) if the other party becomes insolvent or bankrupt and InveniAI may terminate the AlphaMeld License in the event we breach the restrictions on our use of the AlphaMeld Platform contained in Section 2.6 of the AlphaMeld License, including permitting unauthorized access to the AlphaMeld Platform or using the AlphaMeld Platform in fields that we are restricted from under the Non-Compete Agreement. The AlphaMeld License gives us the right to access and use the AlphaMeld Platform to monitor our target association network in order to identify future product candidates.

Daiichi Sankyo

On September 1, 2021, InveniAI entered into an exclusive license agreement with Daiichi Sankyo, which was later assigned to us pursuant to the Contribution Agreement and was amended effective February 19, 2024. Under the Daiichi Sankyo Agreement, as novated and assigned to us, we have secured an exclusive worldwide right and license, with the right of sublicense, under certain patents and know-how to research, develop, make, have made, use, sell, offer for sale, have sold, import, or otherwise exploit products containing INVA8001 for all human indications.

Pursuant to the Daiichi Sankyo Agreement, we are responsible for the development, manufacture and commercialization of product candidates containing INVA8001, or each, an INVA8001 Product Candidate. We are obligated to use commercially reasonable efforts to develop INVA8001 Product Candidates, obtain regulatory approval for INVA8001 Product Candidates, and commercialize INVA8001 Product Candidates that we determine, using commercially reasonable judgment, are appropriate for commercialization. We are obligated to use commercially reasonable efforts to obtain, as soon as possible, all required pricing and marketing approvals for and commercially launch an INVA8001 Product Candidate in each country such INVA8001 Product Candidate has received governmental approval.

Under the Daiichi Sankyo Agreement, InveniAI made an upfront payment of $250,000 to Daiichi Sankyo. In addition, we are obligated to pay Daiichi Sankyo up to $0.6 million in the aggregate upon the achievement of specific clinical milestones and a flat royalty in the mid-single digits based on net sales of a INVA8001 Product Candidate in a country. The royalty term continues for each INVA8001 Product Candidate on a country-by-country basis beginning on the first commercial sale of such INVA8001 Product Candidate and ending on the latest of (a) expiration of the last valid claim in a licensed patent that covers the manufacture, use, or sale of the INVA8001 Product Candidate in such country, which is currently expected to be in 2030 for the Company’s in-licensed patents for INVA8001 (without patent term extension), (b) the expiration of all applicable market exclusivity in such country or (c) ten years after the first commercial sale of such INVA8001 Product Candidate in such country. Notwithstanding the foregoing, we may extend the royalty term on a country-by-country basis for an additional two years upon prior written notice to Daiichi Sankyo.

The Daiichi Sankyo Agreement will expire, unless earlier terminated, on the expiration of the royalty term. We have the right to terminate the Daiichi Sankyo Agreement for material safety reasons of the INVA8001 Product Candidate upon written notice to Daiichi Sankyo. In addition, subject to certain conditions, either we or Daiichi Sankyo may terminate the Daiichi Sankyo Agreement upon the insolvency of the other or if the other party commits a material breach of the agreement and fails to cure such breach within a specified cure period after written notice is provided. Upon expiration of the Daiichi Sankyo Agreement, the licenses granted pursuant thereto become perpetual, fully paid, royalty-free and non-exclusive.

Government Regulations

Government authorities in the United States, at the federal, state, and local level, and regulatory authorities globally, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing, and export and import of products such as those we are developing. A new drug must be approved by appropriate regulatory authority in each country through an extensive process before it may be legally marketed in that country.

Regulation and Procedures Governing Approval of Medicinal Products in the EU and the United Kingdom

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety, and efficacy, and governing, among other things, clinical trials, marketing authorization, commercial sales, and distribution of drug products. Whether or not it obtains U.S. FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the EU and UK generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires that the submission to the relevant competent authorities of a MAA and granting of a marketing authorization by these authorities before the product can be marketed and sold in the European Union.

U.S. FDA Regulation of Drug Products

In the United States, the U.S. FDA regulates drugs under The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations require the expenditure of substantial time and financial resources. The process required by the U.S. FDA before a drug may be marketed in the United States generally involves the following:

•        completion of preclinical laboratory tests, animal studies and formulation studies in accordance with GLP regulations and other applicable regulations;

•        submission to the U.S. FDA of an IND, which must become effective before human clinical trials may begin;

•        approval by an independent institutional review board, or IRB, or ethics committee at each clinical site before each trial may be initiated;

•        performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice, or GCP, regulations to establish the safety and efficacy of the product candidate for its intended use;

•        submission to the U.S. FDA of an NDA after completion of all pivotal trials;

•        satisfactory completion of an U.S. FDA advisory committee review, if applicable;

•        satisfactory completion of a U.S. FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with Good Manufacturing Practices, or cGMP, requirements to assure that the facilities, methods, and controls are adequate to preserve the drug’s identity, strength, quality, and purity, and of potential inspection of selected clinical investigation sites to assess compliance with GCP; and

•        U.S. FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

Once a product candidate is identified for development, it enters the preclinical testing stage.

Preclinical tests include laboratory evaluations of product chemistry, toxicity, and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the U.S. FDA as part of an IND. An IND is a request for authorization from the U.S. FDA to administer an investigational drug product to humans. An IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the trial includes an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the U.S. FDA, unless the U.S. FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the U.S. FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the U.S. FDA at any time before or during clinical trials due to safety concerns about on-going or proposed clinical trials or non-compliance with specific U.S. FDA requirements, and the trials may not begin or continue until the U.S. FDA notifies the sponsor that the hold has been lifted.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the U.S. FDA as part of the IND, and timely safety reports must be submitted to the U.S. FDA and the investigators for serious and unexpected adverse events. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the U.S. FDA, and written IND safety reports must be submitted to the U.S. FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure Furthermore, an independent IRB at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations. The U.S. FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries, including clinicaltrials.gov. Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•        Phase 1:    The product candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion and, if possible, to gain an early indication of its effectiveness.

•        Phase 2:    The product candidate is administered to a limited patient population with a specified disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases and to determine dosage tolerance and appropriate dosage.

•        Phase 3:    The product candidate is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the U.S. FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

During the development of a new drug, sponsors are given opportunities to meet with the U.S. FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the U.S. FDA to provide advice, and for the sponsor and the U.S. FDA to reach agreement on the next phase of development.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements.

The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality, and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

The results of product development, preclinical and other nonclinical studies, and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the U.S. FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

The U.S. FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The U.S. FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the U.S. FDA accepts it for filing. Once filed, the U.S. FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality, and purity. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the U.S. FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to the U.S. FDA because the U.S. FDA has approximately two months to make a “filing” decision after it the application is submitted.

The U.S. FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The U.S. FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA, the U.S. FDA will typically inspect the facility or facilities where the product is manufactured. Additionally, before approving an NDA, the U.S. FDA may inspect one or more clinical trial sites to ensure compliance with GCP requirements.

After the U.S. FDA evaluates an NDA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the U.S. FDA may issue an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL usually describes the specific deficiencies in the NDA identified by the U.S. FDA and may require additional clinical data, such as an additional clinical trial or other significant and time-consuming requirements related to clinical trials, nonclinical studies, or manufacturing. If a CRL is issued, the sponsor must resubmit the NDA or, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the U.S. FDA may decide that the NDA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the U.S. FDA may require a sponsor to conduct Phase 4 testing, which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA approval and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized. The U.S. FDA may also place other conditions on approval including the requirement for a risk evaluation and mitigation strategy, or REMS, to assure the safe use of the drug. If the U.S. FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS. The U.S. FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products.

In addition, the Pediatric Research Equity Act, or PREA, requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or U.S. FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The U.S. FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

EU and UK Regulation of Drug Products

In April 2014, the European Union adopted the Clinical Trials Regulation, which became effective on January 31, 2022. The legislation, which is directly applicable in all member states, is aimed at simplifying and streamlining the approval of clinical trials in the European Union. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure via a single-entry point, the Clinical Trials Information System, or CTIS, and strictly defined deadlines for the assessment of clinical trial applications. The approvals are still granted by the competent authorities of each EU member state where the trial takes place; however, the procedure for approval is conducted in a coordinated manner among the concerned EU member states as provided under the CTR. While the process for the application and granting of the approvals was streamlined, it remains a complex process that can significantly delay the start of a multinational clinical trial.

Due to Brexit, the CTR has not been adopted in the UK. Under the current UK regulations, an approval is required from the MHRA together with a positive ethics committee opinion. Clinical trials which take place in the UK and on NHS hospital sites, typically do so on the basis of standardized documentation which set out indemnification provisions. Amendments to the current UK clinical trial regulations became law in 2025, and will come into force in April 2026.

Marketing Authorization

To obtain a marketing authorization for a product under the EU regulatory system, an applicant must submit an MAA, either under a centralized procedure administered by the European Commission or one of the procedures administered by competent authorities in EU member states (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the EU. When filing an MAA, the applicant must have an agreed pediatric investigation plan according to Regulation (EC) No 1901/2006 or must have been granted a respective waiver or deferral.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all EU member states. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products and medicinal products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer or autoimmune diseases and other immune dysfunctions. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. Manufacturers must demonstrate the quality, safety, and efficacy of their products to the EMA, which provides an opinion regarding the MAA. The European Commission grants or refuses marketing authorization in light of the opinion delivered by the EMA.

Under the centralized procedure, the Committee for Medicinal Products for Human Use, or CHMP, established at the EMA is responsible for conducting an initial assessment of a product. Under the centralized procedure in the EU, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment.

Innovative medicinal products are authorized in the EU on the basis of a full marketing authorization application (as opposed to an application for marketing authorization that relies, in whole or in part, on data in the marketing authorization dossier for another, previously approved medicinal product). Applications for marketing authorization for innovative medicinal products must contain the results of pharmaceutical tests, preclinical tests and clinical trials conducted with the medicinal product for which marketing authorization is sought. Innovative medicinal products for which marketing authorization is granted are entitled to eight years of data exclusivity. During this period, applicants for approval of generics or biosimilars of these innovative products cannot rely on data contained in the marketing authorization dossier submitted for the innovative medicinal product to support their application. Innovative medicinal products for which marketing authorization is granted are also entitled to ten years of market exclusivity. During these ten years of market exclusivity, no generic or biosimilar medicinal product may be placed on the EU market even if a marketing authorization application for approval of a generic or biosimilar of the innovative product has been submitted to the EMA or to the competent regulatory authorities in the EU member states and marketing authorization has been granted. The ten years of market exclusivity will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be an innovative medicinal product which is eligible for the relevant periods of data and market exclusivity.

Following the UK’s exit from the EU, EU medicines regulation has been adopted as standalone United Kingdom legislation with some amendments to reflect procedural and other requirements with respect to marketing authorizations and other regulatory provisions.

In order to market a medicinal product in the UK, a license or marketing authorization must be obtained from the MHRA under the Human Medicines Regulations 2012, or the UK HMR. The UK legislation includes multiple assessment routes for applications for medicinal products, including national assessment procedures and, since January 1, 2024, an international recognition procedure. The timetable for national assessment applies for both innovative and established medicines, but the respective requirements, procedures and timetables differ. Innovative medicine applications include new active substances and new combinations of existing active substances. Established medicine applications are applications that do not meet the innovative medicines application criteria. The international recognition procedure is open to applicants that have already received an authorization for the same product from one of the MHRA’s specified reference regulators, which includes the U.S. FDA and EMA. Under the International Recognition Procedure, there are two recognition routes: Route A and Route B. Advanced therapy medicinal products must follow Route B, which sets out a 110-day timetable running from the date on which the submission has been validated by the MHRA.

Orphan Drug Designation and Exclusivity

Products authorized as “orphan medicinal products” in the EU are entitled to benefits additional to those granted in relation to innovative medicinal products. In accordance with Article 3 of Regulation (EC) No 141/2000 on orphan medicinal products, a medicinal product may be designated as an orphan medicinal product if (i) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (ii) either (a) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the incentives derived from orphan medicinal product status, would not generate sufficient return in the EU to justify investment; and (iii) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the product will be of significant benefit to those affected by the condition. Further guidance on such criteria is provided in Regulation (EC) No 847/2000 laying down the provisions for implementation of the criteria for designation of a medicinal product as an orphan medicinal product and definitions of the concepts “similar medicinal product” and “clinical superiority”. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and following grant of a marketing authorization, the EMA and the EU member states’ competent authorities are not permitted to accept another application for a marketing authorization, or grant a marketing authorization or accept an application to extend an existing marketing authorization, for the same therapeutic indication of a similar medicinal product for ten years following grant or authorization. The application for orphan drug designation must be submitted before the application for marketing authorization. The applicant may receive a fee reduction for the marketing authorization application if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The ten-year market exclusivity that an orphan drug enjoys may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product during the ten-year period of market exclusivity for the same therapeutic indication at any time if:

•        The second applicant can establish in its application that its product, although similar to the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;

•        The holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or

•        The holder of the marketing authorization for the original orphan medicinal product cannot supply enough orphan medicinal product.

In the UK, the MHRA reviews applications for orphan designation at the time of a marketing authorization application or as part of a subsequent variation to that authorization. Following implementation of the Windsor Framework (an agreement which amended the UK HMR under the Human Medicines (Amendments relating to the Windsor Framework) Regulations 2024), from 1 January 2025, the MHRA will now license medicines across the whole of the United Kingdom, not just Great Britain. Medicines supplied to the UK will also be reclassified with a new two-category system, with different rules depending on whether the medicine was previously in the EU through the centralized procedure. From 1 January 2025, to qualify for orphan designation, a medicine must meet certain criteria set out in the UK HMR. On grant of a marketing authorization with orphan status, the medicinal product will benefit from up to ten years of market exclusivity from similar products in the approved orphan indication starting from the date of first approval of the product in the UK, but market exclusivity may be reduced to six years if orphan criteria are no longer met.

The UK has adopted new legislation, the Medicines and Medical Devices Act 2021 and may make changes to the licensing or authorization of medicines in the future. The separate UK authorization system, albeit with international recognition procedures in the UK, may lead to additional regulatory costs. In addition, even though at the moment the UK retains acceptance of batch testing and EU certification, further regulatory costs may be incurred with respect to the lack of mutual recognition of batch testing and related regulatory measures between the EU and the UK.

Similar to obligations imposed in the United States, medicinal products authorized in the EU and UK may be subject to post-authorization obligations, including the obligation to conduct Post Marketing Safety Studies, or PASS, or Post Marketing Efficacy Studies, or PAES.

Changes to EU pharmaceutical law are expected in the near future. In April 2023, the European Commission proposed a new directive and a new regulation. The European Parliament adopted its position on these proposals in April 2024, paving the way for the start of the so-called trilogue negotiations among the European Commission, the European Parliament, and the Council of the EU. The first trilogue meeting took place on June 17, 2025, and discussions have been ongoing throughout the year.

On December 11, 2025, a press release was issued by the European Council stating that an agreement was achieved. The texts of draft legislation are not available yet, but according to the press release, an agreement was reached on one of the main diverging points, the data exclusivity and market protection periods, to the effect that an eight-year data exclusivity period for new medicines will be provided, plus one year of market protection, which may be extended by an additional year for innovative medicines that satisfy two out of three conditions.

Other key elements of the proposed framework were also agreed upon, including a provision giving EU countries the power to require companies to supply medicines benefiting from regulatory protection in sufficient quantities to meet patient needs, clarified wording on the so-called Bolar-exemption (an intellectual property exemption allowing generics manufacturers to start research of a medicine before patent expiry), and an extension of its scope to include submissions for procurement tenders, and a new transferrable exclusivity voucher incentivizing pharmaceutical companies to help combat antimicrobial resistance by developing priority antibiotics.

Reimbursement

Reimbursement for medicinal products is still an area that is not harmonized in the EU and is largely governed by EU member states’ laws. However, there are some EU level legal frameworks that must be taken into account, including Directive 89/105/EEC, or the Price Transparency Directive. The aim of the Price Transparency Directive is to ensure that pricing and reimbursement mechanisms established in EU member states are transparent and objective, do not hinder the free movement and trade of medicinal products in the EU and do not hinder, prevent or distort competition on the market. The Price Transparency Directive does not, however, provide any guidance concerning the specific criteria on the basis of which pricing and reimbursement decisions are to be made in individual EU member states and does not have any direct consequence for pricing or levels of reimbursement in individual EU member states. The national authorities of the individual EU member states are free to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices and/or reimbursement of medicinal products for human use. Individual EU member states adopt policies according to which a specific price or level of reimbursement is approved for the medicinal product. Other EU member states adopt a system of reference pricing, basing the price or reimbursement level in their territory either on the pricing and reimbursement levels in other countries, or on the pricing and reimbursement levels of medicinal products intended for the same therapeutic indication. Furthermore, some EU member states impose direct or indirect controls on the profitability of the company placing the medicinal product on the market.

In 2011, Directive 2011/24/EU on the application of patients’ rights in cross-border healthcare was adopted at the EU level. The Directive is intended to establish rules for facilitating access to safe and high-quality cross-border healthcare in the EU.

HTAs of medicinal products are becoming an increasingly common part of the pricing and reimbursement procedures in some EU member states. HTAs are the procedures according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of the use of a given medicinal product in the national healthcare systems of the individual country is conducted. HTAs generally focus on the clinical efficacy and effectiveness, safety, cost, and cost-effectiveness of individual medicinal products as well as their potential implications for the national healthcare system. Those elements of medicinal products are compared with other treatment options available on the market.

The outcome of an HTA may influence the pricing and reimbursement status for specific medicinal products within individual EU member states. The extent to which pricing and reimbursement decisions are influenced by the HTA of a specific medicinal product vary among the EU member states.

A new Regulation on HTAs at the EU level was adopted in December 2021 (Regulation (EU) 2021/2282 on health technology assessment, or the HTA Regulation) and became applicable on January 12, 2025. The HTA Regulation covers new medicines and certain new medical devices. Member states are now able to use common HTA tools, methodologies and procedures across the EU, working together in four main areas: (i) joint clinical assessments focusing on the most innovative health technologies with the most potential impact for patients; (ii) joint scientific consultations whereby developers can seek advice from HTA authorities; (iii) identification of emerging health technologies to identify promising technologies early; and (iv) continuing voluntary cooperation in other areas. Individual member states continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technology and making decisions on pricing and reimbursement. The HTA Regulation is being implemented in stages. Since January 12, 2025, it has applied to medicinal products containing new active substances for the treatment of cancer and to advanced therapy medicinal products. Starting on January 13, 2028, it will extend to medicinal products for rare diseases, and starting on January 13, 2030, it will apply to all other centrally authorized medicinal products. For medical devices, the HTA Regulation applies only to selected products in risk classes IIb and III, as well as to certain class D in vitro diagnostic medical devices. Several implementing regulations concerning medical devices were adopted in October 2025.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

Reimbursement in the UK for use by public payors (National Health Service) organizations may depend on a positive technology assessment by the National Institute for Health and Care Excellence, or NICE. A positive recommendation by NICE would lead to an obligation to fund, subject to terms of that approval, by NHS organizations. In assessing any new medicinal product, NICE will take into account clinical as well as the economic value of the product.

Failure to obtain positive reimbursement recommendations or failure to obtain government and third-party payor reimbursement coverage in foreign countries may affect the marketability and commercial sales of any product candidates for which regulatory approval is received.

U.S. Orphan Drug Legislation

The Orphan Drug Act provides incentives for the development of products intended to treat rare diseases or conditions. Under the Orphan Drug Act, the U.S. FDA may grant orphan drug designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. If a sponsor demonstrates that a drug is intended to treat rare diseases or conditions, the U.S. FDA will grant orphan drug designation for that product for the orphan disease indication. Orphan drug designation must be requested before submitting an NDA. After the U.S. FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the U.S. FDA. Orphan drug designation, however, does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Orphan drug designation provides manufacturers with research grants, tax credits and eligibility for orphan drug exclusivity. If a product that has orphan drug designation subsequently receives the first U.S. FDA approval of the active moiety for that disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which for seven years prohibits the U.S. FDA from approving another product with the same active ingredient for the same indication, except in limited circumstances. If a drug designated as an orphan product receives marketing approval for an indication broader than the orphan drug indication for which it received the designation, it will not be entitled to orphan drug exclusivity. Orphan drug exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. Further, the U.S. FDA may approve more than one product for the same orphan drug indication or disease as long as the products contain different active ingredients. Moreover, competitors may receive approval of different products for the indication for which the orphan drug product has exclusivity or obtain approval for the same product but for a different indication for which the orphan drug product has exclusivity. As a result, even if one of our product candidates receives orphan exclusivity, we may still be subject to competition. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.

The Hatch-Waxman Amendments

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the U.S. FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the U.S. FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, nonclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug pursuant to each state’s laws on drug substitution.

The ANDA applicant is required to certify to the U.S. FDA concerning any patents listed for the approved product in the U.S. FDA’s Orange Book. Specifically, the applicant must certify that (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carve out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the U.S. FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the U.S. FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the U.S. FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

Exclusivity

Upon NDA approval of a NCE, which is a drug that contains no active moiety that has been approved by the U.S. FDA in any other NDA, that drug receives five years of marketing exclusivity during which the U.S. FDA cannot receive any ANDA seeking approval of a generic version of that drug. An ANDA may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA may be filed before the expiration of the exclusivity period. Certain changes to a drug, such as the addition of a new indication to the package insert, can be the subject of a three-year period of exclusivity if the application contains reports of new clinical investigations (other than bioavailability studies) conducted or sponsored by the sponsor that were essential to the approval of the application. The U.S. FDA cannot approve an ANDA for a generic drug that includes the change during the exclusivity period.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA submission) and all of the review phase (the time between NDA submission and approval up to a maximum of five years). The time can be shortened if the U.S. FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years, and only one patent can be extended. For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the United States Patent and Trademark Office must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of the U.S. FDA regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Pediatric Information

Under the PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The U.S. FDA may grant full or partial waivers, or deferrals, for submission of data. With certain exceptions, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity — patent or nonpatent — for a drug if certain conditions are met. Conditions for exclusivity include the U.S. FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the U.S. FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe.

Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Post-Approval Requirements

Any products manufactured or distributed pursuant to the U.S. FDA approvals are subject to pervasive and continuing regulation by the U.S. FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims, are subject to further U.S. FDA review and approval. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the U.S. FDA and certain state agencies and are subject to periodic unannounced inspections by the U.S. FDA and certain state agencies for compliance with cGMP regulations and other laws and regulations. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior U.S. FDA approval before being implemented. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The U.S. FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters, or untitled letters;

•        clinical holds on clinical studies;

•        refusal of the U.S. FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

•        product seizure or detention, or refusal to permit the import or export of products;

•        consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs;

•        mandated modification of promotional materials and labeling and the issuance of corrective information;

•        the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•        injunctions or the imposition of civil or criminal penalties.

In addition, the U.S. FDA closely regulates the marketing, labeling, advertising, and promotion of drug products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the U.S. FDA and in accordance with the provisions of the approved label. The U.S. FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the U.S. FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The U.S. FDA does not regulate the behavior of physicians in their choice of treatments. The U.S. FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Other Healthcare Laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business and may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing approval. Such laws include, without limitation:

•        The federal Anti-Kickback Statute, which prohibits, among other things, individuals or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, either the referral of an individual, or the purchase, lease, order or arrangement for or recommendation of the purchase, lease, order or arrangement for any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. Many states have enacted equivalent kickback laws that apply to either government-funded or private insurance. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. A person does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation;

•        The federal civil and criminal false claims laws, including, without limitation, the civil False Claims Act, which can be enforced by private citizens through civil whistleblower or qui tam actions, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from the federal government, including Medicare, Medicaid and other government payors, that are false or fraudulent or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or to avoid, decrease or conceal an obligation to pay money to the federal government

•        A claim includes “any request or demand” for money or property presented to the U.S. federal government. There are also federal administrative laws, such as the Civil Monetary Penalties Law, that apply to false claims to government programs. Many states have enacted equivalent false claims statutes. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

•        HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services

•        Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        HIPAA and its implementing regulations also impose obligations, including mandatory contractual terms, on “covered entities,” including certain healthcare providers, health plans, healthcare clearinghouses, and their respective “business associates” that create, receive, maintain or transmit protected health information for or on behalf of a covered entity as well as their covered subcontractors, with respect to safeguarding the privacy and security of protected health information. The HHS Office for Civil Rights has authority to impose civil money penalties against covered entities and business associates for failure to comply with HIPAA’s requirements, which penalties presently may range from $141 to $2.13 million per each type of violation per year (with annual adjustments for inflation), depending on the culpability and knowledge of the covered entity or business associate. HIPAA also gives state attorneys general certain authority to bring civil actions on behalf of state residents for damages or injunctions in federal courts to enforce HIPAA. Other existing analogous state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA and other federal laws, further complicating compliance efforts;

•        HHS announced on December 27, 2024, and published in the Federal Register on January 6, 2025, a Notice of Proposed Rulemaking proposing extensive modifications to the HIPAA security regulations. If finalized, these modifications and could entail significant additional compliance obligations and costs for HIPAA-regulated covered entities and business associates; and

•        The federal transparency laws, including the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other “transfers of value” made during the previous year to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other health care professionals

(such as physician assistants and nurse practitioners), and teaching hospitals, as well as information regarding ownership and investment interests held by physicians and their immediate family members). Several states have created similar disclosure laws and further regulate manufacturer interactions with physicians and other health care professionals.

Analogous state and foreign anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or that apply regardless of payor. In addition, several states now require prescription drug companies to report certain expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual healthcare practitioners in these states. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals. Further, certain states require the posting of information relating to clinical trials and their outcomes. Some states require the reporting of certain drug pricing information, including information pertaining to and justifying price increases. In addition, certain states require pharmaceutical companies to implement compliance programs and/or marketing codes. Several additional states are considering similar proposals.

Certain states and local jurisdictions also require the registration of pharmaceutical sales representatives. Additionally, we may also be subject to state and foreign laws governing the privacy and security of health information in some circumstances, such as California’s Consumer Privacy Act, or the CCPA, or Europe’s General Data Protection Regulation, many of which differ from each other in significant ways and often are not preempted by HIPAA and other federal laws, further complicating compliance efforts.

Efforts to ensure that business arrangements with third parties comply with applicable state, federal and foreign healthcare laws and regulations involve substantial costs. If a pharmaceutical company’s operations are found to be in violation of any such requirements, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of its operations, loss of eligibility to obtain approvals from the U.S. FDA, exclusion from participation in government contracting, healthcare reimbursement or other federal or state government healthcare programs, including Medicare and Medicaid, integrity oversight and reporting obligations, imprisonment and reputational harm. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action for an alleged or suspected violation can cause a drug company to incur significant legal expenses and divert management’s attention from the operation of the business, even if such action is successfully defended.

Coverage and Reimbursement

Patients in the United States and elsewhere generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Accordingly, market acceptance of our product candidates or any future product candidates, if approved, will be dependent on the extent to which third-party coverage and reimbursement is available from third-party payors, including government health program administration authorities (including in connection with government healthcare programs, such as Medicare and Medicaid), private healthcare insurers and other healthcare funding organizations. Coverage and reimbursement policies for products can differ significantly from payor to payor, as there is no uniform policy of coverage and reimbursement for products among commercial third-party payors in the United States. There also may be significant delays in obtaining coverage and reimbursement, as the process of determining coverage and reimbursement is often time consuming and can require health care providers to provide clinical support for the use of our products to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. In addition, the increased emphasis by such third-party payors and government authorities in the United States on managed care and cost containment measures will continue to place pressure on pharmaceutical pricing and coverage. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for our product candidates or any future product candidates, if approved, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

Healthcare reforms that have been adopted, and that may be adopted in the future, could result in further reductions in coverage and levels of reimbursement for pharmaceutical products, increases in rebates payable under U.S. government rebate programs and additional downward pressure on pharmaceutical product prices.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, each as amended, collectively known as the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. By way of example, the ACA:

•        increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;

•        required collection of rebates for drugs paid by Medicaid managed care organizations;

•        required manufacturers to participate in a coverage gap discount program, under which they must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

•        imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, or AMP, beginning January 1, 2024. Most recently, on August 16, 2022, the Inflation Reduction Act of 2022, or the IRA, was signed into law. Among other things, the IRA directs the Department of Health and Human Services, or the HHS to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare. The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price representing a significant discount from average prices to wholesalers and direct purchasers. The law will also, beginning in 2023, penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation. Further, the IRA eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. The IRA permits the Secretary of the HHS, to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented, although the IRA may be subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry In addition, in response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Center for Medicare and Medicaid Innovation which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, regulations, and standards govern the collection, use, access to, confidentiality and security of health-related and other personal data and could apply now or in the future to our operations or the operations of our partners or third party service providers. In the United States, there are numerous federal and state laws, and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations that may apply and, in addition, certain foreign laws govern the privacy and security of personal data, including health-related data. Privacy and security laws, regulations, and other obligations are constantly evolving and may conflict with each other to complicate compliance.

Employees and Human Capital Resources

As of September 30, 2025, we had three full-time employees and three part-time employees. Two of our employees hold an M.D. degree and three hold a Ph.D. degree. Our team includes scientists, physicians, and professionals across regulatory, finance, and other important functions that are critical to our success. We believe that the success of our business will depend, in part, on our ability to attract and retain qualified personnel. None of our employees are represented by a labor union or are a party to a collective bargaining agreement and we believe that we have good relations with our employees. As of the date hereof, we have unresolved employment related liabilities for claims for unpaid wages to our executive officers in the total amount of approximately $            , together with related potential claims for violations of U.S. and state law. Upon the closing of this offering, we expect to pay such unpaid wages and to obtain related releases. There can be no guarantee that we will be able to pay such unpaid wages or obtain such releases.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating both our existing and new employees, advisors, and consultants. The principal purposes of our incentive plans are to attract, retain and reward personnel through the granting of compensation awards in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Our corporate headquarters and executive offices are provided to us by InveniAI under the InveniAI Shared Services Agreement and are located in Guilford, Connecticut, USA. We believe that our existing facilities are suitable and adequate to meet our current needs. Following this offering, we intend to add new facilities or expand existing facilities at an increased cost as we add employees. We believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be subject to litigation and claims arising in the ordinary course of business. We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe could have a material adverse effect on our business, operating results, cash flows or financial condition.

MANAGEMENT

Directors and Executive Officers

The following table identifies and sets forth certain biographical and other information regarding our executive officers and directors, including their ages as of September 30, 2025.

Name	Age	Position
Executive Officers:
Krishnan Nandabalan, Ph.D.	63	Chief Executive Officer and Chairman
Aman Kant	42	President
Michael J. Aiello	46	Executive Vice President and Chief Financial Officer
Non-Employee Directors:
Kerrie Brady, BPharm, M.S., M.B.A.	63	Director
Barbara Ryan	64	Director
Stephen (Steve) K. Doberstein, Ph.D.	66	Director
Demetrios Kydonieus, J.D., M.B.A.	55	Director
Jonathan Zalevsky, Ph.D.	51	Director

Executive Officers

Krishnan Nandabalan, Ph.D., has served as our Chief Executive Officer and Chairman of our board of directors since October 2025 and our Chief Executive Officer, President and Chairman since our formation in October 2021. He has served as the President, Chief Executive Officer and Director of InveniAI, our parent company, since 2017 and AlphaMeld Corporation, a wholly owned subsidiary of InveniAI since January 2024. Dr. Nandabalan also previously served as a member of the board of directors of BioXcel, LLC, a company he co-founded, from 2017 to September 2023. Dr. Nandabalan also previously served as BioXcel LLC’s President, Secretary and Director from 2005 to September 2023 and Chief Scientific Officer from 2004 to September 2023. Dr. Nandabalan holds a B.Sc. and M.Sc. in agricultural science from Tamil Nadu Agricultural University, India and a Ph.D. in biochemistry and molecular biology from the Indian Institute of Science, India.

Aman Kant has served as our President since November 2025 and prior to this as our Chief Operating Officer since December 2024 and as our Chief Business Officer since November 2021. He also served as the Chief Business Officer of InveniAI, our parent company, from April 2017 to October 2025 and AlphaMeld Corporation from January 2024 to October 2025. Mr. Kant holds a B. Tech in Biotechnology, from Jaypee University of Information Technology, India.

Michael J. Aiello has served as our Chief Financial Officer since November 2021 and since January 2026 as our Executive Vice President and Chief Financial Officer. He has also served as the Vice President, Finance of InveniAI from November 2020 to August 2025 and AlphaMeld Corporation from January 2024 to August 2025. Prior to that time, Mr. Aiello served as Vice President of Finance for BioXcel LLC from July 2020 to November 2020, the Chief Financial Officer of Precision X-Ray, Inc. from October 2018 to April 2020 and as an independent strategic financial consultant to privately held biotechnology and medical device start-up companies from October 2016 to September 2018. Mr. Aiello also serves as a strategic advisor and member of the Board of Directors of ENDOSURE, Inc. He holds a degree in Accounting from Quinnipiac University and is a Certified Public Accountant.

Non-Employee Directors

Kerrie Brady, BPharm, M.S., M.B.A., has served as a member of our board of directors since December 2021. Ms. Brady serves as Chairperson for Neurocentrx Pharma, Ltd., since December 2024 and as a Board Member for Asklepion Pharmaceuticals since November 2024. Prior to this, Ms. Brady served as the Chief Executive Officer and President, and as a member of the board of directors, at OcuTerra Therapeutics, Inc. from April 2021 to June 2024. Previously Ms. Brady co-founded Centrexion Therapeutics, Corp. in October 2013 and served as its Chief Business Officer and Executive Vice President of Strategy from 2013 to 2020. Ms. Brady holds a BPharm from the Victoria College of Pharmacy, Australia, an MBA (award of distinction) from the University of Melbourne, Australia, and an MSc in Biopharmaceuticals from the University of New South Wales, Australia. We believe Ms. Brady is qualified to serve on our Board due to her extensive experience in the life sciences industry.

Barbara Ryan has served as a member of our Board since December 2025. Ms. Ryan founded Barbara Ryan Advisors, a capital markets and communications firm, in 2012 following a more than 30-year career on Wall Street as a sell-side research analyst covering the U.S. pharmaceutical industry. Ms. Ryan has deep experience in equity and debt financings, M&A, valuation, SEC reporting, financial analysis and corporate strategy across a broad range of life sciences companies. Ms. Ryan worked on several of the industry’s largest M&A transactions, including Shire’s defense versus a hostile takeover attempt by Abbvie, Shire’s takeover of Baxalta, Allergan’s defense against Valeant and Perrigo’s defense versus Mylan. Ms. Ryan served as an executive team member and on the disclosure committee for Radius Health from January 2014 to December 2017. Previously, Ms. Ryan was a managing director at Deutsche Bank/Alex Brown and head of the company’s pharmaceutical research team for 19 years and began her research career covering the pharmaceutical industry at Bear Stearns in 1982. Ms. Ryan currently serves as a director on the board of MiNK Therapeutics, Inc. (Nasdaq: INKT), where she chairs the audit committee, INVO Bioscience, Inc, (Nasdaq: INVO), Invidior, PLC (LON:INDV) and The Red Door Community (formerly Gilda’s Club NYC), a non-profit organization. Ms. Ryan is the founder of Fabulous Pharma Females, a non-profit whose mission is to advance women in the biopharma industry, is a member of the editorial advisory board of Pharmaceutical Executive Magazine, a faculty member of the GLG Institute and a member of the Prix Galien executive advisory board. Ms. Ryan majored in Finance and Economics at the University of Massachusetts Amherst. We believe that Ms. Ryan is qualified to serve as a member of our Board because of her experience and knowledge of financial statements, mergers and acquisitions, and corporate governance, as well as other operational, financial and accounting matters gained through her past experience as an equity analyst and her roles as an executive officer and/or director of other public and private companies.

Stephen K. Doberstein, Ph.D., has served as a member of our Board of Directors since December 2024. Dr. Doberstein previously served as Chief Scientific Officer and Chief Research and Development Officer at Nektar Therapeutics from 2010 to 2020. Prior to Nektar, he held senior research leadership roles including Vice President of Research at XOMA, FivePrime Therapeutics, and Xencor. He also served on the Board of Directors of Dicerna Pharmaceuticals until its acquisition by Novo Nordisk and currently serves on the Boards of Forte Biosciences and Parmedics Inc. Dr. Doberstein holds a B.S.Ch.E. in Chemical Engineering from the University of Delaware and a Ph.D. in Molecular and Cell Biology and Biophysics from the Johns Hopkins University School of Medicine. He is a consultant to biotechnology companies ranging from start-ups and investment funds to established pharmaceutical companies. We believe Mr. Doberstein is qualified to serve on our Board due to his extensive experience consulting and serving on the board and in leadership roles of several pharmaceutical companies.

Demetrios Kydonieus, J.D., M.B.A., has served as a member of our board of directors since November 2021. He has also served as a director of InveniAI since October 2017 and of AlphaMeld Corporation since December 2024. Mr. Kydonieus has served as the President of R-PHARM U.S., LLC since June 2018, after having served as the President and Chief Business Officer from 2014 to June 2018. Mr. Kydonieus holds a B.B.A. in Finance from Western Connecticut State University, a J.D. from Quinnipiac University School of Law and an M.B.A. from Duke University’s Fuqua School of Business. We believe Mr. Kydonieus is qualified to serve on our Board due to his extensive experience in the pharmaceutical industry.

Jonathan Zalevsky, Ph.D., has served as a member of our board of directors since November 2021. He has also served as a director of InveniAI since 2017, of AlphaMeld Corporation since December 2024, and of ReAlta Life Sciences from November 2019 to December 2023. He has served as the Chief Research and Development Officer of Nektar Therapeutics since October 2019 and previously served as its Chief Scientific Officer from 2017 to 2019. Dr. Zalevsky holds a Ph.D. in biochemistry from the Tetrad Program at the University of California, San Francisco and dual B.S. degrees in biochemistry and molecular, cellular, and developmental biology from the University of Colorado at Boulder. We believe Dr. Zalevsky is qualified to serve on our Board due to his scientific background and experience serving as an officer and board member of other companies.

Officers

Salvatore Alesci, M.D., Ph.D., has served as our Chief Scientific Officer since January 2022, after transitioning from serving as Chief Scientific Officer of InveniAI, our parent company, from April 2021 to December 2021. Dr. Alesci also previously served as the Chief Scientist and Strategy Officer of the non-profit, Beyond Celiac from February 2020 to October 2023. Prior to that time, Dr. Alesci worked as a consultant from October 2019 and March 2020. Dr. Alesci held multiple senior leadership roles at Takeda Pharmaceutical Corp from 2015 to September 2019, as the last being Vice President, Head of R&D Global Patient and Scientific Affairs. From 1998 to 2006, Dr. Alesci completed his post-doctoral training at the National Institutes of Health (NIH), where he held a number of positions, the last being Staff Scientist at the Clinical Neuroendocrinology Branch of the National Institute of Mental Health (NIMH). Dr. Alesci holds an M.D. (cum laude) and a Ph.D. in Experimental Endocrine and Metabolic Sciences from University of Messina, School of Medicine (Italy), where he also completed a post-graduate internship in Clinical Endocrinology. He completed a Research Fellowship in Rheumatology, Immunology, and Allergy at Georgetown University from 2000 to 2001.

Shunichiro (Steve) Okada, M.D., has served as our Chief Medical Officer since January 2022. Prior to that time, Dr. Okada served as the Vice President and Head of Clinical Strategy T-CiRA Discovery at Takeda Pharmaceutical Corp. from 2015 to March 2021. Dr. Okada holds a B.A. from Johns Hopkins University and a M.D. from the University of Texas Southwestern Medical School. He is board certified in internal medicine and holds a subspecialty certification in cardiovascular disease.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of six members. Our directors were elected to, and currently serve on, the board pursuant to a voting agreement among us and substantially all of our stockholders and voting rights granted by our current amended and restated certificate of incorporation. The voting agreement will terminate upon the closing of this offering, after which there will be no further contractual obligations regarding the election of our directors.

In accordance with our amended and restated certificate of incorporation, which will be in effect in connection with the closing of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors will be divided among the three classes as follows:

•        the Class I directors will be Demetrios Kydonieus and Steve Doberstein, and their terms will expire at the first annual meeting to be held after the closing of this offering;

•        the Class II directors will be Kerrie Brady and Jonathan Zalevsky, and their terms will expire at the second annual meeting to be held after the closing of this offering; and

•        the Class III directors will be Krishnan Nandabalan and Barbara Ryan, and their terms will expire at the third annual meeting to be held after the closing of this offering.

Our amended and restated bylaws, which will become effective immediately prior to the closing of this offering, will provide that the authorized number of directors may be changed only by resolution approved by a majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control.

Director Independence

Applicable Nasdaq rules, or the Nasdaq Listing Rules, require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that all of our directors other than Dr. Nandabalan are “independent directors” as defined under applicable Nasdaq rules. In making such determination, our board of directors considered the current and prior relationships that each such director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

There are no family relationships among any of our directors or executive officers.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Following the completion of this offering, we intend for our audit committee to have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements.

Committees of the Board of Directors

Our board of directors has established an audit committee, compensation committee and a nominating and corporate governance committee, each of which operate pursuant to a committee charter. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Our board of directors intends to adopt a written charter for each committee described below, all of which will be available on our website after the closing of this offering.

Audit Committee

Upon the consummation of this offering, our audit committee will consist of Barbara Ryan, Kerrie Brady, and Stephen Doberstein. Subject to phase -in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our board of directors has affirmatively determined that each of the members of our audit committee meets the independence standards under Rule 10A-3 of the Exchange Act, and the applicable listing standards of Nasdaq. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. Our board of directors has also determined that Barbara Ryan qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In arriving at these determinations, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Our audit committee will be responsible for, among other things:

•        helping our board of directors oversee our corporate accounting and financial reporting processes;

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year- end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing our policies on risk assessment and risk management;

•        reviewing and approving related party transactions;

•        reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and critical accounting policies;

•        reviewing and monitoring compliance with the Code of Business Conduct and Ethics, or the Code of Conduct;

•        obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

We believe that the composition and functioning of our audit committee will comply with all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Upon the consummation of this offering, our compensation committee will consist of Demetrios Kydonieus and Jonathan Zalevsky, with Demetrios Kydonieus serving as chair of the compensation committee. Each of these individuals is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations, including the standards specific to members of a compensation committee.

Our compensation committee is responsible for, among other things:

•        establishing corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluating performance in light of these stated objectives;

•        reviewing and approving, or reviewing and recommending to the board of directors for approval, the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers;

•        reviewing and recommending to the board of directors for approval compensation arrangements for our directors;

•        overseeing administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and

•        reviewing our compensation policies and practices as they relate to risk management and risk-taking incentives.

We believe that the composition and functioning of our compensation committee will comply with all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Upon the consummation of this offering, our nominating and corporate governance committee will consist of Kerrie Brady and Barbara Ryan, with Kerrie Brady serving as chair of the nominating and corporate governance committee. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

Our nominating and governance committee is responsible for, among other things:

•        identifying, reviewing and evaluating candidates to serve as directors (consistent with any criteria provided by the board of directors);

•        reviewing and evaluating incumbent directors and the performance of the board of directors generally;

•        making recommendations to the board of directors regarding the membership of the committees of the board of directors; and

•        developing a set of corporate governance principles.

We believe that the composition and functioning of our nominating and corporate governance committee will comply with all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of our directors who serve as a member of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics and Code of Conduct

Effective upon the closing of this offering, we intend to adopt a Code of Conduct, applicable to all of our employees, executive officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions.

Following the closing of this offering, the full text of the Code of Conduct will be available on our website at www.inveatx.com. We intend to post on our website all disclosures that are required by law or the listing standards of the Nasdaq Stock Market concerning any amendments to, or waivers from, any provision of the Code of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation paid to our non-employee directors for the year ended December 31, 2025.

	Option
Name	Awards ($)(1)	Total ($)
Kerrie Brady, BPharm, M.S., M.B.A.(2)	60,900	60,900
Jonathan Zalevsky, Ph.D.(2)	101,500	101,500
Demetrios Kydonieus, J.D., M.B.A.(2)	50,750	50,750
Stephen K. Doberstein, Ph.D.(2)	50,750	50,750
Barbara Ryan(3)	—	—

____________

(1)      Amounts reflect the full grant date fair value of options granted for the year ended December 31, 2025, computed in accordance with Accounting Standard Codification (ASC) Topic 718, rather than the amounts paid to or realized by the named individual. See Note 6 to our audited financial statements included elsewhere in this prospectus for a discussion of the assumptions used in the calculation.

(2)      As of December 31, 2025, Ms. Brady held options to purchase an aggregate of 66,500 Mr. Kydonieus held options to purchase an aggregate of 64,000 shares of common stock, Dr. Zalevsky held options to purchase an aggregate of 116,500 shares of common stock, and Dr. Doberstein held options to purchase an aggregate of 37,500 shares of common stock. In addition, Ms. Brady, and Mr. Kydonieus each held 40,000 shares of restricted stock.

(3)      Ms. Ryan was appointed as a Director on December 23, 2025.

Director IPO Option Grants

Upon the consummation of this offering, we will grant options to purchase 15,000 shares of our common stock to each of our non-employee directors Ms. Brady, Dr. Zalevsky, Mr. Kydonieus, Dr. Doberstein, and Ms. Ryan, with an exercise price equal to the initial public offering price. These options will vest in 36 equal monthly installments such that each such option is fully vested on the third anniversary of the grant date, subject to the director’s continuous service with us at each vesting date.

Non-Employee Director Compensation Policy

Our board of directors intends to adopt a non-employee director compensation policy, or the Director Compensation Policy that will become effective upon the closing of this offering and will be applicable to all of our non-employee directors at such time.

Cash compensation.    Under the Director Compensation Policy, we will pay each of our non- employee directors cash retainers for service on our board of directors and committees of our board of directors as follows:

Annual Cash Retainer ($)
Annual retainer	40,000
Additional retainer for non-executive chair, if applicable	—
Additional retainer for audit committee chair	15,000
Additional retainer for audit committee non-chair member	7,500
Additional retainer for compensation committee chair	10,000
Additional retainer for compensation committee non-chair member	5,000
Additional retainer for nominating and corporate governance committee chair	8,000
Additional retainer for nominating and corporate governance committee non-chair member	4,000

Equity compensation.    In addition to cash compensation, each non-employee director will be eligible to receive options under our 2025 Plan. Any options granted under this Director Compensation Policy will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service. Vesting schedules for equity awards will be subject to the non-employee director’s continuous service on each applicable vesting date, provided that each option will vest in full immediately prior to a closing of a change in control of the company, as defined in the 2025 Plan.

Initial award.    Each new non-employee director elected or appointed to our board of directors after the effective date of the Director Compensation Policy will be granted an initial, one-time option to purchase             shares of our common stock, which will vest in equal monthly installments such that the option is fully vested on the third anniversary of the grant date.

Annual awards.    On the date of each annual meeting of stockholders of our company after the effective date of the Director Compensation Policy, each non-employee director that continues to serve on our board of directors will be granted an option to purchase            shares of our common stock, which will vest in full on the first anniversary of the grant date or as of the day immediately preceding the next Annual Meeting, as defined in the 2025 Plan, if sooner.

We will continue to reimburse all of our non-employee directors for their reasonable out of pocket expenses incurred in attending board of directors and committee meetings.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. We are an “emerging growth company,” within the meaning of the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

Our named executive officers for the fiscal year ended December 31, 2025, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

•        Krishnan Nandabalan, Ph.D., our Chairman and Chief Executive Officer;

•        Aman Kant, President; and

•        Michael J. Aiello, Executive Vice President and Chief Financial Officer.

Summary Compensation Table

The following table presents summary information regarding total compensation awarded to or earned by or paid to our named executive officers for the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Krishnan Nandabalan, Ph.D.	2025	200,000	(3)	$203,000	—	403,000
Chairman and Chief Executive Officer	2024	200,000	(4)	232,500	—	432,560
Aman Kant	2025	150,000	(3)	$355,250	18,396	523,646
President	2024	150,000	(3)	423,150	21,350	594,500
Michael J. Aiello	2025	150,000	(3)	$558,250	7,239	715,489
Executive Vice President and Chief Financial Officer	2024	150,000	(3)	488,250	120	638,370

____________

(1)      Represents the grant date fair value of options awarded during the year ended December 31, 2024, as computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 6 to our audited financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by each named executive officer from the options.

(2)      The amounts reported in this column represent Company-paid premiums for life and disability insurance and the portion of the cost of the Company sponsored health insurance plan.

(3)      The Company has not paid the full base salaries for Dr. Nandabalan, Mr. Kant and Mr. Aiello as of December 31, 2025 and 2024. Dr. Nandabalan voluntarily elected to waive payment of his 2025 base salary in an effort to conserve cash resources. As of December 31, 2025, the unpaid portions of the base salaries owed to both Mr. Kant and Mr. Aiello were $286,368. In connection with the new employment agreements that take effect upon the closing of this offering Mr. Kant and Mr. Aiello have agreed to waive the unpaid portions owed to them in connection with their prior employment agreements.

(4)      Dr. Nandabalan voluntarily elected to waive payment of his 2024 base salary in effort to conserve cash resources.

Narrative to Summary Compensation Table

Annual Base Salary

Each of our named executive officers receives a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Dr. Nandabalan voluntarily elected to waive payment of his 2025 base salary in an effort to conserve cash resources. Mr. Kant’s and Mr. Aiello’s respective annual base salaries were $200,000, $150,000 and $150,000 for each of the years ended December 31, 2025 and 2024. As of December 31, 2025, Mr. Kant and Mr. Aiello had each elected to a reduced salary, due to funding limitations and the need to preserve working capital. We have entered into new employment agreements with our executive officers that will take effect upon closing of this offering. As part of these agreements, our executive officers have agreed to waive any rights to cash compensation, except for any unpaid reimbursable expenses under their previous employment agreement.

Non-Equity Incentive Compensation

With respect to each of the years ended December 31, 2025 and 2024, each of our named executive officers was eligible to receive annual incentive compensation based on the achievement of corporate and individual performance objectives. The corporate performance objectives included certain development goals and milestones. The 2025 and 2024 target bonus amounts, expressed as a percentage of annual base salary, for our named executive officers was 30% for each of Mr. Kant and Mr. Aiello and 40% for Dr. Nandabalan. The amounts of any annual incentives earned are determined after the end of the year, based on the achievement of the designated corporate and individual performance objectives, and may be paid in cash or equity. For each of the periods presented, no cash bonuses were paid out to the named executive officers for the year ended December 31, 2024 and 2025 to preserve working capital.

Equity-Based Incentive Awards

Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. To date, we have only used stock option grants for this purpose because we believe they are an effective means by which to align the long-term interests of our executive officers with those of our stockholders. The use of stock options also can provide tax and other advantages to our executive officers relative to other forms of equity compensation. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees.

We award stock options broadly to our employees, including to our non-executive employees. Grants to our executives and other employees are made at the discretion of our board of directors and are not made at any specific time period during a year.

Prior to this offering, all of the stock options we have granted were made pursuant to our 2021 Plan. Following this offering, we will grant equity incentive awards under the terms of our 2025 Plan. Upon the consummation of this offering, we will grant options to purchase a total of 419,800 shares of our common stock, of which 135,000 shares will be granted to our executive officers, 60,000 shares granted to our non-employee directors, and the remaining to our employees and consultants with an exercise price equal to the initial public offering price. Dr. Nandabalan, Mr. Kant, and Mr. Aiello shall be granted 63,000, 36,000, and 36,000, respectively, upon consummation of this offering. The options shall vest whereby, 25% of the shares will vest on the one-year anniversary from the date of grant and the remaining shall vest each month thereafter such that each such option is fully vested on the fourth anniversary of the grant date, subject to the officer’s continuous services with us act each vesting date. For our non-employee directors, these options will vest in 36 equal monthly installments such that each such option is fully vested on the third anniversary of the grant date, subject to the officer’s or director’s continuous service with us at each vesting date. The terms of our equity plans are described under the section titled “Executive Compensation — Equity Incentive Plans” below.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each of our named executive officers as of December 31, 2025.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Krishnan Nandabalan	03/24/2025(2)	16,667	33,334	$4.06	3/24/2035	—	—
Chairman and Chief Executive Officer	03/25/2024(4)	62,500	—	$3.72	3/25/2034	—	—
	11/16/2022(5)	35,234	6,016	$3.08	11/16/2032	—	—
Aman Kant	03/24/2025(2)	29,167	58,334	$4.06	03/24/2035	—	—
President	08/2/2024(3)	63,750	—	$3.72	08/2/2034	—	—
	03/25/2024(4)	50,000	—	$3.72	03/25/2034	—	—
	11/16/2022(5)	10,848	1,853	$3.08	11/16/2032	—	—
	12/1/2021(6)	125,000	—	$0.28	12/1/2031	—	—
Michael J. Aiello	3/24/2025(2)	45,833	91,667	$4.06	03/24/2035	—	—
EVP and Chief Financial Officer	8/2/2024(3)	63,750	—	$3.72	08/2/2034	—	—
	3/25/2024(4)	67,500	—	$3.72	03/25/2034	—	—
	11/16/2022(5)	35,704	6,096	$3.08	11/16/2032	—	—
	12/1/2021(6)	50,000	—	$0.28	12/1/2031	—	—

____________

(1)      All outstanding equity awards were granted under the 2021 Plan.

(2)      25% of the shares vested and became exercisable on September 24, 2025. The remaining shares underlying the grant vest in equal monthly installments over a thirty-six-month period, such that the option will be vested and fully exercisable on March 24, 2028, generally subject to the named executive officer’s continuous service through the applicable vesting date.

(3)      100% of the shares vested and became exercisable on August 2, 2024.

(4)      75% of the shares vested and became exercisable on March 25, 2024. The remaining shares underlying the grant vest in equal monthly installments over a twelve month period, such that the option will be vested and fully exercisable on March 25, 2025, generally subject to the named executive officer’s continuous service through the applicable vesting date.

(5)      25% of the shares will vest and become exercisable on November 16, 2023. The remaining shares underlying the grant vest in equal monthly installments, such that the option will be vested and fully exercisable on November 16, 2026, generally subject to the named executive officer’s continuous service through the applicable vesting date.

(6)      25% of the shares vested and became exercisable on September 24, 2025. The remaining shares underlying the grant vest in equal monthly installments over a thirty-six-month period, such that the option will be vested and fully exercisable on March 24, 2028, generally subject to the named executive officer’s continuous service through the applicable vesting date.

Employment Agreements

In connection with this offering, we have entered into new executive employment agreements with our named executive officers, which will be effective upon the effective date of the registration statement of which this prospectus is a part. The arrangements generally will provide for at-will employment without any specific term and will set forth the named executive officer’s initial base salary, bonus potential, eligibility for employee benefits and severance benefits upon a qualifying termination of employment.

Dr. Krishnan Nandabalan, Ph.D.

Under the terms of Dr. Nandabalan’s Amended & Restated Employment Agreement, or the CEO A&R Employment Agreement, his annual base salary will be $425,000 and the annual target for his annual performance bonus, or the Annual Bonus, will be 50% of his then-current base salary, or the CEO Target Amount. Under the CEO A&R Employment Agreement, Dr. Nandabalan’s eligibility for the Annual Bonus will be based upon our board of director’s assessment of Dr. Nandabalan’s and our attainment of individual and corporate performance goals as determined by our board of directors, in its sole discretion.

Pursuant to the terms of the CEO A&R Employment Agreement, if Dr. Nandabalan’s employment is terminated by us without Cause (as defined in the CEO A&R Employment Agreement) or by Dr. Nandabalan for Good Reason (as defined in the CEO A&R Employment Agreement), then Dr. Nandabalan would be eligible to receive the following severance benefits, less applicable tax withholding, or the Non-CIC Severance Benefits:

•        pay in a lump sum, in an amount equal to nine months of his current base salary plus all accrued obligations, such as any accrued but unpaid base salary and any unreimbursed business expenses through the date of termination;

•        for a period of nine months, payment or reimbursement of continued health coverage for Dr. Nandabalan and his dependents under COBRA; and

•        the vesting and exercisability of equity awards granted to Dr. Nandabalan in connection with the IPO shall be allowed to continue to vest in accordance with the terms of the option agreement.

Further, under the CEO A&R Employment Agreement, if Dr. Nandabalan’s employment is terminated by us without Cause or if Dr. Nandabalan resigns for Good Reason, in either case within three months prior to or 12 months following the effective date of a Change in Control (as defined in the CEO A&R Employment Agreement), then Dr. Nandabalan would be eligible to receive the following severance benefits, less applicable tax withholding, or the CIC Severance Benefits, in lieu of the Non-CIC Severance Benefits:

•        pay in a lump sum, in an amount equal to 12 months of his current base salary plus all accrued obligations, such as any accrued but unpaid base salary and any unreimbursed business expenses through the date of termination;

•        for a period of 12 months, payment or reimbursement of continued health coverage for Dr. Nandabalan and his dependents under COBRA;

•        a lump sum cash payment of 1.0 times the CEO Target Amount for the year in which the termination occurs;

•        the vesting and exercisability of all outstanding equity awards held by Dr. Nandabalan immediately prior to the termination date (if any) will be accelerated in full; and

•        payment of any Accrued Obligations.

As a condition to receiving the foregoing Non-CIC Severance Benefits, Dr. Nandabalan will be required to sign and not revoke a general reciprocal release contained in a separation agreement in the form presented by the Company, return all Company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with the Company, or the Severance Conditions.

Mr. Michael J. Aiello

Mr. Aiello’s Amended & Restated Employment Agreement, or the CFO A&R Employment Agreement, will be substantially similar to the CEO A&R Employment Agreement, except that:

•        Mr. Aiello’s base salary will be $395,000;

•        Mr. Aiello’s target for his annual bonus will be 40% of his then-current base salary, or the CFO Target Amount. Mr. Aiello is also eligible for an additional $75,000 bonus to be paid in 2026;

•        If Mr. Aiello’s employment is terminated by us without Cause or by Mr. Aiello for Good Reason then, subject to the Severance Conditions, it is anticipated that Mr. Aiello would be eligible to receive the same Non-CIC Severance Benefits as Dr. Nandabalan, except that Mr. Aiello would receive payment of his then-current base salary and payment or reimbursement of continued health coverage, each for nine months; and

•        If Mr. Aiello is terminated by us without Cause or if Mr. Aiello resigns for Good Reason, in either case within three months prior to or 12 months following the effective date of a Change in Control, Mr. Aiello would be eligible to receive the same CIC Severance Benefits as Dr. Nandabalan, subject to the Severance Conditions, except that Mr. Aiello will receive payment of his then-current base salary for and payment or reimbursement of continued health coverage each 12 months.

Mr. Aman Kant

Mr. Kant’s Amended & Restated Employment Agreement, or the President A&R Employment Agreement, will be substantially similar to the CEO A&R Employment Agreement, except that:

•        Mr. Kant’s base salary will be $400,000;

•        Mr. Kant’s target for his annual bonus will be 40% of his then-current base salary, or the CFO Target Amount. Mr. Kant is also eligible for an additional $75,000 bonus to be paid in 2026;

•        If Mr. Kant’s employment is terminated by us without Cause or by Mr. Kant for Good Reason then, subject to the Severance Conditions, it is anticipated that Mr. Kant would be eligible to receive the same Non-CIC Severance Benefits as Dr. Nandabalan, except that Mr. Kant would receive payment of his then-current base salary and payment or reimbursement of continued health coverage, each for nine months; and

•        If Mr. Kant is terminated by us without Cause or if Mr. Kant resigns for Good Reason, in either case within three months prior to or 12 months following the effective date of a Change in Control, Mr. Kant would be eligible to receive the same CIC Severance Benefits as Dr. Nandabalan, subject to the Severance Conditions, except that Mr. Kant will receive payment of his then-current base salary for and payment or reimbursement of continued health coverage each 12 months.

Employment Agreements with Officers

Dr. Shunichiro (Steve) Okada and Dr. Salvatore Alesci Amended & Restated Employment Agreement will be substantially similar to the CFO A&R Employment Agreement, including base salary and annual bonus amounts. Dr. Okada and Dr. Alesci will also be eligible for a $50,000 bonus to be paid in 2026.

Equity Incentive Plans

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. The principal features of our equity plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

2025 Equity Incentive Plan

Our board of directors has adopted an equity incentive plan, herein referred to as the 2025 Plan, which will become effective on the date of the underwriting agreement related to this offering, provided the 2025 Plan is approved by the Company’s stockholders prior to the date of this offering. Our 2025 Plan will come into existence upon its adoption by our board of directors and stockholders, but no grants will be made under our 2025 Plan prior to its effectiveness. Once our 2025 Plan becomes effective, no further grants will be made under our 2021 Plan.

Types of Awards.    Our 2025 Plan provides for the grant of incentive stock options, or ISOs, non-statutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other awards, or collectively, awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates.

Authorized Shares.    The maximum number of shares of common stock that may be issued under our 2025 Plan is 3,099,125 shares, which is the sum of: (i) 900,000 new shares, plus (ii) the number of shares that remain available for issuance under the 2021 Plan as of immediately prior to the effective date of the 2025 Plan plus (iii) up to 2,157,625 shares to the extent outstanding stock options under our 2021 Plan either expire without exercise or are cancelled or terminated. The number of shares of common stock reserved for issuance under our 2025 Plan will automatically increase on January 1 of each year, beginning on January 1, 2027, and continuing through and including January 1, 2037, by 5% of the aggregate number of shares of common stock of all classes issued and outstanding on

December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors prior to the applicable January 1. The maximum number of shares that may be issued upon the exercise of ISOs under our 2025 Plan is 9,292,375 shares.

Shares issued under our 2025 Plan will be authorized but unissued or reacquired shares of common stock. Shares subject to awards granted under our 2025 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2025 Plan. Additionally, shares issued pursuant to awards under our 2025 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations to an award, will become available for future grant under our 2025 Plan.

Plan Administration.    Our board of directors, or a duly authorized committee of our board, administers our 2025 Plan and is referred to as the “administrator” herein. Our board of directors has delegated concurrent authority to administer our 2025 Plan to the compensation committee under the terms of the compensation committee’s charter. The administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified awards, and (2) determine the number of shares subject to such awards.

The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of common stock in certain circumstances, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2025 Plan.

In addition, subject to the terms of the 2025 Plan, the administrator has the power to modify outstanding awards under our 2025 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

Stock Options.    ISOs and NSOs will be granted pursuant to stock option agreements adopted by the administrator. The administrator will determine the exercise price for a stock option, within the terms and conditions of the 2025 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2025 Plan vest at the rate specified in the stock option agreement as determined by the administrator.

The administrator determines the term of stock options granted under the 2025 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an option holder’s service relationship with us or any of our affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of common stock previously owned by the option holder, (4) a net exercise of the option if it is an NSO and (5) other legal consideration approved by the administrator.

Options may not be transferred to third-party financial institutions for value. Unless the administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates or any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation right grant agreements adopted by the administrator. The administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2025 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.

The administrator determines the term of stock appreciation rights granted under the 2025 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    Our 2025 Plan permits the grant of performance-based stock and cash awards. The compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.

The performance goals may be based on any measure of performance selected by the board of directors. The compensation committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise

(i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the compensation committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other Awards.    The administrator may grant other awards based in whole or in part by reference to common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2025 Plan; (2) the class and maximum number of shares by which the share reserve may increase automatically each year; (3) the class and maximum number of shares that may be issued upon the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

Corporate Transactions.    The following applies to stock awards under the 2025 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the administrator at the time of grant. Under the 2025 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

In the event of a corporate transaction, any stock awards outstanding under the 2025 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction. In addition, the plan administrator may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction if not previously exercised will receive a payment, if any, equal to the excess of the value of the property the participant would have received upon exercise of the stock award over the exercise price otherwise payable in connection with the stock award.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in an applicable award agreement or other written agreement, but in the absence of such provision, no such acceleration will occur.

Transferability.    A participant may not transfer awards under our 2025 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2025 Plan.

Plan Amendment or Termination.    Our board has the authority to amend, suspend or terminate our 2025 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board adopted our 2025 Plan. No awards may be granted under our 2025 Plan while it is suspended or after it is terminated.

2021 Equity Incentive Plan

Our 2021 Equity Incentive Plan, or the 2021 Plan, was initially adopted by our board of directors and approved by our stockholders in November 2021.

Share Reserve.    As of September 30, 2025, we had 2,595,000 shares of our common stock reserved for issuance pursuant to grants under our 2021 Plan, of which 26,500 remained available for grant. As of September 30, 2025, 395,875 options to purchase shares of common stock had been exercised and options to purchase 2,172,625 shares remained outstanding, with a weighted-average exercise price of $2.78 per share. As of September 30, 2025, 24,374 shares remain subject to repurchase. No other types of awards have been granted under the 2021 Plan.

Administration.    Our board of directors, or a committee thereof appointed by our board of directors administers the 2021 Plan and is referred to as the “plan administrator” herein. Subject to the terms of the 2021 Plan, the plan administrator has the authority to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to or the cash value of an award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and construe and interpret the terms of our 2021 Plan and awards granted thereunder.

Eligibility.    The 2021 Plan provides for the grant of both ISOs and NSOs, as well as for the issuance of Restricted Stock Units, or RSUs, Stock Appreciation Rights, or SARs, Restricted Stock and Other Stock Awards (as defined in the 2021 Plan). We may grant ISOs only to our employees and to any of the employees of our parent or subsidiary corporations. We may grant NSOs, RSUs, SARs, Restricted Stock and Other Stock Awards to employees, officers, directors, advisors, and consultants of ours and to any of our parent or subsidiary corporation’s employees or consultants. Only stock options have been granted under the 2021 Plan. We refer to employees, officers, directors, advisors, or consultants who receive an award under our 2021 Plan as participants.

Stock Options.    The plan administrator will determine the exercise price for stock options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable within the terms and conditions of our 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. In addition, the exercise price of any ISO granted to a participant who owns more than 10% of the total combined voting power of all classes of our capital stock, directly or by attribution, must be at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum permitted term of options granted under our 2021 Plan is ten years from the date of grant, except that the maximum permitted term of ISOs granted to a participant who owns more than 10% of the total combined voting power of all classes of our capital stock, directly or by attribution, is five years from the date of grant.

Restricted Stock and RSUs.    The 2021 Plan provides for the grant of Restricted Stock and RSUs, with terms as generally determined by the plan administrator (in accordance with the 2021 Plan) and to be set forth in an award agreement. Restricted Stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a Restricted Stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a Restricted Stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, Restricted Stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason. RSUs represent the right to receive shares of our common stock at a specified date in the future and may be subject to vesting based on service or achievement of performance conditions as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason. RSU awards may be granted in consideration for any form of legal consideration or for no consideration. Payment of earned RSUs will be made as soon as practicable on a date determined at the time of grant, and may be settled in cash, shares of our common stock or a combination of both as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Rights under an RSU award may be transferred only upon such terms and conditions as set by the plan administrator.

Stock Appreciation Rights.    The 2021 Plan provides for the grant of SARs at a stated exercise price, which generally will not be less than 100% of the fair market value of our common stock on the date of grant. SARs may either be settled in cash or shares of our common stock or a combination thereof or in any other form of consideration, as determined by the plan administrator and specified in the SAR agreement. The plan administrator will determine the vesting schedule applicable to each SAR. The maximum permitted term of SARs granted under the 2021 Plan is ten years from the date of grant.

Other Stock Awards.    Our plan administrator may grant other awards based in whole or in part by reference to our common stock. Subject to the provisions of the 2021 Plan, the plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Limited Transferability.    Unless the plan administrator provides otherwise, options granted under the 2021 Plan are generally not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death. Rights to acquire shares of common stock under any restricted stock award may only be transferred as set forth in the applicable restricted stock award agreement.

Capitalization Adjustments.    In the event there is a specified type of change in our capital structure, such as any merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, stock split, reverse stock split, liquidating dividend, exchange of shares, change in corporate structure or any other such equity restructuring transaction, appropriate adjustments will be made to our board of directors will make final, binding and conclusive adjustments to (i) the classes and maximum number of shares subject to the 2021 Plan, (ii) the classes and maximum number of shares that may be issued upon the exercise of incentive stock options, and (iii) the classes, number of shares and price per share of stock subject to outstanding stock awards.

Dissolution and Liquidation.    In the event of a dissolution or liquidation, except as otherwise provided in the stock award agreement, all outstanding stock awards not subject to a forfeiture condition or our right of repurchase will terminate immediately prior to such dissolution or liquidation. Shares subject to a forfeiture condition or our right of repurchase may be repurchased or reacquired by us. Our board of directors, in its sole discretion, may cause all or some of the outstanding stock awards to fully vest and no longer be subject to any forfeiture condition or our right of repurchase prior to, and contingent upon, any dissolution or liquidation.

Corporate Transaction.    In the event of a corporate transaction (as defined in the 2021 Plan and as described below), our plan administrator generally may take one or more of the following actions with respect to outstanding awards, contingent upon the closing or completion of the corporate transaction:

•        arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•        arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•        accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised at or prior to the effective time of the transaction;

•        arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us;

•        cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, in the sole discretion of the board of directors, or for no consideration;

•        make a payment, in a form as determined by the board of directors, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award immediately prior to the effective time of such corporate transaction over (2) the exercise price or strike price otherwise payable in connection with the stock award;

Our board of directors is not obligated to treat all awards in the same manner.

Under the 2021 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

Awards granted under our 2021 Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the 2021 Plan and as described below) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Under our 2021 Plan, a “change in control” is generally defined as: (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a consummated merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; or (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction.

Plan Amendment and Termination.    Our board of directors may amend, suspend, or terminate the 2021 Plan or any portion thereof at any time; provided that such action does not materially impair the existing economic rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of our stockholders. Unless terminated sooner, the 2021 Plan will automatically terminate on the tenth anniversary of its effective date. No awards may be granted under our 2021 Plan while it is suspended or after it is terminated.

2025 Employee Stock Purchase Plan

Our board of directors adopted our 2025 Employee Stock Purchase Plan, as amended, or the ESPP, on December 12, 2025, which will become effective on the date of the underwriting agreement related to this offering, provided the ESPP is approved by the Company’s stockholders prior to the date of this offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component permits the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.

Share Reserve.    Following this offering, the ESPP authorizes the issuance of shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The maximum aggregate number of shares of common stock that may be issued under our ESPP is 100,000 shares. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2027 through January 1, 2037, by the lesser of (1) 1.0% of the total number of shares of our capital stock outstanding on the last day of the fiscal year before the date of the automatic increase, (2) 200,000 shares and (3) such smaller number of shares of common stock as our board of directors may designate prior to the applicable January 1st (subject to adjustment as provided in the ESPP). As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration.    Our board of directors administers the ESPP and may delegate its authority to administer the ESPP to a committee or committees of the board of directors. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to the percentage of earnings or maximum dollar amount specified by our board of directors for the purchase of our common stock under the ESPP, but in either case not exceeding 15% of such employee’s earnings (as defined by our board of directors in each offering). The common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights, and (4) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions.    In the event of certain significant corporate transactions, including the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) the sale or other disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days before such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendment or Termination.    Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Limitations on Liability and Indemnification Matters

Upon the closing of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors or officers for monetary damages for breach of fiduciary duty to the fullest extent permitted by Delaware law. Delaware law provides that directors or officers of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors or officers, except liability of:

•        a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

•        a director or officer for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;

•        a director or officer for any transaction from which the director or officer derived an improper personal benefit; or

•        an officer in any action by or in the right of the corporation.

These limitations of liability do not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering will provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws that will be in effect upon the closing of this offering will provide that we are required to indemnify our directors and executive officers to the fullest permitted by Delaware law, and authorized to indemnify other officers to the same extent. Our amended and restated bylaws will also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer, and may advance expenses incurred by other officers, in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity to the fullest extent not prohibited by applicable law. Our amended and restated bylaws will also permit us to enter into individual contracts with any of our directors, officers, employees and other agents respecting indemnification and advances, to the fullest extent not prohibited by applicable law.

In connection with this offering, we have entered into indemnification agreements with each of our directors and executive officers. With certain exceptions, these agreements will provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We maintain directors’ and officers’ liability insurance and will obtain customary directors’ and officers’ liability insurance prior to the closing of this offering.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Plans

Our directors, officers and key employees may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they do not possess of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since our inception in October 2021 to which we have been a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, holders of more than 5% of our voting securities, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements, that are described under “Executive Compensation.”

Our Relationship with InveniAI

Our Directors and Officers

Krishnan Nandabalan, our Chief Executive Officer and Chairman of our board of directors, is President, CEO and a member of the board of InveniAI and AlphaMeld Corporation, a wholly owned subsidiary of InveniAI.  AlphaMeld Corporation was formed on January 24, 2024 and, in connection with its formation, InveniAI contributed the AlphaMeld Platform. Dr. Nandabalan is also a significant shareholder of BioXcel LLC, InveniAI’s parent company. Vimal Mehta, a former member of our board of directors until September 2023, is an officer and member of the board of BioXcel LLC and an officer, greater than 5% stockholder and board member of BioXcel Holding Inc.

Contribution Agreement with InveniAI

In November 2021, we entered into the Contribution Agreement with InveniAI, pursuant to which InveniAI agreed to contribute to us, and we agreed to acquire from InveniAI, all of InveniAI’s rights, title and interest in and to, and all of the assets and liabilities associated with, INVA8001, INVA8002 (currently deprioritized) and INVA8003. As consideration, we granted InveniAI 8,000,000 shares of our Series A Preferred Stock and agreed to make payments of up to $25.0 million for each of INVA8001and INVA8003 upon the achievement of specific clinical and regulatory milestones. On December 31, 2024, we entered into an amendment to the Contribution Agreement, which eliminated the requirement for the Company to pay $2.5 million in connection with the closing of its initial public offering.

Shared Services Agreement with InveniAI

On November 24, 2021, we entered into the InveniAI Shared Services Agreement with InveniAI, which we amended on January 1, 2023, January 1, 2024, and December 29, 2025. Pursuant to the InveniAI Shared Services Agreement, we established a separation plan with InveniAI, in accordance with which InveniAI provided us with office space and equipment, financing and certain services while we transitioned to an independent company. Under the InveniAI Shared Services Agreement, InveniAI agreed to allow us to use their office space and certain equipment within their office space for a monthly fee of $5,700 and to provide administrative and finance support for a fee of approximately $11,000 per month. In addition, InveniAI agreed to provide us certain other services including general and administrative, IP prosecution, leadership and AI expertise and certain research and development expertise services billed to us as services are rendered to us as set forth in the InveniAI Shared Services Agreement. InveniAI also agreed to provide us financing in the form of a line of credit up to $9.0 million, which was amended on November 1, 2025 to increase the maximum amount available for us to borrow to $9.5 million, as discussed below under “— Line of Credit with InveniAI.” The InveniAI Shared Services Agreement was extended and now terminates on December 31, 2026 and may be extended for additional one year periods upon mutual written agreement of us and InveniAI.

In addition, the InveniAI Shared Services Agreement requires that prior to November 24, 2031, we engage InveniAI as our sole provider to perform product identification and related services (including through the use of the AlphaMeld Platform) with respect to third party programs under collaboration in the specified fields. Further, pursuant to the terms of the InveniAI Shared Services Agreement, Dr. Nandabalan has agreed to recuse himself with respect to voting on any matter coming before either InveniAI’s board of directors or our board of directors related to our relationship with InveniAI, although he will still be permitted to participate in discussions and negotiations.

For the nine months ended September 30, 2025, we have incurred approximately $0.2 million of expenses under the InveniAI Shared Services Agreement, all of which has been permitted to be added to the outstanding principal under the InveniAI Line of Credit.

Licensing Agreement with InveniAI

On October 1, 2023, we entered into the AlphaMeld License, which was amended effective January 1, 2024 and further amended effective September 1, 2025. Under this agreement, we have non-exclusive rights to access and use InveniAI’s AlphaMeld Platform for our internal business purposes in the field of immune-mediated inflammatory diseases for a period of three years from January 1, 2024, unless earlier terminated in accordance with its terms, and with automatic renewals for additional one-year periods, unless terminated by either party with prior written notice. The September 1, 2025 amendment reduced the annual subscription fee to $50,000 per subscription term effective January 1, 2024, payable following the successful completion of our initial public offering, at which time we will remit the total accrued fees of $0.15 million as of September 30, 2025, in accordance with mutually agreed payment timing. The AlphaMeld License, as amended, clarifies intellectual property ownership whereby we retain all rights to any inventions, data, know-how, or other intellectual property generated by us through use of the AlphaMeld Platform by our scientists, and AlphaMeld Corporation, a wholly owned subsidiary of InveniAI, will execute assignments to effect the transfer of such rights to us upon request without additional consideration. In addition, the September 1, 2025 amendment assigns all obligations of InveniAI under the agreement to AlphaMeld Corporation, a wholly owned subsidiary of InveniAI. AlphaMeld Corporation owns all intellectual property rights and assets necessary for the operation and commercialization of the AlphaMeld Platform. AlphaMeld Corporation consented to such assignment and agreed to assume all obligations of InveniAI under the agreement. The AlphaMeld License gives us the right to access and use the AlphaMeld Platform to monitor our target association network in order to identify future product candidates. See “Certain Relationships and Related Person Transactions — Shared Services Agreement with InveniAI” and “Business — Licensing and Collaboration Agreements — InveniAI, LLC –– Use of Proceeds.”

Non-Compete Agreement with Affiliated Entities

On September 19, 2023, we entered into the Non-Compete Agreement with InveniAI, Dr. Krishnan Nandabalan, BioXcel LLC, BioXcel Holdings, Inc. and BioXcel Therapeutics, pursuant to which we, Dr. Nandabalan and InveniAI each agreed not to compete with BioXcel Therapeutics in the fields of neuroscience and immuno-oncology, subject to specified exceptions, which restricts us for a period of five years from the September 19, 2023. The Non-Compete Agreement also restricts us from soliciting employees of BioXcel Therapeutics and its controlled affiliates, excluding certain existing employees, for a period of two years from the effective date of the agreement. BioXcel Therapeutics is a Nasdaq listed company in which BioXcel LLC has a significant ownership interest. BioXcel LLC is also a significant shareholder in the Company, through our parent company InveniAI. Some of the shareholders of Invea are also shareholders of BioXcel Therapeutics. Invea and BioXcel Therapeutics were both “spin-outs” of BioXcel LLC and share certain common history, and from time to time certain employees and our founders have served various roles at both companies. At the time of this offering, Invea and BioXcel Therapeutics have separate and distinct management and board of directors, are pursuing different indications with different product candidates and are not direct competitors.

Line of Credit with InveniAI

On November 24, 2021, we entered into the InveniAI Line of Credit, which was amended on April 14, 2023, October 12, 2023, October 20, 2023, January 8, 2024, July 1, 2024, and July 30, 2024. Pursuant to the InveniAI Line of Credit, InveniAI agreed to provide us with a line of credit of up to $9.0  million. The line of credit was amended on November 1, 2025 to increase the maximum amount available for us to borrow to $9.5 million. Interest on the InveniAI Line of Credit accrues at a rate per annum equal to the applicable federal rate for short-term loans as of the date thereof. Pursuant to the InveniAI Line of Credit, $1.8 million of the principal is due and payable on the earlier of (i) December 31, 2026 or (ii) the completion of an initial public offering by the Company resulting in aggregate gross proceeds of at least $20.0 million. The remaining principal and interest balance of approximately $8.2 million outstanding as of November 1, 2025, together with any additional advances or borrowings made under the line of credit thereafter, shall be allowed to automatically convert into shares of our common stock at a price per share equal to the price paid per share by investors in our next financing event, whether such event is an initial public offering or a private financing, unless earlier repaid.

As of September 30, 2025, the balance of the InveniAI Line of Credit was $10.0 million inclusive of principal and interest. We intend to use a portion of the net proceeds of this offering to repay $1.8  million of the amounts outstanding under the InveniAI Line of Credit. See “Use of Proceeds.”

Securities Purchase Agreement

On June 11, 2024, InveniAI entered into the Loan Agreement with Ascent Partners, an unaffiliated third party lender. As part of the Loan Agreement, InveniAI pledged all of its outstanding shares of the Company to Ascent Partners and granted Ascent Partners the right to purchase shares of the Company owned by InveniAI through a call option, or the Call Option. The Call Option provides Ascent Partners the right, but not the obligation, at any time during the three years subsequent to June 11, 2024, to purchase the outstanding shares of the Company’s stock owned by InveniAI in an amount up to $3.1 million divided by the applicable price per share, with such price being at a thirty percent (30%) discount to the price determined as follows, or the Call Purchase Price:

•        In an initial public offering of the Company, the price per share will be the price at which common stock is sold in the initial public offering, or the price per unit if units are sold.

•        If an initial public offering of the Company has not occurred, the price will be the price per share in the most recent Qualified Private Placement (as defined in the Loan Agreement) where such placement raised a minimum of $5 million in gross proceeds.

•        If neither an initial public offering of the Company nor a Qualified Private Placement has occurred, the price will be determined by an independent third-party valuation firm, which will complete the valuation no later than 30 days after receipt of the Call Option Exercise Notice.

In lieu of issuing shares to Ascent Partners, InveniAI may elect to pay Ascent Partners the Call Purchase Price as specified in the Call Option Exercise Notice. Upon raising at least $0.25 million outside of an initial public offering, forty percent (40%) of the outstanding balance becomes subject to mandatory prepayment. The remaining balance is repayable monthly and may be paid in cash or in stock valued at the call price if the five-day VWAP is at least 130% of the initial public offering price, or otherwise at 90% of the lowest VWAP over the prior ten trading days.

Founder Common Stock Purchases

From November 2021 through February 2022, we issued and sold 1,000,000 shares of our common stock to our founders, as listed below, at a price of $0.28 per share. The table below sets forth the aggregate number of shares of our common stock issued to our related parties in this financing.

Name	Series A-1 Preferred Stock (#)	Aggregate Purchase Price ($)
Sunanda Family Trust(1)	300,000	84,000
Mehta Family Trust(2)	300,000	84,000
Aman Kant	125,000	35,000
Kubera, LLC(3)	125,000	35,000
Ankush Sethi(4)	125,000	35,000
Bearing Circle Capital LLC(5)	25,000	7,000

____________

(1)     Dr. Nandabalan is our Chief Executive Officer and Chairman of our board of directors. Dr. Nandabalan’s spouse and children are the beneficiaries of the Sunanda Family Trust.

(2)     Dr. Mehta served on our board of directors beginning in November 2021 and resigned in September 2023.

(3)     Kubera, LLC is a consulting firm providing strategic advisory service to Dr. Nandabalan.

(4)     Ankush Sethi serves as Chief Operating Officer, BioXcel, LLC, the parent company of InveniAI, LLC.

(5)     Dr. Laumas, a former member of our board of directors, is managing member of Bearing Circle Capital LLC.

Promissory Notes with Dr. Nandabalan

In February 2022, we entered into a promissory note with Dr. Nandabalan, our CEO and Chairman, pursuant to which Dr. Nandabalan provided us with a $500,000 line of credit. The line of credit accrued interest at 15% compounding annually and could be repaid at any time without penalty. A total of $200,000 was drawn under the line of credit. In March 2023, the line of credit was cancelled in return for a CEO SAFE being issued to Dr. Nandabalan as described below under “— Dr. Nandabalan SAFEs.”

On October 23, 2024, and October 29, 2024, respectively, the Company entered into the October 2024 Secured Notes with the CEO for a principal amount of approximately $0.19 million. The October 2024 Secured Notes accrue interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the October 2024 Secured Notes, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5%. On October 17, 2025, the October 2024 Secured Notes were amended such that the respective principal amount and all accrued and unpaid interest thereunder shall be due and payable on April 22, 2026 for the October 2024 Secured Note with a principal amount of $0.165 million and April 28, 2026 for the October 2024 Secured Note with a principal amount of $0.03 million. See “Use of Proceeds.”

Promissory Notes with the 2020 Nandabalan Trust

On September 20, 2023, we entered into the Secured Nandabalan Note with the Nandabalan 2020 Trust for a principal amount of $0.3 million. The Secured Nandabalan Note accrued interest at a rate of 15% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Dr. Nandabalan’s children are the beneficiaries of the Nandabalan 2020 Trust. Additionally, pursuant to the terms of the Secured Nandabalan Note, if any amount payable was not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount would bear interest at 20% per annum. The Secured Nandabalan Note was amended on September 19, 2024 and on October 28, 2025, and was to mature on March 31, 2026.

On January 31, 2025, the Company entered into the January 2025 Convertible Note with the Nandabalan Trust 2020 for a principal sum of $0.15 million at an interest rate of 12% per annum. The January 2025 Convertible Note had a mandatory automatic conversion feature upon the Company receiving aggregate proceeds of at least $20.0 million in an equity financing. The conversion price was to be determined pursuant to a contractual formula that would result in a price per share that would be lower than the price paid by new investors in such financing. If not converted, all principal and accrued interest would be paid by February 1, 2026.

On November 1, 2025, the Company entered into the Consolidated Note with the Nandabalan 2020 Trust, as holder, in the principal amount of approximately $0.6 million. The Consolidated Note amended, restated, and replaced (i) the Secured Nandabalan Note and (ii) the January 2025 Convertible Note. The Consolidated Note bears interest at 7.5% per annum, matures on December 31, 2026, and contains a mandatory conversion feature into shares of capital stock upon the occurrence of the Company receiving aggregate cash proceeds of at least $10.0 million in a financing event to third parties. The Consolidated Note is unsecured, and all liens granted under the prior notes were released in connection with the entry into the Consolidated Note. See “Use of Proceeds.”

On May 28, 2024, the Company entered into the 2024 Trust Note with the Nandabalan 2020 Trust for a principal amount of $0.35 million, which was amended on September 29, 2025. The 2024 Trust Note accrues interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the 2024 Trust Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5% per annum. The 2024 Trust Note matures on May 27, 2026. We intend to use a portion of the net proceeds of this offering to repay the 2024 Trust Note. See “Use of Proceeds.”

Dr. Nandabalan SAFEs

On March 22, 2023, we issued (i) to Dr. Nandabalan a SAFE with a principal balance of $704,767 in exchange for a cash investment of $500,000 and the cancellation of his outstanding line of credit, which had $200,000 in principal and $4,767 in interest outstanding at the time of cancellation, and (ii) to the Sunanda Family Trust a $500,000 SAFE in return for a $500,000 cash investment. Dr. Nandabalan’s spouse and children are the beneficiaries of the Sunanda Family Trust. Upon the earlier of an IPO or a transaction or series of transactions in connection with raising capital, the CEO SAFEs shall convert into either shares of common stock in the event of an IPO or contingently redeemable convertible preferred stock in the event of another capital raising transaction or series of transactions.

Investors’ Rights, Voting and Right of First Refusal and Co-Sale

In connection with our preferred stock financings, we entered into an amended and restated investors’ rights agreement, an amended and restated voting agreement and an amended and restated right of first refusal and co-sale agreement, containing registration rights, information rights, rights of first offer, voting rights and rights of first refusal, among other things, with certain holders of our capital stock, including InveniAI, Dr. Nandabalan, and the Sunanda Family Trust. Mr. Kant, Bearing Circle Capital LLC and the Mehta Family Trust are party to certain of these agreements in their capacity as stockholders.

The foregoing stockholder agreements will terminate upon the closing of this offering, except for the registration rights granted under our amended and restated investors’ rights agreement, as more fully described in the section titled “Description of Capital Stock — Registration Rights.”

Indemnification Agreements

Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering will contain provisions limiting the liability of directors, and our amended and restated bylaws will provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide our board of directors with discretion to indemnify our officers, employees and other agents when determined appropriate by the board.

In addition, in connection with this offering, we expect to enter into indemnification agreements with each of our directors and our executive officers prior to the closing of this offering. For more information regarding these agreements, see the section titled “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Related Person Transaction Policy

Prior to this offering, we did not have a formal policy regarding approval of transactions with related parties. In connection with this offering, we will adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions, which policy will become effective immediately upon the execution of the underwriting agreement for this offering. For purposes of our policy only, a related person transaction will be a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director will not be covered by this policy. A related person will be any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct that we expect to adopt prior to the closing of this offering, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including:

•        the risks, costs and benefits to us;

•        the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2025 by:

•        each of our named executive officers

•        each of our directors;

•        all of our current directors and named executive officers as a group; and

•        each stockholder known by us to own beneficially more than five percent of our common stock.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares of common stock as to which the individual or entity has sole or shared voting power or investment power. Unless otherwise indicated below, to our knowledge the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2025, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of common stock before this offering on 5,567,229 shares of common stock outstanding as of September 30, 2025, which includes 8,342,708 shares of preferred stock that will convert to an aggregate of 4,306,168 shares of common immediately upon the closing of this offering.

Percentage ownership of common stock after this offering assumes the sale of 3,200,000 shares of common stock in this offering and no exercise of the underwriters’ option to purchase additional shares of common stock from us, and no exercise of the Representative’s Warrants. Percentage ownership of common stock after this offering assumes 109,524 shares of our common stock will be issued upon conversion of an aggregate of $1.2 million of the CEO SAFEs issued by us to our Chief Executive Officer and an affiliate of our Chief Executive Officer in March 2023, 745,025 shares of our common stock will be issued upon the automatic conversion of approximately $8.2 million of convertible debt to InveniAI under the terms of the line of credit, 58,697 shares of our common stock will be issued upon the mandatory conversion of approximately $0.6 million in related party convertible debt instruments and 146,841 shares of our common stock will be issued upon the conversion of approximately $1.1 million of convertible debt instruments, which will occur upon the closing of this offering, assuming the initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. If any shares of our common stock are purchased by our existing principal stockholders, directors, officers or their affiliated entities, the number and percentage of shares of our common stock beneficially owned by them after this offering will differ from those set forth in the following table.

Unless otherwise indicated, the address of all listed stockholders is c/o Invea Therapeutics, Inc., 2614 Boston Post Road Suite 33B, Guilford CT 06437, USA.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before Offering	After Offering
Greater than 5% Stockholders:
InveniAI LLC(1)	4,377,686	65.1%	43.9%
Directors and Named Executive Officers:
Krishnan Nandabalan, Ph.D.(2)	5,104,741	73.7%	51.2%
Aman Kant(3)	395,679	6.8%	3.9%
Michael J. Aiello(4)	248,717	4.3%	2.4%
Kerrie Brady, BPharm, M.S., M.B.A.(5)	87,646	1.6%	*

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before Offering	After Offering
Stephen (Steve) K. Doberstein, Ph.D.(6)	19,531	*	*
Demetrios Kydonieus, J.D., M.B.A.(7)	87,021	1.5%	*
Jonathan Zalevsky, Ph.D.(8)	87,646	1.5%	*
Barbara Ryan(9)	—	*	*
All current directors and executive officers as a group (8 persons)(10)	6,030,979	91.8%	60.5%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Consists of 3,625,000 shares of common stock issuable upon conversion of Series A preferred stock and 752,686 shares of common stock upon the automatic conversion of approximately $8.2 million owed under the line of credit. Dr. Nandabalan, our Chief Executive Officer and Chairman of our board of directors, may be deemed to share voting and investment power and beneficial ownership of the shares held directly by InveniAI. InveniAI’s address is 2614 Boston Post Road Suite 33B Guilford, CT 06437.

(2)      Consists of (a) 150,000 shares of common stock, (b) 107,656 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2025, (c) 300,000 shares of common stock held by the Sunanda Family Trust and (d) 3,625,000 shares of common stock issuable upon conversion of Series A preferred stock held directly by InveniAI plus 752,686 shares of common stock issued to InveniAI upon the automatic conversion of approximately $8.2 million owed under the line of credit and an aggregate of 169,399 shares issued to Dr. Nandabalan, the Sunanda Family Trust and the Nandabalan Trust 2020 in connection with convertible debt instruments. Dr. Nandabalan’s spouse and children are the beneficiaries of the Sunanda Family Trust and Steve Burke is the Trustee, Dr. Nandabalan’s children are the beneficiaries of the Nandabalan Trust 2020 and Steve Burke is the Trustee, and Dr. Nandabalan is the chief executive officer of InveniAI. The address of all entities and individuals referenced in this footnote is 2614 Boston Post Road, Suite 33B, Guilford, CT 06437.

(3)      Consists of (a) 125,000 shares of common stock and (b) 270,679 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2025.

(4)      Consists of 248,717 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2025.

(5)      Consists of (a) 40,000 shares of common stock and (b) 47,646 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2025.

(6)      Consists of 19,531 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2025.

(7)      Consists of (a) 40,000 shares of common stock and (b) 47,021 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2025.

(8)      Consists of 87,646 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2025.

(9)      Ms. Ryan was appointed as a Director on December 23, 2025.

(10)    Consists of (a) 655,000 shares of common stock, (b) 828,894 shares of common stock issuable upon the exercise of options within 60 days of September 30, 2026, (c) 3,625,000 shares of common stock issuable upon conversion of Series A preferred stock, and (d) 922,085 of common stock issuable upon the conversion of convertible debt instruments to Krishnan Nandabalan, The Nandabalan Trust 2020, and the Sunanda Family Trust upon the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as each will be in effect following the completion of this offering, and certain provisions of Delaware law are summaries. You should also refer to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Upon completion of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

As of September 30, 2025, we had outstanding 1,395,875 shares of common stock, after giving effect to the one-for-two Reverse Stock Split we effected on December 29, 2025, held by 13 stockholders of record. As of September 30, 2025, after giving effect to the Reverse Stock Split and the conversion of all of our outstanding shares of preferred stock, including 7,250,000 shares of our Series A preferred stock and 1,092,707 shares of our Series A-1 preferred stock, into an aggregate of 4,306,168 shares of common stock, there would have been 5,567,229 shares of common stock issued and outstanding, held by 24 stockholders of record and 109,524 shares of our common stock issuable upon conversion of an aggregate of $1.2 million of the CEO SAFEs issued by us to our Chief Executive Officer and an affiliate of our Chief Executive Officer in March 2023, 745,025 shares of our common stock issuable upon the automatic conversion of approximately $8.2 million of convertible debt to InveniAI under the terms of the line of credit, 58,697 shares of our common stock issuable upon the mandatory conversion of approximately $0.6 million in related party convertible debt instruments and 146,841 shares of our common stock issuable upon the conversion of approximately $1.1 million of convertible debt instruments, which will occur upon the closing of this offering, assuming the initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive forum.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the right of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

As of September 30, 2025, there were 7,250,000 shares of our Series A preferred stock and 1,092,707 shares of our Series A-1 preferred stock outstanding. Prior to this offering, the Company’s issuance and sale of certain debt instruments triggered the anti-dilution protection provisions under the Company’s then in effect certificate of incorporation with respect to its Series A-1 Preferred Stock, which resulted in the shares of common stock issuable upon conversion of the outstanding Series A-1 preferred stock changing from 546,354 shares to 682,588 shares. The requisite holders of the Company’s Series A Preferred stock waived the effect of the antidilution provisions with respect to the Series A preferred stock. All currently outstanding shares of preferred stock therefore will be converted into an aggregate of 4,306,168 shares of common stock upon the closing of this offering.

Following the closing of this offering, our board of directors will have the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock.

We have no present plans to issue any shares of preferred stock following completion of this offering.

Options

As of September 30, 2025, options to purchase 2,171,625 shares of common stock were outstanding. For additional information regarding the terms of our 2021 Equity Incentive Plan pursuant to which such options were issued, see “Executive Compensation — 2021 Equity Incentive Plan.”

Warrants

As of September 30, 2025, warrants to purchase 111,585 shares of common stock at an exercise price of $9.62 per share were outstanding. These warrants will terminate on the fifth anniversary of the issuance date, or July 2, 2030. The exercise price is subject to adjustment in connection with certain transactions, including stock dividends, stock splits, and change of control transactions, and also include anti-dilution protective provisions. Subsequent to September 30, 2025, we also issued (i) warrants to purchase 12,500 shares of common stock at an exercise price of $9.62 per share, subject to adjustment in connection with certain transactions, including stock dividends, stock splits, and change of control transactions, which include anti-dilution protective provisions and expire on the fifth anniversary of the issuance date, or October 31, 2030, and (ii) warrants to purchase 38,031 shares of common stock, with an exercise price per share equal to 110% of the price per share in the Company’s initial public offering, or $12,10, assuming an initial public offering price of $11.00, which is the mid-point of the price range set forth on the cover page of this prospectus, subject to adjustment in connection with certain transactions, including stock dividends, stock splits, and change of control transactions, which also include anti-dilution protective provisions and expire on the fifth anniversary of the issuance date, or November 19, 2030.

Registration Rights

We, the holders of our existing preferred stock and certain holders of our existing common stock have entered into an investors’ rights agreement. The registration rights provisions of this agreement provide those holders with demand, piggyback and Form S-3 registration rights with respect to the shares of common stock either currently held by them, or in the case of the preferred stock, issuable to them upon the conversion into common shares in connection with our initial public offering. An aggregate of 4,306,168 shares of common stock will be entitled to these demand registration rights. These shares are collectively referred to herein as Registrable Securities.

Demand Registration Rights

At any time beginning 180 days after the closing date of this offering, holders of 50% of the Registrable Securities may request that we file a Form S-1 registration statement with respect to at least 40% of the Registrable Securities then outstanding covering the registration of Registrable Securities with an anticipated aggregate offering price, net of selling expenses, of at least $10.0 million. These demand registration rights are subject to specified conditions and limitations including the right of the underwriters to limit the number of shares included in any such registration under specified circumstances. Upon such request, we are required to affect the registration as soon as practicable, but in any event no later than 60 days after the receipt of such request.

Piggyback Registration Rights

If at any time after this offering we propose to register or are required to register any shares of our common stock for our account or for the account of other stockholders, the holders of Registrable Securities will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations including the right of the underwriters to limit the number of shares included in any such registration under specified circumstances. In all events, the shares to be registered by certain key holders of Registrable Securities will be reduced only after all other selling stockholders’ shares are reduced.

Registration on Form S-3

At any time after we become eligible to file a registration statement on Form S-3, the holders of at least 20% of the Registrable Securities will have the right to require that we register their shares on Form S-3. These Form S-3 registration rights are subject to other specified conditions and limitations, including the condition that the anticipated aggregate offering price, net of certain selling expenses, is at least $3.0 million. There will be no limit on the aggregate number of such Form S-3 registrations, provided that there is no more than two every twelve months and that no such registration statement is filed during the period from 60 days before the date we expect to file a Company-initiated registration statement with respect to our securities and until 180 days after such registration statement is effective.

Expenses and Indemnification

Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, and reasonable fees, and disbursements of one counsel for the selling securityholders, not to exceed $50,000. We are not required to pay registration expenses if a demand registration request is withdrawn at the request of a majority of holders of Registrable Securities to be registered, unless holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration.

The amended and restated investors’ rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the applicable registration statement attributable to us, and the selling stockholders are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them, subject to certain limitations.

Ascent Partners Registration Rights

In connection with the July 2025 Senior Note and the November 2025 Senior Note, we have also entered into registration rights agreements with Ascent Partners, or, collectively, the Ascent Registration Rights Agreements. 100,053 shares of common stock pursuant to the July 2025 Senior Note are entitled to registration rights pursuant to the Ascent Registration Rights Agreements. The Ascent Registration Rights Agreements provide Ascent Partners with customary registration rights, including demand registration rights and piggyback registration rights. The Ascent Registration Rights Agreements also require us to pay on a monthly basis partial liquidated damages equal to the product of 2% multiplied by the applicable purchase price paid by Ascent Partners if we fail to meet the registration requirements in such agreements until such requirements are met, and are capped at 4% of the applicable purchase price.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•        before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•        any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•        any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder (in one transaction or a series of transactions);

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

•        any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering will provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate and our amended and restated bylaws to be effective upon the completion of this offering, or our restated bylaws, will also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2⁄3% or more of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Under our amended and restated certificate of incorporation and amended and restated bylaws our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Our amended and restated certificate and restated bylaws will also provide that all stockholder actions must be effected at a duly called meeting of stockholders and will eliminate the right of stockholders to act by written consent without a meeting. Our restated bylaws will also provide that only our Chairman of the board, Chief Executive Officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our restated bylaws will also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and will specify requirements as to the form and content of a stockholder’s notice.

Our amended and restated certificate and restated bylaws will provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2⁄3% or more of our outstanding common stock.

As described in “— Preferred Stock” above, our amended and restated certificate will give our board of directors the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the state of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•        any derivative action or proceeding brought on our behalf;

•        any action asserting a breach of fiduciary duty;

•        any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate, or our amended and restated bylaws; or

•        any action asserting a claim against us that is governed by the internal affairs doctrine.

The provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Stock Exchange Listing

We have applied to list our common stock on The Nasdaq Capital Market under the symbol “INAI.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of September 30, 2025, upon the closing of this offering and assuming no exercise of the underwriters’ option to purchase additional shares, 9,827,316 shares of common stock will be outstanding, assuming no outstanding options are exercised. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares sold to our “affiliates,” as that term is defined under Rule 144 under the Securities Act. The remaining 6,627,316 shares of common stock held by existing stockholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 promulgated under the Securities Act or another available exemption.

As a result of the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, the shares of common stock that will be deemed restricted securities after this offering will be available for sale in the public market as follows:

•        none of the existing shares will be eligible for immediate sale upon the completion of this offering; and

•        shares will be eligible for sale in the public market upon expiration of lock-up agreements 180 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, non-affiliate persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•        the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates (subject to certain exceptions);

•        we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•        we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting. Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately 98,273 shares immediately after the completion of this offering based on the number of shares outstanding as of September 30, 2025; or

•        the average weekly trading volume of our common stock on the stock exchange on which our shares are listed during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities subject to the requirements of Rule 144 described above, without regard to the six-month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and in the section titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our equity plans. We expect to file the registration statement covering shares offered pursuant to our stock plans as soon as practicable after the closing of this offering, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144 and expiration or release from the terms of the lock-up agreements described above.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers and directors and substantially all of the current holders of our shares of common stock or securities convertible into shares of common stock, will agree:

(i)     for a period of nine (9) months from the date of the offering, in the case of the Company’s directors and officers and six (6) months from the date of the offering in the case of any other holder of the Company’s securities, that they will neither: (1) offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or collectively, the Lock-Up Securities; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement; and relating to any Lock-Up Securities;

(ii)    each of the Company and any successors of the Company will agree, for a period of six (6) months from the Closing, that each will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company (except pursuant to the Company’s equity incentive plan) or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (c) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

We agreed that for a period of twelve (12) months after the offering we will not directly or indirectly offer to sell, contract to sell, grant any option to sell or otherwise dispose of shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the representative.

Registration Rights

Upon the closing of this offering, the holders of 4,306,168 shares of our common stock, including common stock issuable upon the conversion of our preferred stock, and the holder of 100,053 additional shares of common stock pursuant to the July 2025 Senior Note, or their transferees, will be entitled to specified rights with respect to the registration of their Registrable Securities under the Securities Act, subject to certain limitations and the expiration, waiver or termination of the lock-up agreements.

Registration of these shares under the Securities Act would result in the shares becoming freely tradeable without restriction under the Securities Act immediately upon effectiveness of the registration statement. See “Description of Capital Stock — Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
OF OUR COMMON STOCK

The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock offered pursuant to this prospectus. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or non-U.S. tax laws, or any other U.S. federal tax laws. This discussion is based on the Code and applicable Treasury Regulations promulgated thereunder, published rulings, and administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock offered by this prospectus and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•        U.S. expatriates, certain former citizens or long-term residents of the United States;

•        partnerships or other entities or arrangements treated as partnerships, pass-throughs, or disregarded entities for U.S. federal income tax purposes (and investors therein);

•        “controlled foreign corporations;”

•        “passive foreign investment companies;”

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

•        tax-exempt organizations and governmental organizations;

•        tax-qualified retirement plans;

•        persons who acquire our common stock through the exercise of an option or otherwise as compensation;

•        persons whose “functional currency” is not the U.S. dollar;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

•        persons that own, or have owned, actually or constructively, more than 5% of our common stock;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        persons who have elected to mark securities to market; and

•        persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we have not paid and do not anticipate paying dividends on our common stock in the foreseeable future. However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital, and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any amount distributed in excess of basis will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Gain on Disposition of Our Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding, and Sections 1471 through 1474 of the Code, or FATCA, dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and if required by an applicable tax treaty, are attributable to such holder’s permanent establishment in the United States), the non-U.S. holder generally will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder generally must furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than as a distribution for U.S. federal income tax purposes), unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•        our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock generally will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such non-U.S. holder did not own and is not deemed to have owned (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the shorter of the five-year period ending on the date of the disposition of our common stock by the non-U.S. holder or the non-U.S. holder’s holding period for our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required (because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” unless such entity certifies it does not have any “substantial United States owners” or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA applies to dividends paid on our common stock. While gross proceeds from a sale or other disposition of our common stock paid after January 1, 2019, would have originally been subject to withholding tax under FATCA, proposed U.S. Treasury Regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed Treasury Regulations until they are revoked or final U.S. Treasury Regulations are issued.

Prospective investors are encouraged to consult with their own tax advisors regarding the potential application of withholding under FATCA to an investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT AND PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

ThinkEquity LLC is acting as the representative of the several underwriters. On January     , 2026, we entered into an underwriting agreement with the representative, or the Underwriting Agreement. Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell, and each underwriter named below has severally agreed to purchase, the number of shares of common stock listed next to each underwriters’ name in the following table, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus.

Underwriter	Number of Shares
ThinkEquity LLC	3,200,000

The underwriters have committed to purchase all of the securities offered by us in this offering other than those covered by the over-allotment option described below. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering shares of common stock subject to prior sale when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of the prospectus. After shares of common stock are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Ramnarain (Joseph) Jaigobind, a principal of the underwriter, previously purchased 20,834 of our series A-1 preferred stock in a private placement.

Over-Allotment Option

We have granted to the representative an option, exercisable for 45 days after the closing of the offering, to purchase up to 480,000 additional shares of common stock (representing 15.0% of the shares of common stock sold in this offering) at the initial public offering price, less the underwriting discounts and commissions. The representative may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the option is exercised, each underwriter must purchase additional shares of our common stock in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any shares of our common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering. If this option is exercised in full, the total offering price to the public will be $11.00 and the total net proceeds to us, before expenses, will be $37.4 million.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per share, of which up to          may be re-allowed to other dealers.

The following table summarizes the public offering price, underwriting discounts and commissions, and proceeds to us before expenses, assuming both no exercise and full exercise by the representative of the over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      We have agreed to pay a non-accountable expense allowance to the representative equal to 1.0% of the gross proceeds received in this offering (excluding proceeds received from exercise of the representative’s over-allotment option) which is not included in the underwriting discounts and commission.

We have paid an advance of $15,000 to the representative, which will be applied against the representative’s actual out-of-pocket accountable expenses that are payable by us in connection with this offering and such expense deposit shall be reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(g)(4)(A). We have agreed to reimburse the representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $125,000, the fees and expenses related to the use of Ipreo’s book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $15,000 for background checks of our officers and directors, the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $3,000, data services and communications expenses up to $10,000, the actual accountable “road show” expenses up to $10,000 and the costs of market making and trading and clearing firm settlement expenses up to $20,000; provided however that the aggregate accountable expenses reimbursement will not exceed $197,500. We expect that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $2.1 million.

Representative’s Warrants

We have agreed to issue to the representative, upon the consummation of this offering, warrants to purchase up to an aggregate amount of common stock equal to 184,000 (representing 5.0% of the shares of common stock sold in this offering, including any shares of common stock sold upon exercise of the representative’s over-allotment option). The Representative’s Warrants are exercisable at a per share price equal to $13.75 (representing 125.0% of the public offering price per share in this offering). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half (4.5) year period commencing 180 days from the commencement of sales of the securities in this offering.

The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1)(A).  The representative (or permitted assignees under Rule 5110(e)(1)(A)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from commencement of sales in this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative’s Warrants exercise price, nor the number of shares of common stock underlying such warrants, will be adjusted for issuances of shares of common stock by us at a price below the exercise price of the Representative’s Warrants.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, (i) our executive officers and directors, for a period of nine (9) months from the date of the offering, and (ii) substantially all of the other current holders of our shares of common stock or securities convertible into shares of common stock, for a period of six (6) months from the date of the offering, will agree that they will neither: (1) offer, pledge, sell, contract to offer, pledge or sell, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or collectively, the Lock-Up Securities; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause

(1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement.

Each of the Company and any successors of the Company will agree, for a period of six (6) months from the closing of the offering, that each will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company (except pursuant to the Company’s equity incentive plan) or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (c) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Additionally, we agree that for a period of twelve (12) months after the offering we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the representative.

Tail Financing

The representative shall be entitled to compensation of a cash fee and warrants with respect to any public or private offering or other financing or capital raising transaction of any kind, or the Tail Financing, to the extent that such financing or capital is provided to us by investors whom the representative had directly introduced to us pursuant to the terms of the engagement letter between us and the representative, dated September 27, 2025, or the Engagement Letter, if such Tail Financing is consummated at any time within the nine (9) months period following the later of (i) the closing of this offering or (ii) the expiration or termination of the Engagement Letter.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of eighteen (18) months from the closing of the offering, to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and excluding placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, or a Subject Transaction, during such eighteen (18)-month period, for us, or any successor to or any subsidiary of us, on terms and conditions customary for the representative for such Subject Transactions. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction during such eighteen (18) month period without the express written consent of the representative. The representative will have the sole right to determine whether any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

The Company shall notify the representative of its intention to pursue a Subject Transaction, including the material terms thereof, by providing written notice thereof by registered mail or overnight courier service addressed to the representative. If the representative fails to exercise its right of first refusal with respect to any Subject Transaction within ten (10) business days after the mailing of such written notice, then the representative shall have no further claim or right with respect to the Subject Transaction. The representative may elect, in its sole and absolute discretion, not to exercise its right of first refusal with respect to any Subject Transaction; provided that any such election by the representative shall not adversely affect the representative’s right of first refusal with respect to any other Subject Transaction during the eighteen (18) month period agreed to above.

Pricing of the Offering

Prior to this offering, there was no established public market for our shares of common stock. The public offering price will be negotiated between us and the underwriters. In determining the price, we will consider our history and prospects, our business potential and earnings prospects, an assessment of our management, general securities market conditions at the time of the offering, and such other factors that we deem relevant.

An active trading market for our shares of common stock may not develop. It is also possible that the shares of common stock will not trade in the public market or above the initial public offering price following the closing of this offering.

Indemnification

We have agreed to indemnify the underwriters and their affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to the engagement letter by and between us and the underwriters, undertaken in good faith.

Electronic Offer, Sale and Distribution of Shares

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area — Belgium, Germany, Luxembourg, and Netherlands

In relation to each Member State of the European Economic Area that has implemented the Directive 2003/71/EC (the “Prospectus Directive”; each such Member State, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

•        in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation No. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors ” (as defined in the Prospectus Directive (the UK retained version of the Prospectus Regulation (EU) 2017/1129)) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it, or the information contained in it, to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it, or the information contained in it, to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the Allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by McDermott Will & Schulte LLP, New York, NY. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sullivan & Worcester LLP, New York, NY.

EXPERTS

The financial statements of Invea Therapeutics, Inc. at December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, appearing in this Prospectus and Registration Statement have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by the full text of the applicable contract or other document.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at www.sec.gov.

We also maintain a website at www.inveatx.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC following the closing of this offering. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

INVEA THERAPEUTICS, INC.
FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

U.S. DOLLARS IN THOUSANDS

INVEA THERAPEUTICS, INC.

AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 and 2024

UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. DOLLARS IN THOUSANDS

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Invea Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Invea Therapeutics, Inc. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in contingently redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

Hartford, CT
March 10, 2025, except for Note 1, to which the date is January 6, 2026.

Invea Therapeutics, Inc.
Balance Sheets
(in thousands, except per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7	$590
Prepaid drug manufacturing costs	29	36
Deferred equity offering costs	—	3,193
Prepaid expenses and other current assets	15	12
Total current assets	51	3,831
Fixed assets, net	7	11
Total assets	58	$3,842

Liabilities, contingently redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	3,427	$3,970
Accrued expenses	1,700	633
Convertible SAFE due to a related party	409	1,188
Promissory notes due to related party	845	300
Derivative liability	—	1,615
Line of credit due to parent	2,000	3,000
Other current liabilities	18	28
Total current liabilities	8,399	10,734
Line of credit due to parent	6,836	4,118
Other long-term liabilities	2	20
Total liabilities	15,237	14,872

Contingently redeemable convertible preferred stock:
Series A contingently redeemable convertible preferred stock, $0.0001 par value, 8,000,000 authorized and outstanding as of December 31, 2024 and 2023	594	594
Series A-1 contingently redeemable convertible preferred stock, $0.0001 par value, 3,200,000 authorized as of December 31, 2024 and 2023 and 1,092,707 shares outstanding as of December 31, 2024 and 2023	5,117	5,117

Stockholders’ deficit:
Common stock, $0.0001 par value, 8,490,000 shares authorized as of December 31, 2024 and 2023; 1,395,875 shares issued and outstanding at December 31, 2024 and 2023	—	—
Additional paid in capital	3,078	951
Accumulated deficit	(23,968)	(17,692)
Total stockholders’ deficit	(20,890)	(16,741)
Total liabilities, contingently redeemable convertible preferred stock and stockholders’ deficit	$58	$3,842

The accompanying notes are an integral part of these financial statements.

Invea Therapeutics, Inc.
Statements of Operations
(in thousands, except share and per share data)

	Years Ended December 31,
	2024	2023
Operating expenses:
Research and development	$2,463	$5,089
General and administrative	5,714	3,004
Total operating expenses	8,177	8,093
Loss from operations:	(8,177)	(8,093)
Other (income) expense, net:
Interest expense	493	196
Change in fair value of derivative liability	(1,615)	1,615
Change in fair value of convertible SAFE liability	(779)	(17)
Net loss	$(6,276)	$(9,887)
Basic and diluted net loss per share attributable to common stockholders:	$(4.91)	$(8.42)
Weighted average common shares outstanding, basic and diluted:	1,279,140	1,174,259

The accompanying notes are an integral part of these financial statements.

Invea Therapeutics, Inc.
Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

	Redeemable Convertible Preferred Stock				Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series A-1
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	8,000,000	$594	963,540	$4,530	1,395,000	$—	$539	$(7,805)	$(7,266)
Issuance of Series A-1 redeemable convertible preferred stock, net of issuance costs of $33,000	—	—	129,167	587	—	—	—	—	—
Exercise of stock option	—	—	—	—	875	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	37	—	37
Stock-based compensation	—	—	—	—	—	—	375	—	375
Net loss	—	—	—	—	—	—	—	(9,887)	(9,887)
Balance, December 31, 2023	8,000,000	594	1,092,707	5,117	1,395,875	—	951	(17,692)	(16,741)
Vesting of early exercised stock options	—	—	—	—	—	—	28	—	28
Stock-based compensation	—	—	—	—	—	—	2,099	—	2,099
Net loss	—	—	—	—	—	—	—	(6,276)	(6,276)
Balance, December 31, 2024	8,000,000	$594	1,092,707	$5,117	1,395,875	$—	$3,078	$(23,968)	$(20,890)

The accompanying notes are an integral part of these financial statements.

Invea Therapeutics, Inc.
Statements of Cash Flows
(in thousands)

	For the Years Ended December 31,
	2024	2023
Operating activities
Net loss	$(6,276)	$(9,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4	3
Stock-based compensation expense	2,099	375
Write-off deferred equity offering costs	3,193	—
Change in fair value of SAFE liability	(779)	(17)
Change in fair value of derivative liability	(1,615)	1,615
Changes in operating assets and liabilities:
Prepaid drug manufacturing costs	7	112
Prepaid expenses and other assets	(3)	29
Accounts payable	(482)	789
Accrued expenses	1,067	265
Other current liabilities	—	(39)
Net cash used in operating activities	(2,785)	(6,755)

Investing activities
Purchases of fixed assets	—	(4)
Net cash used in investing activities	—	(4)

Financing activities
Proceeds from line of credit due to Parent	2,133	5,374
Payments on the line of credit due to parent	(415)	(71)
Proceeds from officer promissory note	545	300
Proceeds from officer line of credit	—	200
Proceeds from issuance of Series A-1 contingently redeemable convertible preferred stock	—	500
Proceeds from issuance of convertible SAFE to related party		1,000
Payment of issuance of Series A-1 contingently redeemable preferred stock financing	(61)	(44)
Deferred equity offering costs	—	(498)
Net cash provided by financing activities	2,202	6,761

Net increase in cash and cash equivalents	(583)	2
Cash and cash equivalents, beginning of period	590	588
Cash and cash equivalents, end of period	$7	$590

Supplemental cash flow information
Interest paid	$21	$8
Supplemental non-cash financing information

Non-cash cancellation of officer line of credit into SAFE award	$—	$205
Deferred equity offering costs in accounts payable	$—	$2,695
Vesting of early exercised stock options	$28	$37
Issuance of Series A-1 stock from prepayment	$—	$120

The accompanying notes are an integral part of these financial statements.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

1.      Description of Business and Organization

Overview

Invea Therapeutics, Inc. (the “Company”, “Invea”, “we”, “our” or “us”) is a biotechnology company seeking to advance oral, small molecule oral therapeutics for immune-mediated inflammatory diseases (“IMIDs”) — a diverse group of conditions — including skin or cutaneous diseases such as chronic urticaria (commonly known as hives), atopic dermatitis, and prurigo nodularis, joint or rheumatologic diseases such as arthritis and lupus, gut or gastrointestinal diseases such as like Crohn’s disease and ulcerative colitis, lung or respiratory diseases such as asthma, and allergic diseases such as eosinophilic esophagitis — that could result from an imbalanced or dysregulated immune response leading to chronic, multi-system or organ inflammation. The Company’s aim is to develop oral, safe and effective small molecule therapies that control inflammation, prevent tissue damage, improve quality of life and achieve long-term disease remission. The Company has two product candidates (the “Candidates”), INVA8001, which is planned to progress into phase 2a of clinical development in the EU for chronic inducible urticaria, or chronic inducible urticaria, followed by expansion into chronic spontaneous urticaria, the two major forms of chronic urticaria; and INVA8003, which is in early-stage preclinical development and has the potential to address many IMIDs. The Company believes that its product candidates, INVA8001 and INVA8003, if approved, can potentially transform the treatment of several IMIDs, with unmet needs.

The Company was incorporated under the laws of the State of Delaware on October 20, 2021. The Company’s principal office is in Guilford, Connecticut. The Company is a controlled subsidiary of InveniAI LLC (“InveniAI” or “Parent”), which is a controlled subsidiary of BioXcel LLC.

The Company’s primary activities have been the discovery of product candidates, defining a clinical plan and conducting preclinical research in advance of the potential clinical development of the Candidates. These programs for the Candidates and the related assets and liabilities have been contributed to the Company by InveniAI under an Asset Contribution Agreement (the “Contribution Agreement”) dated November 24, 2021 in exchange for preferred stock and future clinical and financing milestone payments — See Note 4.

Liquidity

The Company has incurred net losses and has negative cash flows from operations since its inception. For the years ended December 31, 2024 and 2023, the Company incurred a net loss of approximately $6.3 million and $9.9 million, respectively, and used cash for operations of approximately $2.8 million and $6.8 million, respectively. As of December 31, 2024, the Company had an accumulated deficit of approximately $24.0 million.

The Company is currently fully reliant on the support of InveniAI and other stockholders to fund its operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

The Company expects to continue incurring losses for the foreseeable future and must raise additional capital to pursue its product candidate development initiatives and conduct clinical trials and continue its operations. The Company cannot provide any assurance that it will raise additional capital. Management believes that the Company has access to capital resources through possible equity offerings, debt financing, corporate collaborations, or other means; however, the Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all.

If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and clinical trials and take additional measures to reduce costs to conserve available cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays in the Company’s research and development, clinical trials and regulatory efforts, which is critical to the realization of its business plan and the future operations of the Company. The Company is currently exploring external financing alternatives which will be needed by the Company to fund its operations. The accompanying financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

1.      Description of Business and Organization (cont.)

Impact of Macroeconomic Trends

The Company continues to actively monitor the impact of various macroeconomic trends, such as high rates of inflation, the imposition of tariffs, supply chain disruptions and geopolitical instability, on our business.

Macroeconomic conditions, such as rising inflation, higher interest rates, imposition of tariffs, changes in regulatory laws and monetary exchange rates, and government fiscal policies, can also have a significant effect on operations including through higher costs and extended timelines. In addition, current geopolitical instability, including the Russia-Ukraine conflicts and conflicts in the Middle East and related sanctions, have had, and could continue to have, significant ramifications on U.S. and global financial markets, including volatility. Such macroeconomic and geopolitical conditions could adversely impact our ability to obtain financing in the future at a time and on terms acceptable to us, or at all. We will continue to evaluate how and to what extent macroeconomic and geopolitical conditions impact our business, financial condition and results of operations.

Reverse Stock Split

On December 29, 2025, the Company filed an amendment to the Company’s amended and restated certificate of incorporation to immediately effect a reverse stock split of the shares of the Company’s outstanding common stock at a ratio of one-for-two (the “Reverse Stock Split”). The number of authorized shares and par value per share were not adjusted as a result of the Reverse Stock Split. All references to shares, options to purchase common stock, share amounts, per share amount, and related information contained in the consolidated financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented. The shares of common stock underlying outstanding stock options and other equity instruments were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities. In addition, there was no adjustment to Company’s outstanding preferred stock, however, the conversion ratio was adjusted to 0.5 to 1.0 and will automatically convert into shares of common stock upon the closing of the Company’s initial public offering of common stock.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies on the balance sheet dates and reported amounts of expense during the reporting periods.

The Company evaluates its estimates each reporting period based on current events, historical experience, and various other assumptions believed reasonable under the current circumstances. Actual results could differ from those estimates. To the extent there are material differences between actual results and these estimates, future results could be materially and adversely affected. The Company believes the accounting policies described below require the Company to make significant judgments and estimates in the preparation of its financial statements. The most critical accounting estimates in the financial statements include the valuation of common stock and preferred stock and the valuation of the SAFE liabilities and derivatives related to milestone payments.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

2.      Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

Cash is held at a leading U.S. financial institution insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 thousand. Cash balances could exceed FDIC insured amounts at any given time; however, the Company has not experienced such losses and believes the risk of loss is minimal. The Company has no restricted cash as of December 31, 2024 and 2023.

Segment Information

The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer. The CODM manages operations, allocates resources and evaluates financial performance on a company-wide basis. The Company operates in one reporting segment. Management uses one measurement of profitability, net loss, and does not segregate its business for internal reporting. All costs, research and development expenses, general and administrative expenses, interest expense, and other expenses are fully allocated to the Company’s one segment. The Company has no revenue, and the information provided to the CODM that is reviewed is the related detail of research and development, general and administrative and other expenses. All long-lived assets are maintained in the United States. See Note 10 for additional information.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company measures fair value based on a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 —	Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities as of the measurement date.
Level 2 —	Inputs (other than quoted prices included within Level 1) that are directly observable for the asset or liability or indirectly observable for similar assets or liabilities.
Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

A financial instrument’s fair value classification is based on the lowest level of any input that is significant in the fair value measurement hierarchy. Valuation methods and assumptions used to estimate fair value, when Level 1 inputs are not available, are subject to judgments and changes in these factors can materially affect fair value estimates.

The fair values of the SAFE liabilities and the derivative IPO-related milestone payments (see Note 4) were determined using a probability weighted expected return model for which there are significant inputs not observable in the market, such as time to liquidity. This approach results in the classification of the SAFE liabilities and derivative as Level 3 in the fair value hierarchy.

For financial assets and financial liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. There were no transfers between levels during the years ended December 31, 2024 and 2023.

The carrying amounts reported in the balance sheets for cash, accounts payable, accrued expenses, other current liabilities, promissory notes and lines of credit due to variable interest rate approximate fair value due to relatively short periods to maturity.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

2.      Summary of Significant Accounting Policies (cont.)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and the line of credit with InveniAI. Cash is deposited in banks and other accredited financial institutions in the United States. Such deposits are generally in excess of FDIC limits.

Risk and Uncertainties

The Company is subject to certain risks and uncertainties similar to other development-stage biotechnology companies, including, but not limited to: successful development, manufacturing, and marketing its product candidates; obtaining regulatory clearance from U.S. Food and Drug Administration or foreign regulatory agencies prior to commercial sales; new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with governmental regulations, uncertainty of market acceptance of any approved products, product liability, and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies and clinical trials and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. If the Company does not successfully commercialize or partner any of its product candidates, it will be unable to generate product revenue or achieve profitability.

Deferred Equity Offering Costs

Deferred equity offering costs consist of legal, professional services, and other costs incurred through the balance sheet date that are directly related to the Company’s initial public offering (“IPO”). The deferred equity offering costs will reduce the proceeds of the proposed initial offering of the Company. For the years ended December 31, 2024 and 2023, the Company incurred costs associated with a planned IPO which was postponed for a period of over 90 days and therefore, the deferred equity offering costs totaling $3.2 million that were previously capitalized were recorded as an expense within general and administrative expense during the year ended December 31, 2024.

Fixed Assets, net

Fixed assets are stated at cost, net of accumulated depreciation and primarily consist of computer and information technology equipment. Depreciation commences when the asset is ready to be placed in service and is recognized on a straight-line basis over the estimated useful lives of the assets, which is generally five years.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of salaries, benefits, and other personnel related costs, including stock-based compensation, consulting, preclinical studies, drug manufacturing costs, and fees paid to other entities to conduct certain research and development activities on the Company’s behalf, as well as allocated facility and other related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed, which are generally short-term in nature. The Company’s regulatory costs have not been material for the periods presented and are not included in research and development expenses.

During 2024 and 2023, the Company engaged with third parties to perform chemistry, manufacturing, and controls management activities for INVA8001. Under the terms of these agreements, the Company makes periodic prepayments in accordance with contractual payment schedules. The amounts paid are treated as prepaid drug manufacturing costs and are expensed as services are performed.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

2.      Summary of Significant Accounting Policies (cont.)

For pre-clinical research and development activities, based on information from its vendors the Company records an accrual for the costs of these activities based for the amount of services provided but not yet invoiced and includes these costs in accrued expenses. These costs are a component of the Company’s research and development expenses.

Stock-Based Compensation Expense

Stock option awards are valued at fair value on the date of grant and that fair value is recognized over the requisite service period. The estimated fair value of stock option awards was determined using the Black-Scholes option pricing model on the date of grant. Judgment and estimates used to estimate the fair value of awards include the fair value of the Company’s common stock, the expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors. The Company accounts for forfeitures as they occur.

Leases

The Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use asset and a lease liability on the balance sheet for all leases with an initial lease term of greater than 12 months. The Company has no lease arrangements that meet this criterion as of December 31, 2024 and 2023.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts or existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. The Company records a valuation allowance to reduce deferred tax assets to an amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained upon examination by the tax authorities, based on the merits of the position. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of its provision for income taxes. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits and there are no uncertain tax positions.

Basic and Diluted Loss Per Share

Basic net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of diluted securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, including potential dilutive shares of common stock.

For the purpose of this calculation, outstanding stock options, and redeemable convertible preferred stock are considered potential dilutive shares of common stock. In 2024 and 2023, the unvested early exercised options were excluded from the basic and diluted net loss per share as these options are contingently returnable due to the remaining vesting period. In 2024 and 2023, the effects of stock options and convertible preferred stock were excluded from the diluted net loss per share as the result of the computation was antidilutive.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

2.      Summary of Significant Accounting Policies (cont.)

Emerging Growth Company Status

The Company is an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) no longer qualifies as an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (“ASU”) 2023-07, with the goal of enhancing segment disclosures under Topic 280 — Segment Reporting. This Update is applicable for all public entities. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted the provisions of ASU 2023-07 as of January 1, 2024, for the fiscal years ended December 31, 2024 and 2023 using the retrospective approach, see Note 9.

Recent Accounting Pronouncements Not Yet Adopted

The Company has evaluated other recently issued accounting pronouncements and has concluded that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

3.      Accrued Expenses and Other Current Liabilities

Accrued expenses consist of the following (in thousands):

	December 31,
	2024	2023
Accrued Wages	$749	$59
Accrued Interest	691	219
Professional fees	79	244
License Fees – related party	100	—
Other accrued expenses	81	111
	$1,700	$633

Other current liabilities consist of the liability for early exercise of stock options of $18 thousand and $28 thousand as of December 31, 2024, and December 31, 2023, respectively.

4.      Related Party Transactions

Transaction With Parent

The Company entered into a Contribution Agreement with InveniAI on November 24, 2021, pursuant to which InveniAI agreed to contribute to us, and we agreed to acquire from InveniAI, all of InveniAI’s rights, title, and interest in and to, and all of the assets and liabilities associated with, INVA8001, INVA8002 (currently deprioritized) and INVA8003 (prepaid expenses of $30 thousand and payable to Parent of $0.4 million) in consideration for:

a.      8,000,000 shares of Series A contingently redeemable convertible preferred stock representing 100% of contingently redeemable convertible preferred stock issued as of December 31, 2021.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

4.      Related Party Transactions (cont.)

b.      For each of the Candidates contributed, payments of up to $25.0 million per Candidate upon the achievement of specific clinical and regulatory milestones.

c.      $2.5 million payable as a lump as follows: $1.25 million within 30 days of closing an IPO and $1.25 million within 30 days of the first anniversary of the IPO.

On December 31, 2024, the Company amended its Contribution Agreement to remove the obligation to make IPO milestone payments totaling $2.5 million to InveniAI and as a result, the previously recognized derivative liability was reversed in fiscal year 2024. In 2023, prior to the date of the amendment, the payment due after a successful IPO was accounted for as a derivative. As of December 31, 2023, the fair value of the derivative was approximately $1.6 million.

The product-related milestone payments are payable in cash and are legally separable from the Series A contingently redeemable convertible preferred stock and, as such, they are accounted for as contingent liabilities. As of December 31, 2024, and 2023, the product-related milestone payments were not deemed probable and, therefore, no liability is recorded.

A summary of the significant unobservable inputs used in measuring the derivative as of December 31, 2023, is as follows:

December 31, 2023
First Milestone Payment
Time to milestone payment (years)	0.17
Probability of milestone achievement	70%
Discount rate	13%
December 31, 2023
Second Milestone Payment
Time to milestone payment (years)	1.17
Probability of milestone achievement	70%
Discount rate	13%

The following table provides a summary of changes in the estimated fair value of the Company’s derivative liability measured on a recurring basis using significant Level 3 inputs:

(in thousands)
Beginning balance, January 1, 2022	$—
Change in fair value	1,615
Ending Balance, December 31, 2023	1,615
Reversal of derivative liability	(1,615)
Ending Balance, December 31, 2024	$—

The Company has a separation and shared services agreement with the Parent, pursuant to which the Parent allows the Company to use the Parent’s office space, equipment, general administrative support, intellectual property prosecution and management, and human infrastructure for research and development activity, based on the agreed-upon terms and conditions, in exchange for payments of defined monthly and/or hourly fees. For year ended December 31, 2024, the Company incurred approximately $0.3 million of expenses under this agreement, of which approximately $0.2 million is included in research and development expense and approximately $0.1 million is in general and administrative expense, all of which was payable at December 31, 2024. For the year ended

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

4.      Related Party Transactions (cont.)

December 31, 2023, the Company incurred approximately $0.7 million of expenses under this agreement, of which approximately $0.6 million is included in research and development expense and approximately $0.1 million is included in general and administrative expense.

On November 24, 2021, the Parent extended a line of credit to the Company, which provided for aggregate borrowings for $4.0 million. The line of credit was amended in April 2023, October 2023, January 2024 and July 2024, resulting in a modification of the repayment terms and aggregate borrowing capacity. Under the modified terms, the aggregate borrowing capacity was increased to $9.0 million, and the repayment terms require that $2.0 million shall be due within fifteen days of the Company receiving at least $25.0 million aggregate cumulative gross proceeds from its initial public offering, and the remaining principal and accrued interest thereon is due upon the earlier of (a) March 31, 2027 and (b) the consummation of a financing with cumulative aggregate proceeds of at least $100.0 million. The amount payable includes the interest on the unpaid balance of each advance made under the line of credit. Interest accrues at a rate per annum equal to the applicable federal rate for short-term loans as of the applicable date, in each case calculated based on a 365-day year and actual days elapsed (4.50% and 4.86% at December 31, 2024 and 2023, respectively). As of December 31, 2024, the Company owed approximately $8.8 million under the line of credit of which $2.0 million was short term and $6.8 million was long-term. As of December 31, 2023, the Company owed approximately $7.1 million under the line of credit of which $3.0 million was short term and $4.1 million was long-term.

On October 1, 2023, the Company entered into an agreement with InveniAI for the use of its AlphaMeld Platform, which was amended effective January 1, 2024. Pursuant to the AlphaMeld License, the Company has non-exclusive rights to access and use InveniAI’s AlphaMeld Platform for internal business purposes in the field of immune-mediated inflammatory diseases, for a period of three years from January 1, 2024 (unless earlier terminated in accordance with the terms of the AlphaMeld License) with automatic renewals for additional one-year periods (unless terminated by either party with prior written notice). In consideration, the Company will pay the annual licensing fee of $0.1 million for the license period starting January 1, 2024, which has been accrued and remains unpaid, and will pay an annual fee of $0.25 million starting January 1, 2025 and ending on December 31, 2026.

Corporate Expenses

The statement of operations includes direct expenses as well as an allocation of general corporate expenses of the Parent for services provided by the Parent for certain support and development functions that are provided on a centralized basis. These expenses generally include office space, general administrative support, and human infrastructure for research and development activities. These costs are allocated to the Company based on predetermined rates as per the separation and shared services agreement and would not have been materially different if incurred on a stand-alone basis.

As of December 31, 2024, and 2023, outstanding service charges related to corporate expenses are included in the “Line of credit due to Parent” accounts on the Company’s balance sheets.

Line of Credit Due to Related Party

On February 9, 2022, the Company’s Chief Executive Officer (“CEO”) provided the Company with a line of credit (the “Officer Line of Credit”), which provides for aggregate borrowings of $0.5 million. The Officer Line of Credit was payable within 12 months of execution, together with interest on the unpaid balance of each advance made under the Officer Line of Credit, which accrues at a rate per annum equal to 15%, in each case calculated based on a 365-day year and actual days elapsed. In January 2023, the Company borrowed $0.2 million under the Officer Line of Credit. The Officer Line of Credit expired on February 9, 2023. On March 22, 2023, the Company issued a SAFE instrument to the CEO (the “CEO SAFE”). The consideration for the CEO SAFE included a cancellation of the principal of $0.2 million borrowed under the Officer Line of Credit and related interest accrued.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

4.      Related Party Transactions (cont.)

Promissory Notes Due to Related Party

On September 20, 2023, the Company entered into a promissory note with the Chief Executive Officer’s trust (the “Secured Nandabalan Note”), for a principal amount of $0.3 million. The Secured Nandabalan Note accrues interest at a rate that is 15% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the Secured Nandabalan Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 20% per annum. The principal amount and accrued interest under the Secured Nandabalan Note was due on September 19, 2024. On September 19, 2024, the Secured Note was amended to extend the maturity date to June 30, 2025.

On May 28, 2024, the Company entered into a secured promissory note with the Chief Executive Officer’s Trust (the “2024 Trust Note”), for a principal amount of $0.35 million. The 2024 Trust Note accrues interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the 2024 Trust Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5% per annum. The principal amount and accrued interest under the 2024 Trust Note is due and payable one year from the effective date.

On October 23, 2024, and October 29, 2024, respectively, the Company entered into two secured promissory notes with the Chief Executive Officer, for a principal amount of approximately $0.19 million (the “October 2024 Secured Notes”). The October 2024 Secured Notes accrue interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the October 2024 Secured Notes, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5%. The principal amount and accrued interest under the October 2024 Secured Note have a six-month term from the effective dates.

Simple Agreements for Future Equity (SAFE Agreements) Issued to Related Party

On March 22, 2023, the Company entered into two SAFE Agreements with the Company’s Chief Executive Officer and his trust for a total of $0.7 million and $0.5 million, respectively (collectively, the “CEO SAFEs”). The CEO SAFEs each included a payment of $0.5 million to the Company, for total cash proceeds of $1.0 million. The consideration for the CEO SAFE issued to the Company’s Chief Executive Officer also included a cancellation of principal and interest accrued under the officer line of credit of approximately $0.2 million. Upon the earlier of an IPO or a transaction or series of transactions in connection with raising capital, the CEO SAFEs shall convert into either shares of common stock in the event of an IPO or contingently redeemable convertible preferred stock or common stock in the event of another capital raising transaction or series of transactions.

A summary of the significant unobservable inputs used in measuring the SAFE liabilities is as follows:

	December 31, 2024	December 31, 2023
Time to IPO (years)	0.33	0.08
Time to private equity financing (years)	0.25	0.25
Probability of conversion upon an IPO	15%	70%
Probability of equity financing	20%	30%
Probability of liquidation	65%	—
Discount rate	12%	13%

The probability-weighted outcomes were based on financial stability of the company, the Company’s overall assessment of market conditions and discussions with outside parties. The probabilities reflect the most current facts and circumstances at the measurement date.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

4.      Related Party Transactions (cont.)

The SAFE liabilities activity was as follows (in thousands) measured on a recurring basis using significant Level 3 inputs:

Balance as of December 31, 2022	$—
SAFE agreements executed	1,205
Remeasurement of SAFE liabilities	(17)
Balance as of December 31, 2023	1,188
Remeasurement of SAFE liabilities	(779)
Balance as of December 31, 2024	$409

Consulting Arrangement with a Related Party

The Company had a consulting arrangement with a noncontrolling common stockholder effective February 1, 2022, in which the stockholder provides strategic advisory services to the Company. This agreement was terminated on February 28, 2024. For the years ended December 31, 2024 and 2023, the Company paid approximately $0.1 million and approximately $0.3 million, respectively, fees in connection with this agreement, all of which was expensed as incurred within general and administrative expenses. In addition, for the years ended December 31, 2024 and 2023, the Company recorded $19,000 and $18,000, respectively, of stock-based compensation expense within general and administrative expense for stock options issued in connection with this agreement.

5.      Contingently Redeemable Convertible Preferred Stock and Common Stock

Authorized Capital

As of December 31, 2024, the number of shares of all classes of stock which the Company has authority to issue under its amended and restated articles of incorporation are (i) 8,490,000 shares of common stock with a par value of $0.0001 per share and (ii) 11,200,000 shares of contingently redeemable convertible preferred stock, of which 8,000,000 is designated as Series A contingently redeemable convertible preferred stock and 3,200,000 as Series A-1 contingently redeemable convertible preferred stock, each with a par value of $0.0001 per share.

Contingently Redeemable Convertible Preferred Stock

The Company classifies its contingently redeemable convertible preferred stock outside of total stockholders’ deficit as, upon certain “deemed liquidation events” that are not solely within the control of the Company, the shares would become contingently redeemable at the option of the holders. As of December 31, 2024 and 2023, no deemed liquidation events were probable.

Series A Contingently Redeemable Convertible Preferred Stock Financing

On November 24, 2021, the Company issued 8,000,000 shares of Series A contingently redeemable convertible preferred stock to the Parent pursuant to the Contribution Agreement. The Company recorded the Series A contingently redeemable convertible preferred stock at its initial fair value.

Voting Rights

Each share of contingently redeemable convertible preferred stock has a number of votes equal to the whole number of shares of common stock into which it is convertible. Except as provided by the Company’s amended and restated certificate of incorporation or bylaws, the holders of contingently redeemable convertible preferred stock and the holders of common stock vote together as one single class, on an as-converted basis.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

5.      Contingently Redeemable Convertible Preferred Stock and Common Stock (cont.)

Dividend Rights

The holders of contingently redeemable convertible preferred stock are entitled to receive dividends, when, as and if declared by the board of directors. The Company may not declare, pay, or set aside a dividend on any shares of stock unless it also pays a dividend to the preferred stockholders. Such dividends, which are noncumulative, are payable out of funds legally available and are payable only when and if declared by the board of directors. The dividend rate is equal to the dividend paid per share of common stock times the number of shares into which the contingently redeemable convertible preferred stock could be converted. The dividend rate is subject to adjustment for stock splits, combinations, reorganizations, and similar transactions. As of December 31, 2024 and 2023, the Company has not declared, accrued, or paid any dividends on its contingently redeemable convertible preferred stock.

Conversion Rights

Each share of contingently redeemable convertible preferred stock is convertible, at the option of the holder, into such number of common stock as is determined by dividing the original issue price for that series by the conversion price for such series in effect at the time of conversion. As of December 31, 2024, both the original issue price and the applicable conversion price are $0.53 per share for the Series A contingently redeemable convertible preferred stock and $4.80 per share for the Series A-1 contingently redeemable convertible preferred stock.

Each share of contingently redeemable convertible preferred stock shall automatically be converted into shares of common stock at a ratio of 0.5 to 1.0 in connection with amended and restated certificate of incorporation filed December 29, 2025, upon (a) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten IPO resulting in at least $25.0 million of gross proceeds to the Company, or (b) the date and time, or the occurrence of an event specified by vote or written consent of the holder, when all the outstanding shares of contingently redeemable convertible preferred stock shall automatically be converted into shares of common stock. Each share of contingently redeemable convertible preferred stock converts into one share of common stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a Deemed Liquidation Event (i.e., a merger or consolidation of the Company, unless the existing stockholders retain more than 50% of the voting power of the surviving entity, or the sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the Company’s assets) (together, a “Liquidation Event”), the contingently redeemable convertible preferred stock is automatically redeemable, with the Preferred Stockholders receiving an amount equal to the higher of (i) the applicable original issue price of each series (in each case, as adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events) plus any declared unpaid dividends, or (ii) such amount that would be paid out as if all contingently redeemable convertible preferred stock has been converted into common stock immediately prior to the Liquidation Event. Any remaining proceeds available to holders of common stock shall be distributed pro rata based on the number of shares of common stock held by each holder. If, upon any such Liquidation Event, assets available for distribution to the Company’s stockholders are insufficient to pay the holders of shares of each series of contingently redeemable convertible preferred stock in the full amount to which they are entitled under the Company’s amended and restated certificate of incorporation, then the preferred stockholders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Anti-dilution Provisions

Subject to customary exemptions, if the Company issues additional shares of common stock, or securities convertible into shares of common stock, at a purchase price less than the Series A contingently redeemable convertible preferred stock conversion price in effect immediately prior to such issuance, the Series A contingently

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

5.      Contingently Redeemable Convertible Preferred Stock and Common Stock (cont.)

redeemable convertible preferred stock conversion price will be reduced using a broad-based weighted average formula. The reduction to the conversion price is determined by multiplying the Series A conversion price in effect prior to the issuance of additional shares by a defined ratio, calculated as the sum of the number of shares outstanding and the additional shares that would have been issued had they been issued at the conversion price, divided by the number of shares outstanding subsequent to the new transaction.

Subject to customary exemptions, if the Company issues additional shares of common stock, or securities convertible into shares of common stock, at a purchase price less than the Series A-1 contingently redeemable convertible preferred stock conversion price, the Series A-1 contingently redeemable convertible preferred stock conversion price shall be reduced concurrently with such issuance of additional common stock to the same price of such common stock.

Contingent Redemption Rights

The preferred stockholders have the contingent right to redeem all shares of the contingently redeemable convertible preferred stock if the Company does not affect the dissolution of the Company within 90 days after a deemed liquidation event, as defined in the amended and restated certificate of incorporation.

Common Stock

The holders of common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when funds are legally available and when, as, and if declared by the board of directors, subject to the prior rights of the contingently redeemable convertible preferred stockholders. The common stockholders have no preemptive or other subscription rights and there is no redemption or sinking fund provisions with respect to such shares. As of December 31, 2024 and 2023, the Company has not declared, accrued, or paid any dividends on its common stock.

6.      Stock-Based Compensation

2021 Stock Plan

Stock-based incentive awards are provided to directors, employees, and consultants under the terms of the 2021 Stock Plan (the “2021 Plan”) as administered by the board of directors. Awards under the 2021 Plan principally include incentive stock options, non-statutory stock options, restricted share awards, other stock-based awards, or any combination thereof. Service awards granted under the 2021 Plan have a term of ten years and generally vest over a four-year period.

During the years ended December 31, 2024 and December 31, 2023, the Company granted awards under the 2021 Plan that consist of stock options that vest solely on service and in some cases, allow for early exercise.

The 2021 Plan was amended in March 2023 and then again in May 2023 to increase the number of authorized shares for equity awards from 1,570,000 shares to 1,970,000 shares and then again in August 2024 to increase the number of authorized shares to 2,220,000. For the year ended December 31, 2024, the Company recognized stock-based compensation expense of approximately $2.1 million, of which $0.8 million was included in research and development expense and $1.3 million was included in general and administrative expense. For the year ended December 31, 2023, the Company recognized stock-based compensation expense of approximately $0.4 million, of which $0.1 million was included in research and development expense and $0.3 million was included in general and administrative expense.

As of December 31, 2024, the total unrecognized compensation cost related to outstanding stock options was approximately $0.7 million, which is expected to be recognized over a weighted-average period of 1.57 years.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

6.      Stock-Based Compensation (cont.)

The fair value of the Company’s common stock, which was the strike price for the grants, was determined on the grant date of the awards by the Company’s board of directors, considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation. The fair value of the Company’s stock options granted during the years ended December 31, 2024 and 2023, was estimated using the Black-Scholes option pricing model with the following assumptions:

For the Year Ended December 31,
	2024	2023
Expected life	4.9 years – 5.4 years	5.8 years – 6.1 years
Volatility	98.2% – 98.7%	97.3% – 99.0%
Risk free interest rate	3.59% – 4.19%	3.54% – 4.39%
Stock price	$3.72 – $3.72	$3.18 – $17.44
Expected dividend yield	—%	—%

Each of these inputs is subjective and generally requires significant judgment.

Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method, which is based on the mid-point between the grant date and the contractual term date (or vesting end date, for early exercised stock options).

Volatility — The Company determines volatility based on the historical volatilities of comparable publicly traded biotechnology companies over a period equal to the expected term because it has no trading history for its common stock price. The comparable companies were chosen based on similar size, stage in the life cycle, or area of specialty. The Company will continue to apply this process until enough historical information regarding volatility of its own stock becomes available.

Risk-Free Interest Rate — The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.

Dividend Yield — The Company has never paid and has no plans to pay any dividends on its common stock. Therefore, the Company has used an expected dividend yield of zero.

Fair Value of Underlying Common Stock — Because the Company’s common stock is not yet publicly traded, the Company’s Board of Directors has relied primarily on contemporaneous or reasonably proximate independent third-party valuations, along with other relevant information, in determining the fair value of the Company’s common stock at each grant date. In preparing these valuations, the independent valuation firm considered, among other factors: (i) the relative rights, preferences, and privileges of the Company’s contingently redeemable preferred stock compared to those of the Company’s common stock; (ii) the lack of marketability of the Company’s common stock; (iii) the Company’s actual operating and financial results; (iv) current business conditions and future projections; (v) the likelihood and timing of a potential liquidity event, such as an initial public offering or sale, in light of prevailing market conditions; (vi) relevant precedent transactions; and (vii) market multiples and other valuation benchmarks of comparable publicly traded companies operating in similar sectors.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

6.      Stock-Based Compensation (cont.)

Stock Option Activity

Stock Option Activity under the 2021 Plan was as follows:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)	Weighted Average Fair Value Per Share
Outstanding at December 31, 2022	1,148,550	$1.48	9.9	$—	$1.18
Granted	62,500	7.10		—	5.74
Forfeited	(3,500)	0.28		—	0.20
Exercised	(875)	2.28		14	—
Outstanding at December 31, 2023	1,206,675	$1.78	8.4	—	$1.42
Granted	637,500	3.72		—	2.82
Forfeited	(136,800)	2.96		—	2.40
Exercised	—	—		—	—
Outstanding at December 31, 2024	1,707,375	$2.40	8.1	2,352	$1.86

Option vested and exercisable at December 31, 2023	587,652	$1.10	8.2	8,846	$0.88

Option vested and exercisable at December 31, 2024	1,396,679	$2.34	8.2	1,956	$1.80

Early Exercised Stock Options

Prior to January 1, 2023, certain members of the Company’s board of directors, the Chief Executive Officer, and key advisors opted to early exercise their stock options, which was allowed under terms of each award. The amounts received in exchange for these shares have been included in other liabilities in the accompanying balance sheet and are reclassified to equity as the shares vest. There were no early exercises of stock options for the years ended December 31, 2024 and 2023. As of December 31, 2024 and 2023, the total amount of the liability recorded related to unvested shares was $20 thousand, and $48 thousand, respectively, of which $3 thousand and $20 thousand was short term, respectively.

The shares issued upon the early exercise of these unvested stock options, which are reflected as exercises in the table above, are considered to be legally issued and outstanding on the date of exercise for accounting purposes.

Early exercised stock option activity under the 2021 Plan was as follows:

Number of Shares
Unvested as of December 31, 2022	300,000
Vested in 2023	(130,937)
Unvested as of December 31, 2023	169,063
Vested in 2024	(98,750)
Unvested as of December 31, 2024	70,313

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

7.      Income Taxes

The Company operates as a C Corporation and due to its current losses, it is currently liable for only minimum state taxes.

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate is as follows:

	2024	2023
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	6.6	4.9
Permanent differences	2.5	(3.7)
Research and development credits	1.6	1.1
Valuation allowance	(31.7)	(23.3)
Effective tax rate	—%	—%

The significant components of the Company’s net deferred tax assets as of December 31, 2024 and 2023 are shown below. In determining the realizability of the Company’s net deferred tax assets, the Company considered numerous factors, including historical profitability, estimated future taxable income and the industry in which it operates. Based on this information and management’s assessment, the Company has provided a valuation allowance for the full amount of its net deferred tax assets because the Company has determined that it is more likely than not it will not be realized. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	For the Year Ended December 31
	2024	2023
Deferred tax assets:
Net operating losses	$3,049	$1,729
Capitalized R&D	2,146	1,990
Stock-based compensation	507	82
Intangibles	26	30
Accrued expenses	436	192
Other	13	14
Research & development tax credits	363	252
Valuation allowance	(6,539)	(4,287)
Total deferred tax assets	1	2

Deferred tax liabilities:
Depreciation of fixed assets	(1)	(2)
Net deferred tax asset (liability)	$—	$—

At December 31, 2024 and 2023, the Company had available U.S. federal net operating loss (“NOL”) carryforwards of $11.3 million and $6.4 million, respectively, to offset future taxable income at 80% limitation with an indefinite carryforward period. At December 31, 2024 and 2023, the Company had available U.S. state NOL carryforwards of $11.3 million and $6.4 million, respectively, to offset future taxable income. The state NOL carryforwards will begin to expire in 2041.

For the years ended December 31, 2024 and 2023, the Company had federal research and development credits of $0.3 million and $0.2, respectively, which begin to expire in 2041 if not utilized. In addition, at December 31, 2024 and 2023, the Company’s available state research and development credits carryforwards were de minimis.

Pursuant to Internal Revenue Code Section 382 and 383, the utilization of a corporation’s net operating loss (“NOL”) and research and development tax credit (“R&D Credit”) carryforwards is limited following a greater than 50% change in ownership during a three-year period. Ownership change could impact the Company’s ability

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

7.      Income Taxes (cont.)

to utilize the NOL and R&D Credit carryforwards remaining at an ownership change date. The Company has not conducted a Section 382 analysis regarding whether an ownership change had occurred for the Company as of December 31, 2024.

As of December 31, 2024, the Company has not recorded any unrecognized tax benefits. Tax years beginning in 2021 are generally subject to examination by taxing authorities, for at least three years or three years after the use of the NOL. The Company is not under any jurisdictional examination.

The Tax Cuts and Jobs Act of 2017 (“TCJA”) has modified the IRC 174 expenses related to research and development for the tax years beginning after December 31, 2021. Under the TCJA, the Company must now capitalize the expenditures related to research and development activities and amortize over five years for U.S. activities and 15 years for non-U.S. activities using a mid-year convention.

8.      Employee Benefit Plans

The Company adopted a 401(k) Plan for its employees, which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) Plan within statutory and 401(k) Plan limits. Since the inception of the plan and through December 31, 2024, the Company has not made any contributions to the 401(k) Plan.

9.      Segment Information

The Company operates as one operating segment with a focus on the development of oral and effective small molecule therapies. All costs, research and development expenses, general and administrative expenses, interest expense and other expenses are fully allocated to the Company’s one segment, see the accompanying statements of operations. All of the Company’s assets are fully allocated to the Company’s one segment, see the accompanying balance sheets.

10.    Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders:

	For the Years Ended December 31,
	2024	2023
Net loss (in thousands)	$(6,276)	$(9,887)
Weighted average common shares used in net loss per share attributable to common stockholders, basic and diluted	1,279,140	1,174,259
Basic and diluted net loss per common share outstanding	$(4.91)	$(8.42)

The Company’s potential dilutive securities, which include contingently redeemable preferred stock, common stock options, and the unvested portion of early exercised stock options, would have been excluded from the computation of diluted net loss per share attributable to common stockholders whenever the effect of including them would be to reduce the net loss per share. Since both the periods presented had a net loss, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

Invea therapeutics, inc.
Notes to Financial Statements
December 31, 2024

10.    Net Loss per Share (cont.)

The following securities that can potentially dilute basic EPS that are not included in the computation of diluted EPS are as follows as their effects are anti-dilutive:

	2024	2023
Stock options (Note 6)	1,707,375	1,202,675
Unvested early exercised options (Note 6)	70,313	169,063
Series A redeemable preferred stock (Note 5)	8,000,000	8,000,000
Series A-1 redeemable preferred stock (Note 5)	1,092,707	1,092,707

11.    Commitments and Contingencies

From time to time, we may be involved in legal proceedings, as well as demands, claims and threatened litigation, which arise in the normal course of our business or otherwise. The ultimate outcome of any litigation is uncertain and unfavorable outcomes could have a negative impact on our results of operations and financial condition. Regardless of outcome, litigation can have an adverse impact on us because of the defense costs, diversion of management resources and other factors.

See Note 4 for commitments.

12.    Subsequent Events

The Company performed a review of events subsequent to the balance sheet date through the date the financial statements were issued.

On January 31, 2025, the Company entered into a related party convertible promissory note with The Nandabalan Trust 2020 for a principal sum of $0.15 million at an interest rate of 12% per annum (the “Convertible Note”). The Convertible Note has a mandatory conversion feature upon the Company receiving aggregate proceeds of at least $20.0 million in equity financing. The conversion price is determined pursuant to a contractual formula that results in a price per share that is lower than the price paid by new investors in such financing. If not converted, all principal and accrued interest shall be paid by February 1, 2026.

Invea Therapeutics, Inc.
Condensed Balance Sheets
(in thousands, except per share data)

	September 30, 2025 (Unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$329	$7
Prepaid drug manufacturing costs	24	29
Deferred equity offering costs	493	—
Prepaid expenses and other current assets	—	15
Total current assets	846	51
Fixed assets, net	5	7
Total assets	851	$58

Liabilities, contingently redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,913	$3,427
Accrued expenses	936	1,009
Accrued interest	1,139	691
Convertible SAFE due to a related party	700	409
Promissory notes due to related party	995	845
Convertible notes payable, net of discount	1,130	—
Line of credit due to parent	2,000	2,000
Other current liabilities	7	18
Total current liabilities	10,820	8,399
Line of credit due to parent	7,130	6,836
Other long-term liabilities	—	2
Total liabilities	17,950	15,237

Contingently redeemable convertible preferred stock:
Series A contingently redeemable convertible preferred stock, $0.0001 par value, 8,000,000 authorized as of September 30, 2025 and December 31, 2024 and 7,250,000 and 8,000,000 outstanding as of September 30, 2025 and December 31, 2024, respectively	538	594
Series A-1 contingently redeemable convertible preferred stock, $0.0001 par value, 3,200,000 authorized as of September 30, 2025, and December 31, 2024 and 1,092,707 shares outstanding as of September 30, 2025 and December 31, 2024	5,117	5,117
Stockholders’ deficit:
Common stock, $0.0001 par value, 8,490,000 shares authorized as of September 30, 2025, and December 31, 2024; 1,395,875 shares issued and outstanding at September 30, 2025 and December 31, 2024.		—
Additional paid in capital	4,065	3,078
Accumulated deficit	(26,819)	(23,968)
Total stockholders’ deficit	(22,754)	(20,890)
Total liabilities, contingently redeemable convertible preferred stock and stockholders’ deficit	$851	$58

The accompanying notes are an integral part of these financial statements.

Invea Therapeutics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
Operating expenses:
Research and development	$495	$2,179
General and administrative	1,542	4,883
Total operating expenses	2,037	7,062
Loss from operations:	(2,037)	(7,062)
Other (income) expense, net:
Interest expense	523	371
Change in fair value of derivative liability	—	(1,266)
Change in fair value of convertible SAFE liability	291	(779)
Net loss	$(2,851)	$(5,388)
Basic and diluted net loss per share attributable to common stockholders:	$(2.11)	$(4.25)
Weighted average common shares outstanding, basic and diluted:	1,349,943	1,266,744

The accompanying notes are an integral part of these financial statements.

Invea Therapeutics, Inc.
Condensed Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)
(Unaudited)

	Redeemable Convertible Preferred Stock				Common Stock			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series A-1
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2024	8,000,000	$594	1,092,707	$5,117	1,395,875		$—	$3,078	$(23,968)	$(20,890)
Shares contributed by Parent (no consideration)	(750,000)	(56)	—	—	—		—	56	—	56
Vesting of early exercised stock options	—	—	—	—	—		—	13	—	13
Stock-based compensation expense	—	—	—	—	—		—	732	—	732
Issuance of warrants in connection with convertible debt	—	—	—	—	—		—	186	—	186
Net loss	—	—	—	—	—		—	—	(2,851)	(2,851)
Balance at September 30, 2025	7,250,000	$538	1,092,707	$5,117	1,395,875		$—	$4,065	$(26,819)	$(22,754)

Balance at December 31, 2023	8,000,000	$594	1,092,707	$5,117	1,395,875		$—	$951	$(17,692)	$(16,741)
Vesting of early exercised stock options	—	—	—	—	—		—	21	—	21
Stock-based compensation expense	—	—	—	—	—		—	1,310	—	1,310
Net loss	—	—	—	—	—		—	—	(5,388)	(5,388)
Balance at September 30, 2024	8,000,000	$594	1,092,707	$5,117	1,395,875	$		$2,282	$(23,080)	$(20,798)

The accompanying notes are an integral part of these financial statements.

Invea Therapeutics, Inc.
Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Nine Months September 30,
	2025	2024
Operating activities
Net loss	$(2,851)	$(5,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2	2
Stock-based compensation expense	732	1,310
Amortization of debt discount	66	—
Write-off of deferred equity offering costs	—	3,193
Change in fair value of SAFE liability	291	(779)
Change in fair value of derivative liability	—	(1,266)
Changes in operating assets and liabilities:
Prepaid drug manufacturing costs	5	6
Accounts payable	122	(459)
Accrued Interest	448	354
Accrued expenses	(74)	497
Prepaid expenses and other current assets	15	—
Other liabilities	1	(18)
Net cash used in operating activities	(1,243)	(2,548)

Investing activities
Purchases of fixed assets	—	—
Net cash used in investing activities	—	—

Financing activities
Proceeds from line of credit due to Parent	348	1,908
Payments on the line of credit due to Parent	(54)	(270)
Proceeds from officer promissory notes	150	350
Proceeds from issuance of Convertible Notes	300	—
Proceeds from issuance of Senior Convertible Note	950	—
Deferred equity offering costs	(129)	—
Net cash provided by financing activities	1,565	1,988

Net increase in cash and cash equivalents	322	(560)
Cash and cash equivalents, beginning of period	7	590
Cash and cash equivalents, end of period	$329	$30

Supplemental cash flow information
Interest paid	$9	$17
Supplemental non-cash financing information

Deferred equity offering costs in accounts payable	$364	$—
Vesting of early exercised stock options	$13	$21
Issuance of warrants in connection with senior convertible debt	$186	—

The accompanying notes are an integral part of these financial statements.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

1.      Description of Business and Organization

Overview

Invea Therapeutics, Inc. (the “Company”, “Invea”, “we”, “our” or “us”) is a biotechnology company seeking to advance oral, small molecule oral therapeutics for immune-mediated inflammatory diseases (“IMIDs”) — a diverse group of conditions such as cutaneous, rheumatologic, gastrointestinal, respiratory and allergic inflammatory conditions driven by dysregulated immune responses that trigger chronic, multi-system and organ inflammation. The Company’s aim is to develop oral, safe and effective small molecule therapies that control inflammation, prevent tissue damage, improve quality of life and achieve long-term disease remission. The Company has two product candidates (the “Candidates”), INVA8001, which is planned to progress into phase 2a of clinical development in the EU for chronic inducible urticaria, or chronic inducible urticaria, followed by expansion into chronic spontaneous urticaria, the two major forms of chronic urticaria; and INVA8003, which is in early-stage preclinical development and has the potential to address many IMIDs. The Company believes that its product candidates, INVA8001 and INVA8003, if approved, can potentially transform the treatment of several IMIDs, with unmet needs.

The Company was incorporated under the laws of the State of Delaware on October 20, 2021. The Company’s principal office is in Guilford, Connecticut. The Company is a controlled subsidiary of InveniAI LLC (“InveniAI” or “Parent”), which is a controlled subsidiary of BioXcel LLC.

The Company’s primary activities have been the discovery of product candidates, defining a clinical plan and conducting preclinical research in advance of the potential clinical development of the Candidates. These programs for the Candidates and the related assets and liabilities have been contributed to the Company by InveniAI under an Asset Contribution Agreement (the “Contribution Agreement”), dated November 24, 2021 and amended on December 31, 2024, in exchange for preferred stock and future clinical and financing milestone payments — See Note 4.

Liquidity

The Company has incurred net losses and has negative cash flows from operations since its inception. For the nine months ended September 30, 2025 and 2024, the Company incurred a net loss of approximately $2.9 million and $5.4 million, respectively, and used cash for operations of approximately $1.2 million and $2.5 million, respectively. As of September 30, 2025 and December 31, 2024, the Company had an accumulated deficit of approximately $26.8 million and $24.0 million, respectively.

The Company is currently fully reliant on the support of InveniAI and other stockholders to fund its operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

The Company expects to continue incurring losses for the foreseeable future and must raise additional capital to pursue its product candidate development initiatives and conduct clinical trials and continue its operations. The Company cannot provide any assurance that it will raise additional capital. Management believes that the Company has access to capital resources through possible equity offerings, debt financing, corporate collaborations, or other means; however, the Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all.

If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and clinical trials and take additional measures to reduce costs to conserve available cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays in the Company’s research and development, clinical trials and regulatory efforts, which is critical to the realization of its business plan and the future operations of the Company. The Company is currently exploring external financing alternatives which will be needed by the Company to fund its operations. The accompanying financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Impact of Macroeconomic Trends

The Company continues to actively monitor the impact of various macroeconomic trends, such as high rates of inflation, the imposition of tariffs, supply chain disruptions and geopolitical instability, on our business.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

1.      Description of Business and Organization (cont.)

Macroeconomic conditions, such as rising inflation, higher interest rates, imposition of tariffs, changes in regulatory laws and monetary exchange rates, and government fiscal policies, can also have a significant effect on operations including through higher costs and extended timelines. In addition, current geopolitical instability, including the Russia-Ukraine conflict and conflicts in the Middle East and related sanctions, have had, and could continue to have, significant ramifications on U.S. and global financial markets, including volatility. Such macroeconomic and geopolitical conditions could adversely impact our ability to obtain financing in the future at a time and on terms acceptable to us, or at all. We will continue to evaluate how and to what extent macroeconomic and geopolitical conditions impact our business, financial condition and results of operations.

Reverse Stock Split

On December 29, 2025, the Company filed an amendment to the Company’s amended and restated certificate of incorporation to immediately effect a reverse stock split of the shares of the Company’s outstanding common stock at a ratio of one-for-two (the “Reverse Stock Split”). The number of authorized shares and par value per share were not adjusted as a result of the Reverse Stock Split. All references to shares, options to purchase common stock, share amounts, per share amount, and related information contained in the consolidated financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented. The shares of common stock underlying outstanding stock options and other equity instruments were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities. In addition, there was no adjustment to Company’s outstanding preferred stock, however, the conversion ratio was adjusted to 0.5 to 1.0 and will automatically convert into shares of common stock upon the closing of the Company’s initial public offering of common stock.

2.      Summary of Significant Accounting Policies

Basis of Presentation

Unaudited Interim Financial Information

The accompanying condensed balance sheet as of September 30, 2025, the condensed statements of operations, statements of changes in contingently redeemable convertible preferred stock and stockholders’ deficit and cash flows for the nine months ended September 30, 2025, and 2024 are unaudited. The unaudited condensed interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of September 30, 2025, the results of its operations for the nine months ended September 30, 2025 and 2024, its changes in contingently redeemable convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2025 and 2024 and its cash flows for the nine months ended September 30, 2025 and 2024. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2025 and 2024 are unaudited. The results for the nine months ended September 30, 2025 are not necessarily indicative of results to be expected for the year ending December 31, 2025, any other interim periods, or any future year or period. These unaudited financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2024 included in the Company’s audited financial statements.

The accompanying financial statements and notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies on the balance sheet dates and reported amounts of expense during the reporting periods.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

The Company evaluates its estimates each reporting period based on current events, historical experience, and various other assumptions believed reasonable under the current circumstances. Actual results could differ from those estimates. To the extent there are material differences between actual results and these estimates, future results could be materially and adversely affected. The Company believes the accounting policies described below require the Company to make significant judgments and estimates in the preparation of its financial statements. The most critical accounting estimates in the financial statements include the valuation of common stock and preferred stock and the valuation of the SAFE liabilities.

Cash and Cash Equivalents

Cash is held at a leading U.S. financial institution insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 thousand. Cash balances could exceed FDIC insured amounts at any given time; however, the Company has not experienced such losses and believes the risk of loss is minimal.

Segment Information

The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer. The CODM manages operations, allocates resources and evaluates financial performance on a company-wide basis. The Company operates in one reporting segment. Management uses one measurement of profitability, net loss and does not segregate its business for internal reporting. All costs, research and development expenses, general and administrative expenses, interest expense, and other expenses are fully allocated to the Company’s one segment. The Company has no revenue, and the information provided to the CODM that is reviewed is the related detail of research and development, general and administrative and other expenses. All long-lived assets are maintained in the United States. See Note 10 for additional information.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company measures fair value based on a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 —	Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities as of the measurement date.
Level 2 —	Inputs (other than quoted prices included within Level 1) that are directly observable for the asset or liability or indirectly observable for similar assets or liabilities.
Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

A financial instrument’s fair value classification is based on the lowest level of any input that is significant in the fair value measurement hierarchy. Valuation methods and assumptions used to estimate fair value, when Level 1 inputs are not available, are subject to judgments and changes in these factors can materially affect fair value estimates.

The fair values of the SAFE liabilities and the derivative IPO-related milestone payments (see Note 4) were determined using a probability weighted expected return model for which there are significant inputs not observable in the market, such as time to liquidity. This approach results in the classification of the SAFE liabilities and derivative as Level 3 in the fair value hierarchy.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

For financial assets and financial liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. There were no transfers between levels during the nine months ended September 30, 2025 and 2024.

The carrying amounts reported in the balance sheets for cash, accounts payable, accrued expenses, other current liabilities, promissory notes and lines of credit due to variable interest rate approximate fair value due to relatively short periods to maturity.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and the line of credit with InveniAI. Cash is deposited in banks and other accredited financial institutions in the United States. Such deposits are generally in excess of FDIC limits.

Risk and Uncertainties

The Company is subject to certain risks and uncertainties similar to other development-stage biotechnology companies, including, but not limited to: successful development, manufacturing, and marketing its product candidates; obtaining regulatory clearance from U.S. Food and Drug Administration or foreign regulatory agencies prior to commercial sales; new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with governmental regulations, uncertainty of market acceptance of any approved products, product liability, and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies and clinical trials and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. If the Company does not successfully commercialize or partner any of its product candidates, it will be unable to generate product revenue or achieve profitability.

Deferred Equity Offering Costs

Deferred equity offering costs consist of legal, professional services, and other costs incurred through the balance sheet date that are directly related to the Company’s initial public offering (“IPO”). The Company previously initiated an IPO process in 2024 but subsequently abandoned that effort for a period exceeding 90 days. In accordance with accounting guidance, the deferred offering costs related to the abandoned 2024 IPO were expensed in 2024 within general and administrative expenses.

In 2025, the Company commenced a new IPO process, and the deferred equity offering costs incurred for the nine months ended September 30, 2025 relate solely to this new offering effort. These deferred costs will reduce the proceeds of the proposed initial offering of the Company. Should the proposed initial public offering be unsuccessful, these deferred costs will be recorded as an expense within general and administrative expenses.

Fixed Assets, net

Fixed assets are stated at cost, net of accumulated depreciation and primarily consist of computer and information technology equipment. Depreciation commences when the asset is ready to be placed in service and is recognized on a straight-line basis over the estimated useful lives of the assets, which is generally five years.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of salaries, benefits, and other personnel related costs, including stock-based compensation, consulting, preclinical studies, drug manufacturing costs and fees paid to other entities to conduct certain research and development activities on the Company’s behalf, as well as allocated facility and other related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

as prepaid expenses until the related goods are delivered or services are performed, which are generally short-term in nature. The Company’s regulatory costs have not been material for the periods presented and are not included in research and development expenses.

During 2025 and 2024, the Company engaged with third parties to perform chemistry, manufacturing, and controls management activities for INVA8001. Under the terms of these agreements, the Company makes periodic prepayments in accordance with contractual payment schedules. The amounts paid are treated as prepaid drug manufacturing costs and are expensed as services are performed.

For pre-clinical research and development activities, based on information from its vendors, the Company records an accrual for the costs of these activities based for the amount of services provided but not yet invoiced and includes these costs in accrued expenses. These costs are a component of the Company’s research and development expenses.

Stock-Based Compensation Expense

Stock option awards are valued at fair value on the date of grant and that fair value is recognized over the requisite service period. The estimated fair value of stock option awards was determined using the Black-Scholes option pricing model on the date of grant. Judgment and estimates used to estimate the fair value of awards include the fair value of the Company’s common stock, the expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors. The Company accounts for forfeitures as they occur.

Leases

The Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use asset and a lease liability on the balance sheet for all leases with an initial lease term of greater than 12 months. The Company has no lease arrangements that meet this criterion as of September 30, 2025 and December 31, 2024.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts or existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. The Company records a valuation allowance to reduce deferred tax assets to an amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained upon examination by the tax authorities, based on the merits of the position. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of its provision for income taxes. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits and there are no uncertain tax positions.

Basic and Diluted Loss Per Share

Basic net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of diluted securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, including potential dilutive shares of common stock.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

For the purpose of this calculation, outstanding stock options, warrants and redeemable convertible preferred stock are considered potential dilutive shares of common stock. In 2025 and 2024, the unvested early exercised options were excluded from the basic and diluted net loss per share as these options are contingently returnable due to the remaining vesting period. In 2025 and 2024, the effects of stock options, warrants and convertible preferred stock were excluded from the diluted net loss per share as the result of the computation was antidilutive.

Emerging Growth Company Status

The Company is an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) no longer qualifies as an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recent Accounting Pronouncements Not Yet Adopted

On December 14, 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires the use of consistent categories and greater disaggregation in tax rate reconciliations and income taxes paid disclosures. These amendments are effective for fiscal years beginning after December 15, 2024. These income tax disclosure requirements can be applied either prospectively or retrospectively to all periods presented in the financial statements. We are currently evaluating the impact of adopting this standard; however, we do not expect it to have a material impact on our Financial Statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in this update require footnote disclosures on disaggregated information about specific categories underlying certain income statement expense line items that are considered relevant. This includes items such as the purchase of inventory, employee compensation, depreciation, and intangible asset amortization. The amendments in ASU 2024-03 are effective for fiscal years beginning after December 15, 2026. Early adoption is permitted. We expect that adoption of this ASU will result in additional disclosure, but will not impact our financial position, results of operations, or cash flows.

3.      Accrued Expenses and Other Current Liabilities

Accrued expenses consist of the following (in thousands):

	September 30, 2025	December 31, 2024
Accrued Wages	$710	$749
Professional fees	21	79
License Fees – related party	88	100
Other accrued expenses	117	81
	$936	$1,009

Other current liabilities consist of the liability for early exercise of stock options of $7 thousand and $18 thousand as of September 30, 2025, and December 31, 2024, respectively.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

4.      Related Party Transactions

Transaction With Parent

The Company entered into a Contribution Agreement with InveniAI on November 24, 2021, pursuant to which InveniAI agreed to contribute to us, and we agreed to acquire from InveniAI, all of InveniAI’s rights, title, and interest in and to, and all of the assets and liabilities associated with, INVA8001, INVA8002 (currently deprioritized) and INVA8003 (prepaid expenses of $30 thousand and payable to Parent of $0.4 million) in consideration for:

a.      8,000,000 shares of Series A contingently redeemable convertible preferred stock representing 100% of contingently redeemable convertible preferred stock issued as of December 31, 2021.

b.      For each of the Candidates contributed, payments of up to $25.0 million per Candidate upon the achievement of specific clinical and regulatory milestones.

c.      $2.5 million payable as a lump as follows: $1.25 million within 30 days of closing an IPO and $1.25 million within 30 days of the first anniversary of the IPO.

In 2024, the Company amended its Contribution Agreement to remove the obligation to make IPO milestone payments totaling $2.5 million to InveniAI and as a result, the previously recognized derivative liability was reversed in fiscal year 2024.

On March 31, 2025, the Company and InveniAI entered into a new Contribution Agreement, pursuant to which InveniAI transferred 750,000 shares of Series A preferred stock back to the Company. The transfer was executed to support the Company’s proposed initial public offering and was structured to qualify as a tax-free transaction.

The product-related milestone payments are payable in cash and are legally separable from the Series A contingently redeemable convertible preferred stock and, as such, they are accounted for as contingent liabilities. As of September 30, 2025, December 31, 2024, the product-related milestone payments were not deemed probable and, therefore, no liability is recorded.

The Company has a separation and shared services agreement with the Parent, pursuant to which the Parent allows the Company to use the Parent’s office space, equipment, general administrative support, intellectual property prosecution and management, and human infrastructure for research and development activity, based on the agreed-upon terms and conditions, in exchange for payments of defined monthly and/or hourly fees. For nine months ended September 30, 2025, the Company incurred approximately $0.2 million of expenses under this agreement, of which approximately $0.1 million is included in research and development expense and approximately $0.1 million is in general and administrative expense, all of which was payable at September 30, 2025 and included in the Line of credit due to parent on the balance sheet. For the nine months ended September 30, 2024, the Company incurred approximately $0.2 million of expenses under this agreement, of which approximately $0.15 million is included in research and development expense and approximately $69 thousand is included in general and administrative expense.

On November 24, 2021, the Parent extended a line of credit to the Company, which provided for aggregate borrowings for $4.0 million. The line of credit was amended in April 2023, October 2023, January 2024 and July 2024, resulting in a modification of the repayment terms and aggregate borrowing capacity. Under the modified terms, the aggregate borrowing capacity was increased to $9.0 million, and the repayment terms require that $2.0 million shall be due within fifteen days of the Company receiving at least $25.0 million aggregate cumulative gross proceeds from its initial public offering, and the remaining principal and accrued interest thereon is due upon the earlier of (a) March 31, 2027 and (b) the consummation of a financing with cumulative aggregate proceeds of at least $100.0 million. The amount payable includes the interest on the unpaid balance of each advance made under the line of credit. Interest accrues at a rate per annum equal to the applicable federal rate for short-term loans as of the applicable date, in each case calculated based on a 365-day year and actual days elapsed (4.06% and 4.50% at September 31, 2025 and December 31, 2024, respectively). As of September 30, 2025, the Company owed approximately $10.0 million under the line of credit inclusive of principal and interest, of which $2.9 million was short term, and $7.1 million was long-term. As of December 31, 2024, the Company owed approximately

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

4.      Related Party Transactions (cont.)

$9.4 million under the line of credit, inclusive of principal and interest, of which $2.6 million was short term and $6.8 million was long-term. Accrued interest on the balance sheet contains accrued interest on the line of credit as of September 30, 2025 and December 31, 2024 of approximately $0.9 million and $0.6 million, respectively.

On October 1, 2023, the Company entered into a license agreement with InveniAI LLC (the “AlphaMeld License”) pursuant to which the Company obtained non-exclusive rights to access and use InveniAI’s AlphaMeld Platform for internal research purposes in the field of immune-mediated inflammatory diseases. The AlphaMeld License was first amended effective January 1, 2024, and subsequently amended on September 30, 2025 (“Amendment No. 2”).

Under Amendment No. 2, the parties confirmed a three-year initial term beginning January 1, 2024, with automatic one-year renewals thereafter unless terminated by either party with 90 days’ prior written notice. The amendment established a uniform annual license fee of $50 thousand dollars, applied retroactively to January 1, 2024, in full substitution for all prior fee provisions and accrued obligations under the original agreement and Amendment No. 1. Payment of the amended fee may be deferred until December 31, 2026. In addition Amendment No. 2 clarifies intellectual property ownership whereby the Company retains all rights to any inventions, data, know-how, or other intellectual property generated by the Company through use of the AlphaMeld Platform by the Company’s scientists, and InveniAI will execute assignments to effect the transfer of such rights to the Company upon request without additional consideration.

Corporate Expenses

The statement of operations includes direct expenses as well as an allocation of general corporate expenses of the Parent for services provided by the Parent for certain support and development functions that are provided on a centralized basis. These expenses generally include office space, general administrative support, and human infrastructure for research and development activities. These costs are allocated to the Company based on predetermined rates as per the separation and shared services agreement and would not have been materially different if incurred on a stand-alone basis.

As of September 30, 2025, and December 31, 2024, outstanding service charges related to corporate expenses are included in the “Line of credit due to Parent” accounts on the Company’s balance sheets.

Line of Credit Due to Related Party

On February 9, 2022, the Company’s Chief Executive Officer (“CEO”) provided the Company with a line of credit (the “Officer Line of Credit”), which provides for aggregate borrowings of $0.5 million. The Officer Line of Credit was payable within 12 months of execution, together with interest on the unpaid balance of each advance made under the Officer Line of Credit, which accrues at a rate per annum equal to 15%, in each case calculated based on a 365-day year and actual days elapsed. In January 2023, the Company borrowed $0.2 million under the Officer Line of Credit. The Officer Line of Credit expired on February 9, 2023. On March 22, 2023, the Company issued a SAFE instrument to the CEO (the “CEO SAFE”). The consideration for the CEO SAFE included a cancellation of the principal of $0.2 million borrowed under the Officer Line of Credit and related interest accrued.

Promissory Notes Due to Related Party

On September 20, 2023, the Company entered into a promissory note with the Chief Executive Officer’s trust for a principal amount of $0.3 million (the “Secured Nandabalan Note”). The Secured Nandabalan Note accrues interest at a rate that is 15% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the Secured Nandabalan Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 20% per annum. The principal amount and accrued interest under the Secured Nandabalan Note was due on September 19, 2024. On September 19, 2024, the Secured Nandabalan Note was amended to extend the maturity date to June 30, 2025 and on October 28, 2025, the Secured Nandabalan Note was amended to extend the maturity date to March 31, 2026.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

4.      Related Party Transactions (cont.)

On May 28, 2024, the Company entered into a secured promissory note with the Chief Executive Officer’s trust for a principal amount of $0.35 million (the “2024 Trust Note”). The 2024 Trust Note accrues interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the 2024 Trust Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5% per annum. The principal amount and accrued interest under the 2024 Trust Note was initially due and payable one year from the effective date. On September 29, 2025, the 2024 Trust Note was amended to extend the maturity date to May 27, 2026.

On October 23, 2024, and October 29, 2024, respectively, the Company entered into two secured promissory notes with the Chief Executive Officer, for a principal amount of approximately $0.195 million (the “October 2024 Secured Notes”). The October 2024 Secured Notes accrue interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the October 2024 Secured Notes, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5%. On October 17, 2025, the October 2024 Secured Notes were amended such that the respective principal amount and all accrued and unpaid interest thereunder shall be due and payable on April 22, 2026 for the October 2024 Secured Note with a principal amount of $0.165 million and April 28, 2026 for the October 2024 Secured Note with a principal amount of $0.03 million.

Convertible Notes Due to Related Party

On January 31, 2025, the Company entered into a related party convertible promissory note with the CEO’s trust for a principal sum of $0.15 million at an interest rate of 12% per annum (the “January 2025 Convertible Note”). The January 2025 Convertible Note has a mandatory conversion feature upon the Company receiving aggregate proceeds of at least $20.0 million in an equity financing. The conversion price is determined pursuant to a contractual formula that results in a price per share that is lower than the price paid by new investors in such financing. If not converted, all principal and accrued interest shall be paid by February 1, 2026.

Simple Agreements for Future Equity (SAFE Agreements) Issued to Related Party

On March 22, 2023, the Company entered into two SAFE Agreements with the Company’s Chief Executive Officer and his trust for a total of $0.7 million and $0.5 million, respectively (collectively, the “CEO SAFEs”). The CEO SAFEs each included a payment of $0.5 million to the Company, for total cash proceeds of $1.0 million. The consideration for the CEO SAFE issued to the Company’s Chief Executive Officer also included a cancellation of principal and interest accrued under the officer line of credit of approximately $0.2 million. Upon the earlier of an IPO or a transaction or series of transactions in connection with raising capital, the CEO SAFEs shall convert into either shares of common stock in the event of an IPO or contingently redeemable convertible preferred stock or common stock in the event of another capital raising transaction or series of transactions.

A summary of the significant unobservable inputs used in measuring the SAFE liabilities is as follows:

	September 30, 2025	December 31, 2024
Time to IPO (years)	0.33	0.33
Time to private equity financing (years)	0.33	0.33
Probability of conversion upon an IPO	40%	15%
Probability of equity financing	20%	20%
Probability of liquidation	40%	65%
Discount rate	12%	12%

The probability-weighted outcomes were based on financial stability of the company, the Company’s overall assessment of market conditions and discussions with outside parties. The probabilities reflect the most current facts and circumstances at the measurement date.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

4.      Related Party Transactions (cont.)

The SAFE liabilities activity was as follows (in thousands) measured on a recurring basis using significant Level 3 inputs:

Balance as of December 31, 2024	$409
SAFE agreements executed	—
Remeasurement of SAFE liabilities	291
Balance as of September 30, 2025	$700
Balance as of December 31, 2023	$1,188
SAFE agreements executed	—
Remeasurement of SAFE liabilities	(779)
Balance as of September 30, 2024	$409

5.      Convertible Notes Payable and Warrants

On March 31, 2025, the Company issued two convertible promissory notes to certain accredited investors each with a principal amount of $150 thousand, which were amended on October 27, 2025, and on October 29, 2025 (as amended, the “March 2025 Notes”). The March 2025 Notes bear interest at 18% per annum and mature on December 31, 2025, unless earlier converted or extended by the holder. At the option of the holders, the March 2025 Notes are convertible into the same class of equity securities issued in the Company’s next qualified equity financing where the Company raises at least $10.0 million at a 30% discount to the price paid by new investors. If a non-qualified financing occurs, the holder may elect to treat it as a qualified financing for conversion purposes. The Company evaluated the March 2025 Notes under ASC 470-20 and ASC 815 and determined that no separate derivative liability or beneficial conversion feature should be recognized at issuance. The note was recorded at face value, and interest is being accrued over the term of the March 2025 Notes. As of September 30, 2025 the outstanding principal and accrued interest totaled $0.32 million.

On July 2, 2025, the Company issued to Ascent Partners a Senior Secured Convertible Promissory Note (the “July 2025 Senior Note”) with an aggregate principal amount of $1.1 million for gross cash proceeds of $0.95 million. The difference between the face value and cash proceeds represents an original issue discount (“OID”) of $0.12 million. The July 2025 Senior Note bears interest at 10% per annum, matures on September 1, 2026, and is convertible, at the holder’s option, into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company at the closing of a direct listing of the Company’s securities on a trading market, a reverse takeover or a business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.60 per share, subject to adjustment for stock splits and similar events. The July 2025 Senior Note includes customary covenants and events-of-default provisions and are secured by substantially all the Company’s assets.

In connection with the issuance of the July 2025 Senior Note, the Company issued to Ascent Partners warrants to purchase 111,585 shares of common stock at an exercise price of $9.62 per share (the “July 2025 Warrants”), for no additional consideration. The July 2025 Warrants are exercisable immediately and expire five years from the issuance date. The July 2025 Warrants were determined to be freestanding financial instruments and were evaluated under ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity. Management concluded that the July 2025 Warrants met the criteria for equity classification. Accordingly, the allocated fair value of the July 2025 Warrants, estimated at $0.18 million using the Black-Scholes option-pricing model (expected volatility 101.5%, risk-free rate 3.7%, expected term 2.5 years, dividend yield 0%), was recorded as a debt discount with a corresponding credit to additional paid-in capital.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

5.      Convertible Notes Payable and Warrants (cont.)

The total debt discount, including both the OID and the warrant-related amount, is being amortized to interest expense over the term of the July 2025 Senior Note using the effective-interest method. For the nine months ended September 30, 2025, the Company recognized approximately $0.1 million of non-cash interest expense related to amortization of the combined OID and warrant discount. As of September 30, 2025, the outstanding principal and interest balance of the July 2025 Senior Note was approximately $1.2 million, and the unamortized debt discount, representing both the OID and warrant value, reduced the carrying amount of the July 2025 Senior Note to approximately $0.2 million.

6.      Contingently Redeemable Convertible Preferred Stock and Common Stock

Authorized Capital

As of September 30, 2025, the number of shares of all classes of stock which the Company has authority to issue under its amended and restated articles of incorporation are (i) 8,490,000 shares of common stock with a par value of $0.0001 per share and (ii) 11,200,000 shares of contingently redeemable convertible preferred stock, of which 8,000,000 is designated as Series A contingently redeemable convertible preferred stock and 3,200,000 as Series A-1 contingently redeemable convertible preferred stock, each with a par value of $0.0001 per share.

Contingently Redeemable Convertible Preferred Stock

The Company classifies its contingently redeemable convertible preferred stock outside of total stockholders’ deficit as, upon certain “deemed liquidation events” that are not solely within the control of the Company, the shares would become contingently redeemable at the option of the holders. As of September 30, 2025 and December 31, 2024, no deemed liquidation events were probable.

Series A Contingently Redeemable Convertible Preferred Stock Financing

On November 24, 2021, the Company issued 8,000,000 shares of Series A contingently redeemable convertible preferred stock to the Parent pursuant to the Contribution Agreement. The Company recorded the Series A contingently redeemable convertible preferred stock at its initial fair value.

On March 31, 2025, the Company and InveniAI entered into a new Contribution Agreement, pursuant to which InveniAI transferred 750,000 shares of Series A preferred stock back to the Company. The transfer was executed to support the Company’s proposed initial public offering and was structured to qualify as a tax-free transaction. Approximately $56 thousand of carrying value was reclassified from mezzanine equity to additional paid-in capital in common equity.

Voting Rights

Each share of contingently redeemable convertible preferred stock has a number of votes equal to the whole number of shares of common stock into which it is convertible. Except as provided by the Company’s amended and restated certificate of incorporation or bylaws, the holders of contingently redeemable convertible preferred stock and the holders of common stock vote together as one single class, on an as-converted basis.

Dividend Rights

The holders of contingently redeemable convertible preferred stock are entitled to receive dividends, when, as and if declared by the board of directors. The Company may not declare, pay, or set aside a dividend on any shares of stock unless it also pays a dividend to the preferred stockholders. Such dividends, which are noncumulative, are payable out of funds legally available and are payable only when and if declared by the board of directors. The dividend rate is equal to the dividend paid per share of common stock times the number of shares into which the contingently redeemable convertible preferred stock could be converted. The dividend rate is subject to adjustment for stock splits, combinations, reorganizations, and similar transactions. As of September 30, 2025 and December 31, 2024, the Company has not declared, accrued, or paid any dividends on its contingently redeemable convertible preferred stock.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

6.      Contingently Redeemable Convertible Preferred Stock and Common Stock (cont.)

Conversion Rights

Each share of contingently redeemable convertible preferred stock is convertible, at the option of the holder, into such number of common stock as is determined by dividing the original issue price for that series by the conversion price for such series in effect at the time of conversion. As of September 30, 2025 and December 31, 2024, both the original issue price and the applicable conversion price are $0.53 per share for the Series A contingently redeemable convertible preferred stock and $4.80 per share for the Series A-1 contingently redeemable convertible preferred stock.

Each share of contingently redeemable convertible preferred stock shall automatically be converted into shares of common stock upon (a) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten IPO resulting in at least $25.0 million of gross proceeds to the Company, or (b) the date and time, or the occurrence of an event specified by vote or written consent of the holder, when all the outstanding shares of contingently redeemable convertible preferred stock shall automatically be converted into shares of common stock. Each share of contingently redeemable convertible preferred stock converts into one share of common stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a Deemed Liquidation Event (i.e., a merger or consolidation of the Company, unless the existing stockholders retain more than 50% of the voting power of the surviving entity, or the sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the Company’s assets) (together, a “Liquidation Event”), the contingently redeemable convertible preferred stock is automatically redeemable, with the Preferred Stockholders receiving an amount equal to the higher of (i) the applicable original issue price of each series (in each case, as adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events) plus any declared unpaid dividends, or (ii) such amount that would be paid out as if all contingently redeemable convertible preferred stock has been converted into common stock immediately prior to the Liquidation Event. Any remaining proceeds available to holders of common stock shall be distributed pro rata based on the number of shares of common stock held by each holder. If, upon any such Liquidation Event, assets available for distribution to the Company’s stockholders are insufficient to pay the holders of shares of each series of contingently redeemable convertible preferred stock in the full amount to which they are entitled under the Company’s amended and restated certificate of incorporation, then the preferred stockholders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Anti-dilution Provisions

Subject to customary exemptions, if the Company issues additional shares of common stock, or securities convertible into shares of common stock, at a purchase price less than the Series A contingently redeemable convertible preferred stock conversion price in effect immediately prior to such issuance, the Series A contingently redeemable convertible preferred stock conversion price will be reduced using a broad-based weighted average formula. The reduction to the conversion price is determined by multiplying the Series A conversion price in effect prior to the issuance of additional shares by a defined ratio, calculated as the sum of the number of shares outstanding and the additional shares that would have been issued had they been issued at the conversion price, divided by the number of shares outstanding subsequent to the new transaction.

Subject to customary exemptions, if the Company issues additional shares of common stock, or securities convertible into shares of common stock, at a purchase price less than the Series A-1 contingently redeemable convertible preferred stock conversion price, the Series A-1 contingently redeemable convertible preferred stock conversion price shall be reduced concurrently with such issuance of additional common stock to the same price of such common stock.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

6.      Contingently Redeemable Convertible Preferred Stock and Common Stock (cont.)

Contingent Redemption Rights

The preferred stockholders have the contingent right to redeem all shares of the contingently redeemable convertible preferred stock if the Company does not affect the dissolution of the Company within 90 days after a deemed liquidation event, as defined in the amended and restated certificate of incorporation.

Common Stock

The holders of common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when funds are legally available and when, as, and if declared by the board of directors, subject to the prior rights of the contingently redeemable convertible preferred stockholders. The common stockholders have no preemptive or other subscription rights and there is no redemption or sinking fund provisions with respect to such shares. As of September 30, 2025 and December 31, 2024, the Company has not declared, accrued, or paid any dividends on its common stock.

7.      Stock-Based Compensation

2021 Stock Plan

Stock-based incentive awards are provided to directors, employees, and consultants under the terms of the 2021 Stock Plan (the “2021 Plan”) as administered by the board of directors. Awards under the 2021 Plan principally include incentive stock options, non-statutory stock options, restricted share awards, other stock-based awards, or any combination thereof. Service awards granted under the 2021 Plan have a term of ten years and generally vest over a four-year period.

During the nine months ended September 30, 2025 and 2024, the Company granted awards under the 2021 Plan that consist of stock options that vest solely on service and in some cases, allow for early exercise.

The 2021 Plan was amended in 2023 to increase the number of authorized shares for equity awards from to 1,970,000 shares and then again in 2024 to increase the number of authorized shares to 2,220,000 and then again in March 2025 to increase the number of authorized shares to 2,595,000. For the nine months ended September 30, 2025, the Company recognized stock-based compensation expense of approximately $0.7 million, of which $0.1 million was included in research and development expense and $0.6 million was included in general and administrative expense. For the nine months ending September 30, 2024, the Company recognized stock-based compensation expense of approximately $1.3 million, of which $0.7 million was included in research and development expense and $0.6 million was included in general and administrative expense.

As of September 30, 2025, the total unrecognized compensation cost related to outstanding stock options was approximately $1.5 million, which is expected to be recognized over a weighted-average period of 1.90 years.

The fair value of the Company’s common stock, which was the strike price for the grants, was determined on the grant date of the awards by the Company’s board of directors, considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation. The fair value of the Company’s stock options granted during the nine months ended September 30, 2025 and 2024 was estimated using the Black-Scholes option pricing model with the following assumptions:

	For the Nine Months Ended September 30,
	2025	2024
Expected life	5.687 – 5.689 years	4.999 years – 5.430 years
Volatility	100.8% – 101.7%	98.2% – 98.7%
Risk free interest rate	4.092% – 4.093%	3.587% – 4.187%
Stock price	$4.06	$3.72
Expected dividend yield	—%	—%

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

7.      Stock-Based Compensation (cont.)

Each of these inputs is subjective and generally requires significant judgment.

Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method, which is based on the mid-point between the grant date and the contractual term date (or vesting end date, for early exercised stock options).

Volatility — The Company determines volatility based on the historical volatilities of comparable publicly traded biotechnology companies over a period equal to the expected term because it has no trading history for its common stock price. The comparable companies were chosen based on similar size, stage in the life cycle, or area of specialty. The Company will continue to apply this process until enough historical information regarding volatility of its own stock becomes available.

Risk-Free Interest Rate — The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.

Dividend Yield — The Company has never paid and has no plans to pay any dividends on its common stock. Therefore, the Company has used an expected dividend yield of zero.

Fair Value of Underlying Common Stock — Because the Company’s common stock is not yet publicly traded, the Company’s Board of Directors has relied primarily on contemporaneous or reasonably proximate independent third-party valuations, along with other relevant information, in determining the fair value of the Company’s common stock at each grant date. In preparing these valuations, the independent valuation firm considered, among other factors: (i) the relative rights, preferences, and privileges of the Company’s contingently redeemable preferred stock compared to those of the Company’s common stock; (ii) the lack of marketability of the Company’s common stock; (iii) the Company’s actual operating and financial results; (iv) current business conditions and future projections; (v) the likelihood and timing of a potential liquidity event, such as an initial public offering or sale, in light of prevailing market conditions; (vi) relevant precedent transactions; and (vii) market multiples and other valuation benchmarks of comparable publicly traded companies operating in similar sectors.

Stock Option Activity

Stock Option Activity under the 2021 Plan was as follows:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)	Weighted Average Fair Value Per Share
Outstanding at December 31, 2024	1,707,375	$2.40	8.1	$2,352	$1.86
Granted	480,500	4.06		—	3.24
Forfeited	(15,250)	1.08		—	0.84
Exercised	—	—		—	—
Outstanding at September 30, 2025	2,172,625	$2.78	7.8	—	$2.18
Option vested and exercisable at December 31, 2024	1,396,679	$2.34	8.2	1,956	$1.80
Option vested and exercisable at September 30, 2025	1,685,973	2.48	7.5	2,713	1.92

Early Exercised Stock Options

Prior to January 1, 2023, certain members of the Company’s board of directors, the Chief Executive Officer, and key advisors opted to early exercise their stock options, which was allowed under terms of each award. The amounts received in exchange for these shares have been included in other liabilities in the accompanying balance sheet and

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

7.      Stock-Based Compensation (cont.)

are reclassified to equity as the shares vest. There were no early exercises of stock options for the nine months ended September 30, 2025 and 2024. As of September 30, 2025 the total amount of the liability recorded related to unvested shares was $7 thousand, all of which was short term. As of December 31, 2024, the total amount of the liability related to unvested shares was $20 thousand of which $3 thousand was short term, respectively.

The shares issued upon the early exercise of these unvested stock options, which are reflected as exercises in the table above, are considered to be legally issued and outstanding on the date of exercise for accounting purposes.

Early exercised stock option activity under the 2021 Plan was as follows:

Number of Shares
Unvested as of December 31, 2024	70,313
Vested from January 1 – September 30, 2025	(45,937)
Unvested as of September 30, 2025	24,376

Unvested as of December 31, 2023	169,063
Vested from January 1 – September 30, 2024	(74,062)
Unvested as of September 30, 2024	95,001

8.      Income Taxes

The Company did not record a federal or state income tax benefit for losses incurred during the nine months ended September 30, 2025, and 2024. The Company concluded that it is more likely than not that its deferred tax assets will not be realized, which resulted in recording a full valuation allowance during those periods.

9.      Employee Benefit Plans

The Company adopted a 401(k) Plan for its employees, which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) Plan within statutory and 401(k) Plan limits. Since the inception of the plan and through September 30, 2025, the Company has not made any contributions to the 401(k) Plan.

10.    Segment Information

The Company operates as one operating segment with a focus on the development of oral and effective small molecule therapies. All costs, research and development expenses, general and administrative expenses, interest expense and other expenses are fully allocated to the Company’s one segment, see the accompanying statements of operations. All of the Company’s assets are fully allocated to the Company’s one segment, see the accompanying balance sheets.

11.    Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders:

	Nine Months Ended September 30,
	2025	2024
Net loss (in thousands)	$(2,851)	$(5,388)
Weighted average common shares used in net loss per share attributable to common stockholders, basic and diluted	1,349,943	1,266,744
Basic and diluted net loss per common share outstanding	$(2.11)	$(4.25)

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

11.    Net Loss per Share (cont.)

The Company’s potential dilutive securities, which include contingently redeemable preferred stock, common stock options, common stock warrants and the unvested portion of early exercised stock options, would have been excluded from the computation of diluted net loss per share attributable to common stockholders whenever the effect of including them would be to reduce the net loss per share. Since both the periods presented had a net loss, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

The following securities that can potentially dilute basic EPS that are not included in the computation of diluted EPS are as follows as their effects are anti-dilutive:

	September 30, 2025	September 30, 2024
Stock options (Note 6)	2,172,625	1,725,675
Unvested early exercised options (Note 6)	24,376	95,001
Series A redeemable preferred stock (Note 5)	7,250,000	8,000,000
Series A-1 redeemable preferred stock (Note 5)	1,092,707	1,092,707
Warrants (Note 5)	111,585	—

12.    Commitments and Contingencies

From time to time, we may be involved in legal proceedings, as well as demands, claims and threatened litigation, which arise in the normal course of our business or otherwise. The ultimate outcome of any litigation is uncertain and unfavorable outcomes could have a negative impact on our results of operations and financial condition. Regardless of outcome, litigation can have an adverse impact on us because of the defense costs, diversion of management resources and other factors.

The Company has received and responded to a number of demand letters from an investor pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”), seeking inspection of certain of the Company’s books and records. On June 19, 2025, the investor filed a complaint in the Delaware Court of Chancery to compel such inspection pursuant to Section 220 of the DGCL. The Company is disputing the plaintiff’s claims and intends to defend its position vigorously. A trial date has been set for mid-January 2026. At this stage, the proceeding is limited to the request for inspection and no claims for damages have been asserted. However, if the plaintiff were to initiate additional proceedings seeking damages or other relief, there can be no assurance that such action would not have a material adverse effect on the Company’s financial position, results of operations, or cash flows. Management believes that, based on currently available information, no loss contingency is probable or reasonably estimable as of September 30, 2025, and accordingly, no liability has been recorded in the accompanying financial statements.

13.    Subsequent Events

On October 28, 2025, the Company entered into a First Amendment to the March 2025 Notes. The Amendment modified certain terms of the March 2025 Notes extending the maturity date from September 30, 2025 to December 31, 2025, increasing the aggregate principal amount from $150,000 to $165,000 and increasing the conversion discount to 30%. All other provisions of the March 2025 Notes remain in full force and effect.

On November 1, 2025, the Company entered into a Consolidated Convertible Promissory Note (the “Consolidated Note”) with The Nandabalan 2020 Trust, dated July 24, 2020, as holder, in the principal amount of approximately $0.6 million. The Consolidated Note amended, restated, and replaced (i) the Secured Nandabalan Note, as amended on September 19, 2024 and October 28, 2025, and (ii) the Convertible Note dated January 31, 2025. The Consolidated Note bears interest at 7.5% per annum, matures on December 31, 2026, and contains a mandatory conversion feature into shares of capital stock upon the occurrence of the Company receiving aggregate cash proceeds of at least $10.0 million in a financing event to third parties. The Consolidated Note is unsecured, and all liens granted under the prior notes were released in connection with the amendment.

INVEA THERAPEUTICS, INC.
Notes to the Unaudited Condensed Financial Statements

13.    Subsequent Events (cont.)

On November 1, 2025, the Company entered into Amendment No. 7 to the Line of Credit with InveniAI LLC, increasing the maximum borrowing capacity to $9.5 million and modifying repayment and conversion terms. Under the Amendment, $1.8 million of principal becomes due on the earlier of December 31, 2026 or an initial public offering with gross proceeds of at least $20.0 million. The remaining balance, including any future advances and accrued interest, may automatically convert into common stock at the price per share in the next financing event, such as an IPO or private financing, with any unconverted amounts due by June 30, 2027.

On November 19, 2025, the Company issued to Ascent Partners a Senior Secured Convertible Promissory Note, which was amended on December 31, 2025, or, as amended, the November 2025 Senior Note, with an aggregate principal amount of approximately $0.37 million for gross cash proceeds of $0.3 million. The difference between the face value and cash proceeds represents an original issue discount of approximately $0.07 million. Upon the consummation of the Company’s initial public offering, the outstanding principal amount of the November 2025 Senior Note, together with all accrued and unpaid interest, is required to be repaid in full in cash and will not convert into equity in connection with such initial public offering. The November 2025 Senior Note bears interest at 12% per annum, matures on the earlier of (i) August 19, 2026 or (ii) the closing date of the Company’s initial public offering, and is also convertible at the holder’s option into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company at the closing of a direct listing of the Company’s securities on a trading market, a reverse takeover or a business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.62 per share, subject to adjustment for stock splits and similar events.

In connection with the issuance of the November 2025 Senior Note, on November 19, 2025, the Company issued to Ascent Partners warrants to purchase 38,031 shares of common stock, or the November 2025 Warrant, for no additional consideration. The exercise price per share pursuant to the November 2025 Warrant is equal to 110% of the price per share in the Company’s initial public offering, subject to adjustment.

3,200,000 Shares of Common Stock

______________________

PRELIMINARY PROSPECTUS

______________________

ThinkEquity

            , 2026

Through and including            , 2026, (the 25th day after the date of this prospectus), all dealers effecting transactions in the shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$4,861
FINRA filing fee	$6,537
Nasdaq Capital Market initial listing fee	270,000
Transfer agent fees and expenses	5,000
Accounting fees and expenses	150,000
Legal fees and expenses	1,600,000
Printing expenses	40,000
Miscellaneous	23,602
Total	2,100,000

Item 14. Indemnification of Directors and Officers

Section 102 of the DGCL permits a corporation to eliminate or limit the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, in the case of a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, obtained an improper personal benefit, or, in the case of an officer, in any action by or in the right of the corporation. Our certificate of incorporation provides that no director or officer of the Company shall have any personal liability to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of this offering, our certificate of incorporation and bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as Indemnitees), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation and bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers, and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us since our inception through the date of the prospectus that forms a part of this registration statement.

Issuances of Common Stock

From November 2021 to February 2022, we sold an aggregate of 1,000,000 shares of our common stock to our founders at a price of $0.28 per share, for aggregate consideration of $0.3 million.

Issuances of Preferred Stock

In November 2021, we issued 8,000,000 shares of our Series A preferred stock to InveniAI LLC as partial consideration for the initial contribution of assets to us upon our formation.

From April 2022 through June 2022, we issued an aggregate of 963,540 shares of our Series A-1 preferred stock to accredited investors at a purchase price of $4.80 per share, for aggregate consideration of $4.6 million.

In February 2023, we issued an aggregate of 129,167 shares of our Series A-1 preferred stock to accredited investors at a purchase price of $4.80 per share, for aggregate consideration of $0.6 million.

Issuances Pursuant to our Equity Plans

From November 2021 through the date of this registration statement, we granted options under our 2021 Plan to purchase an aggregate of 2,797,350 shares of common stock, at a weighted-average exercise price of $2.36 per share, to our employees, directors and consultants. Of these, 395,875 shares have been issued upon the exercise of options for aggregate consideration of $118,845 and options for the purchase of 253,850 shares of common stock have been forfeited, expired or canceled.

Issuances of Convertible Notes

On September 20, 2023, the Company entered into a promissory note, or, as amended, the Secured Nandabalan Note, with The Nandabalan Trust 2020, dated July 24, 2020, the CEO’s trust, or the Nandabalan 2020 Trust, for a principal amount of $0.3 million. On January 31, 2025, the Company entered into a convertible promissory note with the Nandabalan Trust 2020 for a principal sum of $0.15 million, or the January 2025 Convertible Note. On November 1, 2025, the Company entered into a Consolidated Convertible Promissory Note, or the Consolidated Note, with the Nandabalan 2020 Trust, as holder, in the principal amount of approximately $0.6 million. The Consolidated Note amended, restated, and replaced (i) the Secured Nandabalan Note and (ii) the January 2025 Convertible Note. The Consolidated Note bears interest at 7.5% per annum, matures on December 31, 2026, and contains a mandatory conversion feature into shares of capital stock upon the occurrence of the Company receiving aggregate cash proceeds of at least $10.0 million in a financing event to third parties. The Consolidated Note is unsecured, and all liens granted under the prior notes were released in connection with the entry into the Consolidated Note.

On May 28, 2024, the Company entered into a secured promissory note with the Nandabalan 2020 Trust for a principal amount of $0.35 million, which was amended on September 29, 2025, or, as amended, the 2024 Trust Note. The 2024 Trust Note accrues interest at a rate of 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the 2024 Trust Note, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5% per annum. The 2024 Trust Note matures on May 27, 2026.

On October 23, 2024, and October 29, 2024, respectively, the Company entered into two secured promissory notes with the CEO for a principal amount of approximately $0.195 million, or, as amended, the October 2024 Secured Notes. The October 2024 Secured Notes accrue interest at a rate that is 9.5% per annum, calculated based on a 365/366-day year, as applicable, and actual days elapsed. Additionally, pursuant to the terms of the October 2024 Secured Notes, if any amount payable is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount will bear interest at 14.5%. On October 17, 2025, the October 2024 Secured Notes were amended such that the respective principal amount and all accrued and unpaid interest thereunder shall be due and payable on April 22, 2026 for the October 2024 Secured Note with a principal amount of $0.165 million and April 28, 2026 for the October 2024 Secured Note with a principal amount of $0.03 million.

On March 31, 2025, the Company issued two convertible promissory notes to certain accredited investors for a total principal amount of $0.3 million, which were amended on October 27, 2025, and October 29, 2025, or, as amended, the March 2025 Notes. The March 2025 Notes bear interest at 18% per annum and mature on December 31, 2025, unless earlier converted or extended by the holder. At the option of the holders, the March 2025 Notes are convertible into the same class of equity securities issued in the Company’s next qualified equity financing where the Company raises at least $10.0 million at a 30% discount to the price paid by new investors. If a non-qualified financing occurs, the holder may elect to treat it as a qualified financing for conversion purposes.

On July 2, 2025, the Company issued to Ascent Partners Fund LLC, or Ascent Partners, a Senior Secured Convertible Promissory Note, which was amended on December 31, 2025, or, as amended, the July 2025 Senior Note, with an aggregate principal amount of $1.1 million for gross cash proceeds of $0.95 million. The difference between the face value and the cash proceeds represents an original issue discount of $0.12 million. The July 2025 Senior Note bears interest at a rate of 9% per annum and matures on the date that is twenty months following the consummation of the Company’s initial public offering. Upon the consummation of the initial public offering, 70% of the outstanding principal amount of the July 2025 Senior Note, together with 70% of the accrued and unpaid interest thereon, will automatically convert into shares of the Company’s common stock at a conversion price equal to 70% of the initial public offering price, with the remaining 30% of the principal amount and accrued interest payable at maturity. The July 2025 Senior Note is also convertible into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company in a direct listing, reverse takeover or business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.60 per share, in each case subject to adjustment for stock splits and similar events. The July 2025 Senior Note includes customary covenants and events-of-default provisions and is secured by substantially all of the Company’s assets. As of September 30, 2025, the Company owed approximately $1.2 million, inclusive of principal and accrued interest, on the July 2025 Senior Note.

On November 19, 2025, the Company issued to Ascent Partners a Senior Secured Convertible Promissory Note, which was amended on December 31, 2025, or, as amended, the November 2025 Senior Note, with an aggregate principal amount of approximately $0.37 million for gross cash proceeds of $0.3 million. The difference between the face value and cash proceeds represents an original issue discount of approximately $0.07 million. Upon the consummation of the Company’s initial public offering, the outstanding principal amount of the November 2025 Senior Note, together with all accrued and unpaid interest, is required to be repaid in full in cash and will not convert into equity in connection with such initial public offering. The November 2025 Senior Note bears interest at 12% per annum, matures on the earlier of (i) August 19, 2026 or (ii) the closing date of the Company’s initial public offering, and is also convertible at the holder’s option into shares of the Company’s common stock at a conversion price equal to 70% of the price per share paid by investors in the Company’s initial public offering or 70% of the price per share implied by the valuation of the Company at the closing of a direct listing of the Company’s securities on a trading market, a reverse takeover or a business combination with a special purpose acquisition company or, if no such transaction has occurred, $9.62 per share, subject to adjustment for stock splits and similar events.

Issuances of Warrants

In connection with the issuance of the July 2025 Senior Note, on July 2, 2025, the Company issued to Ascent Partners warrants to purchase 111,585 shares of common stock at an exercise price of $9.62 per share, for no additional consideration.

On October 31, 2025, the Company issued to a certain consultant a warrant to purchase 12,500 shares of common stock at an exercise price per share of $9.62.

In connection with the issuance of the November 2025 Senior Note, on November 19, 2025, the Company issued to Ascent Partners warrants to purchase 38,031 shares of common stock, or the November 2025 Warrant, for no additional consideration. The exercise price per share pursuant to the November 2025 Warrant is equal to 110% of the price per share in the Company’s initial public offering or $12.10, assuming an initial public offering price of $11.00 the mid-point of the price range set forth on the cover page of this prospectus, subject to adjustment.

Issuances of Simple Agreements for Future Equity

On March 22, 2023, the Company issued two Simple Agreements for Future Equity, or the CEO SAFEs, to the CEO and an affiliate of the CEO for a total of $0.7 million and $0.5 million, respectively. The CEO SAFEs each include a payment of $0.5 million to the Company, for total cash proceeds of $1.0 million. The consideration for the CEO SAFE issued to the CEO also included a cancellation of principal and interest accrued under the line of credit provided by the CEO to the Company of $0.2 million. Upon the earlier of an IPO or a transaction or series of transactions in connection with raising capital, the CEO SAFEs shall convert either into shares of common stock in the event of an IPO or contingently redeemable convertible preferred stock or common stock in the event of another capital raising transaction or series of transactions.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation of the Registrant (currently in effect).
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (currently in effect).
3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering).
3.4**	Bylaws of the Registrant (currently in effect).
3.5	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering).
4.1**	Grid Note, by and between the Registrant and InveniAI LLC, dated November 24, 2021.
4.2**	Amendment 1 to Grid Note, by and between the Registrant and InveniAI LLC, dated April 14, 2023.
4.3**	Amendment 2 to Grid Note, by and between the Registrant and InveniAI LLC, dated October 12, 2023.
4.4**	Amendment 3 to Grid Note, by and between the Registrant and InveniAI LLC, dated October 20, 2023.
4.5**	Amendment 4 to Grid Note, by and between the Registrant and InveniAI LLC, dated January 8, 2024.
4.6**	Amendment 5 to Grid Note, by and between the Registrant and InveniAI LLC, dated July 1, 2024.
4.7**	Amendment 6 to Grid Note, by and between the Registrant and InveniAI LLC, dated July 30, 2024.
4.8**	Amendment 7 to Grid Note, by and between the Registrant and InveniAI LLC, dated November 1, 2025.
4.9**	Amended and Restated Investors’ Rights Agreement, by and between the Registrant and certain of its stockholders, dated April 7, 2022.
4.10	Form of Representative’s Warrant.
4.11**	Promissory Note, by and between the Registrant and The Nandabalan 2020 Trust, dated May 28, 2024.
4.12**	First Amendment to Promissory Note, by and between the Registrant and The Nandabalan 2020 Trust, dated September 29, 2025.
4.13**	Promissory Note, by and between the Registrant and Krishnan Nandabalan, dated October 23, 2024.
4.14**	First Amendment to Promissory Note, by and between the Registrant and Krishnan Nandabalan, dated October 17, 2025.
4.15**	Promissory Note, by and between the Registrant and Krishnan Nandabalan, dated October 29, 2024.
4.16**	First Amendment to Promissory Note, by and between the Registrant and Krishnan Nandabalan, dated October 17, 2025.
4.17**	Promissory Note, by and between the Registrant and The Nandabalan 2020 Trust, dated January 31, 2025.
4.18**	Promissory Note, by and between the Registrant and Ascent Partners, dated July 2, 2025.
4.19**	Warrant, by and between the Registrant and Ascent Partners, dated July 2, 2025.
4.20	Amendment to July 2, 2025 Promissory Note, by and between the Registrant and Ascent Partners, dated December 31, 2025.
4.21**	Registration Rights Agreement, by and between the Registrant and Ascent Partners, dated July 2, 2025.
4.22**	Warrant, by and between the Registrant and Kenneth Orr, dated October 31, 2025.
4.23**	Consolidated Convertible Promissory Note, by and between the Registrant and The Nandabalan 2020 Trust, dated November 1, 2025.
4.24**	Promissory Note, by and between the Registrant and Ascent Partners, dated November 19, 2025.
4.25	Amendment to November 19, 2025 Promissory Note, by and between the Registrant and Ascent Partners, dated December 31, 2025.
4.26**	Warrant, by and between the Registrant and Ascent Partners, dated November 19, 2025.
4.27**	Registration Rights Agreement, by and between the Registrant and Ascent Partners, dated November 19, 2025.
4.28**	Simple Agreement for Future Equity, by and between the Registrant and Krishnan Nandabalan, dated March 22, 2023.
4.29**	Simple Agreement for Future Equity, by and between the Registrant and the Sunanda Family Trust, dated March 22, 2023.
4.30**	Secured Promissory Note, by and between the Registrant and The Nandabalan Trust 2020, dated September 20, 2023.

Exhibit No.	Description
4.31**	First Amendment to Secured Promissory Note, by and between the Registrant and The Nandabalan 2020 Trust, dated, September 19, 2024.
4.32**	Second Amendment to Secured Promissory Note, by and between the Registrant and The Nandabalan 2020 Trust, dated October 28, 2025.
5.1	Opinion of McDermott Will & Schulte LLP.
10.1+**	2021 Equity Incentive Plan and Forms of Incentive Stock Option Agreement and Non-Statutory Stock Option Agreement.
10.2+	2025 Equity Incentive Plan and Forms of Stock Option Grant Notice, Stock Option Agreement, Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement.
10.3#^**	Asset Contribution Agreement, between InveniAI LLC and the Registrant, dated November 24, 2021.
10.4**	Amendment to Asset Contribution Agreement, between InveniAI LLC and the Registrant, dated December 31, 2024.
10.5^**	Shared Services Agreement, between InveniAI LLC and the Registrant, dated November 24, 2021.
10.6^**	Amendment No. 1 to Shared Services Agreement, between InveniAI LLC and the Registrant, dated January 1, 2023.
10.7^**	Amendment No. 2 to Shared Services Agreement, between InveniAI LLC and the Registrant, dated January 1, 2024.
10.8^	Amendment No. 3 to Shared Services Agreement, between InveniAI LLC and the Registrant, dated December 29, 2025.
10.9+	Form of Indemnification Agreement with Executive Officers and Directors.
10.10#^**	License Agreement, by and between InveniAI LLC and Daiichi Sankyo Company, Limited, dated September 1, 2021.
10.11^**	License Agreement, by and between the Registrant and InveniAI LLC, dated October 1, 2023.
10.12^**	Amendment to License Agreement, by and between the Registrant and InveniAI LLC, dated January 1, 2024.
10.13^**	Amendment to License Agreement, by and between the Registrant and InveniAI LLC, dated September 1, 2025.
10.14#^**	Non-Compete Agreement, by and among the Registrant Dr. Krishnan Nandabalan, InveniAI LLC, BioXcel Therapeutics Inc, and other parties thereto, dated September 19, 2023.
10.15#	Form of Employment Agreement, by and between the Registrant and Krishnan Nandabalan, Ph.D.
10.16#	Employment Agreement, by and between the Registrant and Michael J. Aiello.
10.17#	Employment Agreement, by and between the Registrant and Aman Kant.
10.18**	Amendment to License Agreement, by and between InveniAI LLC and Daiichi Sankyo Company, Limited, dated February 19, 2024.
10.19+	2025 Employee Stock Purchase Plan.
10.20**	Securities Purchase Agreement, by and between the Registrant and Ascent Partners, dated July 2, 2025.
10.21**	Securities Purchase Agreement, by and between the Registrant and Ascent Partners, dated November 19, 2025.
10.22**	Contribution Agreement, by and between the Registrant and InveniAI, dated March 31, 2025.
23.1	Consent of CBIZ CPAs P.C. independent registered accounting firm.
23.2	Consent of McDermott Will & Schulte LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
107**	Filing fee table.

____________

**      Previously filed.

+        Indicates management contract or compensatory plan.

#        Portions of this exhibit (indicated by ***) have been omitted because the registrant has determined that the information is both not material and is the type that the Registrant treats as private or confidential.

^        Pursuant to Item 601(a)(5) of Regulation S-K promulgated by the SEC, certain exhibits and schedules to this agreement have been omitted. The Company hereby agrees to furnish supplementally to the SEC, upon its request, any or all of such omitted exhibits or schedules.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Invea Therapeutics, Inc. pursuant to the foregoing provisions, or otherwise, Invea Therapeutics, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Invea Therapeutics, Inc. of expenses incurred or paid by a director, officer or controlling person of Invea Therapeutics, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Invea Therapeutics, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby further undertakes that:

(1)    For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Invea Therapeutics, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Guilford, State of Connecticut, on the 6th day of January, 2026.

INVEA THERAPEUTICS, INC.
By:	/s/ Krishnan Nandabalan
Krishnan Nandabalan, Ph.D.
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Krishnan Nandabalan	Chief Executive Officer and Chairman	January 6, 2026
Krishnan Nandabalan, Ph.D.	(Principal Executive Officer)
/s/ Michael J. Aiello	Executive Vice President and Chief Financial Officer	January 6, 2026
Michael J. Aiello	(Principal Financial Officer and Principal Accounting Officer)
*	Director	January 6, 2026
Kerrie Brady, B.Pharm, M.S., M.B.A.
*	Director	January 6, 2026
Stephen K. Doberstein, Ph.D.
*	Director	January 6, 2026
Demetrios Kydonieus
*	Director	January 6, 2026
Jonathan Zalevsky, Ph.D.
/s/ Barbara Ryan	Director	January 6, 2026
Barbara Ryan
By:	/s/ Krishnan Nandabalan
	Name:	Krishnan Nandabalan, Ph.D.
	Title:	Attorney-in-Fact